Amended and Restated
Offer to Purchase for Cash
by
57TH STREET GENERAL ACQUISITION CORP.
of
Up to 500,000 Shares of issued and outstanding Common Stock
at a Stock Purchase Price of $9.98 Per Share
In Connection with its Consummation of a Proposed Business Transaction

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2011 UNLESS THE OFFER IS EXTENDED.

If you support our proposed Merger with Crumbs, do not tender your Common Shares in this Offer.

57th Street General Acquisition Corp. (“57th Street”, the “Company”, “we,” “us” or “our”) hereby offers to purchase up to 500,000 shares of its issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Shares”), at a purchase price of $9.98 per share, net to the seller in cash, without interest (the “Stock Purchase Price” or “Purchase Price”), for a total purchase price of up to $4,990,000, upon the terms and subject to certain conditions described in this Amended and Restated Offer to Purchase (the “Offer to Purchase”) and in the Letter of Transmittal (which together, with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”).

If more than 500,000 Common Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 500,000 shares are properly tendered in this Offer. If we terminate the Offer, we will NOT: (i) purchase any Common Shares pursuant to this Offer or (ii) consummate the Merger in accordance with the terms of the Business Combination Agreement described in this Offer to Purchase.

The Stock Purchase Price of $9.98 is equal to the per share amount of the Common Shares sold in our initial public offering. See “The Offer — Number of Shares; Purchase Price; No Proration.”

This Offer is being made pursuant to the terms of a Business Combination Agreement dated as of January 9, 2011 and amended on February 18, 2011 and March 17, 2011 (as amended, from time-to-time, the “Business Combination Agreement”), by and among 57th Street, 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of 57th Street (“Merger Sub”), Crumbs Holdings, LLC, a Delaware limited liability company (“Crumbs”), the members of Crumbs (the “Members”) and the representatives of the Members and Crumbs pursuant to which, subject to the terms and conditions contained therein, Merger Sub will be merged with and into Crumbs with Crumbs surviving the merger as a non-wholly owned subsidiary of 57th Street (the “Merger”).

Pursuant to its certificate of incorporation, as amended, and the Delaware General Corporation Law, 57th Street may consummate a merger without stockholder approval by providing all holders of its Common Shares with the opportunity to redeem their Common Shares through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Offer is being made in part to provide 57th Street stockholders with such opportunity to redeem their Common Shares and to allow the Merger to be completed without a stockholder vote. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

THE OFFER IS CONDITIONED ON SATISFACTION OF THE MERGER CONDITION (AS FURTHER DESCRIBED IN THE OFFER TO PURCHASE) AND NO MORE THAN 500,000 COMMON SHARES

BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Common Shares validly tendered and not properly withdrawn, will be purchased pursuant to the Offer. Common Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Shares.”

We will fund the purchase of Common Shares in the Offer with our cash available to us from the Trust Account (as defined in the Offer to Purchase) upon consummation of the Merger. However, only $4,990,000 of the approximately $54.5 million of cash in our Trust Account will be available for us to purchase your Common Shares because we require an aggregate of $49.9 million to successfully consummate the Merger and pay for our related costs, fees and expenses. In order to satisfy the Merger Condition, the terms and conditions of the Business Combination Agreement require: (i) $27.0 million in cash consideration to be paid to the Members of Crumbs, (ii) $15.0 million of cash to be reserved for the post-business combination company’s working capital purposes and (iii) $3.7 million of cash to be reserved for the purchase of the Insider Warrants (as defined herein) following the Offer. In addition, we have also reserved from the proceeds in the Trust Account an aggregate of $4.2 million in cash for payment of deferred fees from our IPO, advisory, finder and other fees and expenses incurred in connection with this Offer. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Common Shares being tendered. The Offer is, however, subject to certain other conditions, including that no more than 500,000 Common Shares may be validly tendered and not properly withdrawn and the satisfaction of the Merger Condition. See “The Offer — Purchase of Shares and Payment of Purchase Price” and “— Conditions of the Offer.

The Common Shares are quoted and traded on the OTC Bulletin Board under the symbol “SQTC.” On March 16, 2011, the last reported sale price of the Common Shares was $9.98 per share. Securityholders are urged to obtain current market quotations for the Common Shares before deciding whether to tender their Common Shares pursuant to the Offer. See “Price Range of Securities.”

We also have outstanding units comprised of one Common Share and one warrant to acquire one Common Share (a “Warrant”). The Warrants and units also are quoted and traded on the OTC Bulletin Board under the symbols “SQTCW” and “SQTCU”, respectively. This Offer is only open for our Common Shares, but not as part of our units. You may tender Common Shares that are included in units, but to do so you must separate such Common Shares from the Warrants prior to tendering such Common Shares. See “The Offer — Procedures for Tendering Common Shares.”

Our board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of the Merger and approved the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, and (iii) determined that the Merger is in the best interests of the stockholders of 57th Street and if consummated would constitute our initial business transaction pursuant to our Certificate of Incorporation. If you tender your Common Shares in the Offer, you will not be participating in the Merger and therefore, our board of directors unanimously recommends that you do not accept the Offer with respect to your Common Shares. The members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of 57th Street securityholders. See “The Transaction — Certain Benefits of 57th Street’s Directors and Officers and others in the Transaction.” You must make your own decision as to whether to tender your Common Shares and, if so, how many Common Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Common Shares with your broker, if any, or other financial advisor. See “Risk Factors” for a discussion of risks that you should consider before participating in this Offer and the Merger.

Each of 57th Street GAC Holdings LLC, a limited liability company wholly owned by our officers, directors and advisors and our “Sponsor,” and each of our officers, directors and advisors, has agreed not to tender any Common Shares pursuant to the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Certain Relationships and Related Transactions — 57th Street.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Common Shares or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to the Information Agent for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from Morrow & Co., LLC, as information agent (the “Information Agent”) for the Offer at the telephone numbers and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

March 18, 2011

IMPORTANT

If you desire to tender all or any portion of your Common Shares, you must do one of the following before the Offer expires:

•	if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Common Shares for you;

•	if you hold certificates for Common Shares registered in your own name, you must complete and sign the enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Common Shares and any other documents required by the Letter of Transmittal, to the Depositary;

•	if you are an institution participating in The Depository Trust Company, you must tender your Common Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Common Shares” of this Offer to Purchase; or

•	if you are the holder of units comprised of a Warrant and a Common Share and wish to tender Common Shares included in such units, you must separate the Common Shares from the units prior to tendering such Common Shares pursuant to the Offer. You must instruct your broker to do so, or if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so. If you fail to cause your Common Shares to be separated in a timely manner before the Offer expires, you may not be able to validly tender your Common Shares prior to the expiration of this Offer.

To validly tender Common Shares pursuant to the Offer, other than Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the applicable Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered Common Shares from stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulation to make the Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Common Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

Questions and requests for assistance should be directed to Morrow & Co., LLC, the information agent for the Offer at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other materials related to the Offer may also be obtained for free from Morrow & Co., LLC. Copies of this Offer to Purchase, the Letter of Transmittal, and any other material related to the Offer may also be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue, 3rd Floor,
Stamford, CT 06902
Telephone: (800) 607-0088
Banks and brokerage firms: (203) 658-9400

Table of Contents

Page

Summary Term Sheet And Questions And Answers	1
Forward-Looking Statements	14
Risks Factors	16
Information About The Companies	33
Selected Historical Financial Information	34
Selected Unaudited Condensed Consolidated Pro Forma Financial Information	36
Comparative Share Information	37
The Transaction	39
The Business Combination Agreement	48
Related Agreements	63
The Offer	70
Description Of Securities	85
Material Differences in the Rights of 57th Street stockholders following the Transaction	92
Price Range Of Securities And Dividends	94
Business Of 57th Street	96
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations Of 57th Street	100
Management Of 57th Street	104
Business Of Crumbs	110
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations Of Crumbs	118
Management Of Crumbs	125
Unaudited Pro Forma Consolidated Financial Statements	129
Management Of 57th Street Following The Transaction	136
Beneficial Ownership Of 57th Street Securities	139
Certain Relationships and Related Transactions	145
Appraisal Rights	149
Where You Can Find More Information	149
Index to Financial Statements	F-1
Annex I — Business Combination Agreement, dated as of January 9, 2011 by and among 57th Street General Acquisition Corp., 57th Street Merger Sub LLC, Crumbs Holdings LLC, the Members Of Crumbs Holdings LLC, and the Representatives Of Crumbs Holdings LLC and its Members; and

Amendment to Business Combination Agreement, dated as of February 18, 2011 by and among 57th Street General Acquisition Corp., 57th Street Merger Sub LLC, Crumbs Holdings LLC, the Members Of Crumbs Holdings LLC, and the Representatives Of Crumbs Holdings LLC and its Members; and

Amendment No. 2 to Business Combination Agreement, dated as of March 17, 2011 by and among 57th Street General Acquisition Corp., 57th Street Merger Sub LLC, Crumbs Holdings LLC, the Members Of Crumbs Holdings LLC, and the Representatives Of Crumbs Holdings LLC and its Members.

i

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding this Offer to Purchase (as defined below) Common Shares (each as defined below) and the Merger (as defined below). To understand the Offer to Purchase and the Merger fully and for a more complete description of the terms of the Offer to Purchase (as defined below) and the Merger, you should carefully read the entire Offer to Purchase, including any Annexes, and the Amended and Restated Letter of Transmittal (“Letter of Transmittal”) that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Common Shares Subject of this Offer	Up to 500,000 shares of common stock, par value $0.0001 per share, of 57th Street General Acquisition Corp. (the “Common Shares”). If more than 500,000 Common Shares are validly tendered and not properly withdrawn, 57th Street will not purchase the Common Shares tendered on a pro rata basis and, unless we extend the Offer, all Common Shares will be promptly returned.
Price Offered Per Common Share	$9.98 net to the seller in cash, without interest thereon (the “Stock Purchase Price”).
Scheduled Expiration of Offer	5:00 p.m., New York City time, on Friday, April 1, 2011, unless the offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).
Party Making the Offer	57th Street General Acquisition Corp., a Delaware corporation.

For further information regarding the Offer, see “The Offer” beginning on page 66.

General

Who is offering to purchase the Common Shares?

57th Street General Acquisition Corp. (“57th Street”, the “Company”, “we,” “us” or “our”) is offering to purchase the Common Shares.

What Common Shares are sought?

We are offering to purchase (the “Offer” or the “Offer to Purchase”) up to 500,000 of the outstanding Common Shares.

If more than 500,000 Common Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. Accordingly, we will not offer proration in the Offer. If we terminate the Offer, we will NOT: (i) purchase any Common Shares pursuant to this Offer and promptly return all Common Shares delivered pursuant to this Offer or (ii) consummate the Merger in accordance with the terms of the Business Combination Agreement.

How is the Offer different from typical tender offers?

Typically an issuer or a third party commencing a tender offer wants to purchase the entire amount of the securities they are offering to purchase. In this case, 57th Street does not want stockholders of 57th Street to tender Common Shares, and 57th Street’s board of directors recommends that existing stockholders not tender their Common Shares after they review this Offer. In fact, unlike most tender offers where an offeror’s purchase of securities enables them to consummate a business transaction, here, your decision to tender your Common Shares will inhibit our ability to consummate the Merger with Crumbs. In essence, this Offer functions as a “reverse” tender offer in which a shareholder can exercise their redemption rights for Common Shares of 57th Street and we will only be able to consummate the Merger with Crumbs if less than 500,000

Common Shares are tendered in this Offer. Accordingly, your decision to tender your Common Shares in this Offer makes it less likely that we will be able to consummate the Merger with Crumbs.

In addition, unlike a typical tender offer, there will be no proration in the event more than 500,000 Common Shares are properly tendered in this Offer. The Offer contains a Maximum Tender Condition that no more than 500,000 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date. If more than 500,000 Common Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. Stockholders have the right, pursuant to our certificate of incorporation, as amended (“Certificate of Incorporation”) to a pro rata portion of our Trust Account, absent a business combination, only in the event of our liquidation. Consequently, if we terminate the Offer, we will NOT: (i) purchase any Common Shares pursuant to this Offer and promptly return all Common Shares delivered pursuant to this Offer or (ii) consummate the Merger in accordance with the terms of the Business Combination Agreement.

What is the background of 57th Street?

57th Street is a blank check company formed on October 29, 2009 for the purpose of acquiring an operating business or assets, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction. 57th Street consummated its initial public offer (its “IPO”) of 5,456,300 units, each unit consisting of one Common Share and one Warrant to purchase one Common Share (a “Warrant”) on May 28, 2010. The net proceeds of the IPO, together with $1,850,000 from 57th Street’s sale of 3,700,000 warrants (the “Insider Warrants”) to 57th Street GAC Holdings LLC, a limited liability company wholly owned by its officers, directors and advisors, (our “Sponsor”) and the underwriters of the IPO plus $600,193 in deferred underwriting commissions and discounts, for an aggregate of $54,476,303, were deposited in trust (the “Trust Account”) pending completion by 57th Street of an initial business transaction. If 57th Street does not consummate its initial business transaction by August 19, 2011, it must liquidate the Trust Account to the holders of the Common Shares issued in its IPO (our “public stockholders”) and dissolve. See “Information About the Companies” and “Business of 57th Street.”

Why is the Offer for 500,000 Common Shares?

Pursuant to its Certificate of Incorporation, and the Delaware General Corporation Law, 57th Street may consummate a business transaction without stockholder approval by providing all holders of its Common Shares with the opportunity to redeem their Common Shares through a tender offer pursuant to the tender offer rules promulgated under the Exchange Act. This Offer is being made in part to provide 57th Street stockholders with such opportunity to redeem their Common Shares and to allow the Merger to be completed without a stockholder vote. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” As contemplated in 57th Street’s IPO prospectus, a portion of the funds in the Trust Account will be used to pay the cash portion of the consideration in the Merger. In order to satisfy the Merger Condition, the terms and conditions of the Business Combination Agreement require: (i) $27.0 million in cash consideration to be paid to the Members of Crumbs, (ii) $15.0 million of cash to be reserved for the post business combination company’s working capital purposes and (iii) $3.7 million of cash to be reserved for the purchase of the Insider Warrants following the Offer. In addition, we have also reserved from the proceeds in the Trust Account an aggregate of $4.2 million in cash for payment of deferred fees from our IPO, advisory, finder and other fees and expenses incurred in connection with this Offer. Accordingly, only $4,990,000 will be available to us to purchase 500,000 Common Shares. See “The Offer — Source and Amount of Funds.”

Is there a business combination agreement related to the Offer?

Yes. On January 9, 2011, 57th Street entered into a Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”) with 57th Street Merger Sub LLC, a subsidiary of 57th Street (“Merger Sub”), Crumbs Holdings LLC (“Crumbs”), the members of Crumbs (“Members”) and the representatives of the Members and Crumbs, which was subsequently amended on February 18, 2011, and on March 17, 2011, pursuant to which Merger Sub would merge with and into Crumbs, with Crumbs surviving as a non-wholly-owned subsidiary of 57th Street (the “Merger”). Pursuant to its Certificate of Incorporation and Delaware General Corporation Law (“DGCL”), 57th Street is permitted to consummate the Merger without stockholder approval by providing all holders of its Common Shares with the opportunity to redeem their Common Shares through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Business Combination Agreement.”

Who are Crumbs and its Members?

Crumbs is a Delaware limited liability company and the holding company that owns and operates businesses operating under the trade name “Crumbs Bake Shops”. As of January 10, 2011, Crumbs operated 34 company stores in six states and Washington, DC, including 14 locations in New York City. The company also has an expanding e-commerce division at http://www.crumbs.com that ships cupcakes nationwide. See “Business Of Crumbs” and “Management of Crumbs” for more information about Crumbs and its business.

Crumbs is a privately held company owned by its Members: Jason and Mia Bauer (its founding Members) Victor Bauer, EHL Holdings LLC, a limited liability company owned by Edwin A. Lewis, and John Ireland.

What is the Structure of the Merger and the Merger Consideration?

Upon completion of the Merger, subject to the terms of the Business Combination Agreement, the outstanding securities of Crumbs and Merger Sub will be converted as follows:

•	At the closing of the Merger (the “Closing”), the Members will be collectively entitled to receive the following as consideration in exchange for their Old Crumbs Units (as defined in the Business Combination Agreement):

•	$27,000,000 in cash (the “Cash Consideration”);

•	3,900,000 newly issued Class B units of Crumbs (the “New Crumbs Class B Exchangeable Units”), which shall be exchangeable for 3,900,000 Common Shares (subject to certain adjustments related to organic dilution) at the request from time to time of any holder of any such New Crumbs Class B Exchangeable Units pursuant to the terms of an Exchange and Support Agreement between the Members, Crumbs and 57th Street. See “Related Agreements — The Third Amended and Restated LLC Agreement” and “Description of Securities — New Crumbs Class B Exchangeable Units” for a summary of the terms of the New Crumbs Class B Exchangeable Units and “Related Agreements — The Exchange and Support Agreement” for more information about the Exchange and Support Agreement; and

•	390,000 shares of Series A voting preferred stock of 57th Street, par value $0.0001 per share (such series, the “57th Street Series A Voting Preferred Stock”), which shall among other things entitle the holders of such shares of 57th Street Series A Voting Preferred Stock the right to initially vote 10 votes per share subject to certain adjustments related to organic dilution) in all matters for which the Common Shares are entitled to vote and provide the holders of such 57th Street Series A Voting Preferred Stock, voting as a class, the right to appoint a majority of our board of directors during the “Earn-out Period” as further described below. Shares of 57th Street Series A Voting Preferred Stock will be proportionately redeemed upon exchange of shares of New Crumbs Class B Exchangeable Units (e.g. the number of shares of 57th Street Series A Voting Preferred Stock redeemed shall, subject to equitable adjustment, equal the number of New Crumbs Class B Exchangeable Units exchanged divided by 10). See “Description of Securities” for more information about the terms of the 57th Street Series A Voting Preferred Stock.

The 3,900,000 New Crumbs Class B Exchangeable Units and 390,000 shares of 57th Street Series A Voting Preferred Stock (together referred to herein as the “Equity Consideration”) combined will, subject to certain preferential rights, approximate the voting, economic and other rights the Members would have, were they to hold 3,900,000 Common Shares, representing approximately 39.15% of the outstanding Common Shares of 57th Street after giving effect to the Merger and the issuance of the Equity Consideration and assuming no Contingency Consideration (as defined below) is issued, no Common Shares are tendered in the Offer, no Warrants are exercised and no securities are issued pursuant to the Incentive Plan (as defined in the Business Combination Agreement). See “The

Business Combination Agreement — Merger Consideration to be Delivered” for a further description of the Equity Consideration.

The Cash Consideration payable at Closing shall be subject to adjustment based upon the actual adjusted net working capital of Crumbs as of the Closing in relation to the normalized level of net working capital of Crumbs taking into account the historical operation of the business in the ordinary course. An adjustment to the Cash Consideration will not cause a change to the amount of the Equity Consideration.

•	The Members will be also entitled to receive the following additional consideration in exchange for their Old Crumbs Units in the event the Common Shares achieve trading prices of $15, $17.50 and/or $20 per share and/or 57th Street achieves EBITDA of $17,500,000, $25,000,000, and/or $30,000,000 at particular points during the period beginning after the Closing and ending on December 31, 2015 (such period referred to as the “Earnout Period”) or upon the occurrence of certain acceleration events:

•	Up to 4,400,000 additional New Crumbs Class B Exchangeable Units; and

•	Up to 440,000 additional shares of 57th Street Series A Voting Preferred Stock.

The additional 4,400,000 New Crumbs Class B Exchangeable Units and 440,000 shares of 57th Street Series A Voting Preferred Stock (together referred to herein as the “Contingency Consideration”) combined will, subject to certain preferential rights, approximate the voting, economic and other rights the Members would have, were they to hold 4,400,000 Common Shares, which when aggregated with the Equity Consideration, would represent approximately 57.79% of the outstanding Common Shares after giving effect to the Merger and the issuance of the Equity Consideration and Contingency Consideration and assuming no Common Shares are tendered in the Offer, no Warrants are exercised and no securities are issued pursuant to the Incentive Plan. See “The Business Combination Agreement — Merger Consideration to be Delivered” for a further description of the Contingency Consideration.

•	The issued and outstanding membership interests of Merger Sub, which are all currently held by 57th Street, will automatically be converted into a number of newly issued class A units of Crumbs (as the surviving entity of the Merger, and such units the “New Crumbs Class A Voting Units”) equal to the number of Common Shares issued and outstanding as of the Effective Time (as defined in the Business Combination Agreement) of the Merger, and 57th Street shall cease to have any other rights in and to Merger Sub (and Crumbs as the surviving entity of the Merger).

In addition, it is a condition to the Business Combination Agreement that 57th Street has reserved from the funds held in the Trust Account: (i) $15.0 million in cash (after taking into account the cash consideration to be paid to the Members of Crumbs, all amounts paid for Common Shares tendered pursuant to this Offer, all professional fees incurred, or obligated to be paid at Closing by 57th Street with respect to the IPO and by 57th Street and Crumbs with respect to the Merger and the Offer, and all other costs and expense to be paid by 57th Street at Closing pursuant to the Business Combination Agreement), which aggregate amount will become available for the post-business combination company to use for working capital purposes following the transaction and (ii) $3,700,000 of cash to be reserved for the purchase of the Insider Warrants following the Offer.

See “The Transaction,” “The Business Combination Agreement” and “Description of Securities.”

The diagram below depicts our organizational structure immediately following this Offer and the Transaction.

The voting and economic interest percentages provided below assume the following: (i) no release from escrow of the 4,400,000 New Crumbs Class B Exchangeable Units issuable as contingency consideration in connection with the Merger and held in escrow on behalf of the Members which are only issuable upon the attainment of certain stock certain financial and stock price targets that have not been met yet, (ii) no forfeiture of up to 150,000 Common Shares held by our pre-Transaction executive officers and directors as a result of us not meeting certain financial and stock price targets post-Transaction because our executive officers and directors retain their ability to vote such shares; however, such shares will remain in escrow until earned or forfeited, (iii) assumes that no stockholders tender their Common Shares for redemption and (iv) assumes no exercise of our Warrants.

Are there other agreements which will be entered into in connection with the Merger?

Yes. The Business Combination Agreement requires that the parties enter into various transaction related agreements. Such agreements include the (i) Third Amended and Restated LLC Agreement of Crumbs governing the rights of the members of Crumbs and the management of Crumbs post-Merger, (ii) lock up agreements whereby the Members agree not to transfer or dispose of their Equity Consideration pursuant to the terms therein, (iii) Exchange and Support Agreement which sets forth the conditions and procedures with respect to the Members’ right to exchange their New Crumbs Class B Exchangeable Units for Common Shares, (iv) employment agreements between 57th Street and Jason Bauer, Mia Bauer and John Ireland, (v) Registration Rights Agreement setting forth the registration rights of the Members with respect to the

Common Shares underlying the New Crumbs Class B Exchangeable Units, (vi) Tax Receivable Agreement whereby the Members will be entitled to payments of realized tax benefits over time as tax benefits are realized in the future, which could initially amount to $5,563,000 and (vii) warrant repurchase agreements with our Sponsor and the underwriters of 57th Street’s IPO for the sale of 3.7 million Insider Warrants. See “Related Agreements” for a summary of the terms of these agreements.

What is the Insider Warrant Repurchase?

The Insider Warrants, unlike the warrants sold in our IPO, are not subject to redemption and may be exercised on a cashless basis. Accordingly, the management of the post-combination entity wants to buy these warrants back from their holders. The Insider Warrants are held only by our Sponsor and the underwriters of our IPO. Accordingly, the Business Combination Agreement requires that, on or prior to the Closing Date, we enter into warrant repurchase agreements with each of the Sponsor and the underwriters of our IPO for the repurchase of (i) 2,480,000 of the Sponsor’s Insider Warrants on the 11th business day following the Closing Date, and (ii) 1,020,000 Sponsor Insider Warrants and 200,000 Insider Warrants held by the underwriters of our IPO on or about May 15, 2011, in each case for cash in an amount equal to One Dollar ($1.00) per Insider Warrant, and subject only to the condition that the Merger has been consummated and on such other terms reasonably satisfactory to us, the Members and Crumbs.

How will 57th Street fund the payment for the Merger Consideration and the related merger expenses?

Upon consummation of the Merger, the approximately $54.5 million in funds raised in our IPO which are currently held in the Trust Account for the benefit of our securityholders will be released and available to us. We intend to use a portion of such funds for the payment of the $27.0 million in Merger Consideration (as defined in the Offer) payable to the Members. An additional estimated $4.2 million of the funds released from the Trust Account will be available to us to pay to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to 57th Street and/or Crumbs in connection with the Merger and the Offer. This amount includes, in accordance with the provisions of the agreement relating to the Trust Account, payments to be made upon release of the funds from the Trust Account to the underwriters of the IPO in the amount of $600,193, representing deferred underwriting commissions and discounts deposited in trust and payable upon consummation of the Merger, together with approximately $100,000 in deferred legal expenses in connection with the IPO. It is a condition of the Merger that we also reserve $3.7 million to fund our purchase of the 3,700,000 Insider Warrants following the consummation of the Offer and the Transaction and that a sum not less than $15.0 million be available to us from the proceeds held in the Trust Account for working capital. The remaining amount of $4,990,000 will be available to us to pay holders of Common Shares who validly tender and do not properly withdraw their Common Shares in connection with the Offer. See “The Business Combination Agreement— Amendment to Business Combination Agreement” and “The Offer — Source and Amount of Funds.”

Are the Offer and the Merger conditioned on one another?

Yes. Pursuant to the Business Combination Agreement, it is a condition to the consummation of the Merger that the Offer is conducted in accordance with the terms of the Business Combination Agreement and that 57th Street shall have accepted the Common Shares validly tendered and not properly withdrawn pursuant to the Offer and no more than 500,000 of the Common Shares be validly tendered and not properly withdrawn through this Offer, and the Offer is subject to the condition that the Merger Condition (as described below) is satisfied. If the Merger Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Common Shares, at our expense, that were delivered pursuant to the Offer and we will be unable to consummate the Merger in accordance with the terms of the Business Combination Agreement described in this Offer to Purchase. See “The Business Combination Agreement.”

What are the most significant conditions to the Offer?

Our obligation to purchase Common Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•	the Merger, in our reasonable judgment, is capable of being consummated contemporaneously with this Offer, but in no event later than three business days after the expiration of this Offer. For a description of the conditions to the Merger, see “General — What are the most significant conditions to the Merger?” below. We refer to this condition, which is not waivable, as the “Merger Condition”; and

•	no more than 500,000 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date. We refer to this condition, which is not waivable, as the “Maximum Tender Condition”

In addition, the Offer is also subject to a number of other conditions, such as there not being instituted or pending, at any time after the commencement of the Offer and before the Expiration Date, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the acquisition of some or all of the Common Shares pursuant to the Offer. We refer to the conditions to the Offer, including the Merger Condition and Maximum Tender Condition, as the “offer conditions.” See “The Offer — Conditions of the Offer.”

What are the most significant conditions to the Merger?

Pursuant to the Business Combination Agreement, the consummation of the Merger is conditioned upon, among other things, (i) the Maximum Tender Condition, (ii) 57th Street causing to be released at least $15.0 million in cash from the Trust Account to Crumbs to be reserved for the post-combination company’s working capital purposes and an additional $3.7 million in cash from the Trust Account to 57th Street to be reserved for the purchase of the Insider Warrants; (iii) certain Crumbs leases have been restructured, (iv) Crumbs stores representing 75% of the revenues of Crumbs either, as it relates to their leases, do not require consent or consent has been obtained as it relates to the Merger, (v) Crumbs Inc., a Member of Crumbs, shall have changed its name, and (vi) typical transaction closing conditions (e.g. representations and warranties are true and correct, covenants and agreements have been performed, the Related Agreements shall have been executed and delivered, certificates, opinions and other instruments have been executed and delivered, antitrust and regulatory approvals have been obtained, third party consents have been obtained, no material adverse effect has occurred with respect to 57th Street or Crumbs, and no law or order is in effect prohibiting the Merger). If the cash that is available to Crumbs for working capital from the Trust Account after the consummation of the Merger is less than $15.0 million, the cash that is available to Crumbs for the purchase of the Insider Warrants from the Trust Account is less than $3.7 million, and/or any of the other conditions to the Merger are not met, Crumbs or 57th Street may choose to exercise any applicable right to terminate the Business Combination Agreement. See “Risk Factors — Risks Related to the Transaction” and “The Business Combination Agreement — Conditions to Closing the Transaction.”

Will there be a single controlling stockholder of 57th Street following the completion of the Merger?

No. However, immediately following the Merger the Members will collectively hold voting securities representing approximately 39.15% of the voting power of 57th Street assuming no Contingency Consideration is issued, no Common Shares are tendered in the Offer, no Warrants are exercised and no securities are issued pursuant to the Incentive Plan and will have the right to appoint a majority of the board of directors of 57th Street during the period in which the Contingency Consideration is earned. In addition, the Members collectively may be entitled to additional Contingency Consideration which when aggregated with the Equity Consideration will represent approximately 57.79% of the voting power of 57th Street assuming no Common Shares are tendered in the Offer, no Warrants are exercised and no securities are issued pursuant to the Incentive Plan. See “Beneficial Ownership of 57th Street Securities” for more detail on the beneficial ownership of 57th Street following the Merger.

Why are we making the Offer?

Our business objective is to consummate the Merger with Crumbs, and in order to do so, a substantial portion of the proceeds held in our Trust Account must be used to consummate the Merger. If more than 500,000 Common Shares are tendered pursuant to this Offer, we will extend or terminate the Offer. If we terminate the Offer, we will NOT: (i) purchase any Common Shares pursuant to this Offer and promptly return all Common Shares delivered pursuant to this Offer or (ii) consummate the Merger in accordance with the terms of the Business Combination Agreement. Accordingly, our board of directors recommends that you not tender Common Shares pursuant to this Offer because each Common Share tendered in this Offer reduces the amount of funds available to us to consummate the Merger. The greater the number of Common Shares tendered pursuant to this Offer, the less likely it will be that we can consummate the Merger with Crumbs. We are making the Offer in connection with the Merger because the provisions of our Certificate of Incorporation, as disclosed in the prospectus related to our IPO, and the Business Combination Agreement require us to conduct the Offer for Common Shares to provide our stockholders an opportunity to redeem their Common Shares for a pro-rata portion of our Trust Account upon our consummation of a business transaction. We also represented that in connection with this redemption opportunity, we would provide our securityholders with offering documents that contained substantially the same financial and other information about our proposed business transaction and redemption rights that would otherwise be required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies. Accordingly, we are making the Offer so that we may provide our securityholders with appropriate disclosure regarding the business and finances of 57th Street, Crumbs and the post-transaction company so that our securityholders can decide whether to hold their Common Shares, or ask that they be redeemed by us pursuant to this Offer if the offer conditions are satisfied.

Promptly following the scheduled Expiration Date, we will publicly announce whether the Merger Condition, Maximum Tender Condition and the other conditions to this Offer have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Merger, 57th Street shall purchase and pay the Purchase Price for each Common Share validly tendered and not properly withdrawn. Upon consummation of the Merger, Merger Sub shall merge with and into Crumbs, with Crumbs surviving as a non-wholly-owned subsidiary of 57th Street. The Merger would be completed without a meeting of 57th Street’s stockholders pursuant to our Certificate of Incorporation and the DGCL. See “The Transaction”.

What is the history of the Offer?

On February 22, 2011, 57th Street filed with the SEC a Schedule TO as amended by Amendment No. 1 to the Schedule TO filed on March 17, 2011, including an amended and restated Offer to Purchase and Letter of Transmittal relating to the Common Shares. 57th Street’s original Offer contemplated an offer to purchase up to 4,801,544 issued and outstanding Common Shares at a Stock Purchase Price of $9.98 and all 9,156,300 issued and outstanding Warrants, exercisable to acquire one share of common stock, at a Warrant Purchase Price of $1.00 per Warrant, subject, however, to certain conditions, namely, that the Merger, in 57th Street’s reasonable judgment was capable of being consummated contemporaneously with the Offer, no more than 4,801,544 Common Shares would be validly tendered and not properly withdrawn prior to the Expiration Date and the aggregate consideration payable as Stock Purchase Price and Warrant Purchase Price to tendering holders pursuant to the Offer did not exceed $9,156,300. The Offer was commenced and the initial Offer to Purchase and Letter of Transmittal were disseminated to holders of the Common Shares and Warrants commencing on February 22, 2011.

57th Street and Crumbs have agreed to amend the terms of the Business Combination Agreement to eliminate the contractual obligation for the inclusion of the Warrants in the Offer as a precondition to the consummation of the business combination. 57th Street has instructed the Depositary to return promptly any tendered Warrants to their holders. Notwithstanding the elimination of the Warrants from the Offer, the Business Combination Agreement requires that, on or prior to the Closing Date, we enter into warrant repurchase agreements with each of the Sponsor and the underwriters of our IPO for the repurchase of all Insider Warrants for cash in an amount equal to One Dollar ($1.00) per Insider Warrant, and subject only to the condition that the Merger has been consummated and on such other terms reasonably satisfactory to us, the Members and Crumbs. Consequently, 57th Street has amended the Offer in the following material manner:

•	to eliminate the offer to purchase 9,156,300 Warrants in the Offer;

•	to reduce the number of Common Shares the Company is offering to purchase to up 500,000 Common Shares at $9.98 per share (which change reflects the aggregate number of Common Shares the Company could purchase and still consummate the Merger),

•	to include a new condition to the Merger related to the $15,000,000 reserve for working capital purposes and the $3,700,000 reserve for the purchase of Insider Warrants, as further described in this Offer to Purchase and set forth in Amendment No. 2 to the Business Combination Agreement, and

•	to extend the Expiration Date of the Offer to April 1, 2011.

As of the date of this Offer to Purchase, an aggregate of 300,000 Common Shares and 9,000 Warrants have been tendered.

How will 57th Street fund the payment for the Common Shares?

We will use funds raised in connection with our IPO which are currently held in the Trust Account for the benefit of our securityholders and the proceeds of which will become available to us upon consummation of the Merger to purchase Common Shares tendered in the Offer. However, only $4,990,000 of the approximately $54.5 million of cash in our Trust Account will be available for us to purchase your Common Shares because we require an aggregate of $49.9 million to successfully consummate the Merger and pay for our related costs, fees and expenses. In order to satisfy the Merger Condition, the terms and conditions of the Business Combination Agreement require: (i) $27.0 million in cash consideration to be paid to the Members of Crumbs and (ii) $15.0 million of cash to be reserved for the post business combination company’s working capital purposes and (iii) $3.7 million of cash to be reserved for the purchase of the Insider Warrants. In addition, we have also reserved from the proceeds in the Trust Account an aggregate of $4.2 million in cash for payment of deferred fees from our IPO, advisory, finder and other fees and expenses incurred in connection with this Offer. See “The Offer — Source and Amount of Funds.”

How long do I have to tender my Common Shares?

You may tender your Common Shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with a condition of the Offer, 57th Street may need to extend the Offer depending on the timing and process of the SEC’s staff review of the Offer to Purchase and related materials. The Offer will expire on Friday, April 1, 2011, at 5:00 p.m., New York City time, unless we extend or terminate the Offer. See “The Offer — Number of Shares; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Shares.”

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to certain restrictions in the Business Combination Agreement. If we extend the Offer, we will delay the acceptance of any Common Shares that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to or termination of the Offer by promptly making a public announcement of the amendment or termination. See “The Offer — Extension of the Offer; Termination; Amendment.”

How do I tender my Common Shares?

If you hold your Common Shares in your own name as a holder of record and decide to tender your Common Shares, you must deliver your Common Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on Thursday, March 31, 2011, or such later time and date to which we may extend the Offer.

If you hold your Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Common Shares. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Common Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Common Shares” of this Offer to Purchase.

You may contact Morrow & Co., LLC (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

Can I tender my units?

No. If you hold units, comprised of one Common Share and a Warrant and desire to tender the Common Shares included in such units, you must separate the Common Shares and Warrants that comprise the units prior to tendering your Common Shares pursuant to the Offer. You may instruct your broker to do so, or if you hold units registered in your own name, you must contact the Depositary directly and instruct it to do so. If you fail to cause your Common Shares to be separated in a timely manner before the Offer expires you may not be able to validly tender your Common Shares prior to the expiration of this Offer. See “The Offer — Procedures for Tendering Shares.”

Can I tender my Warrants?

No. 57th Street is not offering to purchase its Warrants in the Offer. Furthermore, our Warrants are not exercisable until after the later of 30 days after the consummation of the Merger or May 19, 2011 and therefore a Warrant holder will not be able to exercise his, her or its Warrants to purchase Common Shares and then tender the Common Shares into the Offer.

Following the consummation of the Transaction, 57th Street may decide to consider whether or not it makes sense to explore the elimination of the then outstanding warrants, whether by means of a tender offer or exchange offer. 57th Street may decide to consider such action at that time, based upon a variety of factors, including, but not limited to; how many stockholders of 57th Street actually tender in this Offer, the growth plans of the combined company, capital market conditions, the price of 57th Street’s securities, and working capital needs. 57th Street is not required to consider or take any such action and may decide not to consider or to take such action.

Until what time can I withdraw previously tendered Common Shares?

You may withdraw your tendered Common Shares at any time prior 5:00 p.m., New York City time, on Friday, April 1, 2011, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time after 5:00 p.m., New York City time on Tuesday, April 19, 2011. See “The Offer — Withdrawal Rights.”

How do I properly withdraw Common Shares previously tendered?

You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares. Certain additional requirements apply if the certificates for Common Shares, to be withdrawn have been delivered to the Depositary or if your Common Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares.” See “The Offer — Withdrawal Rights.”

Has 57th Street or its board of directors adopted a position on the Offer?

Our board of directors unanimously recommends that you do not accept the Offer for your Common Shares. Our board of directors supports the Merger with Crumbs. If more than 500,000 Common Shares are tendered pursuant to this Offer, we will be unable to consummate the Merger with Crumbs. Our board of directors has declared the advisability of the Merger and approved the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement. Furthermore, our board of directors has determined that the Merger is in the best interests of the stockholders of 57th Street and if consummated would constitute our initial business transaction pursuant to our Certificate of Incorporation. If you tender your Common Shares into the Offer, you will not be participating in the Merger. The members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of 57th Street securityholders. See “The Transaction — Certain Benefits of 57th Street’s Directors and Officers and Others in the Transaction.” You must make your own decision as to whether to tender your Common Shares and, if so, how many Common Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

When and how will 57th Street pay for the Common Shares I tender that are accepted for purchase?

We will pay the Purchase Price in cash, without interest, for the Common Shares we purchase promptly after the expiration of the Offer if the offer conditions are satisfied. We will pay for the Common Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Common Shares accepted for payment. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Will I have to pay brokerage fees and commissions if I tender my Common Shares?

If you are a holder of record of your Common Shares and you tender your Common Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Common Shares in street name through a broker, bank or other nominee and your broker tenders Common Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Shares.”

What are the U.S. federal income tax consequences if I tender my Common Shares?

The receipt of cash for your tendered Common Shares will generally be treated for U.S. federal income tax purposes either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a corporate distribution. See “The Offer — U.S. Federal Income Tax Consequences.”

Will I have to pay stock transfer tax if I tender my Common Shares?

We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Common Shares, to the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer, the Letter of Transmittal and other Offer documents from the Information Agent at Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902; telephone (800) 607-0088 (banks and brokerage firms: (203) 648-9400).

How many Common Shares is 57th Street offering to purchase?

We are offering to purchase up to 500,000 of the Common Shares validly tendered in the Offer. See “The Offer — Number of Shares; Purchase Price; No Proration” and “— Purpose of the Offer; Certain Effects of the Offer” and “— Conditions of the Offer.”

The Offer is not conditioned on any minimum number of Common Shares being tendered by stockholders. However, the Offer is conditioned on no more than 500,000 Common Shares being validly tendered and not properly withdrawn. See “The Offer — Number of Shares; Purchase Price; No Proration” and “— Conditions of the Offer.”

If more than 500,000 Common Shares are validly tendered and not properly withdrawn will 57th Street purchase the Common Shares tendered on a pro rata basis?

No. There will be no proration in the event more than 500,000 Common Shares are properly tendered in this Offer. The Offer contains a Maximum Tender Condition that no more than 500,000 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date. If more than 500,000 Common Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any Common Shares pursuant to this Offer and promptly return all Common Shares delivered pursuant to this Offer or (ii) consummate the Merger in accordance with the terms of the Business Combination Agreement. See “The Offer — Number of Shares; Purchase Price; No Proration.”

What will be the purchase price for the Common Shares and what will be the form of payment?

The Stock Purchase Price for the Offer is $9.98 per share. All Common Shares we purchase will be purchased at the Stock Purchase Price. See “The Offer — Number of Shares; Purchase Price; No Proration.” If your Common Shares are purchased in the Offer, you will be paid the Stock Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in “The Offer — Number of Shares; Purchase Price; No Proration”). Our Certificate of Incorporation requires that we offer a price per Common Share equal to the amount held in the Trust Account as of the commencement of this Offer plus interest accrued in the trust until two business days prior to the consummation of the Transaction, less taxes payable, divided by 5,456,300 Common Shares sold as part of the units in our IPO. If we need to adjust the Stock Purchase Price to comply with our charter, we will amend this Offer and extend the Expiration Date for at least 10 business days. Under no circumstances will we pay interest on the Stock Purchase Price other than as required by our Certificate of Incorporation, including but not limited to, by reason of any delay in making payment. See “The Offer — Number of Shares; Purchase Price; No Proration” and “— Purchase of Shares and Payment of Purchase Price.

How will the Offer affect the number of Common Shares outstanding and the number of holders of 57th Street?

As of March 16, 2011, we had 6,062,556 outstanding Common Shares, of which 5,456,300 Common Shares were issued in the IPO and we had outstanding Warrants to acquire 9,156,300 Common Shares at an exercise price of $11.50 per share that will become exercisable on the later of 30 days after the consummation of the Merger or May 19, 2011. If the Offer is fully subscribed, we will have approximately 5,515,833 Common Shares outstanding following the purchase of Common Shares tendered pursuant to the Offer (excluding Common Shares issuable upon exercise of outstanding Warrants). In addition, upon consummation of the Merger, the Members will own 3,900,000 New Crumbs Class B Exchangeable Units and 390,000 shares of 57th Street Series A Voting Preferred Stock which combined will, subject to certain preferential rights, approximate the voting, economic and other rights the Members would have, were they to hold 3,900,000 Common Shares. In the event that no Common Shares are tendered, and the Contingency Consideration is issued to the Members and no Warrants are exercised, 57th Street’s stockholders will own 42.21% of the outstanding shares of 57th Street’s voting securities. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of 57th Street Securities.”

To the extent any of our stockholders validly tender their Common Shares (without subsequently properly withdrawing such tendered Common Shares) and that tender is accepted, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Will the Sponsor tender its Common Shares in the Offer?

No. Our Sponsor holds 606,256 Common Shares and has agreed not to tender any of its Common Shares pursuant to the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer”.

What will happen if I do not tender my Common Shares?

Stockholders who choose not to tender their Common Shares will retain their Common Shares and have a greater percentage of ownership in our outstanding Common Shares following the completion of the Offer to the extent Common Shares are tendered and purchased pursuant to the Offer and the Merger is consummated; however, such Common Shares will be subject to dilution by the New Crumbs Class B Exchangeable Units and shares of 57th Street Series A Voting Preferred Stock issued to the Members in the Merger and/or Common Shares issuable in exchange for such New Crumbs Class B Exchangeable Units. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

If I object to the price being offered for my Common Shares, will I have appraisal rights?

No appraisal rights will be available to you in connection with the Offer or the Merger. If the Merger is consummated, we will purchase all Common Shares validly tendered and not properly withdrawn. See “Appraisal Rights”.

What is the recent market price for the Common Shares?

On March 16, 2011, the last reported sale price on the OTC Bulletin Board was $9,98 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether to tender your Common Shares. See “Price Range of Securities and Dividends.”

Will the Common Shares be listed on a Stock Exchange following the Merger?

Our Common Shares are currently quoted on the OTC Bulletin Board. Although we have applied to have our Common Shares, units and Warrants listed on the NASDAQ Capital Market following consummation of the Merger, there can be no assurance as to the timing or our ability to meet the qualification standards. See “Risk Factors — Risks Related to the Offer” and “— Risks Related to 57th Street”.

What interests do 57th Street’s directors and officers and others have in the Transaction?

57th Street’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If 57th Street is unable to consummate the Transaction, the 606,256 founder shares held by the Sponsor will expire worthless;

•	The Business Combination Agreement contemplates that 57th Street will purchase the 3.7 million Insider Warrants from the Sponsor and the IPO underwriters at $1.00 per Insider Warrant following consummation of the Transaction;

•	Two of 57th Street’s directors will continue to serve as directors of 57th Street following the Merger;

•	In the event of 57th Street’s liquidation upon its failure to consummate a business transaction, two of 57th Street’s officers, namely, Mr. Klein and Mr. Lapping, may be liable to pay debts and obligations to vendors in the event such vendors have not waived claims brought against the Trust Account;

•	In the event of 57th Street’s liquidation upon its failure to consummate a business transaction without sufficient funds to pay costs associated with such liquidation, Messrs. Klein and Lapping have agreed to advance 57th Street the funds necessary to pay such costs;

•	The underwriters of the IPO and counsel for 57th Street as well as advisors to 57th Street pursuant to advisory agreements with 57th Street will be entitled to payment of fees associated with the IPO and/or the Transaction in the event the Merger occurs.

See “The Transaction — Certain Benefits of 57th Street’s Directors and Officers and Others in the Transaction.”

FORWARD-LOOKING STATEMENTS

Some of the statements in this Offer to Purchase, constitute “forward-looking statements.” When used in this Offer to Purchase, the words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “predict”, “potential” and “should”, as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to Crumbs products or the markets in which Crumbs operates and similar matters are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control), set forth in this section and elsewhere in this Offer to Purchase, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements. These risks, uncertainties and other important factors include, but are not limited to:

•	the risk that the amount of Common Shares tendered in this Offer would require us to pay, in the aggregate, consideration in excess of $4,990,000, which would then cause us to (i) be unable to satisfy the Merger Condition; (ii) be unable to consummate the Merger and (iii) withdraw the Offer, not purchase and promptly return any Common Shares delivered to us pursuant to this Offer;

•	the risk that more than 500,000 Common Shares of 57th Street stockholders will validly tender and won’t properly withdraw their Common Shares prior to the expiration of the Offer;

•	the risk that governmental and regulatory review of the tender offer documents may delay the Merger or result in the inability of the Transaction to be consummated by May 31, 2011 and the length of time necessary to consummate the proposed Transaction;

•	the risk that a condition to closing of the Merger may not be satisfied or waived;

•	the risk that the businesses will not be integrated successfully;

•	the risk that the anticipated benefits of the Transaction may not be fully realized or may take longer to realize than expected;

•	disruption from the Transaction making it more difficult to maintain relationships with customers, employees or suppliers;

•	a reduction in industry profit margin; the inability to continue the development of the Crumbs brand;

•	changing interpretations of generally accepted accounting principles; continued compliance with government regulations;

•	changing legislation and regulatory environments;

•	the ability to meet the NASDAQ Stock Market listing standards, including having the requisite number of round lot holders or stockholders;

•	a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which Crumbs is engaged;

•	the general volatility of the market price of our Common Shares; and

•	general economic conditions.

You should carefully consider these risks, in addition to the risks factors set forth in the section titled “Risk Factors” and other information in this Offer to Purchase and in our other filings with the Securities and Exchange Commission (the “SEC”), including our Registration Statement on Form S-1, as amended (File No. 333-163134) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The documents we file with the SEC, including the reports referred to above, also discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. See “Where You Can Find More Information”.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Common Shares in this Offer. As 57th Street’s operations will be those of Crumbs upon completion of the Merger, a number of the following risk factors relate to the business and operations of Crumbs and 57th Street, as the successor to such business.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein, as well as our most recent Registration Statement on Form S-1(File No. 333-163134 and Annual Report on Form 10-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

Risks Related To The Offer

Holders of our Common Shares may confuse this Offer with a typical tender offer and fail to understand that they should NOT tender their Common Shares if they support our proposed Merger with Crumbs. To the extent Common Shares in excess of $4,990,000 in aggregate value are validly tendered to us and not properly withdrawn, we will be unable to consummate the Merger.

Because we are a SPAC and our tender offer is designed to afford holders of shares sold in our IPO with the opportunity to redeem their shares in accordance with our Certificate of Incorporation if they do not approve of our proposed business transaction, there is a risk that holders of Common Shares will tender their Common Shares despite the fact that they support the Merger. Unlike a typical third party or issuer tender offer in which the offeror desires that securityholders tender securities that are the subject of the tender offer, 57th Street does not want its stockholders to tender their Common Shares in the Offer and its board of directors recommends that stockholders not tender Common Shares pursuant to the Offer. Holders of 57th Street Common Shares should initially review and understand the terms of the proposed Merger with Crumbs. If stockholders approve of the proposed Merger and desire to retain their Common Shares, the stockholder should not tender any of their Common Shares. Only if a stockholder disapproves of our proposed Merger should they tender their Common Shares for redemption for a portion of the funds held in the Trust Account. It is a condition of the Offer that no more than $4,990,000 in aggregate value of Common Shares are validly tendered and not properly withdrawn. To the extent that the value of Common Shares validly tendered and not properly withdrawn exceeds this amount, we will be required to extend or terminate the Offer. If we terminate the Offer, we will be unable to consummate the Merger and may be required to liquidate if we cannot consummate a business transaction prior to August 19, 2011.

There is no guarantee that your decision whether or not to tender your Common Shares will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Common Shares in the future following the completion of the Offer. If you choose to tender your Common Shares in the Offer, certain future events may cause an increase in our stock price and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Common Shares. Similarly, if you do not tender your Common Shares, you will continue to bear the risk of ownership of your Common Shares after the closing of the Merger, and there can be no assurance that you can sell your Common Shares in the future at a higher price than the Stock Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, 57th Street may terminate the Offer.

Upon the consummation of the Merger, we plan to use the cash available from the funds held in the Trust Account to purchase the Common Shares validly tendered and not properly withdrawn pursuant to the Offer. Accordingly, if the conditions to the Offer are not satisfied, including the Merger Condition and

Maximum Tender Condition, we will not be able to access the funds held in the Trust Account and thus will terminate or extend the Offer. See “The Tender Offer — Conditions of the Offer.”

The Offer presents potential risks and disadvantages to us and our continuing stockholders.

Although our board of directors has unanimously determined that the Merger and making the Offer are in the best interests of our stockholders, the Offer exposes us to a number of risks including:

•	the use of a substantial portion of the cash in our Trust Account, which may adversely affect our ability to consummate the Merger, and reduce the funds available as working capital for the Crumbs business, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our stockholders;

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•	the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and the number of our stockholders, which may reduce the volume of trading in our common stock and may result in lower stock prices and reduced liquidity in the trading of our Common Shares following completion of the Offer and limit our ability to meet the NASDAQ Stock Market listing standards.

Risks Related to 57th Street

Your only opportunity to affect the investment decision regarding a potential business transaction will be limited to the exercise of your right to redeem your Common Shares from us for cash.

Since our board of directors may consummate a business transaction without seeking stockholder approval in accordance with our Certificate of Incorporation and the DGCL, public stockholders will not have the right or opportunity to vote on the business transaction, unless we seek such stockholder vote. The board of directors does not currently intend seek a stockholder vote. Accordingly, your only opportunity to affect the investment decision regarding a potential business transaction may be limited to exercising your redemption rights within the period of time set forth in this Offer, as amended from time to time. In addition, your election to exercise your redemption rights could still be rejected if the conditions to this Offer are not satisfied. See “The Offer.”

If we are unable to consummate a business transaction, our public stockholders will be forced to wait the full 15 months before receiving distributions from our Trust Account.

We have until August 19, 2011 to complete a business transaction. If we do not consummate a business transaction within such time, we shall (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of our public shares for a per share pro rata portion of the Trust Account (including interest, but net of any taxes), subject to the requirements of applicable law and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our public stockholders. If we redeem such Common Shares, such redemption must comply with the applicable provisions of the DGCL, including Section 160 thereof, governing rights of redemption. Upon the termination of our corporate existence, the balance of our net assets will be distributed to our public stockholders. Accordingly, if our plan to redeem 100% of our Common Shares sold in the IPO is not consummated for any reason, compliance with the DGCL may require that we submit a plan of dissolution and liquidation to our then existing stockholders for approval prior to the distribution of the proceeds held in our Trust Account. In that case, investors may be forced to wait beyond August 19, 2011 before the liquidation proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. Except for the above redemption, we have no obligation to return funds to investors prior to the date of our liquidation unless we consummate a business transaction prior thereto and only then in cases where investors have sought to redeem their Common Shares through this Offer. Only upon our liquidation, if no such redemption occurs, will public stockholders be entitled to liquidation distributions if we are unable to complete a business transaction.

If the Merger is not consummated we will have limited time and resources to consummate a different business transaction.

We have until August 19, 2011 to complete a business transaction. If we are unable to consummate the Merger, our ability to consummate a different business transaction may be adversely impacted. For example, we may not have adequate time to identify another target, perform due diligence, negotiate a definitive agreement related to the business transaction and complete a tender offer prior to August 19, 2011. Additionally, we would have less funds at our disposal to pay for the costs associated with consummating a different business transaction. Consequently, if we do not consummate the Merger, we may not be able to consummate a different business transaction before August 19, 2011.

If we are forced to redeem or liquidate before the completion of a business transaction and distribute the Trust Account, our public stockholders may receive less than $9.98 per share and our Warrants will expire worthless.

If we are unable to complete a business transaction within the prescribed time frame and are forced to cease operations and ultimately liquidate our assets, the amount of either of the (i) per share redemption or (ii) per share liquidation distribution may be less than $9.98. Furthermore, there will be no distribution with respect to our outstanding Warrants which will expire worthless if we liquidate before the completion of a business transaction.

Public stockholders may receive less than their pro rata share of the Trust Account upon redemption due to claims of creditors.

Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Although we will seek to have all vendors, service providers (other than our independent accountants), prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Accordingly, the (i) per share redemption price or (ii) per share liquidation price could be less than the $10.00 per share held in the Trust Account, plus interest (net of any taxes), due to claims of such creditors. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our Trust Account could be subject to applicable bankruptcy law, and may be included as an asset in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return $9.98 per share to our public stockholders.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their Common Shares in the event of our liquidation.

If we do not consummate a business transaction by August 19, 2011, 57th Street GAC Holdings LLC, a limited liability company wholly owned by its officers, directors and advisors (our “Sponsor”), and our officers and directors have agreed that we will (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of our public Common Shares for a per share pro rata portion of the Trust Account, plus a portion of the interest earned on the Trust Account but net of any taxes, subject to the requirements of Section 160 of the DGCL and other applicable law and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders. Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them pursuant to dissolution, and our redemption of 100% of the Common Shares sold in the IPO may be deemed a liquidating distribution. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Because we will not be complying with certain procedures set forth in Section 280 of the DGCL, as set forth above, a stockholder who received distributions in the redemption may be liable for the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder until the third anniversary of the dissolution.

Our directors may decide not to enforce Messrs. Klein’s and Lapping’s indemnification obligations, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below $9.98 per share and Messrs. Klein and Lapping assert that they are unable to satisfy their obligations or that they have no indemnification obligations related to a particular claim, our independent directors, if any, would determine whether to take legal action against Messrs. Klein and Lapping to enforce their indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Messrs. Klein and Lapping to enforce their indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $9.98 per share.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the common stock underlying the Warrants at the time that our warrantholders exercise their Warrants, a registration statement may not be effective, in which case our warrantholders may not be able to exercise their Warrants and therefore the Warrants could expire worthless.

Holders of our Warrants will be able to exercise the Warrants for cash only if we have an effective registration statement covering the Common Shares issuable upon exercise of the Warrants and a current prospectus relating to such common stock and, even in the case of a cashless exercise which is permitted in certain circumstances, such Common Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although we have undertaken in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain an effective registration statement covering the Common Shares issuable upon exercise of the Warrants, and we intend to comply with our undertaking, we may not be able to do so. Factors such as an unexpected inability to remain current in our SEC reporting obligations or other material developments concerning our business could present difficulties in maintaining an effective registration statement and a current prospectus. Holders of Warrants will not be entitled to a cash settlement for their Warrants if we fail to have an effective registration statement or a current prospectus available relating to the common stock issuable upon exercise of the Warrants. The expiration of Warrants prior to exercise would result in each unit holder paying the full unit purchase price solely for the Common Shares underlying the unit.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Crumbs may not be in compliance with the provisions of the Sarbanes-Oxley

Act regarding adequacy of their internal controls. The development of the internal controls of Crumbs to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Common Shares.

Our securities are quoted on the OTC Bulletin Board, which limits the liquidity and price of our securities more than if our securities were quoted or listed on the NASDAQ Capital Market or another national exchange.

Our units, Common Shares and Warrants are traded in the over-the-counter market and quoted on the OTC Bulletin Board, a FINRA-sponsored and operated inter-dealer automated quotation system for equity securities not included in the NASDAQ Capital Market. Quotation of our securities on the OTC Bulletin Board limits the liquidity and price of our securities more than if our securities were quoted or listed on the NASDAQ Capital Market or a national exchange. Lack of liquidity limits the price at which you may be able to sell our securities or your ability to sell our securities at all. Although we have filed an application to list our securities on the NASDAQ Capital Market upon the consummation of the Transaction, there can be no assurance as to the timing or whether we will meet the initial or continued listing qualifications.

We do not currently intend to hold an annual meeting of stockholders until after our consummation of a business transaction.

We do not currently intend to hold an annual meeting of stockholders until after we consummate the business transaction, and thus may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting of stockholders be held for the purposes of electing directors in accordance with a company’s bylaws unless such election is made by written consent in lieu of such a meeting. Therefore, if our stockholders want us to hold an annual meeting prior to our consummation of a business transaction, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

Risks Related to Crumbs’ Business and Industry

You should carefully consider the following risk factors, together with all of the other information included in this Offer to Purchase, before you decide whether to tender Common Shares in the Offer. As 57th Street’s operations will be those of Crumbs upon the consummation of the Transaction, a number of the following risk factors relate to the business and operations of Crumbs and 57th Street, as the successor to such business.

If Crumbs is unable to achieve its rapid growth strategy, its business could be materially adversely affected.

Crumbs’ growth strategy depends on its ability to open new stores on a timely and profitable basis. Crumbs has experienced delays in store openings from time to time. Crumbs may experience delays in the future and Crumbs cannot assure you that it will be able to achieve its expansion goals. Any inability to implement Crumbs’ growth strategy could materially adversely affect its business, financial condition, operating results or cash flows. Crumbs’ ability to expand successfully will depend on a number of factors, some of which are beyond its control, including:

•	identification and availability of suitable store sites;

•	competition for prime real estate sites;

•	negotiation of favorable leases;

•	management of construction and development costs of new stores;

•	securing required governmental approvals and permits;

•	recruitment of qualified operating personnel;

•	the availability of, and Crumbs’ ability to obtain, adequate suppliers of ingredients that meet its quality standards;

•	the impact of inclement weather, natural disasters and other calamities;

•	competition in new and existing markets; and

•	general economic conditions.

Any inability to manage Crumbs’ growth effectively could materially adversely affect its operating results and cause its future results to be unpredictable.

Crumbs has grown significantly since its inception and intends to continue its expansion. Crumbs’ existing store management systems, financial and management controls and information systems may not be adequate to support its planned expansion. Crumbs’ ability to manage its growth effectively will require it to continue to enhance these systems, procedures and controls and to locate, hire, train and retain operating personnel.

Additionally, Crumbs’ growth strategy and the substantial investment associated with the development of each new store may cause Crumbs’ operating results to fluctuate and be unpredictable or adversely affect its profits. Crumbs cannot assure you that it will be able to respond on a timely basis to all of the changing demands that its planned expansion will impose on management and on its existing infrastructure. If Crumbs is unable to manage its growth effectively, its business and operating results could be materially adversely impacted and its future results will be unpredictable.

Crumbs’ expansion into new markets may present increased risks due to its unfamiliarity with those areas.

Some of Crumbs’ new stores are planned for markets where it has little or no operating experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than its existing markets. Consumers in a new market may not be familiar with the Crumbs brand, and Crumbs may need to build brand awareness in such market through greater investments in advertising and promotional activity than it originally planned. Crumbs may find it more difficult in new markets to hire, motivate and keep qualified employees who can project its vision. Stores opened in new markets may also have lower average store revenue than stores opened in existing markets, and may have higher construction, occupancy or operating costs than stores in existing markets. Further, Crumbs may have difficulty in finding reliable commercial bakers, suppliers or distributors that can provide it, either initially or over time, with adequate supplies of ingredients meeting its quality standards. Revenue at stores opened in new markets may not reach expected revenue and profit levels, negatively impacting overall profitability.

You should not rely on average store sales experienced by Crumbs in the past because they may not be indicative of future results.

Crumbs’ average store sales may not continue at the rates achieved over the past several years. A number of factors have historically affected, and may affect Crumbs’ average store sales in the future, including:

•	introduction of new menu items;

•	initial sales performance by new stores;

•	competition;

•	consumer trends;

•	Crumbs’ ability to execute its business strategy effectively; and

•	general regional and national economic conditions.

Changes in Crumbs’ average store sales or Crumbs’ inability to increase its average units sales could cause its operating results to vary adversely from expectations, which could adversely affect its results of operations. Changes in Crumbs’ average sales results may not meet the expectations of analysts or investors which could cause the price of the combined company’s common stock after consummation of the Transaction to fluctuate.

Crumbs has a limited operating history and Crumbs may be unable to achieve and sustain profitability.

The first Crumbs store was opened in 2003. As of January 19, 2011, Crumbs was operating 34 stores, nine of which have been open for less than one year. Accordingly, you have limited information with which to evaluate Crumbs’ business and prospects. As a result, forecasts of Crumbs’ future revenues, expenses and operating results may not be as accurate as they would be if Crumbs had a longer history of operations. Crumbs intends to continue to expend significant financial and management resources on the development of additional stores. Crumbs cannot predict whether it will be able to achieve or sustain revenue growth, profitability or positive cash flow in the future. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Crumbs” and the financial statements included in this Offer to Purchase for information on the history of Crumbs’ losses.

Crumbs’ revenue and profit growth could be adversely affected if comparable store revenue is less than expected.

While future revenue growth will depend substantially on Crumbs’ plans for new store openings, the level of comparable store revenue will also affect its revenue growth and will continue to be an important factor affecting profit growth. This is because the profit margin on comparable store revenue is generally higher than the profit margin on new store openings, as comparable store revenue enable fixed costs to be spread over a higher revenue base. Crumbs may not achieve comparable store revenue growth or that the change in comparable store revenue could be negative. If this were to happen, revenue and profit growth would be adversely affected.

Crumbs’ store expansion strategy includes further penetration of existing markets. This strategy can cause sales in some of Crumbs’ existing stores to decline, which could result in store closures.

In accordance with Crumbs’ expansion strategy, Crumbs intends to open new stores, including in Crumbs’ existing markets. Since Crumbs’ customers typically represent customers from a relatively small radius around each of its stores, the sales performance and customer counts for stores near the area in which a new store opens may decline due to cannibalization, or competition between its closely-situated stores, which could result in store closures.

Crumbs’ stores are currently concentrated in the Northeast and the West Coast regions of the United States, particularly in the New York City area and the Los Angeles area. Accordingly, Crumbs is highly vulnerable to negative occurrences in these regions.

Crumbs currently operates 24 stores in the Northeast, of which 14 are located in the New York City area, and six stores in California, all of which are located in or around the Los Angeles area. As a result, Crumbs is particularly susceptible to adverse trends and economic conditions in these areas. In addition, given Crumbs’ geographic concentration, negative publicity regarding any of its stores could have a material adverse effect on its business and operations, as could other regional factors impacting the local economies in these markets.

Crumbs is subject to all of the risks associated with leasing space subject to long-term non-cancelable leases and with respect to the real property that it may own in the future.

Crumbs competes for real estate and Crumbs’ inability to secure real estate in desirable locations or on favorable lease terms could impact Crumbs’ ability to grow. Crumbs’ leases generally have initial terms of between 10 and 15 years, and generally can be extended in up to five-year increments (at increased rates) if at all. Additionally, in certain instances, there may be change in control provisions in the lease which put Crumbs in a competitive disadvantage when negotiating extensions or which require Crumbs to get landlord consent for certain transactions including, in some cases, the proposed business transaction. All of its leases require a fixed annual rent, although some require the payment of additional rent if store revenue exceeds a negotiated amount. Crumbs’ leases include “net” leases, which require it to pay all of the cost of insurance, taxes, maintenance and utilities. Crumbs generally cannot cancel these leases. Additional sites that Crumbs may lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future store is not profitable, and Crumbs decides to close a particular store, it may nonetheless be committed to perform its obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of its leases expires, Crumbs may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause it to close stores in desirable locations. Current locations of Crumbs’ stores may become unattractive as demographic patterns change.

Crumbs may face difficulties entering into new or modified arrangements with existing or new suppliers or new service providers.

As Crumbs expands its operations, it may have to seek new commercial bakers, suppliers and service providers or enter into new arrangements with existing ones, and it may encounter difficulties or be unable to negotiate pricing or other terms as favorable as those it currently enjoys, which could harm its business and operating results. However, because Crumbs currently has not begun to negotiate new or amended contracts with suppliers and service providers, it cannot now quantify with any certainty potential increases in its expenses.

Crumbs may not be able to adequately protect its intellectual property, which could harm the value of its brand and adversely affect its business.

Crumbs’ intellectual property is material to the conduct of its business. Crumbs’ ability to implement its business plan successfully depends in part on its ability to build further brand recognition using its trademarks, service marks and other proprietary intellectual property, including its name and logos. Crumbs has registered its trademarks in the United States, the European Community and Japan; however, if Crumbs’ efforts to protect its intellectual property are inadequate, or if any third party misappropriates or infringes on its intellectual property, the value of its brands may be harmed, which could have a material adverse effect on its business and might prevent its brands from achieving or maintaining market acceptance. While Crumbs has not encountered claims from prior users of intellectual property relating to its bake shop operations in areas where it operates or intends to conduct operations, there can be no assurances that it will not encounter such claims. If so, this could harm Crumbs’ image, brand or competitive position and cause it to incur significant penalties and costs.

Disruptions in Crumbs’ supply chain and the inability to predict demand could adversely affect its profitability and operating results.

Crumbs depends on deliveries exclusively from its regional suppliers of baked goods and other products daily. Accordingly, Crumbs is particularly susceptible to supply volatility as a result of adverse weather and traffic conditions and potential mechanical issues related to the delivery trucks of Crumbs’ suppliers. Crumbs’ dependence on frequent deliveries to its stores by single regional distributors could cause shortages or supply interruptions that could adversely impact its operations. Additionally, because none of the Crumbs retail stores bake the baked goods they sell, each Crumbs store is required to estimate and order suitable inventory for each day. If stores are unable to accurately predict the demand, Crumbs’ profitability and operating results may be adversely effected. There are many factors which could cause shortages or interruptions in the supply of Crumbs’ products, including weather, unanticipated demand, labor, production or distribution problems, quality issues and cost, and the financial health of Crumbs’ suppliers, most of which are beyond Crumbs’ control, and which could have an adverse effect on Crumbs’ business and results of operations.

Crumbs’ results may fluctuate and could fall below expectations of securities analysts and investors due to seasonality and other factors, resulting in a decline in the combined company’s stock price after consummation of the business transaction.

Crumbs’ quarterly and yearly results have varied in the past, and Crumbs believes that its quarterly operating results will vary in the future. Factors such as unseasonably cold or wet weather conditions, labor availability and wages of store management and employee, infrastructure costs, changes in consumer preferences and discretionary spending, general economic conditions, commodity, energy, insurance or other operating costs may cause Crumbs’ quarterly results to fluctuate. For this reason, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. You should not rely upon Crumbs’ historical quarterly operating results as indications of future performance.

Crumbs may need additional capital in the future and it may not be available on acceptable terms.

The development of Crumbs’ business may require significant additional capital in the future to, among other things, fund its operations, expand the range of services Crumbs offers and finance future acquisitions and investments. To meet its capital needs, Crumbs expects to rely on its cash flow from operations and cash generated from the proposed business transaction with 57th Street. There can be no assurance, however, that these sources of financing, or alternative sources will be available on terms favorable to Crumbs, or at all. Crumbs’ ability to obtain additional financing will be subject to a number of factors, including market conditions, its operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions or additional financings unattractive to Crumbs. If Crumbs is unable to raise additional capital, its growth and its business could be impeded.

Crumbs’ success depends substantially upon the continued retention of certain key personnel.

Crumbs believes that its success has been dependent and continues to be dependent to a significant extent on the efforts and abilities of its senior management team. The members of its management team currently are employed on an “at-will” basis and may resign from employment at any time. In connection with the proposed business transaction, Jason Bauer, Mia Bauer and John Ireland will enter into employment agreements with 57th Street at the Closing. Crumbs’ failure to retain any of these individuals could adversely affect its ability to build on the efforts they have undertaken with respect to the Crumbs business. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws, which could cause the combined company to have to expend time and resources in helping them become familiar with such laws.

Crumbs will incur increased costs as a result of being a subsidiary of a public company.

As a subsidiary of a public company, Crumbs will incur significant legal, accounting and other expenses that it did not incur as a private company. The U.S. Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related rules of the SEC, regulate corporate governance practices of public companies. Crumbs expects that compliance with these public company requirements will increase its costs and make some activities more time-consuming. For example, Crumbs will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, Crumbs will incur additional expenses associated with its SEC reporting requirements. A number of those requirements will require Crumbs to carry out activities it has not done previously. For example, in the future it is likely that under Section 404 of the Sarbanes-Oxley Act, Crumbs will need to document and test its internal control procedures, its management will need to assess and report on Crumbs’ internal control over financial reporting and its independent accountants will need to issue an opinion on that assessment and the effectiveness of those controls. Furthermore, if Crumbs identifies any issues in complying with those requirements (for example, if Crumbs or its accountants identified a material weakness or significant deficiency in Crumbs’ internal control over financial reporting), Crumbs could incur additional costs rectifying those issues, and the existence of those issues could adversely affect Crumbs’ reputation or investor perceptions of Crumbs.

The terms of the director and officer liability insurance maintained by Crumbs following the closing may not be sufficient to attract and retain directors. As a result, it may be more difficult for Crumbs to attract and retain qualified persons to serve on its board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. Crumbs cannot predict or estimate the amount of additional costs Crumbs may incur or the timing of such costs.

Crumbs’ business is affected by changes in consumer preferences and discretionary spending.

Crumbs’ success depends, in part, upon the popularity of its food products and its ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from Crumbs’ stores or its menu items, Crumbs’ inability to develop new menu items that appeal to consumers, or changes in Crumbs’ menu that eliminate items popular with some consumers could harm its business. Also, Crumbs’ success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, Crumbs may experience declines in sales during economic downturns or during periods of uncertainty. Any material decline in the amount of discretionary spending could have a material adverse effect on Crumbs’ sales, results of operations, business and financial condition.

Crumbs’ success depends on its ability to compete with cupcake specific bakeries, traditional bakeries and other food service businesses.

The industry in which Crumbs operates is intensely competitive and Crumbs competes with many well-established traditional bakeries, cupcake-specific bakeries and other companies providing baked goods and coffee, on the basis of taste, quality and price of products offered, customer service, atmosphere, location, convenience and overall customer experience. Crumbs also competes with certain quick-services restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores that offer the same types of baked goods. Aggressive discounts by Crumbs’ competitors or the entrance of new competitors into Crumbs’ markets could reduce its sales and profit margins. Crumbs also competes with these competitors for desirable locations and some of its competitors may have capital resources greater than Crumbs’ as discussed below.

Many of Crumbs’ competitors or potential competitors have substantially greater financial and other resources than Crumbs does, which may allow them to react to changes in pricing, marketing and the bakery industry better than Crumbs can. As Crumbs’ competitors expand their operations, Crumbs expects competition to intensify. In addition, other new or established companies may develop baked goods stores that operate with concepts similar to Crumbs’, including the sale of gourmet cupcakes. Competition also could cause Crumbs to modify or evolve its products, designs or strategies. If Crumbs does so, Crumbs cannot guarantee that it will be successful in implementing the changes or that Crumbs’ profitability will not be negatively impacted by them.

Crumbs also competes with other employers in its markets for hourly workers and may be subject to higher labor costs. If Crumbs is unable to successfully compete in its markets, Crumbs may be unable to sustain or increase its revenues and profitability.

Crumbs is dependent upon a small number of exclusive commercial bakers and other suppliers for a significant amount of its menu items. The loss of any supplier could adversely affect Crumbs’ operating results.

Crumbs currently relies on four primary commercial bakery suppliers for its baked goods products and one primary vendor for its paper goods and packaging. As of January 19, 2011, Crumbs had agreements with four regional bakery suppliers. Crumbs has signed three-year exclusive production agreements (with automatic one-year renewals) with each of its four regional suppliers. Crumbs’ regional suppliers are for the New York, Los Angeles, Chicago and Washington, D.C. area markets. Crumbs’ exclusive dependence on daily deliveries from only four regional suppliers could cause shortages or supply interruptions that could adversely impact Crumbs’ operations. Any increase in distribution prices or failure by Crumbs’ distributors to perform could adversely affect Crumbs’ operating results.

Crumbs’ industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause customers to avoid Crumbs’ products and result in liabilities.

Food service businesses, such as bakeries, can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores. Adverse publicity about these allegations may negatively affect Crumbs, regardless of whether the allegations are true, by discouraging customers from buying Crumbs’ products. Crumbs could also incur significant liabilities if a lawsuit or claim results in a decision against Crumbs or litigation costs regardless of the result.

Crumbs’ business could be adversely affected by increased labor costs or labor shortages.

Labor is a primary component in the cost of operating Crumbs’ business. Crumbs devotes significant resources to recruiting and training its managers and hourly employees. Increased labor costs due to competition, increased minimum wage or employee benefits costs or otherwise, would adversely impact Crumbs’ operating expenses. In addition, Crumbs’ success depends on its ability to attract, motivate and retain qualified employees, including store managers and staff, to keep pace with Crumbs’ growth strategy. If Crumbs is unable to attract, motivate and retain qualified employees, its results of operations may be adversely affected.

Fluctuations in various food and supply costs, including dairy, could adversely affect Crumbs’ operating results.

The prices of butter, flour, milk and eggs, which are the main ingredients in Crumbs’ baked goods, and coffee may fluctuate. Supplies and prices of the various products that are used to prepare Crumbs’ baked goods can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries. An increase in pricing of any ingredient that is used in Crumbs’ baked goods could result in an adjustment to the compensation due to suppliers and may have an adverse effect on Crumbs’ operating results and profitability.

Crumbs could be party to litigation that could adversely affect it by distracting management, increasing its expenses or subjecting it to material money damages and other remedies.

Crumbs may be subject to the filing of complaints or lawsuits against it alleging that it is responsible for some illness or injury suffered at or after a visit to its stores, or alleging that Crumbs has problems with food quality or operations. Crumbs is also subject to a variety of other claims arising in the ordinary course of its business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and it could become subject to class action or other lawsuits related to these or different matters in the future. Claims may be expensive to defend and may divert time and money away from Crumbs’ operations and hurt its performance. A judgment in excess of Crumbs’ insurance coverage or our insurance carriers’ decision to deny or limit insurance coverage for any claims could materially and adversely affect Crumbs’ financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect Crumbs’ reputation or prospects, which in turn could adversely affect its results of operation and profitability.

If Crumbs fails to comply with governmental laws or regulations or if these laws or regulations change, its business could suffer.

In connection with the operation of Crumbs’ business, it is subject to extensive federal, state, local and foreign laws and regulations, including those related to:

•	building construction and zoning requirements;

•	nutritional content labeling and disclosure requirements;

•	management and protection of the personal data of Crumbs’ employees and customers;

•	environmental matters; and

•	sales tax.

Crumbs’ stores are licensed and subject to regulation under federal, state and local laws, including business, health, fire and safety codes.

Various federal and state labor laws govern Crumbs’ operations and its relationship with its associates, including minimum wage, overtime, accommodation and working conditions, benefits, citizenship requirements, insurance matters, workers’ compensation, disability laws such as the Federal Americans with Disabilities Act, child labor laws and anti-discrimination laws.

These labor laws are complex and vary from location to location, which complicates monitoring and compliance. As a result, regulatory risks are inherent in Crumbs’ operations. Crumbs may experience material difficulties or failures with respect to compliance with these labor laws in the future. Crumbs’ failure to comply with these labor laws could result in required renovations to its facilities, litigation, fines, penalties, judgments or other sanctions including the temporary suspension of the operation of Crumbs’ stores or a delay in construction or opening of stores, any of which could adversely affect Crumbs’ business, operations and reputation.

In recent years, there has been an increased legislative, regulatory and consumer focus at the federal, state and municipal levels on the food industry, including nutrition and advertising practices. For example, several states and individual municipalities, including New York City and the state of California, have adopted regulations requiring that certain restaurants include caloric or other nutritional information on their menu boards and on printed menus, which must be plainly visible to consumers at the point of ordering. Likewise, there have been several similar proposals on the national level. As a result, Crumbs may in the future become subject to other regulations in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of Crumbs’ food, which could increase its expenses or slow customer flow.

The continuing adverse economic conditions could adversely affect Crumbs’ business and financial results and have a material adverse effect on its liquidity and capital resources.

As widely reported, the U.S. economy continues to experience adverse economic conditions and uncertainty about economic stability. While there are signs that conditions may be improving, there is no certainty that this trend will continue or that credit and financial markets and confidence in economic conditions will not deteriorate again. Crumbs’ customers may make fewer discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices. Because a key point in Crumbs’ business strategy is maintaining its transaction count and margin growth, any significant decrease in customer traffic or average profit per transaction will negatively impact Crumbs’ financial performance as reduced revenues create downward pressure on margins. Financial difficulties experienced by Crumbs’ suppliers could result in product delays or shortages. Additionally, it is unknown when the broader national economy will fully recover. An economy that continues to deteriorate or fails to improve could have a material adverse effect on Crumbs’ liquidity and capital resources, including its ability to raise additional capital if needed, the ability of Southeastern Bank to honor draws on Crumbs’ standby letters of credit, or otherwise negatively impact Crumbs’ business and financial results.

Crumbs may also incur costs resulting from other security risks it may face in connection with its electronic processing and transmission of confidential customer information.

Crumbs uses commercially available software and other technologies to provide security for processing and transmission of customer credit card data. Approximately 56% of Crumbs’ current revenue is attributable to credit card transactions, and that percentage is expected to climb. Crumbs’ systems could be compromised in the future, which could result in the misappropriation of customer information or the disruption of systems. Either of those consequences could have a material adverse effect on Crumbs’ reputation and business or subject it to additional liabilities.

Risks Related to the Transaction

57th Street’s working capital will be reduced to the extent its Common Shares are tendered in connection with the Offer which may cause 57th Street and/or Crumbs to be unable or unwilling to consummate the Transaction.

The funds released from the Trust Account to 57th Street and/or Crumbs upon consummation of the Transaction will be used to pay the $27 million Cash Consideration to the Members, and an additional $15.0 million from such funds must be available for the working capital purposes of the post combination entity and an additional $3.7 million must be available for the purchase of the Insider Warrants, each in accordance with the Business Combination Agreement, and the liabilities and obligations of 57th Street due and owing or incurred at or prior to the Effective Time (i) to stockholders of 57th Street holding Common Shares who shall have validly tendered and not properly withdrawn their Common Shares in the Tender Offer, (ii) to the underwriters of the IPO as to approximately $600,193 representing deferred underwriting commissions and discounts payable upon consummation of the Merger, (iii) with respect to filings, applications and/ or other actions taken pursuant to the Business Combination Agreement required under any antitrust laws, and (iv) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to 57th Street and/or Crumbs in connection with the Merger and the Offer. In the event holders of more than 500,000 Common Shares tender their Common Shares, 57th Street will therefore not be able to consummate the Transaction. We are reserving $4,200,000 million in cash for payment of deferred fees from our IPO, advisory, finder and other fees and expenses incurred in connection with this Transaction. If the foregoing expenses exceed that amount, we will be unable to satisfy the $15,000,000 working capital reserve and the $3,700,000 Insider Warrant reserve. If such amounts are not available, the related condition to the Merger will not be satisfied and Crumbs and/or 57th Street may choose to exercise its right to terminate the Business Combination Agreement. If the Transaction is consummated and such amount is insufficient to fund Crumbs’ working capital requirements, 57th Street or Crumbs would need to borrow funds necessary to satisfy such requirements following the consummation of the Transaction or curtail their plans for store expansion. There is no assurance that such funds would be available to 57th Street or Crumbs on terms favorable to it or at all.

Concentration of ownership after the Merger may have the effect of delaying or preventing a change in control.

If the Transaction is consummated, the Sponsor and the Members will own approximately 4.65% and 39.15%, respectively, of the combined voting power of 57th Street assuming that none of the Common Shares are validly tendered and not properly withdrawn in the Offer, none of the outstanding Warrants are exercised, none of the Contingency Consideration is issued and no securities are issued pursuant to the Incentive Plan. As a result, such persons, if acting together, have the ability to influence the outcome of corporate actions of 57th Street requiring stockholder approval. In addition, during the Earnout Period, the Members as the initial holders of the 57th Street Series A Voting Preferred Stock, will be entitled to elect a majority of our board of directors. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of 57th Street’s Common Shares.

Directors of 57th Street have potential conflicts of interest in structuring and negotiating the Transaction and approval of the other transactions described in this Offer to Purchase.

When considering whether to tender your Common Shares pursuant to the Offer, 57th Street securityholders should be aware that directors and executive officers of 57th Street have interests in the Transaction that may be different from, or in addition to, the interests of 57th Street securityholders. These interests include:

•	the continued indemnification of current directors and officers of 57th Street under the Business Combination Agreement and the continuation of directors’ and officers’ liability insurance following the consummation of the Transaction;

•	the retention of two of the directors and officers of 57th Street as directors of 57th Street following the consummation of the Transaction; and

•	the continued right of the 57th Street founders to hold common stock in 57th Street following consummation of the Transaction.

These interests may influence the 57th Street executive officers and directors in the negotiation of the Business Combination Agreement and the approval of the other transactions described in this Offer to Purchase.

57th Street’s ability to request indemnification from the Members for damages arising out of claims for indemnification pursuant to the Business Combination Agreement is limited to approximately 16.67% of the Equity Consideration issued in the Transaction which will be held in escrow.

The indemnification obligations of the Members to 57th Street against losses that 57th Street may sustain and that result from, arise out of or relate to any breach by the Members of any of their representations, warranties, or the covenants or agreements contained in the Business Combination Agreement is limited to one-half of the 33.33% of the Equity Consideration placed in escrow (with 57th Street’s transfer agent or another independent escrow agent) or an aggregate of 650,000 of the New Crumbs Class B Exchangeable Units (as defined below) and 65,000 shares of 57th Street Series A Voting Preferred Stock, or at the Members’ option, cash. Other than with respect to claims of fraud or intentional or willful misrepresentation or omission, the approximately 16.67% of the shares in escrow will be the sole remedy for 57th Street for its rights to indemnification pursuant to the Business Combination Agreement. Claims for indemnification may be asserted against the escrow by 57th Street once its damages exceed a $200,000 deductible and will be reimbursable to the full extent of the damages in excess of such amount up to a maximum of the escrowed Common Shares. Claims for indemnification may be asserted until the date 57th Street files its Annual Report on Form 10-K for the year ending December 31, 2011. As a consequence of these limitations, 57th Street may not be able to be entirely compensated for indemnifiable damages that it may sustain.

57th Street’s founders, directors and executive officers have certain interests in consummating the Merger that may have influenced their decision to approve the Business Combination Agreement.

Certain of 57th Street’s founders, directors and entities affiliated with certain of its directors and executive officers own Common Shares that were issued prior to 57th Street’s IPO in consideration for an aggregate purchase price of $25,000. Such purchasers have waived their right to receive distributions with respect to the founder shares upon 57th Street’s liquidation which will occur if 57th Street is unable to consummate a business transaction by August 19, 2011. Accordingly, the founder shares will be worthless if 57th Street is forced to liquidate. In addition, in the event of 57th Street’s liquidation, the 57th Street Warrants, including the Insider Warrants held by certain of 57th Street’s directors and executive officers, will expire worthless. As of the date of this Offer to Purchase, 57th Street’s founders held an aggregate of $6,050,434.80 of common stock (based the closing price of the common stock on the OTCBB of $9.98 on March 16, 2011) and an aggregate of $2,975,000 of Insider Warrants (based the closing price of the Warrants on the OTCBB of $0.85 on March 16, 2011).

Additionally, it is expected that Mark D. Klein, our chairman of the board of directors, will resign as chairman and, together with Frederick Kraegel, continue as a director of 57th Street following the consummation of the Transaction. As such, in the future Messrs. Klein and Kraegel will receive any cash fees, stock options or stock awards that 57th Street’s board of directors determines to pay to its non-executive directors.

These financial interests of 57th Street’s founders, officers and directors and entities affiliated with them may have influenced their decision to approve the Transaction. You should consider these interests when evaluating the Transaction and the Offer.

The exercise of discretion by 57th Street’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement or the Offer to Purchase may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or this Offer to Purchase or waivers of conditions are appropriate and in the 57th Street’s securityholders’ best interest.

In the period leading up to the consummation of the Transaction, events may occur that, pursuant to the Business Combination Agreement, would require 57th Street to agree to further amend the Business Combination Agreement, to consent to certain actions taken by Crumbs or the Members or to waive rights that 57th Street is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Crumbs’ business, a request by Crumbs to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Crumbs’ business and would entitle 57th Street to terminate the Business Combination Agreement. In any of such circumstances, it would be in the discretion of 57th Street, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this Offer to Purchase may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for 57th Street and its securityholders and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this Offer to Purchase, 57th Street does not believe there will be any changes or waivers that its directors and officers would be likely to make prior to Closing. While certain changes could be made without notification to stockholders, if there is a change to the terms of the business transaction that would have a material impact on the stockholders, 57th Street will be required to circulate a new or amended Offer to Purchase or supplement thereto prior to closing of the Offer.

Crumbs may be unable to obtain required lease consents.

As set forth in the Business Combination Agreement, 57th Street’s obligation to consummate the Transaction is conditioned upon Crumbs using its commercially reasonable efforts to obtain the consents of a substantial number of landlords from whom Crumbs’ stores are leased with respect to (i) the assignment to and assumption by Crumbs of certain tenant leases currently held by Crumbs Inc., a member of Crumbs, (ii) the change in ownership of Crumbs and/or its subsidiaries or (iii) as may be necessary or appropriate for the consummation of the Transaction, or required by the terms of any contract as a result of the execution, performance or consummation of the Transaction. Such landlords may seek concessions in return for granting such consents that may materially affect the financial condition and/or results of operations of Crumbs, only offer consents on terms unacceptable to Crumbs and/or such landlord may refuse to grant such consents in certain circumstances. If Crumbs does not obtain such landlord consents, and either 57th Street or Crumbs does not waive this obligation, the Transaction will not be consummated. If Crumbs is unable to obtain such landlord consents and this condition is waived, Crumbs’ landlord may object to 57th Street’s control over the leased premises and terminate certain leases or seek monetary damages. If leases are terminated, Crumbs’ ability to generate revenue and implement its growth strategy, as well as its results of operations may be adversely affected.

If the Transaction’s benefits do not meet the expectations of financial or industry analysts, the market price of 57th Street’s securities may decline.

The market price of 57th Street’s securities prior to the consummation of the Transaction or the market price of its securities, including its Common Shares, following the consummation of the Transaction may decline as a result of the Transaction if:

•	57th Street does not achieve the perceived benefits of the Transaction as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Transaction on 57th Street’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, securityholders may experience a loss as a result of a decline in the market price of 57th Street’s securities prior to or following the consummation of the Transaction. A decline in the market price of 57th Street’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The existing Members will receive payments for certain tax benefits 57th Street may claim arising in connection with the Merger and related transactions, and the amounts 57th Street may pay could be significant.

As described in “Related Agreements — Tax Receivable Agreement” in connection with the Merger, 57th Street will enter into a tax receivable agreement with the existing Members that will provide for the payment by 57th Street to the existing Members of up to 75% of the benefits, if any, that 57th Street is deemed to realize as a result of (i) the payment of the Merger consideration other than the New Crumbs Class B Exchangeable Units, (ii) the exchange of New Crumbs Class B Exchangeable Units for Common Shares, and (iii) certain other tax benefits in connection with the Merger and related transactions, including tax benefits attributable to payments under the tax receivable agreement. See “Related Agreements — Tax Receivable Agreement.”

It is expected that the payments that 57th Street may make under the tax receivable agreement will be substantial. Assuming no material changes in the relevant tax law, and that 57th Street earns sufficient taxable income to realize all tax benefits that are attributable to the payment of the Merger Consideration other than the New Crumbs Class B Exchangeable Units, 57th Street expects that initial payments under the tax receivable agreement relating to such payments could total up to $5,563,000.

Future payments to the existing Members in respect of subsequent exchanges of New Crumbs Class B Exchangeable Units for 57th Street common stock would be in addition to this initial amount and are expected to be substantial as well. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on 57th Street’s liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual benefits 57th Street realizes in respect of the tax attributes subject to the tax receivable agreement. The payments under the tax receivable agreement are not conditioned upon the existing Members’ continued ownership of 57th Street’s securities.

In certain cases, payments under the tax receivable agreement to the Members may be accelerated and/or significantly exceed the actual benefits 57th Street realizes in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, 57th Street elects an early termination of the tax receivable agreement, 57th Street’s (or its successor’s) obligations would be based on certain assumptions, including that 57th Street would have sufficient taxable income to fully utilize the potential tax benefits arising from the Merger and related transactions (including as a result of entering into the tax receivable agreement). As a result, (i) 57th Street could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits it realizes in respect of the tax attributes subject to the tax receivable agreement and (ii) if 57th Street elects to terminate the tax receivable agreement early, it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, 57th Street’s obligations under the tax receivable agreement could have a substantial negative impact on its liquidity. There can be no assurance that 57th Street will be able to finance its obligations under the tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that 57th Street determines. Although 57th Street is not aware of any issue that would cause the IRS to challenge its expected tax reporting positions, 57th Street will not be reimbursed for any payments previously made under the tax receivable agreement. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefits 57th Street actually realizes.

New classes of Crumbs securities exchangeable into Common Shares will be issued in connection with the Merger and when exchanged for Common Shares will become eligible for future resale in the public market after the Merger, which will result in substantial dilution and could have an adverse effect on the market price of those shares.

We expect that 3,900,000 New Crumbs Class B Exchangeable Units and 390,000 shares of 57th Street Series A Voting Preferred Stock will be issued to the Members and therefore they will, collectively, own securities that would (if fully exchanged) represent approximately 25.29% of 57th Street’s Common Shares on a fully diluted basis (assuming no tender of our Common Shares in connection with this Offer, no release of Contingency Consideration and exclusive of any stock-based awards that may be granted under our Incentive Plan). In addition, the Members may be entitled to receive up to an additional 4,400,000 New Crumbs Class B Exchangeable Units and 440,000 shares of 57th Street Series A Voting Preferred Stock as Contingency Consideration and therefore they will, collectively, own securities that would (if fully exchanged) represent approximately 41.46% of 57th Street’s Common Shares on a fully diluted basis (assuming no tender of common shares in connection with this Offer and exclusive of any stock-based awards that may be granted under our Incentive Plan). 57th Street’s existing stockholders would own approximately 57.54% of 57th Street’s Common Shares on a fully diluted basis (assuming no tender of common shares in connection with this Offer and exclusive of any stock-based awards that may be granted under our Incentive Plan and assuming the Contingency Consideration were issued as of the Closing).

We have not obtained an opinion from an independent investment banking firm as to the fair market enterprise value of Crumbs or that the price we are paying for the business is fair to our stockholders.

We are not required to obtain an opinion from an independent investment banking firm that either the target business we have selected has a certain fair market enterprise value at the time of our signing a definitive agreement in connection with our initial business transaction or that the price we are paying is fair to our stockholders. The fair market enterprise value of such business has been determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value, and the price for which comparable businesses have recently been sold. Our stockholders therefore will be relying on the judgment or our board of directors with respect to such matters.

Although we have filed a new listing application to list our securities on the NASDAQ Capital Market if the Transaction is successfully completed, there can be no assurance that our securities will be so listed or, if listed, that we will be able to comply with the continued listing standards.

We have filed a new listing application to list our securities on the NASDAQ Capital Market following consummation of the Transaction in accordance with the requirements of that exchange. As part of the listing process, we will be required to provide evidence that we meet the initial listing requirements. There can be no assurance that we will be able to meet the initial listing standards of the NASDAQ Capital Market or any other exchange or, if our securities are listed, that 57th Street will be able to maintain such listing.

If we are unable to list our securities on the NASDAQ Capital Market or another exchange, or if after initially listing the NASDAQ Capital Market delists our securities from trading on its exchange for failure to meet the continued listing standards, we and our securityholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

INFORMATION ABOUT THE COMPANIES

Information about 57th Street

We were incorporated in Delaware on October 29, 2009 as a blank check company formed specifically as a vehicle to acquire, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets.

A registration statement for our IPO was declared effective on May 19, 2010. On May 25, 2010, we consummated our IPO and the underwriters in our IPO exercised their over-allotment option on May 28, 2010. We issued an aggregate of 5,456,300 units in the IPO (including units sold pursuant to the over-allotment option). Each unit consists of one Common Share and one Warrant. Each Warrant entitles the holder to purchase from us one Common Share at an exercise price of $11.50 per share.

Gross proceeds from the sale of units in our IPO and Insider Warrants to our Sponsor and underwriters were approximately $54.6 million. Of this amount, approximately $54.5 million was deposited in the Trust Account and approximately $600,000 was held outside of the Trust Account. The proceeds held outside the Trust Account have been used by us to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The remaining portion of the gross proceeds not deposited in the Trust Account was used to pay for expenses incurred in connection with the IPO. We evaluated a number of candidates before entering the Business Combination Agreement with Crumbs. If the Merger is not consummated, we intend to continue searching for an alternative business transaction. If we are unable to consummate a business transaction by August 19, 2011 we shall (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of the shares of our common stock issued in our IPO for a per share pro rata portion of the Trust Account, including the interest earned thereon, but net of any taxes and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders, as part of our plan of dissolution and liquidation. In the event of our liquidation, the Warrants will expire worthless.

57th Street’s Common Shares, Warrants and units are currently traded on the OTCBB under the symbols “SQTC,” “SQTCW” and “SQTCU,” respectively. See “Price Range of Securities and Dividends.”

We maintain our principal executive offices at 590 Madison Avenue, 35th Floor, New York, New York 10022 and our telephone number is (212) 409-2434.

Information about Crumbs

Crumbs was co-founded in 2003 as Crumbs Bake Shop in New York City by Mia Bauer and Jason Bauer. Crumbs offers a wide variety of cakes, pies, cookies and other baked treats, specializing in gourmet cupcakes. Cupcake sales comprised approximately 77%, 79% and 78% of Crumbs’ gross operating revenue for the years ended December 31, 2010, 2009 and 2008, respectively. Crumbs believes that its baked goods appeal to a wide demographic of customers who span every socio-economic class. Crumbs operates in urban, suburban, commercial, and residential markets, and more recently, it has expanded into transportation hubs such as Union Station in Washington, D.C. and the Continental Airlines Terminal at Newark Liberty International Airport in Newark, New Jersey.

As of January 19, 2011, there were 34 Crumbs retail stores across six states and Washington, D.C., including 14 locations in New York City. Crumbs’ sales are primarily conducted through its retail locations in New York, California, Illinois, Connecticut, New Jersey, Virginia and Washington, D.C. However, a small percentage of baked goods sales are from Crumbs’ wholesale distribution business and catering sales to several New York metropolitan area vendors. Crumbs’ e-commerce division at http://www.crumbs.com, which allows cupcakes to be shipped nationwide, is expanding. Crumbs has followed and intends to continue to follow a strategy of expanding its store locations in existing markets and opening stores in select new markets, with a goal of operating 200 Crumbs stores in the United States by the end of 2014.

Crumbs’ corporate office is located at 110 West 40th St., Suite 2100, New York, NY 10018, and its telephone number is (212) 221-7105.

SELECTED HISTORICAL FINANCIAL INFORMATION

57th Street General Acquisition Corp.

57th Street is providing the following selected financial information to assist you in your analysis of the financial aspects of the Transaction. The following selected financial and other operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of 57th Street” and its financial statements and the related notes to those statements included elsewhere in this Offer to Purchase. The statement of operations data for the year ended December 31, 2010 and for the period from October 29, 2009 (date of inception) through December 31, 2009 have been derived from 57th Street’s audited financial statements included elsewhere in this Offer to Purchase. The balance sheet data as of December 31, 2010 and 2009 have been derived from 57th Street’s audited financial statements included elsewhere herein.

	Fiscal Year Ended
	October 29, 2009
	(date of inception)
	to December 31,	Year Ended
	2009	December 31, 2010

Statement of Operations Data:
Revenue	$—	$—
General and administrative expenses	3,993	420,402
Loss from operations	(3,993)	(420,402)
Interest income	—	18,447
Net loss	$(3,993)	$(401,955)
Balance Sheet Date (at end of period):
Cash (including investments held in trust)	$8,083	$54,891,662
Total assets (including investments held in trust account)	$80,607	$54,942,109
Total stockholders’ equity	$21,007	$5,996,811

Crumbs Holdings LLC

The following selected consolidated historical financial information of Crumbs Holdings LLC is presented to assist you in your analysis of the financial aspects of the Transaction. The financial information for each of the two years in the period ended December 31, 2010 was derived from Crumbs Holdings LLC’s audited financial statements included elsewhere in this Offer to Purchase. The information for the years ended December 31, 2006, 2007 and 2008 was derived from the combined unaudited and audited financial statements of the Crumbs entities not included in this Offer to Purchase. The selected financial information set forth below is only a summary should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crumbs” and its audited financial statements included elsewhere in this Offer to Purchase.

	Fiscal Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2007	2008	2009	2010
	(Unaudited)	(Unaudited)

Consolidated Statement of Operations Data:
Net sales	$2,948,231	$5,177,483	$9,481,222	$23,524,916	$31,077,448
Cost of sales	1,477,630	2,493,495	4,609,321	9,929,532	12,825,691

Gross profit	1,470,601	2,683,988	4,871,901	13,595,384	18,251,757
Operating expenses
Selling expenses	56,805	155,888	375,105	808,733	1,219,293
Staff expenses	439,699	816,497	2,798,512	6,323,071	8,494,218
Occupancy expenses	494,925	771,123	1,300,969	4,221,208	5,221,129
General and administrative	403,272	871,336	1,934,917	1,148,687	1,396,856
Depreciation and amortization	74,839	76,028	249,914	670,032	929,894

Total operating expenses	1,469,540	2,690,872	6,659,417	13,171,731	17,261,390

Income from operations	1,061	(6,884)	(1,787,516)	423,653	990,367

Other income (expense)
Interest and other income	639	(13,305)	18,296	915	124
Loss on sale of property and equipment			—	—	(3,413)
Abandoned lease projects			(158,943)	—	(190,707)

Total other income (expense)	639	(13,305)	(140,647)	915	(193,996)

Net income (loss)	$1,700	$(20,189)	$(1,928,163)	$424,568	$796,371

Consolidated Balance Sheet Date (at end of period):
Cash	$95,834	$46,067	$2,604,724	$838,528	$685,022
Total assets	$471,871	$681,750	$7,360,495	$9,046,672	$11,383,906
Total members’ equity	$144,768	$181,929	$5,786,392	$6,152,065	$6,596,263

SELECTED UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
FINANCIAL INFORMATION

The selected unaudited condensed combined pro forma financial information has been derived from, and should be read in conjunction with, the unaudited condensed consolidated pro forma financial information included elsewhere in this Offer to Purchase.

The unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2010 give pro forma effect to the Transaction as if it had occurred on January 1, 2010. The unaudited condensed combined pro forma balance sheet as of December 31, 2010 gives pro forma effect to the Merger as if it had occurred on such date. The unaudited condensed consolidated pro forma statements of operations and balance sheet are based on the historical financial statements of 57th Street and Crumbs for the fiscal year ended December 31, 2010.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Merger, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited condensed consolidated pro forma financial information have been identified and presented in “Unaudited Condensed Consolidated Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

This information should be read together with the consolidated financials statements of Crumbs and the notes thereto, the financial statements of 57th Street and the notes thereto, “Unaudited Condensed Consolidated Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Crumbs,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations 57th Street” included elsewhere in this Offer to Purchase or incorporated by reference into this Offer to Purchase, as the case may be.

The unaudited condensed consolidated pro forma financial statements have been prepared using the assumptions below with respect to the number of outstanding Common Shares:

•	Assuming Minimum Conversion: This presentation assumes that no 57th Street stockholders tender their Common Shares, and

•	Assuming Maximum Conversion: This presentation assumes that 500,000 Common Shares are being tendered.

The unaudited condensed consolidated pro forma financial statements reflect the Transaction will be accounted for as a recapitalization of Crumbs and management has concluded that Crumbs is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the Transaction is to assist Crumbs with its business plan to expand. Of the two entities, Crumbs is the operating entity within the consolidated companies. The Members have the right to designate the initial board of 57th Street following the Merger and as holders of 57th Street Series A Voting Preferred Stock (as defined below) will have the right to appoint a majority of the directors during the Earnout Period. Two of Crumbs’ continuing board members will continue to serve on the 57th Street board of directors. Crumbs’ senior management will be continuing as senior management of the combined company. Although a larger portion of the voting rights in the combined entity will be held by former 57th Street stockholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity were not aligned with this voting interest. Additionally, the 57th Street stockholders are expected to represent a diverse group of stockholders at completion of the Merger and we are not aware of any voting or other agreements that suggest that they can act as one party.

The unaudited condensed consolidated pro forma financial statements are presented for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

57th Street General Acquisition Corp. and Subsidiary

Unaudited Condensed Consolidated Pro Forma Balance Sheet Data
As of December 31, 2010

	Consolidated	Consolidated Pro
	Pro Forma (Assuming	Forma (Assuming
	Minimum Tender)	Maximum Tender)

Cash and cash equivalents	$23,656,601	$19,385,022
Total assets	45,316,630	41,045,051
Total current liabilities	2,709,098	3,427,519
Total long-term liabilities	7,426,243	7,426,243
Total non-controlling interest	11,595,000	9,641,000
Total stockholders’ equity	35,181,289	30,191,289
Total Liabilities and stockholders’ equity	$45,316,630	$41,045,051

57th Street General Acquisition Corp. and Subsidiary

Unaudited Condensed Consolidated Pro Forma Income Statement Data
As of December 31, 2010

	Consolidated	Consolidated Pro
	Pro Forma (Assuming	Forma (Assuming
	Minimum Tender)	Maximum Tender)

Net sales	$31,077,448	$31,077,448
Cost of Sales	12,825,691	12,825,691

Gross Profit	18,251,757	18,251,757
Operating expenses	17,520,292	17,520,292

Profit from operations	731,465	731,465
Other income (expense)	(193,996)	(193,996)

Net income before taxes	537,469	537,469
Income taxes	130,820	130,820

Net income attributable to the controlling interest and non-controlling interest	406,649	406,649
Less: net income attributable to the non-controlling interest	(210,419)	(210,419)

Net income attributable to stockholders	$196,230	$196,230

Weighted average shares outstanding — basic and diluted	3,904,466	3,404,466
Earnings per share attributable to stockholders	$0.05	$0.06

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for 57th Street, Crumbs and unaudited pro forma combined per share ownership information after giving effect to the Merger, assuming (i) that no 57th Street stockholders tender their Common Shares, and (ii) that 500,000 Common Shares are being tendered. 57th Street is providing this information to aid you in your analysis of the financial aspects of the Merger. The historical information should be read in conjunction with “ Selected Historical Financial Information — Crumbs Holdings LLC” and “Selected Historical Financial Information — 57th Street General Acquisition Corp.” included elsewhere in this Offer to Purchase , the historical financial statements of

57th Street and the related notes thereto incorporated by reference into this Offer to Purchase and the historical financial statements of Crumbs and the related notes thereto included elsewhere in this Offer to Purchase. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited condensed consolidated pro forma financial data and related notes included elsewhere in this Offer to Purchase.

The unaudited pro forma consolidated per share information reflects the merger being accounted for as a recapitalization of Crumbs and management has concluded that Crumbs is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the Merger was to assist Crumbs with its business plan to expand. Of the two entities, Crumbs is the operating entity within the consolidated companies. The Members have the right to designate the initial board of 57th Street following the Merger and as holders of 57th Street Series A Voting Preferred Stock (as defined below) will have the right to appoint a majority of the directors during the Earnout Period. Two of Crumbs’ continuing board members will continue to serve on the 57th Street board of directors. Crumbs’ senior management will be continuing as senior management of the combined company. Although a larger portion of the voting rights in the combined entity will be held by former 57th Street stockholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity were not aligned with this voting interest. Additionally, the 57th Street stockholders are expected to represent a diverse group of stockholders at completion of the Merger and we are not aware of any voting or other agreements that suggest that they can act as one party.

The unaudited pro forma consolidated per share information does not purport to represent what the actual results of operations of 57th Street and Crumbs would have been had the Merger been completed or to project 57th Street’s or Crumbs’ results of operations that may be achieved after the Merger. The unaudited pro forma book value per share information below does not purport to represent what the value of 57th Street and Crumbs would have been had the Merger been completed nor the book value per share for any future date or period.

Unaudited Pro Forma Consolidated Per Share Information

		57th Street
	Crumbs	General	Consolidated Pro	Consolidated Pro
	Holdings LLC	Acquisition	Forma (Assuming	Forma (Assuming
	(1)	Corp.	Minimum Tender)	Maximum Tender)

Book value per share at December 31, 2010(2)(3)	$10.72	$7.91	$3.89	$3.69
Year Ended December 31, 2010
Basic earnings (loss) per share	$1.29	$(0.10)	$0.05	$0.06
Diluted earnings (loss) per share	$1.29	$(0.10)	$0.05	$0.06

(1)	As of December 31, 2010, Crumbs Holdings LLC had 615,385 membership units outstanding that were used to calculate both the book value per share and the basic and diluted earnings per share.

(2)	Book value per share of 57th Street is computed by dividing the sum of total stockholders’ equity of $5,996,811 plus common stock subject to possible conversion of $47,939,147 by the 6,062,556 shares outstanding at the balance sheet date. Book value per share for the pro forma minimum column is computed by dividing the sum of total stockholders’ equity of $35,181,289, less the non-controlling interest of $11,595,000 by the 6,062,556 shares outstanding after the Merger. Book value per share for the pro forma maximum column is computed by dividing the sum of total stockholders’ equity of $30,191,289, less the non-controlling interest of $9,641,000 by the 5,562,556 shares outstanding after the Merger.

(3)	Book value per share of Crumbs is computed by dividing total members’ equity at the balance sheet date by the retroactive effect 6,062,556 Common Shares outstanding and the 3,900,000 New Crumbs Class B Exchangeable Units for a total outstanding shares of 9,812,556.

THE TRANSACTION

General Description of the Transaction

On January 9, 2011, 57th Street, Merger Sub, Crumbs, all the Members, and the representatives of the Members and Crumbs, entered the Business Combination Agreement, as amended on February 18, 2011 and on March 17, 2011 pursuant to which 57th Street will acquire Crumbs. The Business Combination Agreement, as amended, is described below in greater detail under “The Business Combination Agreement”. The description of the Business Combination Agreement is qualified in its entirety by reference to the full text of the Business Combination Agreement, which is attached hereto as Annex I.

Pursuant to the terms of the Business Combination Agreement, among other things, Merger Sub will merge with and into Crumbs with Crumbs surviving the Merger as a non-wholly owned subsidiary (the “Surviving Company”) of 57th Street in exchange for consideration in the form of cash, newly issued preferred stock of 57th Street, and newly issued exchangeable units of the Surviving Company, as further described below under the heading “The Business Combination Agreement — Merger Consideration to be Delivered.”

Recapitalization and Merger Consideration

Upon consummation of the Merger, Crumbs will amend and restate its limited liability company agreement to replace the various classes of its existing membership interests with two new classes of membership interests:

•	a new class A voting membership interests (the “New Crumbs Class A Voting Units”); and

•	a new class B exchangeable membership interests (the “New Crumbs Class B Exchangeable Units”).

Under the terms of the Third Amended & Restated LLC Agreement, 57th Street as the sole holder of New Crumbs Class A Voting Units, will have the right to appoint the entire board of managers of Crumbs. The Crumbs’ board of managers shall initially consist of five persons who shall be the same persons who comprise the 57th Street board of directors. See “Management of 57th Street Following the Transaction”. In addition the Third Amended & Restated LLC Agreement will authorize the issuance of the New Crumbs Class B Exchangeable Units, which shall have limited voting rights. The New Crumbs Class B Exchangeable Units will be exchangeable for Common Shares on a one for one basis (subject to certain adjustments related to organic dilution) at the request from time to time of any holder of such units pursuant to the terms of an Exchange and Support Agreement between the Members, Crumbs and 57th Street. The terms of the New Crumbs Class A Voting Units and New Crumbs Class B Exchangeable Units are further described below under the heading “Related Agreements — Third Amended & Restated LLC Agreement”. See “Related Agreements — Exchange and Support Agreement” for more information about the Exchange and Support Agreement.

In addition, prior to the consummation of the Merger, 57th Street’s board of directors shall adopt a certificate of designation providing for the issuance of a new series of preferred stock designated as series A voting preferred stock, par value $0.0001 per share (the “57th Street Series A Voting Preferred Stock”). The 57th Street Series A Voting Preferred Stock, among other things, will initially entitle the holders of such shares to the right to vote 10 votes per share (subject to anti dilution) in all matters for which the Common Shares are entitled to vote and entitle the holders of such 57th Street Series A Voting Preferred Stock voting as a class the right to appoint a majority of the board of directors during the Earn-out Period (as defined below). Shares of 57th Street Series A Voting Preferred Stock will be proportionately redeemed upon exchange of shares of New Crumbs Class B Exchangeable Units (e.g. the number of shares of 57th Street Series A Voting Preferred Stock redeemed shall, subject to equitable adjustment, equal the number of New Crumbs Class B Exchangeable Units exchanged divided by the Preferred Stock Voting Multiple, which is initially 10). See “Description of Securities” for more information about the terms of the 57th Street Series A Voting Preferred Stock.

Upon completion of the Merger, the outstanding securities of Crumbs and Merger Sub will be converted as follows:

•	At the Closing, the Members will be entitled to receive the following as consideration in exchange for their Old Crumbs Units (as defined in the Business Combination Agreement):

•	$27,000,000 in cash;

•	3,900,000 New Crumbs Class B Exchangeable Units, which shall be exchangeable for 3,900,000 Common Shares (subject to certain adjustments related to organic dilution) at the request from time to time of any holder of any such New Crumbs Class B Exchangeable Units pursuant to the terms of an Exchange and Support Agreement between the Members, Crumbs and 57th Street. See “Related Agreements — Exchange and Support Agreement” for more information about the Exchange and Support Agreement; and

•	390,000 shares of 57th Street Series A Voting Preferred Stock, which shall among other things entitle the holders of such shares of 57th Street Series A Voting Preferred Stock the right to vote 10 votes per share in all matters for which the Common Shares are entitled to vote and provide the holder of such 57th Street Series A Voting Preferred Stock voting as a class the right to appoint a majority of the board of directors during the Earn-out Period. Shares of 57th Street Series A Voting Preferred Stock will be proportionately redeemed upon exchange of shares of New Crumbs Class B Exchangeable Units (e.g. the number of shares of 57th Street Series A Voting Preferred Stock redeemed shall, subject to equitable adjustment, equal the number of New Crumbs Class B Exchangeable Units exchanged divided by 10). See “Description of Securities” for more information about the terms of the 57th Street Series A Voting Preferred Stock.

The Equity Consideration, when combined will, subject to certain preferential rights, approximate the voting, economic and other rights the Members would have were they to hold 3,900,000 Common Shares, representing 39.15% of the outstanding Common Shares of 57th Street after giving effect to the Merger and the issuance of the Equity Consideration and assuming no Contingency Consideration (as defined below) is issued, no Common Shares are tendered in the Offer, no Warrants are exercised and no securities are issued pursuant to the Incentive Plan (as defined in the Business Combination Agreement). See “The Business Combination Agreement — Merger Consideration to be Delivered” for a further description of the Equity Consideration.

The Cash Consideration payable at Closing shall be subject to adjustment based upon the actual adjusted net working capital of Crumbs as of the Closing in relation to the normalized level of net working capital of Crumbs taking into account the historical operation of the business in the ordinary course. An adjustment to the Cash Consideration will not cause a change to the amount of the Equity Consideration.

The Members will also be entitled to receive the following additional consideration in exchange for their Old Crumbs Units in the event the Common Shares achieve trading prices of $15, $17.50 and/or $20 per share and/or 57th Street achieves EBITDA of $17,500,000, $25,000,000, and/or $30,000,000 during the period beginning after the Closing and ending on December 31, 2015 (such period referred to as the “Earnout Period”) or upon the occurrence of certain acceleration events:

•	Up to 4,400,000 New Crumbs Class B Exchangeable Units; and

•	Up to 440,000 shares of the 57th Street Series A Voting Preferred Stock.

The Contingency Consideration combined will, subject to certain preferential rights, approximate the voting, economic and other rights the Members would have were they to hold 4,400,000 Common Shares, when aggregated with the Equity Consideration and the Members’ voting power, would represent 57.79% of the outstanding Common Shares after giving effect to the Merger and the issuance of the Equity Consideration and Contingency Consideration and assuming no Common Shares are tendered in the Offer, no Warrants are exercised and no securities are issued pursuant to the Incentive Plan. See “The Business Combination Agreement — Merger Consideration to be Delivered” for a further description of the Contingency Consideration.

The issued and outstanding membership interests of Merger Sub, which are all currently held by 57th Street, will automatically be converted into a number of New Crumbs Class A Voting Units equal to the number of Common Shares issued and outstanding as of the completion of the Merger after giving effect to the Offer, and 57th Street shall cease to have any other rights in and to Merger Sub (and Crumbs as the surviving entity from the Merger).

Please see the diagram in “Summary Term Sheet and Questions and Answers” that depicts our organizational structure immediately following this Offer and the Transaction.

The Offer

Concurrently with the Merger, 57th Street will provide its stockholders with the opportunity to redeem their Common Shares for cash equal to $9.98 per Common Share, upon the consummation of the Merger (the “Tender Offer”) 57th Street’s board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of the Merger and approved the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, and (iii) determined that the Merger is in the best interests of the stockholders of 57th Street and if consummated would constitute our initial business transaction pursuant to our Certificate of Incorporation. The members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, those of 57th Street securityholders. See “The Transaction — Certain Benefits of 57th Street’s Directors and Officers and Others in the Transaction.”

57th Street will be issued the New Crumbs Class A Voting Units. Pursuant to its Certificate of Incorporation, 57th Street will designate a new series of Preferred Stock as 57th Street Series A Voting Preferred Stock which will be issued to each Member.

Related Agreements

In addition to the Business Combination Agreement the parties to the Business Combination Agreement will enter into certain other related agreements at Closing, including the Employment Agreements, Lockup Agreement, Exchange and Support Agreement, Third Amended & Restated LLC Agreement, Tax Receivable Agreement Registration Rights Agreement and Warrant Repurchase Agreements. The proposed terms of such agreements are described in greater detail below under the heading “Related Agreements.”

Background of the Transaction

The terms of the Business Combination Agreement are the result of negotiations between the representatives of 57th Street and Crumbs. The following is a brief description of the background of these negotiations, and the related transactions.

57th Street was formed on October 29, 2009 and is a blank check company organized under the laws of the State of Delaware. It was formed to acquire, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets.

A registration statement for 57th Street’s IPO was declared effective on May 19, 2010. On May 25, 2010, 57th Street consummated its IPO of 5,000,000 units (the “Units”). On May 28, 2010, 57th Street consummated the closing of an additional 456,300 units pursuant to the exercise of the underwriters’ over-allotment option. Each Unit consists of one Common Share of 57th Street and one Warrant. Each Warrant will entitle its holder to purchase from 57th Street one Common Share at an exercise price of $11.50 commencing on the later of (a) May 19, 2011 or (b) 30 days following the completion of a business transaction, and will expire five (5) years from the date of the consummation of the business transaction. The Warrants may be redeemed by 57th Street at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the Common Shares are at least $17.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. The Common Shares and Warrants started trading separately on June 10, 2010.

The units were sold at an offering price of $10.00 per unit, bringing total gross proceeds to 57th Street from the 5,456,300 units sold in its IPO (including the 456,300 units sold pursuant to the over-allotment option) to $54,563,000. A total of $54,476,303 (including the proceeds of a previously announced private placement of 3,700,000 Insider Warrants for $1,850,000 to 57th Street’s sponsor, 57th Street GAC Holdings, LLC and the underwriters of the IPO) has been placed in the Trust Account.

Prior to the consummation of its IPO, neither 57th Street, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with 57th Street.

Subsequent to the consummation of the IPO on May 25, 2010, 57th Street commenced consideration of potential target companies with the objective of consummating a business transaction. 57th Street compiled a list of potential targets and updated and supplemented such list from time to time. The total number of potential acquisition targets eventually considered by 57th Street exceeded 55.

During the period from the closing of its IPO to January 9, 2010, 57th Street:

•	participated in in-person or telephonic discussions with representatives of over 55 potential acquisition targets other than Crumbs;

•	entered into non-disclosure agreements with 19 potential acquisition targets other than Crumbs, or their representatives; and

•	entered into letters of intent and conducted diligence with respect to three potential acquisition targets, including Crumbs.

57th Street reviewed the potential acquisition targets based on the same criteria discussed below and used in evaluating the Transaction, which include revenue growth opportunities, financial results, competitive position, industry dynamics and management experience, and narrowed its focus based on the interest expressed by the potential targets. Of the 55 potential targets that expressed interest, discussions progressed to a point of sufficient mutual interest that 57th Street entered into non-disclosure agreements with 19 of such targets. Based on the criteria described herein, 57th Street’s analysis of the potential partners progressed to the due diligence phase with respect to only three companies including Crumbs. One of such companies was eliminated in September 2010. None of the other potential acquisition targets considered by 57th Street were comparable to Crumbs because they did not operate in the same industry as Crumbs. Crumbs was ultimately favored over the other two candidates because of its proven operating model and its growth prospects.

On October 20, 2010 Mark Klein, 57th Street’s Chief Executive Officer, met with Keith Miller with Goode Partners LLC and Mr. Miller offered to introduce 57th Street to Crumbs’ investors and management. During the meeting, Mr. Klein and Mr. Miller discussed the general terms of a finder’s agreement. Following the meeting, Mr. Miller arranged for Mr. Klein to meet with Edwin Lewis, a director of, and an investor in, Crumbs. On February 3, 2011, 57th Street entered into a Finder’s Agreement with Cynthia Lane, LLC, an entity controlled by Mr. Miller. The agreement memorializing the authorization of Mr. Miller on a non-exclusive basis, to identify and refer potential acquisition candidates for a business combination to 57th Street. Pursuant to such agreement, 57th Street is required to pay a finder’s fee to Cynthia Lane, LLC if any prospect introduced by Mr. Miller leads to the consummation of a business transaction.

On October 26, 2010, Mark Klein had an initial meeting with Edwin Lewis at 57th Street’s office. During the meeting, Mr. Klein provided an overview of special purpose acquisition corporations and Mr. Lewis provided an overview of Crumbs.

On October 27, 2010 Mr. Klein met with Mr. Lewis and Jason Bauer, Crumbs’ Chief Executive Officer, at 57th Street’s office. Paul Lapping, 57th Street’s CFO participated in the meeting by phone. Management from both companies provided overviews of their respective businesses. Following the meeting, Mr. Lapping forwarded materials describing 57th Street and a non disclosure agreement to Mr. Bauer. On October 28th, Crumbs and 57th Street executed the non disclosure agreement. On October 29th, 57th Street received an initial package of confidential information regarding Crumbs from Mr. Bauer.

On November 1, 2010, 57th Street management, including Mr. Klein and Mr. Lapping together with Jason Bauer, reviewed a potential transaction with representatives from Morgan Joseph and Co. Inc. (“Morgan Joseph”), Ladenburg Thalmann, each of whom were underwriters of 57th Street’s IPO, and B. Riley, as a potential advisor to 57th Street.

On November 3, 2010, 57th Street sent Mr. Bauer and Mr. Lewis a financial model illustrating a business combination between 57th Street and Crumbs. Mr. Klein met with Mr. Bauer and Mr. Lewis, who participated by phone, on November 5, 2010 and reviewed the financial model. On November 9, 2010, Mr. Klein and Mr. Bauer met at 57th Street’s office to discuss a revised financial model.

On November 11, 2010, representatives of 57th Street and Crumbs management, together with their respective tax counsels, had a conference call to discuss tax considerations.

On November 15, 2010, 57th Street sent an initial draft letter of intent to Crumbs.

On November 16, 2010, Messrs. Klein, Lapping, Bauer and Miller met with Tom Chin and Dana Telsey of the Telsey Group to discuss the potential Transaction between Crumbs and 57th Street. By letter agreement dated February 8, 2010, between 57th Street and Telsey Advisory Group LLC (“TAG”), TAG agreed to act as financial and capital markets adviser in connection with the Transaction and perform such services for 57th Street as are customary and appropriate in transactions such as the business transaction.

On November 29, 2010, 57th Street management, Jason Bauer and John Ireland, Crumbs’ CFO, and representatives of Morgan Joseph had a conference call during which Crumbs historical financial results and the format for preparation of more detailed projections was discussed.

57th Street thereupon requested its counsel, Ellenoff Grossman & Schole LLP (“EGS”) to prepare a draft letter of intent for discussion purposes.

On December 6, 2010, 57th Street sent Crumbs a reversed draft letter of intent. On December 7, 2010, 57th Street reviewed the letter of intent with Jason Bauer and his counsel via teleconference. On December 17, 2010, Crumbs and 57th Street executed the letter of intent.

On December 20, 2010, 57th Street held a meeting of its board of directors and advisory board to review the status of and consider the possible business transactions, including the Crumbs transaction. At the meeting Jason Bauer and John Ireland presented information on expected 2010 operating results and the plan of operation for the ensuing four years. The Board determined to pursue the Crumbs transaction and requested EGS to prepare a draft business combination agreement.

On December 23, 2010, 57th Street and its counsel, EGS, provided a draft Business Combination Agreement to Crumbs and its counsel, Akin Gump Strauss Hauer & Feld LLP (“AGSHF”). Subsequently, Mark Klein and Paul Lapping of 57th Street, Jason Bauer, Edwin Lewis and John Ireland of Crumbs, 57th Street’s counsel and Crumbs’ counsel held various meetings and conference calls to negotiate the terms of the Business Combination Agreement.

On January 7, 2011, the board of directors of 57th Street held a special meeting. At this meeting, the board of directors received a presentation from Mark Klein and Paul Lapping presenting a synopsis of the proposed transaction and projections received from Crumbs and background of Crumbs. The 57th Street board of directors also received a presentation from Douglas S. Ellenoff of EGS as to the legal terms of the Transaction and due diligence. Following the presentations, and after discussions thereon, the 57th Street board of directors unanimously approved the proposed Transaction and authorized the officers of 57th Street to execute the Transaction documents.

On January 9, 2011, the Business Combination Agreement was executed by the parties. Prior to the opening of the financial markets on January 10, 2011, 57th Street and Crumbs issued a press release announcing the Transaction.

On February 18, 2011 and on March 17, 2011, the parties amended certain provisions of the Business Combination Agreement, and the next business day issued a press release announcing such amendment. See “The Business Combination Agreement — Amendment to the Business Combination Agreement.”

57th Street’s Board of Directors’ Reasons for the Approval of the Transaction

Based upon its evaluation, 57th Street’s board of directors unanimously approved the Transaction with Crumbs and determined that it is in the best interests of 57th Street and its stockholders.

57th Street’s board of directors considered a wide variety of factors in connection with its evaluation of the Transaction. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of 57th Street’s board of directors may have given different weight to different factors.

57th Street’s board of directors considered the nature of the business of Crumbs, its current capitalization and operating results, the extent of the liabilities to be assumed and the factors below, in addition to the various risks discussed in the section entitled “Risk Factors”, in reaching its determination that the Transaction is in the best interests of 57th Street’s stockholders and to approve the Transaction.

In considering the Transaction, 57th Street’s board of directors gave consideration to the following positive factors (although not weighted or in any order of significance):

•	Opportunities to grow existing revenue streams and create new revenue streams associated with Crumbs. An important criteria to 57th Street’s board of directors in identifying a Transaction target was that the target business could support long term growth through economic cycles. The board of directors believes Crumbs’ infrastructure of branding, growth, customer loyalty, quality and intellectual capital are in place to facilitate such growth. Primary growth strategy includes operating an aggregate of 200 retail stores by 2014, increasing e-commerce operations, continuing to invest in brand development and penetrating new markets.

•	The financial results of Crumbs, including potential for revenue growth and improved operating margins. The board of directors evaluated Crumbs’ operating cost structure and transaction economics in its current business segments and growth initiatives. Based upon Crumbs’ prospects, the board of directors determined Crumbs would have the ability to leverage its infrastructure and fixed costs and improve margins as it grows. In particular, assuming sufficient working capital to support Crumbs’ growth strategy, including their anticipated expansion to 200 locations in relatively unproven markets during such period, Crumbs’ estimated fiscal year 2010 and projected fiscal year 2011-2014 revenue, gross profit, EBITDA and net income indicated to the board of directors strong growth and improvement potential from that experienced by Crumbs in fiscal years 2008 and 2009.

•	The industry dynamics, including barriers to entry and the competitive position of Crumbs. Another investment criteria the board of directors reviewed was the existence of barriers to entry and Crumbs’ competitive position. Crumbs has developed unique and innovative recipes, and engaged the services of commercial bakers to deliver consistent quality products to each of its retail stores, as well as to customers purchasing their cupcakes or other baked goods on-line.

•	Crumbs’ experienced management team. Another important criteria to 57th Street’s board of directors in identifying a transaction target was that the target business had a management team with specialized knowledge of the markets within which it operates. Crumbs’ senior management team founded the business, and its largest investor facilitated the brand’s rapid expansion. 57th Street’s board of directors determined Crumbs’ management team has requisite knowledge and experience within the food and beverage industry, and particularly cupcakes, to continue to lead the business as it expands.

In addition, 57th Street’s board of directors also gave consideration to the following negative factors (although not weighted or in any order of significance):

•	Revenues and results of operations are volatile and difficult to predict. Any number of factors can impact Crumbs’ revenues and results of operations, causing them to fluctuate from quarter to quarter. While Crumbs has control over some of these factors, such as the types of baked goods and beverages it sells, the independent commercial bakers it contracts with to provide services, the retail store locations it pursues for new openings and the retail cost of its goods, Crumbs has limited to no control over a majority of the factors identified by 57th Street’s board of directors (e.g. changes in general market conditions; lack of barriers to entry; risk of changes in discretionary spending; the impact of changes in health and nutritional concerns and regulations; changing legislation and regulatory environments; unproven potential markets; availability of personnel and suppliers, including bakeries; distribution problems; competition; real estate availability; impact of weather, natural disasters and general economic conditions).

•	Reliance on a small number of suppliers. Crumbs relies on four primary suppliers of its baked goods products and one primary vendor for its paper goods and packaging. As of January 19, 2011, Crumbs had agreements with four regional bakery suppliers. Crumbs’ regional suppliers are for the New York, Los Angeles, Chicago and Washington, D.C. area markets. Crumbs’ exclusive dependence on daily deliveries from only four regional suppliers could cause shortages or supply interruptions that could adversely impact Crumbs’ operations. Any increase in distribution prices or failure by Crumbs’ distributors to perform could adversely affect Crumbs’ operating results.

•	Changing economic and market conditions. Crumbs operating results are subject to fluctuations in part due to new store openings, consumer demand, holidays, adverse weather and current economic and market conditions. As a result, Crumbs may be required to adjust its sales and marketing practices and react to different business opportunities and modes of competition based on the economic environment and market opportunities.

•	Concentration of business. Crumbs currently operates 24 stores in the Northeast states, of which 14 are located in the New York City area, and six stores in California, all of which are located in or around the Los Angeles area. As a result, Crumbs is particularly susceptible to adverse trends and economic conditions in these areas. In addition, given Crumbs’ geographic concentration, negative publicity regarding any of its stores could have a material adverse effect on its business and operations, as could other regional occurrences impacting the local economies in these markets.

•	Barriers to entry and expansion into unfamiliar territory. Some of Crumbs’ new stores are planned for markets where it has little or no operating experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than Crumbs’ existing markets. Consumers in a new market may not be familiar with the Crumbs brand, and Crumbs may need to build brand awareness in that market through greater investments in advertising and promotional activity than it originally planned. Crumbs may find it more difficult in new markets to hire, motivate and keep qualified employees who can project its vision. Stores opened in new markets may also have lower average store revenue than stores opened in existing markets, and may have higher construction, occupancy or operating costs than stores in existing markets. Further, Crumbs may have difficulty in finding reliable commercial bakers, suppliers or distributors that can provide it, either initially or over time, with adequate supplies of ingredients meeting its quality standards. Revenue at stores opened in new markets may not reach expected revenue and profit levels negatively impacting overall profitability.

Interest of 57th Street Stockholders in the Transaction

Upon consummation of the Transaction, holders of 57th Street Common Shares, including the Sponsor, will own approximately 73.5% of the Common Shares of 57th Street on a fully diluted basis (assuming that no holders of Common Shares elect to tender their Common Shares pursuant to this Offer, all Warrants are exercised and the Contingency Consideration is not issued), or holders of 57th Street will own 13.19% of 57th Street’s Common Shares on a fully diluted basis (assuming that 500,000 Common Shares are tendered pursuant to this Offer, none of the Warrants are exercised, the Contingency Consideration is earned and the Sponsor’s shares are earned). See “Beneficial Ownership of 57th Street Securities.”

Certain Benefits of 57th Street’s Directors and Officers and Others in the Transaction

57th Street’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If 57th Street is unable to consummate the Transaction or fails to complete an initial business transaction pursuant to the Certificate of Incorporation, we will (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of our public shares of common stock for a per share pro rata portion of the Trust Account (including interest, but net of any taxes), subject to the requirements of applicable law and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders. In such event, the 606,256 founder shares held by the Sponsor that were acquired before the IPO for an aggregate purchase price of $25,000 would be worthless because the Sponsor is not entitled to receive any of the liquidation proceeds with respect to such shares.

•	The Sponsor purchased an aggregate of 3,500,000 Insider Warrants at a purchase price of $0.50 per warrant for an aggregate purchase price of $1,750,000 in a private placement prior to the IPO. All of the proceeds 57th Street received from this private placement were placed in the Trust Account. The Business Combination Agreement requires that, on or prior to the Closing Date, we enter into warrant repurchase agreements with each of Sponsor and the underwriters of our IPO for the repurchase of all 3,700,000 Insider Warrants held by our Sponsor and the underwriters of our IPO, in each case for cash in an amount equal to One Dollar ($1.00) per Insider Warrant, and subject only to the condition that the Merger has been consummated and on such other terms reasonably satisfactory to us, the Members and Crumbs . If the Merger is consummated, the Sponsor will receive $3,500,000, and the underwriters of the IPO will receive $200,000. If 57th Street is unable to consummate the Transaction or fails to complete an initial business combination and is subsequently dissolved and liquidated, all of 57th Street’s warrants, including the Insider Warrants, will expire worthless. The Insider Warrants had an aggregate market value of $3,145,000 based on the closing price of Warrants of $0.85 on March 16, 2011.

•	It is currently anticipated that Mark D. Klein, our chairman of the board of directors and chief executive officer, will be a director of 57th Street following the consummation of the Transaction.

•	If 57th Street liquidates prior to the consummation of a business combination, Messrs. Klein and Lapping will be personally liable to pay debts and obligations to vendors and other entities that are owed money by 57th for services rendered or products sold to 57th Street, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the Trust Account, but only if such entities did not execute a waiver (even if such waiver is subsequently found to be invalid and unenforceable). Based on 57th Street’s estimated debts and obligations, it is not currently expected that Messrs. Klein and Lapping will have any exposure under this arrangement in the event of a liquidation.

•	If 57th Street is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Messrs. Klein and Lapping has agreed to advance 57th Street the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $30,000) and not to seek repayment for such expenses.

Additionally, upon consummation of the Transaction, the underwriters of 57th Street’s IPO, will be entitled to receive approximately $600,193 of deferred underwriting commissions, EGS will be entitled to receive $100,000 in deferred legal fees, Morgan Joseph will be entitled to receive $545,630 in merger and acquisition advisory services, Cynthia Lane, LLC will be entitled to receive up to $500,000 as a finder’s fee for introducing 57th Street to Crumbs, and TAG will be entitled to receive $100,000 (calculated as of the date of this Offer to Purchase, which, based on services to be performed prior to the Expiration Date, is likely to increase) for financial advisory services performed in connection with the Transaction.

Anticipated Accounting Treatment

The Merger will be accounted for as a recapitalization of Crumbs and management has concluded that Crumbs is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the Merger was to assist Crumbs with its business plan to expand. Of the two entities, Crumbs is the operating entity within the consolidated companies. The Members have the right to designate the initial board of 57th Street following the Merger and as holders of 57th Street Series A Voting Preferred Stock will have the right to appoint a majority of the directors during the Earnout Period. Two of Crumbs’ continuing board members will serve on the 57th Street board of directors. Crumbs’ senior management will be continuing as senior management of the combined company. Although a larger portion of the voting rights in the combined entity will be held by former 57th Street stockholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity were not aligned with this voting interest. Additionally, the 57th Street stockholders are expected to represent a diverse group of stockholders at completion of the Merger and we are not aware of any voting or other agreements that suggest that they can act as one party.

THE BUSINESS COMBINATION AGREEMENT

This section of the Offer to Purchase describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is annexed hereto as Annex I, including the amendments thereto, which is incorporated herein by reference. Securityholders and other interested parties are urged to read the Business Combination Agreement and the amendments thereto, copies of which are attached as Annex I hereto, in their entirety because they are the primary legal documents that govern the Transaction. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Business Combination Agreement.

The Business Combination Agreement has been included to provide information regarding the terms of the Transaction. In your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Business Combination Agreement may have the right to not close the Merger if the representations and warranties of another party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties to the Business Combination Agreement, rather than establishing matters of fact. The representations and warranties and other provisions of the Business Combination Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Offer to Purchase and the Annex.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of the Offer to Purchase, may have changed since the date of the Business Combination Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. 57th Street and Crumbs do not believe that these schedules contain information that is material to an investment decision.

Structure of Transaction

Pursuant to the Business Combination Agreement, 57th Street, Merger Sub, Crumbs and the Members will engage in a series of procedural steps as outlined below pursuant to which Crumbs will become a non-wholly owned subsidiary of 57th Street and the Members will remain members of the Surviving Company. Although the following steps are explained in sequence, they are anticipated to be accomplished concurrently.

•	In connection with the Transaction, the Members, in accordance with the terms and conditions of the Business Combination Agreement, will receive at the effective time of the Merger the Closing Merger Consideration as more fully described below.

•	In addition to the Closing Merger Consideration, the Members will be entitled to receive, to the extent it becomes due and payable in accordance with the terms of the Business Combination Agreement the Contingency Consideration upon 57th Street’s achievement of certain financial targets and stock price targets as more fully described below. The Contingency Consideration and the Closing Merger Consideration, as adjusted in accordance with the terms of the Business Combination Agreement, are referred to as the “Merger Consideration”.

•	Certificates representing the Contingency Consideration and certain lock-up shares (to be used as recourse for indemnity obligations) (the “Claim Shares”) will be deposited in escrow and subject to an escrow agreement to be entered into at closing.

•	57th Street will have completed the Offer pursuant to Rule 13e-4 and Regulation 14E (each, as modified, waived or otherwise agreed to with the SEC) of the Exchange Act. Through the tender offer, stockholders of 57th Street will be provided with the opportunity to redeem their Common Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes, upon the consummation of the Merger. The obligation of 57th Street to purchase Common Shares validly tendered and not properly withdrawn pursuant to the Tender Offer will be subject to, among others, the condition that no more than 500,000 Common Shares have been validly tendered and not properly withdrawn pursuant to and prior to the expiration of the Tender Offer.

•	At the Effective Time, the Merger Sub shall be merged with and into Crumbs by the filing of a certificate of merger with the Secretary of State of the State of Delaware. Upon the consummation of the Merger, the separate existence of the Merger Sub shall thereupon cease and Crumbs, as the surviving company in the Merger, shall continue its corporate existence under the laws of the State of Delaware as a non-wholly owned subsidiary of 57th Street.

Merger Consideration to be Delivered

In connection with the Transaction, the Members, in accordance with the terms and conditions of the Business Combination Agreement, will receive at the effective time of the Merger aggregate consideration consisting of: (A) $27,000,000 in cash (as adjusted, the “Cash Consideration”), and (B) 3,900,000 New Crumbs Class B Exchangeable Units and 390,000 shares of Series A voting preferred stock of 57th Street, par value $0.0001 per share, with such terms and conditions as set forth in the certificate of designation of 57th Street (such series the “57th Street Series A Voting Preferred Stock” and such shares together with such units of New Crumbs Class B Exchangeable Units, the “Equity Consideration” and, collectively with the Cash Consideration, the “Closing Merger Consideration”). Each New Crumbs Class B Exchangeable Unit shall be exchangeable, pursuant to the terms of the Business Combination Agreement, for one share of common stock of 57th Street (subject to adjustment pursuant to organic anti-dilution provisions in the Business Combination Agreement). The Cash Consideration portion of the Closing Merger Consideration shall be subject to adjustment after closing based upon the actual adjusted net working capital of Crumbs as of the Closing. The receipt of the Equity Consideration is further subject to the execution of lock up agreements (as set forth below) by the Members. In addition to the Closing Merger Consideration, the Members will be entitled to receive, to the extent it becomes due and payable in accordance with the terms of the Business Combination Agreement, up to an aggregate of 4,400,000 New Crumbs Class B Exchangeable Units and 440,000 shares of 57th Street Series A Voting Preferred Stock (the “Contingency Consideration”) upon 57th Street’s achievement of certain financial targets and stock price targets.

The Contingency Consideration is payable pursuant to achievement of certain stock price targets based upon the trading price of the common stock of 57th Street (“Stock Targets”) and financial performance (“EBITDA Targets”), or a combination thereof, but will in no event exceed the aggregate amount of consideration issuable thereunder. With respect to Stock Targets, in the event the common stock of 57th Street either (a) trades at or above $15 for 20 out of 30 consecutive trading days during the calendar year 2011 (the “First Stock Target”), (b) trades at or above $17.50 for 20 out of 30 consecutive trading days during either the calendar year 2011 or 2012 (the “Second Stock Target”), or (c) trades at or above $20 for 20 out of 30 consecutive trading days during any calendar year 2011, 2012 or 2013 (the “Third Stock Target”), then the Members will be entitled to Contingency Consideration equal to approximately 1,466,666 New Crumbs Class B Exchangeable Units and approximately 146,666 shares of 57th Street Series A Voting Preferred Stock upon satisfaction of each of the First Stock Target, Second Stock Target and/or Third Stock Target. With respect to EBITDA Targets, to the extent that not all Stock Targets have been achieved, if 57th Street achieves Adjusted EBITDA (as defined below) of $17,500,000 for the 12 months ending December 31, 2013 or Adjusted EBITDA of $25,000,000 for the 12 months ending December 31, 2014, then in each case, the Members shall receive 2,200,000 New Crumbs Class B Exchangeable Units and 220,000 shares of 57th Street Series A Voting Preferred Stock. Finally, to the

extent any portion of the Contingency Consideration has not then been released to the Members, in the event 57th Street achieves $30,000,000 in Adjusted EBITDA for the 12 months ending December 31, 2015, such remaining portion of Contingency Consideration will be released to the Members.

For the purposes of the Business Combination Agreement, “Adjusted EBITDA” means consolidated net earnings of 57th Street, including net earnings attributable to any non-controlling interest, determined in accordance with United States generally accepted accounting principles as of January 9, 2011, before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to the Tax Receivable Agreement, depreciation, amortization, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, the non-cash effect on rent expense as a result of straight-lining rent, extraordinary or non-recurring expenses (including the expenses) and all other extraordinary non-cash items for the applicable period and as applied on a consistent basis.

Pursuant to the terms and conditions of the Business Combination Agreement, the Contingency Consideration or any remaining portion thereof shall be released to the Members upon a Change of Control (as defined in the Business Combination Agreement) of 57th Street or the Surviving Company.

Certificates representing the Contingency Consideration and certain lock-up shares (to be used as recourse for indemnity obligations) (the “Claim Shares”) will be held in escrow and subject to an escrow agreement to be entered into at closing.

At Closing, 57th Street, the Surviving Company, Crumbs, the Member Representatives and Continental Stock Transfer & Trust Company (the “Escrow Agent”) shall enter into an Escrow Agreement, in the form and substance reasonably satisfactory to the Parties (the “Escrow Agreement”) and the Surviving Company and 57th Street shall deposit with the Escrow Agent pursuant to the terms of the Escrow Agreement [A] certificates for 4,400,000 New Crumbs Class B Exchangeable Units and 440,000 shares of 57th Street Series A Voting Preferred Stock representing the aggregate Contingency Consideration payable to the Members pursuant to the Business Combination Agreement, and [B] certificates for the Claim Shares. The Escrow Agent shall release the relevant portion of the Contingency Consideration, if any, 10 days after (i) the relevant determination of the EBITDA Targets for the applicable target period, (ii) the relevant determination of the trading prices for the applicable Stock Target, or (iii) the occurrence of a Change of Control of 57th Street or Crumbs. To the extent an organic dilution event occurs following the date of the Business Combination Agreement, but prior to release of all the Contingency Consideration from Escrow, 57th Street and Merger Sub shall deposit additional certificates of New Crumbs Class B Exchangeable Units and 57th Street Series A Voting Shares as may be required pursuant to the Business Combination Agreement.

From and after the Effective Time until the earlier of (i) the time when all Contingency Consideration has been delivered to the Members after the achievement of any of the Stock Targets or EBITDA Targets or (ii) the expiration of the 2015 EBITDA Target (the “Earnout Period”), upon the occurrence of a “Change of Control” (as defined below) of 57th Street or Crumbs, the remaining portion of the Contingency Consideration shall immediately vest and the Members shall be entitled to receive their allocable portions of such Contingency Consideration in accordance with the Member allocation. For the purposes of the Business Combination Agreement, “Permitted Holder” means the Members, their Permitted Family Transferees (as defined in the Business Combination Agreement) and any other holders of 57th Street Series A Voting Preferred Stock. For the purposes of the Business Combination Agreement, a “Change of Control” shall have been deemed to occur with respect to a Person upon: (a) the sale, lease, license, distribution, dividend or transfer, license in one or a series of related transactions, of 50% or more of the Person’s assets; (b) a merger, consolidation or other business combination of such Person or any successor or other entity holding all or substantially all the assets of such Person that results in the stockholders of such Person or other entity holding all or substantially all the assets of such Person immediately before the consummation of such transaction holding, directly or indirectly, less than 50% of the voting power of such Person immediately following the consummation of such transaction; (c) a transaction or series of related transactions in which a majority of the board of directors or equivalent governing body of such Person immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of such Person immediately prior to such transaction and are not designees of the Members; or (d) any person or

“group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of such Person representing more than 35% of the voting power of the capital stock of such Person entitled to vote for the election of directors of such Person.

Working Capital Reserve and Warrant Reserve

It is a condition to the Business Combination Agreement that 57th Street has reserved from the funds held in the Trust Account: (i) $15.0 million in cash (after taking into account the cash consideration to be paid to the Members of Crumbs, all amounts paid for Common Shares tendered pursuant to this Offer, all professional fees incurred, or obligated to be paid at Closing by 57th Street with respect to the IPO and by 57th Street and Crumbs with respect to the Merger and the Offer, and all other costs and expense to be paid by 57th Street at Closing pursuant to the Business Combination Agreement), which aggregate amount will become available for the post-business combination company to use for working capital purposes following the transaction and (ii) $3,700,000 of cash to be reserved for the purchase of the Insider Warrants following the Offer.

Closing and Effective Time of the Transaction

The Transaction is expected to be consummated promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Transaction,” unless 57th Street and Crumbs agree in writing to hold the closing at another time but in no event will such time be later than May 31, 2011.

Conditions to Closing of the Transaction

The obligations of the parties to the Business Combination Agreement to consummate the Transaction are subject to the satisfaction (or waiver by each other party) of the following specified conditions set forth in the Business Combination Agreement before consummation of the Transaction:

(i) The Tender Offer shall have been conducted and no more than 500,000 Common Shares shall have been validly tendered and not properly withdrawn prior to the expiration of the Tender Offer.

(ii) The applicable waiting period (and any extension thereof) under any antitrust laws shall have expired or been terminated.

(iii) All authorizations, approvals and permits required to be obtained from or made with any governmental authority in order to consummate the transactions contemplated by the Business Combination Agreement, and all consents from third persons required in connection with the transactions contemplated by the Business Combination Agreement (except for certain consents relating to the tenant leases), shall have been obtained or made.

(iv) The restructuring of lease arrangements with respect to certain stores currently leased by third party landlords to an affiliate of Crumbs, including the assignment to and assumption by Crumbs of such tenant leases and the obtaining of the consent of the relevant landlord shall have been completed in a manner reasonably satisfactory to the parties.

(v) No governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Merger or the other transactions contemplated by the Business Combination Agreement or the agreements contemplated by the Business Combination Agreement illegal or otherwise preventing or prohibiting consummation of the Merger or such transactions contemplated by the Business Combination Agreement, the certificate of designation or the other ancillary agreements related to the Business Combination Agreement.

(vi) The Escrow Agreement shall have been finalized with terms and conditions reasonably satisfactory to the parties and duly executed and delivered by the parties thereto.

(vii) The certificate of designation for the 57th Street Series A Voting Preferred Stock shall have been finalized and 57th Street shall have filed with the Secretary of State of Delaware, and the Secretary of State of Delaware shall have accepted, the certificate of designation duly adopted by the 57th Street board.

(viii) An aggregate of retail stores of Crumbs representing at least 75% of the revenues of Crumbs on a consolidated basis (as reflected in the statement of income of the Crumbs closing financials) either (a) shall have obtained consents from third persons required in connection with the tenant leases for such retail store and/ or (b) have tenant leases that do not require consent from any third person.

(ix) Following specified distributions (not taking into account Deferred Expenses) and after giving effect to the payment and/ or withholding by 57th Street of (i) the Cash Consideration, (ii) the Aggregate Tender Consideration, (iii) the Deferred Underwriter Amount, (iv) the Regulatory Fees and (v) the Combined Transaction Expenses (other than the Expenses which payment has been deferred until after Closing as the result of agreements between Parent and the Persons who are owed such Expenses in an amount not to exceed $718,421), there shall be available for distribution from the Trust Account upon the closing of the Transaction, an amount no less than Fifteen Million Dollars ($15,000,000) to be paid to the post-transaction company in respect of the Capital Contribution to fund its future working capital needs plus the Warrant Reserve Amount.

The obligations of 57th Street and Merger Sub to consummate the Transaction are subject to various additional closing conditions (unless waived by 57th Street):

(i) Each of the representations and warranties of Crumbs and the Members set forth in the Business Combination Agreement shall be true and correct as of the date of the Business Combination Agreement and as of the Effective Time as though made as of the Effective Time Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (as defined in the Business Combination Agreement).

(ii) Crumbs and the Members shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under the Business Combination Agreement at or prior to the Effective Time.

(iii) Crumbs shall have delivered to 57th Street a certificate, dated the Closing Date, signed by an executive manager of Crumbs, certifying in such capacity as to the satisfaction of certain conditions.

(iv) Crumbs shall have delivered to 57th Street a true copy of the resolutions of Crumbs board authorizing the execution of the Business Combination Agreement and the consummation of the Merger and transactions contemplated in the Business Combination Agreement, certified by the Secretary of Crumbs or similar officer.

(v) No Company Material Adverse Effect shall have occurred since the date of the Business Combination Agreement.

(vi) 57th Street shall have received the Surviving Company Limited Liability Business Combination Agreement, duly executed by the Members.

(vii) 57th Street shall have received an opinion of Crumbs’ transaction counsel, Akin Gump Strauss Hauer & Feld LLP, in form and substance reasonably satisfactory to the 57th Street, addressed to 57th Street and the 57th Street Subsidiaries, and dated as of the Closing Date.

(viii) 57th Street shall have received the Lock Up Agreements, duly executed by the Members.

(ix) 57th Street shall have received employment agreements from each of Jason Bauer, Mia Bauer and Chuck Ireland (collectively, the “Employment Agreements”).

(x) 57th Street shall have received the Exchange and Support Agreement, duly executed by the Members.

(xi) 57th Street shall have received the Tax Receivable Agreement, duly executed by Crumbs.

(xii) 57th Street shall have received the Registration Rights Agreement, duly executed by the Members.

(xiii) Crumbs Inc. shall have filed an amendment to its certificate of incorporation changing its name to a name that does not utilize the word “Crumbs”, and the Secretary of State of the State of New York shall have accepted such amendment.

The obligations of Crumbs and the Members to consummate the Transaction are subject to various additional closing conditions (unless waived by each of Crumbs and each Crumbs Member):

(i) Each of the representations and warranties of the 57th Street and/or Merger Sub set forth in the Business Combination Agreement shall be true and correct as of the date of the Business Combination Agreement and as of the Effective Time as though made as of the Effective Time, except (i) to the extent that any of such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness or such representations and warranties would, in the aggregate, reasonably be expected to result in a 57th Street Material Adverse Effect (as defined in the Business Combination Agreement).

(ii) Each of 57th Street and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under the Business Combination Agreement at or prior to the Effective Time.

(iii) 57th Street shall have delivered to Crumbs a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of 57th Street, certifying in such capacity as to the satisfaction of certain conditions.

(iv) 57th Street shall have delivered to Crumbs a true copy of the resolutions of the 57th Street board, and Merger Sub board, each authorizing the execution of the Business Combination Agreement and the consummation of the Merger and transactions contemplated by the Business Combination Agreement, certified by the Secretary of each of 57th Street and Merger Sub, or similar officer.

(v) No 57th Street Material Adverse Effect shall have occurred since the date of the Business Combination Agreement.

(vi) Crumbs shall have received an opinion of the 57th Street’s and Merger Sub’s counsel, Ellenoff Grossman & Schole LLP, in form and substance reasonably satisfactory to Crumbs and the Members, addressed to Crumbs and the Members and dated as of the Closing Date.

(vii) The Members shall have received the Surviving Company Limited Liability Agreement, duly executed by 57th Street.

(viii) The Letter Agreements shall be in full force and effect in accordance with its terms.

(ix) The Members shall have received the Exchange and Support Agreement, duly executed by 57th Street.

(x) Immediately prior to Closing, 57th Street shall be in compliance in all material respects with the reporting requirements under the Exchange Act.

(xi) 57th Street shall have delivered resignations of the existing directors of 57th Street effective as of the Effective Time in form and substance reasonably satisfactory to the Members and Crumbs and shall have caused the New Directors to be appointed to the board of directors of 57th Street and the Officers to be appointed to their respective positions, in each case as of the Effective Time.

(xii) The Registration Rights Agreement among 57th Street and the Members shall have been finalized on terms and conditions reasonably satisfactory to the parties and the Members shall have received the Registration Rights Agreement (the “Registration Rights Agreement”), duly executed by 57th Street.

(xiii) The Employment Agreements shall have been received by 57th Street, in form and substance reasonably satisfactory to the parties thereto.

(xiv) The Members shall have received the Tax Receivable Agreement, duly executed by 57th Street.

(xv) The Members shall have received the warrant repurchase agreements, duly executed by each of 57th Street, our Sponsor, and the underwriters of the IPO, respectively, and such agreements shall be in full force and effect force as of the closing of the Merger in accordance with their respective terms.

Termination

The Business Combination Agreement may be terminated, among other reasons, at any time prior to the earlier of the Effective Time or May 31, 2011, as follows:

•	by mutual written consent of 57th Street and Crumbs;

•	by either 57th Street or Crumbs if (i) the Merger has not been consummated or the closing conditions in the Business Combination Agreement have not been satisfied by May 31, 2011; (ii) any governmental authority enacts, issues, promulgates, enforces or enters any order or law that has the effect of enjoining or otherwise preventing or prohibiting the Merger; or (iii) the 57th Street board approves, adopts or recommends any acquisition proposal, approves, recommends or enter into a letter of intent, agreement in principle or definitive agreement for any acquisition proposal other than the Merger, provided, however, that the right to terminate the Business Combination Agreement for such reasons shall not be available to 57TH Street or Crumbs due to failure by 57th Street or any of its subsidiaries, on one hand, or Crumbs, any subsidiary of Crumbs or the Members, on the other hand, to fulfill in all material respects any of their respective obligations under the Business Combination Agreement which results in, or otherwise causes, the failure of such condition to be satisfied;

•	by 57th Street if (i) prior to the closing there is a material breach of any representation, warranty, covenant or agreement on the part of Crumbs or any Member or any representation or warranty of Crumbs or any Member becomes untrue or inaccurate, which breach or untrue representation or warranty would give rise to the failure of a closing condition, (ii) any of the conditions to closing are unfulfilled by Crumbs or a Member by May 31, 2011, or (iii) prior to closing, by 57th Street if Crumbs fails to revoke any new material disclosure information within five (5) Business Days following the receipt of a Disclosure Rejection Notice from 57th Street; or

•	by Crumbs if (i) prior to the closing there is a material breach of any representation, warranty, covenant or agreement on the part of 57th Street or Merger Sub or any representation or warranty of 57th Street or Merger Sub shall have become untrue or inaccurate, which breach or untrue representation or warranty would give rise to the failure of a closing condition, (ii) any of the conditions to closing are unfulfilled by 57th Street or Merger Sub on May 31, 2011, or (iii) there is a material adjustment to the pro forma working capital set forth in the Tender Offer documents prior to closing.

Effect of Termination

If the Business Combination Agreement is terminated, no party shall have any liability to the other party except for (i) liability for fraud or the willful breach of representation, warranty or covenant prior to termination as specifically set forth therein, (ii) breaches of obligations of confidentiality, and (iii) 57th Street’s obligation to reimburse up to $500,000 of Crumbs’ reasonable legal expenses in the event the Business Combination Agreement is terminated due to certain events set forth in the Business Combination Agreement and 57th Street consummates a business combination with another party, and all rights and obligations of the parties pursuant to the Business Combination Agreement shall cease, except as specifically set forth therein.

Fees and Expenses

Except as otherwise set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger or any other related transaction is consummated. Expenses include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of the Business Combination Agreement or any ancillary agreement related hereto, the preparation, filing, mailing and printing of the Tender Offer documents and all other matters related to the consummation of the Merger.

In the event the Merger is consummated pursuant to the terms of the Business Combination Agreement, 57th Street shall pay the reasonable expenses incurred by Crumbs and the Members in connection with the Business Combination Agreement and the transactions contemplated thereby. Any expenses incurred and/ or otherwise due and owing by 57th Street or Merger Sub shall be paid out of remaining amounts of the Trust Account released to 57th Street at Closing. In the event the Business Combination Agreement is terminated upon the occurrence of certain events and 57th Street subsequently consummates a business combination with any person other than Crumbs, 57th Street shall reimburse Crumbs for its documented and reasonable legal expenses Crumbs incurred up to $500,000 in the aggregate (the “Maximum Recovery Amount”).

Notwithstanding anything to the contrary in the Business Combination Agreement, if Crumbs or any of the Members fail to effect the Closing for any or no reason or otherwise breach the Business Combination Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform under the Business Combination Agreement (whether willfully, intentionally, unintentionally or otherwise) prior to Closing, then, except for an order of specific performance as and only to the extent expressly permitted by the Business Combination Agreement, 57th Street’s and the 57th Street Indemnified Parties’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Crumbs, the Crumbs Subsidiaries and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”) for any breach, loss or Damage shall be to terminate the Business Combination Agreement and the maximum liability of the Related Parties shall be an amount equal to the Maximum Recovery Amount. Other than the Maximum Recovery Amount, 57th Street and the 57th Street Indemnified Parties shall not have any rights or claims against any of the Related Parties under the Business Combination Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties shall have any further liability or obligation relating to or arising out of the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement.

Management of 57th Street Following the Transaction

Under the Business Combination Agreement, to the extent that no amendment to the Certificate of Incorporation or any stockholder vote shall be required, 57th Street shall take all necessary action, including causing directors to resign, so that five persons (or such greater number as the Members determine are necessary or advisable to satisfy applicable director independence requirements) to be designated by the Members (at least two of whom shall be independent under the applicable rules of the SEC and the applicable stock exchange) (the “New Directors”) are appointed or elected, as applicable, to the positions of directors of 57th Street in classes as designated by the Members to serve in such positions as of the Closing and such directors shall constitute the entire board, and so that persons to be designated by the Members are appointed or elected, as applicable, to the positions of officers of 57th Street (the “Officers”) and to serve in such positions as of the Effective Time. See “Management of 57th Street Following the Transaction.”

Tender Offer

The Business Combination Agreement obligates 57th Street to (subject to market conditions) conduct a tender offer pursuant to Rule 13e-4 and Regulation 14E (each, as modified, waived or otherwise agreed to with the SEC) of the Exchange Act. Through the Tender Offer, stockholders of 57th Street will be provided with the opportunity to redeem their Common Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes, upon the consummation of the Merger. The obligation of 57th Street to purchase Common Shares validly tendered and not properly withdrawn pursuant to the Tender Offer will be subject to, among others, the condition that no more than a 500,000 Common Shares may be validly tendered and not properly withdrawn pursuant to and prior to the expiration of the Tender Offer.

57th Street may not waive the condition that no more than 500,000 Common Shares be validly tendered and not properly withdrawn prior to the Expiration Date, or the other Offer Conditions set forth in the Business Combination Agreement (except for conditions to be satisfied by Crumbs and/ or Members) without the consent of Crumbs and the Members and, unless agreed to by the parties to the Business Combination Agreement or required by the SEC. Furthermore, 57th Street may not waive any failure by a holder to validly tender his, her Common Shares prior to the expiration of the tender offer, without the prior written consent of the Members. Notwithstanding the foregoing, 57th Street may, without the consent of Crumbs and the Members, (i) extend the Offer for one or more period(s) beyond the scheduled expiration date, which initially shall be no earlier than twenty (20) Business Days following the commencement of the tender offer (the “Initial Expiration Date”), if, at any scheduled expiration of the tender offer, the conditions set forth in the Business Combination Agreement, have not been satisfied or waived, or (ii) extend or amend the tender offer for any period (the Initial Expiration Date as extended, the “Expiration Time”) required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Tender Offer.

57th Street shall not terminate this Offer prior to any scheduled Expiration Time without the prior consent of Crumbs except in the event the Business Combination Agreement is terminated pursuant to the terms thereof.

Representations and Warranties

The Business Combination Agreement contains a number of representations that each of 57th Street, Crumbs and the Members have made to each other. These representations and warranties, among others, relate to the following: (i) Due Organization and Good Standing; (ii) Title to Securities; (iii) Capitalization; (iv) Subsidiaries; (v) Authorization; (vi) Binding Agreement; (vii) Governmental Approvals; (viii) No Violations; (ix) Crumbs Financial Statements; (x) Information Supplied; SEC Filings and 57th Street Financial Statements; (xi) Absence of Certain Changes; (xii) Absence of Undisclosed Liabilities; (xiii) Compliance with Laws; (xiv) Regulatory Agreements; (xv) Permits; (xvi) Litigation; (xvii) Restrictions on Business Activities; (xviii) Material Contracts; (xix) Intellectual Property; (xx) Employee Benefit Plans; (xxi) Taxes and Returns; (xxii) Finders and Investment Bankers; (xxiii) Title to Properties; (xxiv) Assets; (xxv) Employee Matters; (xxvi) Environmental Matters; (xxvii) Transactions with Affiliates; (xxviii) Insurance; (xxix) Books and Records; (xxx) Accounts Receivable; (xxxi) Inventory; (xxxii) Trust Account; (xxxiii) Investment Company Act; (xxxiv) Title to Properties; (xxxv) Indebtedness; (xxxvi) Board Approval, (xxxvii) Tender Offer; and (xxxviii) No Additional Representations.

Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the Business Combination Agreement, material adverse effect means any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the assets, liabilities, business, financial condition or operating results of the entity and its subsidiaries, taken as a whole. The term material adverse effect excludes any changes or effects after the date on which the Business Combination Agreement is signed attributable to (i) general political, economic, financial, capital market or industry-wide conditions (except to the extent the entity is affected in a disproportionate manner relative to other companies in the industry in which the entity and its subsidiaries conduct business); (ii) the announcement of the execution of Business Combination Agreement, or the pendency of the Transaction, (iii) any condition described in disclosure schedules of Crumbs or 57th Street, as the case may be, to the

Business Combination Agreement, (iv) any change in the United States generally accepted accounting principles, or GAAP, or interpretations of GAAP, (v) the execution by the entity and performance of or compliance by the entity with the Business Combination Agreement, (vi) any failure to meet any financial or other projections or (vii) any breach by the other parties of the Business Combination Agreement.

Covenants of the Parties

The parties to the Business Combination Agreement have agreed, during the period from the date of the Business Combination Agreement until the earlier of the termination of the Business Combination Agreement pursuant to its terms or the consummation of the Transaction, which is referred to herein as the “Executory Period”, (i) use commercially reasonable efforts to conduct their respective business in all material respects in the ordinary course of business consistent with past practice; (ii) to use commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective and their respective subsidiaries’ managers, directors, officers, employees and consultants; (iii) to maintain, in all material respects, existing relationships with all persons with whom the party and its subsidiaries do significant business; and (iv) to preserve the possession, control and condition of their respective and their respective subsidiaries’ assets, all consistent with past practice.

The parties to the Business Combination Agreement have further agreed, during the Executory Period, none of them will (except as such action is in the ordinary course of business consistent with past practice in all material respects or in the case of Crumbs to pursue business objectives set forth in their business plan), without the prior written consent of the other parties which consent shall not be unreasonably withheld, conditioned or delayed, (i) amend, waive or otherwise change any of their respective charter documents; (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any capital stock (and with respect to Crumbs the Membership Interests) or options, warrants, subscriptions or rights to acquire capital stock or other securities or equity interests; (iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or, except for any tax distributions contemplated by Section 4.1 of the Old Crumbs LLC Agreement declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests; (iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness, not to exceed $100,000 individually or $250,000 in the aggregate, or make any loan or advance to or investment in a third party or guarantee or endorse any indebtedness, liability or obligation of any person; (v) increase the wages, salaries, compensation of any of its employees by more than 5% or increase bonuses for the foregoing individuals in excess of 5%, or make commitments to advance with respect to bonuses for fiscal year 2011 and 2012, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable law, pursuant to the terms of any Company Benefit Plan or in the ordinary course of business consistent with past practice; (vi) make or rescind any material election related to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP; (vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets; (viii) terminate or waive or assign any material right under Company Material Contracts or any Tenant Lease or enter into any contract (A) involving amounts potentially exceeding $250,000 per year or (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less; (ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice; (x) establish any subsidiary, except in the case of Crumbs or the Crumbs Subsidiaries as necessary to open new stores consistent with past practice, or enter into a new line of business, except, in the case of Crumbs and the Crumbs Subsidiaries; (xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Crumbs and its subsidiaries in the same amount and scope of coverage as currently in effect; (xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by Crumbs’ outside auditors; (xiii) waive, release, assign, settle or compromise any claim, action or proceeding other than waivers, releases, assignments, settlements or compromises involving only payment of monetary damages not in excess of $100,000 individually or $250,000 in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations unless such amount has been reserved in Crumbs financials; (xiv) close or materially reduce Crumbs’ or its subsidiaries’ activities or effect any layoff or other Crumbs-initiated personnel reduction or change at any facility of Crumbs or its subsidiaries other than in the ordinary course of business; (xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or division thereof or, except in the ordinary course of business, or any material amount of assets outside the ordinary course of business; (xvi) make capital expenditures in excess of $100,000 individually and $250,000 in the aggregate; (xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (xviii) voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $500,000 in the aggregate outside the ordinary course of business other than pursuant to the terms of a Material Contract, Tenant Lease, or Company Benefit Plan; (xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations) or otherwise dispose of any material portion of its properties, assets or rights other than the sale of inventory in the ordinary course of business; (xx) enter into any agreement, understanding or arrangement with respect to the voting of the Old Crumbs Units or the capital equity of any Crumbs subsidiary; (xxi) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with the Business Combination Agreement; (xxii) enter into, amend or waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction or (xxiii) authorize or agree to do any of the foregoing actions.

To the extent the Closing shall not have occurred by March 31, 2011, Crumbs shall have the right to pursue a capital financing to be consummated after the Drop Dead Date.

At any time prior to the Effective Time of the Transaction and subject to applicable law, any party to the Business Combination Agreement may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated party, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement, or (iii) waive compliance by such other non-affiliated party with any agreement or condition contained in the Business Combination Agreement. By way of example, 57th Street, Crumbs and Merger Sub are considered to be affiliated parties vis-a-vis one another as are Crumbs and the Members vis-a-vis one another. Such waiver must be set forth in writing and signed by the party or parties to be bound by such waiver. However, no failure or delay by Crumbs, 57th Street, a Member or Merger Sub in exercising any right pursuant to the Business Combination Agreement shall operate as a waiver thereof. Moreover, a single or partial exercise of any rights of Crumbs, 57th Street, a Member or Merger Sub pursuant to the Business Combination Agreement shall not preclude any other or further exercise of any rights under the Business Combination Agreement.

The parties have negotiated term sheets and/or form of agreement for certain ancillary agreements to be entered into at the Closing of the Business Combination Agreement, including the Employment Agreements, Lockup Agreement, Exchange and Support Agreement, Third Amended & Restated LLC Agreement, Tax Receivable Agreement, Registration Rights Agreement and Warrant Repurchase Agreements, each as described further below under the heading “Related Agreements.” The parties have agreed to negotiate in good faith and finalize the definitive terms and conditions of such ancillary agreements prior to the Closing. To the extent that terms of the ancillary agreements materially deviate from the term sheets and/or forms of agreement, we will supplement the aforementioned disclosure set forth in “Related Agreements” as required.

Access and Information

The parties to the Business Combination Agreement have agreed, during the period from the date of the Business Combination Agreement until the consummation of the Transaction, to give each other and their respective accountants, counsel and other representatives reasonable access to all of their respective offices, facilities, employees, properties, contracts, agreements, commitments, books, records, financial and operating data and other information, as a party may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party.

Indemnification

The Business Combination Agreement provides for indemnification of 57th Street, Merger Sub and their affiliates and each of their respective successors and permitted assigns, and their respective officers, directors, employees and agents by the Members for any losses suffered as a consequence of (i) violation, breach or misrepresentation of any representation, warranty or covenant of Crumbs, on a joint and several basis, and (ii) violation, breach or misrepresentation of any representation, warranty or covenant of the Members, on a several and not joint basis. 57th Street is required to indemnify Crumbs, the Members, their respective affiliates, and each of their respective successors and permitted assigns, and their respective officers, directors, employees and agents for any losses suffered as a consequence of violation, breach or misrepresentation of any representation, warranty or covenants of 57th Street or Merger Sub.

No indemnification amounts will be payable unless and until the aggregate amount of all indemnifiable damages otherwise payable exceeds $200,000 and, thereafter, only with respect to amounts in excess of such amount. Except as it relates to the payment of the Merger Consideration, the maximum amount of indemnifiable damages which may be recovered from either the Members or 57th Street shall not exceed the value of the Claim Shares based on a fixed valuation of $10.00 per share.

Non-Competition

Pursuant to the Business Combination Agreement, each Member has agreed that, from the Closing Date through the later of (i) the third (3rd) anniversary of the Closing Date or (ii) the date that is one year from the date that such Member is no longer employed by Crumbs or any affiliate thereof (the later of clauses (i) or (ii), the “Non-Compete Termination Date”), he, she or it will not at any time directly or indirectly, whether as a consultant, agent, independent contractor, partner, stockholder, member, participant, owner, operator, advisor, lender, lessor, guarantor, investor or otherwise (other than ownership as a passive investor of less than five (5%) percent of the voting stock of a company listed on a national stock exchange), for his own account or for the benefit of any other Person, and except in rendering his duties as an employee of 57th Street or its affiliates: (a) engage in a business (a “Competing Business”) that derives more than 50% of its consolidated revenues from the business of selling, marketing, and developing cupcakes as currently conducted or planned to be conducted by Crumbs and the Crumbs Subsidiaries (the “Business”), materially assist any other Person engaging in a Competing Business or encourage any other Person to enter a Competing Business; (b) provide or solicit services associated with the Business, or materially assist or encourage any other Person to do so; (c) induce or attempt to induce any customer of 57th Street or its subsidiaries to reduce or terminate the provision of services associated with the Business, or assist or encourage any other Person to do so; (d) induce or attempt to induce any vendor or other Person with whom 57th Street or its affiliates contracts or otherwise transacts business to reduce the level of business it does with 57th Street or its subsidiaries or terminate its relationship with 57th Street or its subsidiaries as it relates to the Business; or (e) solicit any employee of 57th Street or its subsidiaries engaged in the Business to leave the employ of 57th Street or its affiliates or directly or indirectly hire any such employee, or assist or encourage any other person to do so other than pursuant to a general solicitation not targeted at such employees.

Non-Solicitation

During the period (the “Executory Period”) beginning on the date of the Business Combination Agreement and terminating on the earlier of (i) March 31, 2011 and (ii) the Effective Time, neither Crumbs nor any of its subsidiaries, on the one hand, nor 57th Street nor Merger Sub, on the other hand, shall, directly or indirectly, authorize or permit any of its respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding Crumbs or any of its subsidiaries, on the one hand, or the 57th Street or Merger Sub, on the other hand, to any Person or group (other than a Party to the Business Combination Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw or propose publicly to withdraw, in a manner adverse to 57th Street or Crumbs and the Members, the approval of the Business Combination Agreement or the Merger or Crumbs’ board of managers’ or the 57th Street board of directors’, respective recommendation that holders of such Party’s capital equity adopt the Business Combination Agreement (with respect to the 57th Street, such recommendation being the “57th Street Board Recommendation”), (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third Person from, or waive any provision of, any confidentiality agreement to which Crumbs or any of its subsidiaries is a party, except as otherwise permitted pursuant the Business Combination Agreement.

During the Executory Period, Crumbs and 57th Street shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use their respective reasonable best efforts to cause, Crumbs’ Representatives, Crumbs Subsidiaries and their respective Representatives, on one hand, and 57th Street’s Representatives, the 57th Street Subsidiaries and their respective Representatives, on the other hand, to cease and terminate any such solicitations, discussions or negotiations.

However, if (i) 57th Street receives an Acquisition Proposal which the 57th Street board of directors concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of the Business Combination Agreement which may be offered by Crumbs and the Members, the 57th Street board of directors may, if it determines in good faith and after consultation with outside legal counsel, that not taking such action would be inconsistent with the fiduciary duties of the 57th Street board of directors to its stockholders under applicable Law, the 57th Street board of directors may withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Crumbs or the Members, the 57th Street Board Recommendation to undertake the Merger, approve or recommend such Superior Proposal and provided, further, that the 57th Street board of directors may not withdraw, modify or amend the 57th Street Board Recommendation in a manner adverse to Crumbs pursuant to the foregoing clause, or approve or recommend any Superior Proposal pursuant to the foregoing, unless such Superior Proposal did not result from a breach by 57th Street of the applicable provisions of the Business Combination Agreement.

Trust Account Waiver

Crumbs and the Members agreed he, she or it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom (except as set forth in the Business Combination Agreement) (“Distributions”), or make any claim against the Trust Account and/ or Distributions, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between 57th Street, on one hand, or Crumbs or the Members, on the other hand, the Business Combination Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each of Crumbs and the Members hereby irrevocably waives any Claims he, she or it may have against the Trust Account and/ or Distributions now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with 57th Street and will not seek recourse against the Trust Account for any reason whatsoever (including, without limitation, for an alleged breach of the Business Combination Agreement). Each of Crumbs and the Members agrees and acknowledges that such irrevocable waiver is material to this letter and specifically relied upon by 57th Street to induce it to enter into the Business Combination Agreement, and each of Crumbs and the Members further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent Crumbs or any Member commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to 57th Street, which proceeding seeks, in whole or in part, monetary relief against 57th Street, each of Crumbs and the Members hereby acknowledges and agrees his, her or its sole remedy shall be against funds held outside of the Trust Account and Distributions and that such Claim shall not permit Crumbs or any Member (or any Person claiming on Crumbs’ or any Member’s behalf or in lieu of Crumbs or any Member) to have any Claim against the Trust Account, Distributions and/ or any amounts contained therein. In the event that Crumbs or any Member commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to 57th Street, which proceeding seeks, in whole or in part, relief against the Trust Account or the 57th Street public stockholders, whether in the form of money damages or injunctive relief, 57th Street shall be entitled to recover from Crumbs or the Members, as the case may be, the associated legal fees and costs in connection with any such action, in the event 57th Street prevails in such action or proceeding.

Confidentiality

All information obtained by Crumbs or any of its subsidiaries, on the one hand, and 57th Street or any 57th Street Subsidiary, on the other hand, pursuant to the Business Combination Agreement shall be kept confidential in accordance with and subject to the Confidentiality Agreement, dated October 28, 2010, between 57th Street and Crumbs.

Incentive Plan

Under the terms of the Business Combination Agreement, 57th Street is required to establish, effective as of the Effective Time an incentive option, warrant or other equity plan for the Members, directors, managers, employees and consultants of 57th Street and its affiliates (the “Incentive Plan”). 57th Street is required to use commercially reasonably efforts to obtain all necessary approval and authorization from the holders of the Common Shares for such plan. The number of Common Shares authorized and reserved for issuance under the Incentive Plan shall be seven percent (7%) of the Common Shares issued and outstanding on a fully diluted basis (inclusive of the Incentive Plan) as of the time immediately prior to the Effective Time. The Incentive Plan shall provide for a three (3) year vesting period for all options issued to directors, managers, employees and consultants of 57th Street and its affiliates at an exercise price of no less than Eleven Dollars and Fifty Cents ($11.50) per share.

Reservation of Common Shares

57th Street agreed that at or prior to Closing there shall be, or 57th Street shall cause to be, reserved for issuance and/ or delivery, and 57th Street shall thereafter maintain a reserve for issuance and/or delivery, such number of Common Shares as shall be required for the exchange of the New Crumbs Class B Exchangeable Units (including upon issuance of the Contingency Consideration) and pursuant to the Exchange and Support Agreement by and between the Members, Crumbs and 57th Street, on terms and conditions reflecting and consistent with the term sheet previously agreed to by the Parties, including the amount to be reserved pursuant to the Incentive Plan.

Lease Restructuring

Prior to the Closing, Crumbs and Crumbs Inc. shall use commercially reasonable efforts to obtain the consents of the landlords with respect to the assignment to and assumption by Crumbs of the certain Tenant Leases of Crumbs Inc. as set forth in the Business Combination Agreement, on terms and conditions reasonably acceptable by the Parties. Upon obtaining any such consent, Crumbs and Crumbs Inc. shall enter into assignment and assumption agreements pursuant to which Crumbs Inc. shall assign, convey and transfer all its right title and interest in and to each such Lease to Crumbs (or a designated subsidiary of Crumbs) and such party shall assume and obtain all rights and obligations related to such Leases.

Letter of Credit Collateral

Crumbs and EHL Holdings LLC have agreed to use their respective commercially reasonable efforts to negotiate with Southeastern Bank in order to amend (i) the Promissory Note among Southeastern Bank, Magnolia Bluff, Inc. (“Magnolia”) and Crumbs (the “Promissory Note”) and (ii) the Loan Agreement dated as of October 25, 2010, between Southeastern Bank, Crumbs and Magnolia (the “Loan Agreement”) to (x) remove Magnolia as a borrower thereunder, (y) arrange for the substitution of cash collateral, a certificate of deposit or similar instrument of Crumbs not to exceed $575,000 as a replacement for the property pledged by Magnolia thereunder and (z) obtain the unconditional release of Edwin Lewis from all obligations and liabilities arising out of or related to the Guaranty made by Edwin Lewis in favor of Southeastern Bank. Crumbs has agreed to enter into and, if necessary, file with appropriate Governmental Authorities such customary documentation reasonably necessary to effect such transactions including a full release of Magnolia from all such pledge obligations and a release of all Encumbrances related thereto. Furthermore, from and after the Closing, 57th Street shall indemnify and hold harmless Magnolia and Edwin Lewis from all Damages arising out of or related to such matters.

Public Announcements

57th Street and Crumbs agreed that no public release or announcement concerning the Business Combination Agreement or the Merger shall be issued by either party or any of their affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any securities exchange, in which case the applicable party shall use reasonable best efforts to allow the other party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that either 57th Street or Crumbs may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by 57th Street or Crumbs in compliance with the Business Combination Agreement and so long as appropriate filings are timely made with respect to the statements which constitute pre-commencement or other Tender Offer communications.

Regulatory Matters

The transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirements or approvals, except for comments from the SEC relating to this Offer and for filings with the State of Delaware necessary to effectuate the Merger and the designation of the preferred stock by 57th Street.

Amendment to Business Combination Agreement

On February 18, 2011, the parties amended certain provisions of the Business Combination Agreement (the “Amendment”). The Amendment amended various provisions of the Business Combination Agreement including, among other things: (i) the definition of “Adjusted EBITDA” to include the non-cash effect on rent expense as a result of straight-lining rent, (ii) the extension of the date after which Crumbs has the right to pursue alternate transactions from March 31, 2011 to April 15, 2011, (iii) indemnification by certain members of Crumbs with respect to certain matters and (iv) modifications to further conform with the mechanics and logistics of the Merger and this Offer.

On March 17, 2011, the parties further amended certain provisions of the Business Combination Agreement ( “Amendment No. 2”). Pursuant to the Amendment, various provisions of the Agreement were amended to include, among other things: (i) a closing condition that no less than $15,000,000 (to be contributed to Crumbs as the Capital Contribution and used by Crumbs as working capital after closing) plus $3,700,000 (as reserve for the warrant repurchases described below) shall be available for distribution from the proceeds of the Trust Account after payment of the following items: the Cash Consideration, the Aggregate Tender Consideration, the Deferred Underwriter Amount and the Combined Transaction Expenses (other than the Deferred Transaction Expenses); (ii) the reduction in the maximum number of shares of 57th Street’s common stock which may be validly tendered and not properly withdrawn in the Tender Offer to 500,000 Common Shares; (iii) the elimination of 57th Street’s outstanding Warrants from the Tender Offer and conforming changes to Annex A to the Business Combination Agreement; (iv) a closing condition that 57th Street enter into warrant repurchase agreements with 57th Street GAC Holdings LLC, its sponsor, and the underwriters of the IPO for the repurchase of (a) 2,480,000 of the Sponsor’s Insider Warrants on the 11th business day following the Expiration Date of the Tender Offer, and (b) 1,020,000 of the Sponsor’s Insider Warrants and 200,000 of the Insider Warrants held by the underwriters of 57th Street’s IPO on or about May 15, 2011, in each case for cash in an amount equal to $1.00 per warrant; (v) the requirement that the foregoing Capital Contribution in an amount equal to or greater than $15,000,000 be distributed from 57th Street’s Trust Account at the Closing of the business transaction be distributed to Crumbs for working capital purposes; (vi) the expansion of 57th Street’s board of directors subsequent to the Closing of the Business Transaction to comply with SEC and exchange listing requirements and (vii) an amendment to Crumb’s disclosure schedules.

RELATED AGREEMENTS

Employment Agreements

In connection with the consummation of the Transaction, Jason Bauer, Mia Bauer, and Chuck Ireland, will enter into individual employment agreements with 57th Street as Chief Executive Officer, Chief Creative Officer and Chief Financial Officer, respectively, of 57th Street and Crumbs Holdings LLC. See “Management of 57th Street Following the Transaction — Executive Compensation — Employment Agreements” for additional information.

Lockup Agreement

Each Member has agreed to enter into lock-up agreements with respect to the Equity Consideration received by them, whereby (a) 33.33% of such Equity Consideration (including any securities exchangeable for such Equity Consideration) may not be transferrable until the six-month anniversary of the closing date of the Merger; (b) 33.33% of such Equity Consideration (including any securities exchangeable for such Equity Consideration) may not be transferrable until the nine-month anniversary of the closing date of the Merger and (c) 33.33% of such Equity Consideration (including any securities exchangeable for such Equity Consideration) may not be transferrable until one (1) month after 57th Street’s audited financial statements for fiscal year 2011 shall have been completed, in each case on the terms and conditions set forth in the lock up agreements. Notwithstanding the foregoing, each Member may transfer such locked up Equity Consideration for estate planning purposes.

In addition, 57th Street GAC Holdings LLC has agreed that 150,000 Common Shares issued to it prior to 57th Street’s IPO (the “Founder Restricted Stock”), which is currently held in escrow, will continue to be held in escrow as provided in the Escrow Agreement, dated as of May 19, 2010, by and among Continental Stock Transfer & Trust Company and 57th Street GAC Holdings LLC. Portions of the Founder Restricted Stock will be released to 57th Street GAC Holdings LLC each time a Stock Target or EBITDA Target is achieved or upon a change of control (as defined in the Business Combination Agreement) of 57th Street or the Surviving Company.

Registration Rights Agreement

At Closing, 57th Street has agreed to enter into a Registration Rights Agreement with the Members reflecting the following terms and such other terms and conditions reasonably acceptable to the parties to the Business Combination Agreement. Under the terms of the Registration Rights Agreement, the Members and their permitted assigns will be entitled to certain registration rights for the common stock underlying the New Crumbs Class B Exchangeable Units they receive in the Transaction, securities issued or issuable with respect to such common stock and the New Crumbs Class B Exchangeable Units and any other common stock held by them (the “Registrable Securities”), subject to certain limitations and to the transfer restrictions in the lock up agreement to be entered into by the Members, pursuant to a registration rights agreement to be entered into in connection with the consummation of the Transaction. The holders of Registrable Securities may issue to 57th

Street a written request on up to four occasions that it effect the registration under the Securities Act of 1933, as amended, of all or any portion of the Registrable Securities, such requests for registration to be allocated as set forth in the Registration Rights Agreement. An additional demand will be available after January 1, 2013. A demand notice may not be delivered prior to the six-months following the Effective Time and the proposed effective date of such registration shall be at least three months from the date of such delivery, unless 57th Street permits a shorter notice period. In addition, the Members will have certain shelf registration rights beginning on the first anniversary of the Effective Time provided the holders of the Registrable Securities, together with the holders of any other securities of 57th Street entitled to inclusion in such registration, propose to register Registrable Securities and such other securities (if any) at an aggregate price to the public of at least $1,000,000. In addition, the Members will have unlimited “piggyback” registration rights on registration statements. 57th Street will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting discounts and commissions attributable to the Registrable Securities being sold by the holders.

Exchange and Support Agreement

At Closing, 57th Street, Crumbs and the Members will enter into an Exchange and Support Agreement (the “Exchange Agreement”) reflecting the following terms and such other terms and conditions reasonably acceptable to the parties to the Business Combination Agreement. The Exchange Agreement will set forth the conditions and procedures with respect to Members right to exchange their New Crumbs Class B Exchangeable Units for Common Shares. This Exchange Agreement will provide that a Member may exchange such member’s New Crumbs Class B Exchangeable Units by providing a revocable notice to Crumbs and complying with the exchange procedures and requirements set forth in the Exchange Agreement. New Crumbs Class B Exchangeable Units shall be initially exchangeable for Common Shares on a one-for-one basis, subject to adjustment for certain organic dilution events and other Fundamental Transactions (as defined below). Contemporaneous with the completion of an exchange of New Crumbs Class B Exchangeable Units, 57th Street will automatically redeem a number of shares of 57th Street Series A Voting Preferred Stock equal to the number of New Crumbs Class B Exchangeable Units being exchanged for divided by the Preferred Stock Voting Multiple, which is initially ten (10). Upon delivery of such Common Shares to the Crumbs Member (or its designee), Crumbs will cancel such New Crumbs Class B Exchangeable Units exchanged and issue to 57th Street New Crumbs Class A Voting Units equal to the number of New Crumbs Class B Exchangeable Units that have been canceled.

The Exchange Agreement will also provide that 57th Street shall not (i) acquire, whether by merger, reorganization, consolidation, purchase or otherwise, any business, assets or securities unless, following such transaction, such business, assets or securities are owned by Crumbs or a wholly owned subsidiary of Crumbs, (ii) own any assets or securities (other than Crumbs securities and a de minimis amount of cash or other temporary investments) or operate any business (other than the holding of Crumbs securities), or (iii) issue shares of 57th Street Series A Voting Preferred Stock of the same class as held by the Members to any person other than the Members or pursuant to the Business Combination Agreement. In the event 57th Street undertakes any stock split, stock dividend or distribution, subdivision of shares, reverse stock split, stock combination, or reclassification of Common Shares, then the Exchange Agreement will require the number of shares of 57th Street Series A Voting Preferred Stock held by any Crumbs Member, the number of New Crumbs Class B Exchangeable Units held by any Crumbs members, and the number of New Crumbs Class A Voting Units held by 57th Street shall all be adjusted in the same amount (in percentage terms) as the Common Shares. In the event 57th Street issues any Common Shares (other than pursuant to the Exchange Agreement), including in respect of options, warrants or other convertible securities, the Exchange Agreement will require 57th Street to contribute the proceeds of such issuance, exercise or conversion to Crumbs in exchange for a number of New Crumbs Class A Voting Units equal to the number of shares of Common Shares so issued. Moreover, in the event 57th Street issues any securities other than Common Shares, including convertible debt securities, preferred stock, options, warrants, or other securities exercisable for or convertible into Common Shares (other than pursuant to the Exchange Agreement), the Exchange Agreement will require 57th Street to contribute the proceeds of such issuance to Crumbs. Further, in the event of any fundamental merger, acquisition, reorganization, consolidation, or liquidation of 57th Street involving a payment or distribution of cash, securities or other assets to the holders of Common Shares or any reclassification or other similar transaction as a result of which the Common Shares are converted into, among other things, another security (collectively, a “Fundamental Transaction”), the New Crumbs Class B Exchangeable Units shall remain outstanding and the provisions of the Exchange Agreement will permit the exchange of New Crumbs Class B Exchangeable Units for the amount of such cash, securities or other assets which an exchanging Crumbs Member would have received had such member made an exchange for Common Shares immediately prior to such Fundamental Transaction, regardless of whether such exchange would actually have been permitted at such time. The Exchange Agreement will also require 57th Street to reserve from its authorized capital stock at least a number of Common Shares sufficient to allow for the exchange of New Crumbs Class B Exchangeable Units owned by the Members and those which are included in the Contingency Consideration.

Tax Receivable Agreement

At Closing, 57th Street has agreed to enter into a Tax Receivable Agreement with the Members reflecting the following terms and such other terms and conditions reasonably acceptable to the parties to the Business Combination Agreement. The payment of the Closing Merger Consideration other than the New Crumbs Class B Exchangeable Units will be a taxable exchange. In addition, the Members may (subject to the terms of the Exchange Agreement) exchange their New Crumbs Class B Exchangeable Units for Common Shares of 57th Street on a one-for-one basis, which exchanges will also be taxable exchanges. Crumbs intends to make an election under Section 754 of the Code effective for each taxable year in which a taxable exchange of New Crumbs Class B Exchangeable Units occurs, which may result in an adjustment to the tax basis of the assets of Crumbs at the time of any such taxable exchange. As a result of both this initial purchase and these subsequent exchanges, 57th Street, which we refer to as the “corporate taxpayer”, will become entitled to a proportionate share of the existing tax basis of the assets of Crumbs. All such taxable exchanges are expected to result in increases in the tax basis of the assets of Crumbs that otherwise would not have been available. Both this proportionate share and these increases in tax basis may reduce the amount of tax that the corporate taxpayer would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

The existing Members will enter into a Tax Receivable Agreement with the corporate taxpayer that will provide for the payment from time to time by the corporate taxpayer to the existing Members of (i) 50% of the benefits that 57th Street is deemed to realize as a result of payment of the Merger consideration other than the New Crumbs Class B Exchangeable Units, (ii) 75% of the benefits, if any, that 57th Street is deemed to realize as a result of certain future exchanges of New Crumbs Class B Exchangeable Units for Common Shares, and (iii) certain other amounts attributable to tax benefits in connection with the Merger and related transactions, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of the corporate taxpayer and not of Crumbs. For purposes of the Tax Receivable Agreement, the benefit deemed realized by the corporate taxpayer will be computed by comparing the actual income tax liability of the corporate taxpayer (calculated with certain assumptions) to the amount of such taxes that the corporate taxpayer would have been required to pay had there been no increase to the tax basis of the assets of Crumbs as a result of the taxable exchanges and had the corporate taxpayer not entered into the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless the corporate taxpayer exercises its right to terminate the Tax Receivable Agreement for an amount based on the agreed payments remaining to be made under the agreement or the corporate taxpayer breaches any of its material obligations under the Tax Receivable Agreement in which case all obligations will generally be accelerated and due as if the corporate taxpayer had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•	the timing of exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Crumbs at the time of each exchange;

•	the price of shares of the corporate taxpayer common stock at the time of the exchange — the increase in any tax deductions, as well as the tax basis increase in other assets, of Crumbs is directly proportional to the price of shares of the corporate taxpayer common stock at the time of the exchange;

•	the extent to which such exchanges are taxable — if an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of the corporate taxpayer’s income — the corporate taxpayer will be required to pay up to 75% of the deemed benefits as and when deemed realized. If the corporate taxpayer does not have taxable income, the corporate taxpayer generally is not required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.

It is expected that the payments that the corporate taxpayer may make under the Tax Receivable Agreement will be substantial. There may be a material negative effect on the corporate taxpayer’s liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits the corporate taxpayer realizes in respect of the tax attributes subject to the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon the existing Members’ continued ownership of the corporate taxpayer common stock.

The effects of the Tax Receivable Agreement on the consolidated balance sheet of the corporate taxpayer are as follows:

•	the corporate taxpayer will record an increase of $11,126,000 million in deferred tax assets for the estimated income tax effects of the increase in the tax basis of the assets based on enacted federal and state tax rates at the date of the transaction. To the extent the corporate taxpayer estimates that it will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, it will reduce the deferred tax asset with a valuation allowance;

•	the corporate taxpayer will record up to 75% of the estimated realizable tax benefit resulting from the increase in the tax basis as noted above and certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreements as an approximately $5,563,000 accounts payable to related parties pursuant to Tax Receivable Agreement; and

•	the corporate taxpayer will record an increase to additional paid-in capital in an amount equal to the difference between the increase in deferred tax assets and the increase in liability due to related parties under the Tax Receivable Agreement.

The amounts to be recorded for both the deferred tax assets and the liability for the corporate taxpayer’s obligations under the Tax Receivable Agreement have been estimated. All of the effects of changes in any of these estimates after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

In addition, the Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the corporate taxpayer’s (or its successor’s) obligations with respect to exchanged New Crumbs Class B Exchangeable Units (whether exchanged before or after such transaction) would be based on certain assumptions, including that the corporate taxpayer would have sufficient taxable income to fully utilize the potential tax benefits arising from the Merger and related transactions (including as a result of entering into the Tax Receivable Agreement). As a result, (i) the corporate taxpayer could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual benefits it realizes in respect of the tax attributes subject to the Tax Receivable Agreement and (ii) if the corporate taxpayer elects to terminate the Tax Receivable Agreement early, it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, the corporate taxpayer’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity.

Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of the corporate taxpayer’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. In certain circumstances, the corporate taxpayer may defer its payments under the Tax Receivable Agreement but only to the extent the corporate taxpayer does not have available cash to satisfy its payment obligations under the Tax Receivable Agreement. Such deferred payments would accrue interest at a rate of LIBOR plus 500 basis points.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the corporate taxpayer will determine. Although we are not aware of any issue that would cause the IRS to challenge the corporate taxpayer’s expected tax reporting positions, the corporate taxpayer will not be reimbursed for any payments previously made under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

Third Amended & Restated LLC Agreement

At Closing, 57th Street will be a holding company and its sole material asset will be a controlling interest in the Surviving Company in the Merger. As such, 57th Street, Crumbs and the Members will enter into the Third Amended & Restated LLC Agreement of Crumbs Holdings LLC to govern the management and business of the Surviving Company after Merger Sub merges into Crumbs. The Third Amended & Restated LLC Agreement will reflect the following terms and such other terms and conditions reasonably acceptable to the parties to the Business Combination Agreement. It is contemplated that the Third Amended & Restated LLC Agreement will provide for two classes of interests which will be New Crumbs Class B Exchangeable Units and New Crumbs Class A Voting Units and shall be unitized so that each New Crumbs Class B Exchangeable Unit and New Crumbs Class A Voting Units has equivalent economic value, other than as specified in the Third Amended & Restated LLC Agreement.

Holders of New Crumbs Class A Voting Units (to include 57th Street) will possess all voting rights in the Surviving Company on ordinary matters and holders of New Crumbs Class B Exchangeable Unit shall have no voting rights except in connection with certain extraordinary matters and the ability to vote as a class on certain fundamental changes, including:

•	a voluntary Liquidation or acts or failure to act that are designed to result in a Liquidation;

•	a reincorporation, merger, consolidation or sale of all or substantially all the assets of Crumbs or similar action (other than where the successor remains an affiliate of us and the holders of New Crumbs Class B Exchangeable Unit are not adversely affected as a class and receive shares in the successor substantially identical in their rights as the New Class B Exchangeable Units).

Each holder of interests will have a capital account, which will be subject to customary adjustment, including increases by the amount of any contributions or allocations of income or gain and decreases by the amount of any distributions or allocations of loss or deduction. The portion of the capital account of each of the Members that is attributable to the transferred Class A interests shall be carried over to 57th Street. The portion of the capital account of each of the Members that is attributable to the non-transferred former Class B interests shall be retained by each such Member. Net income (or net loss) shall be allocated to the holders of the New Crumbs Class A Voting Units (to include 57th Street) and New Crumbs Class B Exchangeable Units, pro rata with respect to the number of the New Crumbs Class A Voting Units (to include 57th Street) and the New Crumbs Class B Exchangeable Unit, subject to any required regulatory and related curative allocations. Allocations of taxable items of income will follow book allocations of such items, subject to Section 704(c) of the Internal Revenue Code.

The Third Amended & Restated LLC Agreement will provide that distributions to holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units will be made at the discretion of the board of managers of the Surviving Company and will be pro rata with respect to the number of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units. The Surviving Company will endeavor to make distributions to holders of its New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units in an amount necessary to cover their tax obligations (including quarterly estimated taxes) attributable to their allocable share of Surviving Company income, with respect to any pre- and post-closing fiscal year, subject to availability of free cash, debt service obligations, and other legal restrictions. If other distributions made with respect to such fiscal year are not at least equal to such amount, the Surviving Company will (to the extent so permitted), make sufficient distributions to provide holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units (and, in the case of holders which are pass-through entities for tax purposes, their members, partners or equity holders) with an amount equal to taxes (including quarterly estimated taxes) applicable to their respective allocable income at the highest rate applicable to any individual resident of New York City, subject to availability of free cash, debt service obligations, and other legal restrictions. The necessity of a tax distribution will be based on cumulative distributions made by the Surviving Company with respect to any fiscal year. Although the amount of the tax distribution is based on the highest rate applicable to any holder of a New Crumbs Class A Voting Units Class A Voting Unit or New Crumbs Class B Exchangeable Unit (or its flow-through members or partners), the same tax distribution per unit will be made to all holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units, except with respect to any fiscal year prior to the completion of the Merger whereby only the holders of New Crumbs Class B Exchangeable Units shall be entitled to such tax distribution.

The Third Amended & Restated LLC Agreement will further provide that, in the event of any merger, acquisition, reorganization, consolidation, or liquidation of the Surviving Company involving a payment or distribution of cash, securities or other assets to any member of the Surviving Company, the consideration received by the Surviving Company or by any direct or indirect holders of equity interests in the Surviving Company (including 57th Street) in such transaction, net of bona fide expenses of the Surviving Company, will be distributed pro rata with respect to the number of New Crumbs Class A Voting Units and New Crumbs Class B Exchangeable Units (as of immediately prior to such transaction). Withholding and other taxes paid or payable by the Surviving Company in respect of the income of or distributions to a member of the Surviving Company will be treated as a distribution to that member or repaid to the Surviving Company. No distributions will be permitted to the extent they would violate applicable law, result in default or violation of any financing agreement or if there is insufficient cash. Members of the Surviving Company will not be permitted to receive advances from the Surviving Company against their respective capital accounts or future distributions, other than in such amounts and at such times as determined by the Surviving Company as necessary to provide holders (and, in the case of holders which are pass-through entities for tax purposes, their members, partners or equityholders) with sufficient funds to pay applicable taxes.

The Third Amended & Restated LLC Agreement will provide that no member of the Surviving Company will be obligated to make any contributions after the Closing Date (as defined in the Business Combination Agreement). No member of the Surviving Company will be permitted to withdraw from the Surviving Company without the consent of holders of a majority of each class of interests outstanding and no such member may be involuntarily removed as a member.

The Third Amended & Restated LLC Agreement will further provide that 57th Street and the Surviving Company will enter into appropriate arrangements under which the Surviving Company will make whole 57th Street for public company expenses and obligations with respect to issuance of securities authorized by the board of directors of 57th Street.

Under the Third Amended & Restated LLC Agreement, 57th Street will have the right to appoint the Surviving Company board of managers, which will initially consist of five persons and who shall be the same persons who comprise 57th Street’s board of directors after Closing. See “The Business Combination Agreement — Management of 57th Street Following The Transaction”. A member of the board of the Surviving Company will have substantially the same fiduciary duties of a director of a corporation under

Delaware law. Meetings of the board of managers of the Surviving Company may be called by the Chief Executive Officer of the Surviving Company, the Chairman or by a majority of such board. The Chief Executive Officer of the Surviving Company will be the same as the Chief Executive Officer of 57th Street and the other officers of the Surviving Company will be appointed by the CEO of the Surviving Company.

The Third Amended & Restated LLC Agreement will contain the following exculpation and indemnification provisions. Neither the board members of the Surviving Company, any officer, nor any member of the Surviving Corporation (nor the board, any officer nor any member of any subsidiary of the Surviving Company) shall have any liability to the Surviving Company or any member of the Surviving Company for any actions taken or omitted to be taken with respect to the Surviving Company, except where such person is judicially determined in a final, nonappealable order to have acted in bad faith, to have committed fraud, or to be guilty of a felony or a misdemeanor involving theft, larceny, embezzlement, misappropriation, or similar crimes. The Surviving Company will indemnify and hold harmless each member of the board and each officer of the Surviving Company and/or any subsidiary of the Surviving Company to the fullest extent permitted by applicable law against all losses, including reasonable legal or investigative expenses, arising out of such person’s activities in connection with the conduct of the business of the Surviving Company, except where such person is judicially determined in a final, nonappealable order to have acted in bad faith, to have committed fraud, or to be guilty of a felony or a misdemeanor involving theft, larceny, embezzlement, misappropriation or similar crimes. Subject to a customary reimbursement undertaking, the Surviving Company will advance expenses to any indemnified person, to be repaid on a final, nonappealable judgment that such person is not entitled to indemnification. Indemnification payments will be limited to the amount of Surviving Company assets.

The Third Amended & Restated LLC Agreement will prohibit the Surviving Company from issuing any new interests of any class, other than in accordance with the Exchange and Support Agreement, without what is expected to be the consent of holders of a majority of each class of interests outstanding. No additional New Crumbs Class B Exchangeable Units may be issued other than in accordance with the Business Combination Agreement or the Exchange and Support Agreement.

The Third Amended & Restated LLC Agreement will also set forth that the Third Amended & Restated LLC Agreement may not be amended without the consent of the holders of New Crumbs Class A Voting Units and New Crumbs Class B Exchangeable Units voting as a single class (it is intended that the threshold for such consent is a two thirds of such units). However, any amendment which disproportionately and adversely impacts any member of the Surviving Company must be approved by such member and any amendment which disproportionately and adversely impacts any class of interests must be approved by the holders of such class of interests (it is intended that the threshold for such approval is a two-thirds).

57th Street will consolidate the financial results of Surviving Company and its subsidiaries, and the ownership interest of the Members in the Surviving Company will be reflected as a non-controlling interest in 57th Street’s consolidated financial statements.

As a partnership for U.S. federal income tax purposes, the Surviving Company is not subject to federal or state income taxes, with the exception of certain limited liability company fees, business entity and composite taxes imposed by certain states. Rather, each member of the Surviving Company is required to report separately on its income tax return its distributive share of Crumbs’ net long-term capital gain or loss, net short term capital gain or loss, and net ordinary income and deductions and credits, in each case, in accordance with the allocations set forth in the Third Amended & Restated LLC Agreement.

Insider Warrants Repurchase Agreement

The Business Combination Agreement requires that, on or prior to the Closing Date, we enter into warrant repurchase agreements with each of the Sponsor and the underwriters of our IPO for the repurchase of (i) 2,480,000 of the Sponsor’s Insider Warrants on the 11th business day following the Closing Date, and (ii) 1,020,000 Sponsor Insider Warrants and 200,000 Insider Warrants held by the underwriters of our IPO on May 15, 2011, in each case for cash in an amount equal to One Dollar ($1.00) per Insider Warrant, and subject only to the condition that the Merger has been consummated and on such other terms reasonably satisfactory to us, the Members and Crumbs.

THE OFFER

Number of Common Shares; Purchase Price; No Proration

Number of Common Shares

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 500,000 Common Shares validly tendered and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Stock Purchase Price of $9.98 per share, net to the sellers in cash, without interest, for a total Purchase Price of up to $4,990,000, as further described below under the heading “Stock Purchase Price”.

The Offer is not conditioned on any minimum number of Common Shares being tendered. The Offer is, however, subject to certain other conditions, including a Maximum Tender Condition and the Merger Condition. See “The Offer — Conditions of the Offer.”

Only Common Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. All Common Shares tendered and not purchased pursuant to the Offer will be returned to the tendering securityholders at our expense promptly following the Expiration Date.

Stock Purchase Price

The Stock Purchase Price is $9.98 per share. The Stock Purchase Price has been calculated based on the requirement in our Certificate of Incorporation that the redemption price payable per share of common stock shall be equal to the amount held in the Trust Account as of the commencement of the tender offer plus interest accrued until two business days prior to the consummation of the Transaction, less taxes payable, divided by the total number of Common Shares sold as part of the units in our IPO but in no event less than $9.98 per share. Under the terms of our Certificate of Incorporation and the Business Combination Agreement, we are required to conduct the Offer in accordance with the terms of Article VI of our Certificate of Incorporation, including the requirement related to the Stock Purchase Price. See “The Offer-Extension of the Offer; Termination; Amendment.”

No Proration

There will be no proration in the event of over-subscription of the Offer.

The Offer is subject to certain conditions, including the Maximum Tender Condition that no more than 500,000 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date and the Merger Condition. Accordingly, if any of the Merger Condition or the Maximum Tender Condition has not been satisfied, we will extend or terminate the Offer. See “The Business Combination Agreement — Conditions to Closing” for a description of conditions to closing the Merger.

In order for the Merger to be consummated, no more than 500,000 Common Shares can be validly tendered and not properly withdrawn pursuant to this Offer. If more than 500,000 Common Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. Accordingly, we will not offer proration in the Offer. If we terminate the Offer, we will NOT: (i) purchase any Common Shares pursuant to this Offer and promptly return all Common Shares delivered pursuant to this Offer or (ii) consummate the Merger in accordance with the terms of the Business Combination Agreement.

Under the terms of the Business Combination Agreement, we have agreed that we may not waive the Maximum Tender Condition or the other conditions to this Offer (except for conditions to be satisfied by Crumbs and/ or its Members) without the consent of Crumbs and the Members and, unless agreed to by us, Crumbs and its Members or required by the SEC, no material change may be made to the Offer which imposes conditions to the Offer in addition to those set forth in Annex A to the Business Combination Agreement except as required to comply with any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer. See Annex A which is appended to Amendment No. 2 to the Business Combination Agreement included in Annex I.

This Offer to Purchase and the Letter of Transmittal for the Common Shares will be mailed to record holders of the Common Shares and will be furnished to brokers, dealers and other nominee securityholders and similar persons whose names, or the names of whose nominees, appear on 57th Street’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Common Shares.

Purpose of the Offer; Certain Effects of the Offer

57th Street, Crumbs, the Members and the other parties thereto executed the Business Combination Agreement on January 9, 2011 that provides for the acquisition of Crumbs by 57th Street for consideration consisting of cash and securities and amended such agreement on February 18, 2011 and on March 17, 2011. In connection with the announcement of the amended Transaction on March 17, 2011, 57th Street announced that it would offer to purchase, concurrent with the Merger, up to 500,000 of its outstanding Common Shares as contemplated by this Offer to Purchase. The Offer provides our securityholders an opportunity to redeem their Common Shares for a pro-rata portion of our Trust Account as required by our Certificate of Incorporation, and as disclosed in the prospectus for our IPO.

Each of our Sponsor, officers, directors and advisors has agreed not to tender any of their Common Shares pursuant to the Offer.

Our board of directors has unanimously (i) approved the Offer, (ii) declared the advisability of the Merger and approved the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, and (iii) determined that the Merger is in the best interests of the stockholders of 57th Street and if consummated would constitute our initial business transaction pursuant to our Certificate of Incorporation. If you tender your Common Shares into the Offer, you will not be participating in the Merger and therefore, our board of directors unanimously recommends that you do not accept the Offer with respect to your Common Shares. The members of our board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of 57th Street securityholders. See “The Transaction — Certain Benefits of 57th Street’s Directors and Officers and Others in the Transaction.” You must make your own decision as to whether to tender your Common Shares pursuant to the Offer and, if so, how many Common Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Common Shares with your broker, if any, or other financial advisor.

Certain Effects of the Offer

Approximately $4,990,000 will be required to purchase Common Shares in the Offer at the Stock Purchase Price of $9.98 per share if the Offer is fully subscribed. In addition, we estimate up to $100,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Common Shares will be funded from funds from our Trust Account remaining upon consummation of the Merger after paying the Cash Consideration, deferred underwriting costs and other expenses. Assuming the Offer and Merger are successfully completed, we believe that our anticipated financial condition and cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

Our securities are currently quoted on the OTC Bulletin Board. Assuming the successful consummation of the Transaction, we have applied to have our securities listed on the NASDAQ Capital Market. However there can be no assurance as to the timing or our ability to meet the qualification standards. See “Risk Factors.” Our securities are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Common Shares pursuant to the Offer will not result in the Common Shares becoming eligible for termination of registration under the Exchange Act, and we have no intention to terminate such registration following the Offer.

Common Shares acquired pursuant to the Offer will be held as treasury shares, subject to future issuance by 57th Street unless otherwise retired.

Following the consummation of the Transaction, 57th Street may decide to consider whether or not it makes sense to explore the elimination of the then outstanding warrants, whether by means of a tender offer or exchange offer. 57th Street may decide to consider such action at that time, based upon a variety of factors, including, but not limited to; how many stockholders of 57th Street actually tender in this Offer, the growth plans of the combined company, capital market conditions, the price of 57th Street’s securities, working capital needs. 57th Street is not required to consider or take any such action and may decide not to consider or to take such action.

Except as disclosed in this Offer to Purchase, including without limitation under the heading “The Business Combination Agreement” of this Offer to Purchase, 57th Street and Crumbs currently have no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving 57th Street, Crumbs or any of their subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of 57th Street, Crumbs or any of their subsidiaries;

•	any material change in 57th Street’s or Crumbs’ present dividend rate or policy, indebtedness or capitalization;

•	any other material change in Crumbs’ business;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of 57th Street or Crumbs, or the disposition of any material amount of securities of 57th Street or Crumbs, other than the repurchase of its Insider Warrants discussed elsewhere herein; or

•	any changes in the Certificates of Incorporation or by-laws, each as amended to date, except that, as previously announced, following consummation of the Merger, 57th Street intends to seek stockholder approval of amendment of its Certificate of Incorporation to change its name to “Crumbs Bake Shop”.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Procedures for Tendering Shares

Valid Tender of Common Shares

For a stockholder to make a valid tender of Common Shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Common Shares you wish to tender, or confirmation of receipt of the Common Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, you must contact your broker or nominee to tender your shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge stockholders who hold Common Shares through nominees to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Units

The Offer is only for Common Shares. No units tendered will be accepted and will be promptly returned. We have outstanding units comprised of a Common Share and a warrant to acquire a Common Share. You may tender Common Shares that are included in units, but to do so you must separate such Common Shares from the units prior to tendering them. Warrants tendered will not be accepted and will be promptly returned.

To separate your Common Shares from the units, you must instruct your broker to do so for units held by a broker, dealer, commercial bank, trust company or other nominee on your behalf. Your broker must send written instructions by facsimile to our transfer agent, Continental Stock Transfer & Trust Company, Attention: Joel Kass at (212) 616-7617. Such written instructions must include the number of units to be split and the nominee holding such units. Your broker must also initiate electronically, using Depository Trust Company’s (“DTC”) DWAC (Deposit Withdrawal at Custodian) System, a withdrawal of the relevant units and a deposit of an equal number of Common Shares. This must be completed far enough in advance of the Expiration Date of the Offer to permit your broker to tender into the Offer the shares received upon the split up of the units. If you fail to cause your Common Shares to be separated in a timely manner before the Offer expires you may not be able to validly tender your Common Shares prior to the expiration of this Offer.

If you hold units registered in your own name, you must deliver the certificate for such units to our transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Joel Kass, with written instructions to separate such units into Common Shares. This must be completed far enough in advance of the Expiration Date of the Offer to permit the mailing of the certificates for Common Shares back to you so that you may then tender into the Offer the certificates received upon the split up of the units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i) the registered holder of the Common Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Common Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii) Common Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the Common Shares.

Except as described above, all signatures on any Letter of Transmittal for securities tendered must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Common Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for Common Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering securityholder. Common Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Common Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that 57th Street may enforce such agreement against the DTC participant.

Return of Unpurchased Common Shares

If any tendered securities are not purchased, or if less than all Common Shares evidenced by a securityholder’s certificates are tendered, certificates for unpurchased Common Shares will be returned promptly after the expiration or termination of the Offer or, in the case of securities tendered by book-entry transfer at DTC, the securities will be credited to the appropriate account maintained by the tendering securityholder at DTC, in each case without expense to the securityholder.

Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering securityholder’s acceptance of the terms and conditions of the Offer, as well as the tendering securityholder’s representation and warranty to us that (i) such securityholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering securityholder has full power and authority to tender, sell, assign and transfer the securities tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right. Any such tendering securityholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering securityholder and shall not be affected by, and shall survive, the death or incapacity of such tendering securityholder.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering securityholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such securityholder is voluntarily participating in the Offer; (iii) the future value of our Common Shares is unknown and cannot be predicted with certainty; (iv) such securityholder has been advised to read this entire Offer to Purchase including the Annexes thereto; (v) such securityholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering securityholder’s specific situation; (vi) any foreign exchange obligations triggered by such securityholder’s tender of Common Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of securities, such securityholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Common Shares shall authorize us to withhold all applicable Tax Items potentially payable by a tendering securityholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering securityholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Common Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of securities to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Common Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a securityholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all tendered securities or waive any defect or irregularity in any tender with respect to any particular securities or any particular securityholder whether or not we waive similar defects or irregularities relating thereto in the case of other securityholders; provided that the Business Combination Agreement requires us to obtain the consent of Crumbs prior to any such waiver. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of 57th Street, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including each Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a securityholder’s right to challenge our determination in a court of competent jurisdiction. By tendering either Common Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Common Shares has been lost, destroyed or stolen, the securityholder should complete the appropriate Letter of Transmittal, indicate the certificate(s) representing Common Shares is lost and return it to the Depositary. The securityholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Securityholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely, 5:00 p.m. on Friday, April 1, 2011. You may also withdraw your previously tendered securities at any time after 12:00 p.m., New York City time, on Tuesday, April 19, 2011 if not accepted prior to such time. Except as this section otherwise provides, tenders of Common Shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of the Common Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a securityholder has used more than one Letter of Transmittal or has otherwise tendered Common Shares in more than one group of Common Shares, the securityholder may withdraw Common Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the securityholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Common Shares have been delivered in accordance with the procedures for book-entry transfer described above in “— Procedures for Tendering Common Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any securityholder, whether we waive similar defects or irregularities in the case of other securityholders. None of 57th Street, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Common Shares on our behalf. Such Common Shares may not be withdrawn except to the extent tendering securityholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Common Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to certain conditions of the Offer promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 500,000 Common Shares validity tendered and not properly withdrawn on or before the Expiration Date. Accordingly, there will be no proration in the event that more than 500,000 Common Shares are properly tendered in this Offer. If more than 500,000 Common Shares have been validly tendered and not properly withdrawn prior to the Expiration Date or if the Merger Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all Common Shares tendered at our expense.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Common Shares that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Common Shares for payment pursuant to the Offer.

In all cases, payment for Common Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Common Shares, or a timely book-entry confirmation of Common Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Common Shares tendered be made unless the Merger Condition and Maximum Tender Condition have been satisfied. We will make prompt payment upon satisfaction of the offer conditions, but in no event later than three business days after the Expiration Date.

57th Street will pay for Common Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering securityholders for the purpose of receiving payment from us and transmitting payment to tendering securityholders.

Certificates for all Common Shares tendered and not purchased will be returned or, in the case of Common Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering securityholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering securityholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Common Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of Common Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Common Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge securityholders who hold Common Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept Common Shares tendered and we may terminate or amend the Offer, or postpone our acceptance of the Common Shares that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) if any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

•	the Merger, in our reasonable judgment, is not capable of being consummated contemporaneously with this Offer, but in no event later than three business days after the expiration of this Offer. For a description of the conditions to the Merger, see “Summary Term Sheet and Questions and Answers — General — What are the most significant conditions to the Merger?”. We refer to this condition, which is not waivable, as the “Merger Condition”; and

•	more than 500,000 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date. We refer to this condition, which is not waivable, as the “Maximum Tender Condition”;.

We will not accept for payment, purchase or pay for any Common Shares tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for Common Shares tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our securityholders. Upon notification from the SEC that it has no further comment regarding this Offer, we will redistribute the Offer, as amended or supplemented, and the Letter of Transmittal to our stockholders, setting forth a final Expiration Date.

Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of 57th Street to extend, terminate and/or modify the Tender Offers (subject to the terms and conditions of the Agreement), we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any Common Shares tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for Common Shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date the Business Combination Agreement shall have been terminated in accordance with its terms.

In addition, in accordance with Annex A to the Business Combination Agreement, no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion, subject to the consent of the Members pursuant to the terms of the Business Combination Agreement. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction.

You should evaluate current market quotes and trading volume for our Common Shares, among other factors, before deciding whether or not to accept the Offer. See “Price Range of Securities” and “Risk Factors.”

Source and Amount of Funds

We expect that up to $4,990,000 will be required to purchase shares tendered in the Offer, if the Offer is fully subscribed, and up to an additional $100,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the

Information Agent and Depositary for distribution and handling of Offer materials and other services related to the Offer. The purchase of shares tendered in the Offer will be funded as follows:

•	Substantially all of the aggregate consideration will be funded by 57th Street from cash available from the Trust Account following consummation of the Merger. Of the approximately $54.5 million of cash in our Trust Account, only approximately $4,990,000 will be available for us to purchase your Common Shares because we require an aggregate of $49.9 million to successfully consummate the Merger and pay for our related costs, fees and expenses. In order to satisfy the Merger Condition, the terms and conditions of the Business Combination Agreement require: (i) $27.0 million in cash consideration to be paid to the Members of Crumbs, (ii) $15.0 million of cash to be reserved for the post business combination company’s working capital purposes and (iii) $3.7 million of cash to be reserved for the purchase of the Insider Warrants (as defined herein) following the Offer. In addition, we have also reserved from the proceeds in the Trust Account an aggregate of $4.2 million in cash for payment of deferred fees from our IPO, advisory, finder and other fees and expenses incurred in connection with this Offer. The receipt of funds necessary to purchase shares tendered in the Offer is dependent on the consummation of the Merger.

•	The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, with the consent of Crumbs, as required by the Business Combination Agreement, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, with the consent of Crumbs, as required by the Business Combination Agreement, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

Certain Information Concerning 57th Street, Crumbs and the Merger

Set forth elsewhere in this Offer to Purchase is information concerning 57th Street, Crumbs and the Merger. Stockholders are urged to review such information prior to making a decision whether to tender their Common Shares.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Common Shares

See “The Transaction — Certain Benefits of 57th Street’s Directors and Officers and Others in the Transaction,” “The Business Combination Agreement,” “Management of 57th Street Following the Transaction,” “Certain Relationships and Related Transactions,” and “Description of Securities” herein for information related to the proposed Transaction, management of 57th Street following the consummation of the Transaction and certain transactions and arrangement concerning the securities.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Common Shares during the 60 days prior to February 22, 2011.

Certain Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Common Shares pursuant to the

Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Common Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. holders and non-U.S. holders (each as defined below) whose Common Shares are tendered and accepted for payment. This discussion assumes that holders hold Common Shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular holder in light of the holder’s individual investment or tax circumstances. In addition, this discussion does not address (i) state, local or non-U.S. tax consequences, (ii) the special tax rules that may apply to certain holders, including without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers who have elected mark-to-market accounting, taxpayers that are subject to the alternative minimum tax, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or U.S. expatriates or former long-term residents of the U.S., or (iii) the special tax rules that may apply to a holder that acquires, holds, or disposes of shares as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated investment. Additionally, this discussion does not consider the tax treatment of partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares through such entities.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury Regulations, judicial opinions, and published positions of the IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. holder” means a person that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. holders have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of shares (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the Offer.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Securityholders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Non-Participation in the Offer

Holders of Common Shares who do not tender any of their Common Shares in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as result of the consummation of the Offer.

Exchange of Common Shares Pursuant to the Offer

The exchange of Common Shares for cash pursuant to the Offer will be a taxable redemption of the Common Shares for U.S. federal income tax purposes. The redemption will be treated either as a sale of Common Shares or as a distribution with respect to Common Shares, as more fully described below under “Criteria for Determining Sale or Distribution Treatment.”

Sale of Common Shares

If the redemption qualifies as a sale of Common Shares by a holder under Section 302 of the Code, such holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares. A holder’s adjusted tax basis in the Common Shares generally will equal the holder’s acquisition cost, and if the holder purchased 57th Street’s units, the cost of such units would be allocated between the Common Shares and the Warrants that comprised such units based on their relative fair market values at the time of purchase. Any such capital gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the U.S. holder’s holding period for the shares exceeds one year. A holder must calculate gain or loss separately for each block of Common Shares exchanged pursuant to the Offer (generally, shares acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15%. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of Common Shares if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Any gain recognized by a non-U.S. holder upon a sale of Common Shares generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the Common Shares, and the non-U.S. holder owns, or is treated as owning, more than 5% of our Common Shares. We currently are not and never have been a “United States real property holding corporation.”

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable U.S. federal income tax rates. Any gains of a non-U.S. holder described in clause (i) of the preceding sentence that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Distribution with Respect to Common Shares

If the redemption does not qualify as a sale of Common Shares under Section 302, a holder will be treated as receiving a corporate distribution. A distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in the Common Shares. Any remaining excess will be treated as gain realized on the sale of the Common Shares and will be treated as described above under “Sale.”

A dividend to a U.S. holder that is a taxable corporation generally (i) will qualify for the dividends-received deduction if the requisite holding period is satisfied, subject to applicable limitations and exceptions, and (ii) may be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. With certain exceptions (including but not limited to dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, qualified dividends received by a non-corporate U.S. holder generally will be subject to tax at the maximum tax rate accorded to capital gains.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder) generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty withholding rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person as defined under the Code and is eligible for the benefits of the applicable income tax treaty or (ii) if the Common Shares are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury Regulations. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if provided in an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S., are subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates and are not subject to the U.S. withholding tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any effectively connected dividends or dividends attributable to a permanent establishment received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Criteria for Determining Sale or Distribution Treatment Under Section 302

Whether an exchange of Common Shares for cash pursuant to the Offer qualifies for sale or distribution treatment will depend largely on the total number of Common Shares treated as held by the holder before and after the exchange (including any Common Shares constructively owned by the holder as a result of, among other things, owning Warrants). The exchange of Common Shares for cash pursuant to the Offer generally will be treated as a sale of the Common Shares (rather than as a corporate distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s stock interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a holder takes into account not only Common Shares actually owned by the holder, but also Common Shares that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock the holder has a right to acquire by exercise of an option, which would generally include Common Shares which could be acquired pursuant to the exercise of the Warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding stock actually and constructively owned by the holder immediately following the redemption must, among other requirements, be less than 80% of the percentage of our outstanding stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s stock interest if either (i) all of the Common Shares actually and constructively owned by the holder are redeemed or (ii) all of the Common Shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock in us. The exchange of Common Shares for cash pursuant to the Offer will be “not essentially equivalent to a dividend” if such exchange results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” Contemporaneous dispositions or acquisitions of Common Shares by a holder or related persons may be deemed to be part of a single integrated transaction for purposes of the foregoing tests. A holder should consult with its own tax advisors in order to determine the appropriate tax treatment to it of tendering Common Shares pursuant to the Offer. A U.S. holder owning at least 1% of our outstanding stock who exchanges any Common Shares for cash pursuant to the Offer may be required to comply with the reporting requirement of U.S. Treasury Regulation Section 1.302-2(b)(2).

If none of the foregoing tests is satisfied, then the exchange of Common Shares for cash pursuant to the Offer will be treated as a corporate distribution and the tax effects will be as described above under “Distribution.” After the application of those rules, any remaining tax basis of the holder in the purchased Common Shares will be added to the holder’s adjusted tax basis in his remaining Common Shares, or, if it has none, to the holder’s adjusted tax basis in any Warrants (if applicable) or possibly to the adjusted basis of stock held by related persons whose stock is constructively owned by the holder.

Information Reporting and Backup Withholding

Under U.S. Treasury Regulations, we must report annually to the IRS and to each holder the amount of dividends paid to such holder on our common stock and the tax withheld with respect to those dividends, regardless of whether withholding was required. In the case of a non-U.S. holder, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The gross amount of dividends paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

In order for a non-U.S. holder to qualify as an exempt recipient, that holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. A non-U.S. holder that is an exempt recipient is not subject to information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the U.S. through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Common Shares. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Common Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Common Shares upon the occurrence of any of the conditions specified in “Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Common Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Common Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to securityholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. Our rights set forth in the foregoing paragraph are subject to the terms of the Business Combination Agreement which provides that we may, without the consent of the Crumbs and the Members, (i) extend the Offer for one or more period(s) beyond the scheduled Expiration Date, if, at any scheduled Expiration Date any of the conditions to the Offer set forth in “Conditions of the Offer”, including the Maximum Tender Condition, have not been satisfied or waived, or (ii) extend or amend the Tender Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, including the terms of the Business Combination Agreement, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, the Offer will remain open for at least five business days following the date that a notice concerning a material change in the terms of, or information concerning, the Offer is first published, sent or given to stockholders. If (i) we make any change to increase or decrease the price to be paid for Common Shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Morrow & Co., LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by 57th Street for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Common Shares pursuant to the Offer. Stockholders holding securities through brokers, dealers and other nominee securityholder are urged to consult the brokers, dealers and other nominee securityholders to determine whether transaction costs may apply if securityholder tenders Common Shares through the brokers, dealers and other nominee securityholder and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Common Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Common Shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

DESCRIPTION OF SECURITIES

General

Our Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of March 16, 2011, we had 6,062,556 outstanding shares of common stock and outstanding Warrants to acquire 9,156,300 shares of our common stock at an exercise price of $11.50 per share that will become exercisable, on the later of 30 days after the consummation Merger or May 19, 2011. No shares of preferred stock are currently outstanding.

Units

We issued an aggregate of 5,456,300 units in our IPO. Each unit consists of one Common Share and one Warrant. Each Warrant entitles its holder to purchase one Common Share. Any securityholder may elect to separate a unit and trade the Common Shares separately or as a unit.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with a stockholder vote to approve our initial business transaction, if any, our Sponsor has agreed to vote its initial shares in favor of our initial business transaction. In addition, our Sponsor, officers, directors and members of our advisory board have also agreed to vote any Common Shares acquired in the IPO or in the aftermarket in favor of our initial business transaction submitted to our stockholders for approval, if any. Our Sponsor, officers, directors and members of our advisory board have agreed to waive redemption rights in connection with any potential initial business transaction.

Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company after a business transaction, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Shares. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Shares, except that we will provide our stockholders with the opportunity to redeem their Common Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes, upon the consummation of our initial business transaction, subject to the limitations described herein.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are currently issued or outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business transaction, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the common stock on a business transaction. We may issue some or all of the preferred stock to effect a business transaction. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, other than as described below, we cannot assure you that we will not do so in the future.

Series A Voting Preferred Stock

Pursuant to the Business Combination Agreement, 57th Street will, concurrent with the consummation of the Transaction, designate 830,000 shares of our preferred stock as “Series A Voting Preferred Stock”. The parties to the Business Combination Agreement have negotiated a term sheet for the Certificate of Designation for the 57th Street Series A Voting Preferred Stock to be issued at the closing of the Business Combination Agreement. The parties have agreed to negotiate the Certificate of Designation in good faith. To the extent that the terms of the Certificate of Designation materially deviate from the term sheet, we will supplement the disclosure as required. Holders of the 57th Street Series A Voting Preferred Stock shall have the following rights:

•	Upon exchange of the New Crumbs Class B Exchangeable Units in accordance with the Exchange Agreement, an equivalent number of shares of 57th Street Series A Voting Preferred Stock will be concurrently automatically redeemed for its par value of $0.0001 per share and become authorized but unissued preferred stock. Except in connection with the exchange of the New Crumbs Class B Exchangeable Units, the 57th Street Series A Voting Preferred Stock shall not be redeemable. Except as provided in the Exchange Agreement and the Business Combination Agreement, the holders of 57th Street Series A Voting Preferred Stock will have no other conversion, preemptive or other subscription rights with respect to the 57th Street Series A Voting Preferred Stock and there are no sinking fund provisions applicable to the Series A Voting Preferred Stock.

•	Holders shall have the right to vote on all matters submitted to a vote of the stockholders of 57th Street, voting together with the holders of common stock as a single class; each share of 57th Street Series A Voting Preferred Stock held on the record date for determining the stockholders of 57th Street initially will be entitled to vote is entitled to 10 votes (subject to equitable adjustment for organic dilution) (the “Preferred Stock Voting Multiple”).

•	In addition to any vote required by the Certificate of Incorporation or by applicable law, for so long as any shares of 57th Street Series A Voting Preferred Stock shall remain outstanding, the vote of holders of two-thirds of the then outstanding shares of 57th Street Series A Voting Preferred Stock, voting separately as a series, shall be necessary for 57th Street to:

•	adopt any alteration, amendment or repeal of any provision of the Certificate of Incorporation that effects a division, subdivision, consolidation or combination of common stock or increases the per share voting power of the common stock, unless such alteration, amendment or repeal also proportionately divides, subdivides, consolidates or combines shares of Series A Preferred Stock on the same basis and does not impair or reduce the voting preferences of the Series A Voting Preferred relative to the common stock;

•	declare any dividend or distribution on the common stock (other than in connection with a liquidation) in Common Shares Preferred Stock, or securities convertible, exercisable or exchangeable for such equity securities, unless a proportionate dividend or distribution of shares of Series A Voting Preferred Stock is also declared on the Series A Voting Preferred Stock;

•	divide or subdivide (by stock split, stock dividend or otherwise) the Series A Voting Preferred Stock into a greater number of shares or combine or consolidate (by reverse stock split or otherwise) the 57th Street Series A Voting Preferred Stock;

•	list the shares of capital stock on a securities exchange or trading market whose listing rules would impair the voting power of the 57th Street Series A Voting Preferred Stock or impair the issuance of the Contingency Consideration (as defined in the Business Combination Agreement) or the common stock issuable upon the exercise of the conversion rights related thereto; or

•	amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that adversely affects the powers preferences or rights of the 57th Street Series A Voting Preferred Stock.

•	In the event of certain organic changes to the Common Shares and New Crumbs Class B Exchangeable Units, including a division, subdivision, combination or consolidation, 57th Street will be required to either cause an identical proportionate organic change to the 57th Street Series A Voting Preferred Stock or equitably adjust the Preferred Stock Voting Multiple.

•	The Certificate of Designation shall provide that 57th Street shall be required to issue fractions of a share of the Series A Voting Preferred Stock and shall not (i) arrange for the disposition of fractional interests, (ii) pay in cash the fair value of fractions of a share or (iii) issue scrip or warrants therefor, in each case so long as the Series A Voting Preferred Stock remains outstanding.

•	During the Earnout Period as defined in the Business Combination Agreement, the holders of Series A Voting Preferred Stock shall be entitled to nominate and elect, voting as a class, a majority of the board of directors (the “Series A Directors”). For the avoidance of doubt, at least two of the Series A Directors will not have to be independent directors. A Series A Director can only be removed by the affirmative vote of the shares of Series A Preferred Stock or, with cause, by the other Series A Directors.

•	In the event of a liquidation (complete or partial), dissolution or winding up of 57th Street, whether voluntary or involuntary (a “Liquidation”), the Series A Voting Preferred of the holders shall only be entitled to receive a liquidating distribution in the amount of $0.0001 per share, and no more. If, upon a Liquidation, the amounts payable with respect to Series A Voting Preferred Stock and any other stock ranking as to any such distribution on parity with the Series A Voting Preferred Stock are not paid in full, the holders of Series A Voting Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amounts to which the holders of Series A Voting Preferred Stock are entitled as provided herein, the holders of Series A Voting Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of 57th Street in respect of such shares.

•	Except in the case of a Liquidation, the 57th Street Series A Preferred Stock is not entitled to receive dividends or distributions other than dividends or distributions of Common Shares or Preferred Stock or other equity-linked securities in connection with an organic change of the capital stock of 57th Street or Crumbs or a Fundamental Transaction.

•	The Series A Voting Preferred Stock is subject to transfer restrictions intended to prohibit the transfer of such shares unless they are transferred with a proportionate amount of New Crumbs Class B Exchangeable Units. In order to satisfy the transfer restriction, a holder must transfer a number of shares of Series A Voting Preferred Stock equal to the number of New Crumbs Class B Exchangeable Units divided by the Preferred Stock Voting Multiple, which is initially ten (10).

Warrants

Public Stockholder Warrants

As of March 16, 2011, we had outstanding Warrants to acquire 9,156,300 Common Shares. Each Warrant entitles the registered holder to purchase one Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	30 days following the completion of a business transaction, including the Merger; and

•	May 19, 2011.

The Warrants will expire five years from the date of our business transaction at 5:00 p.m., New York City time, or earlier upon redemption or liquidation of the Trust Account.

Holders of our public Warrants will be able to exercise the Warrants for cash only if we have an effective registration statement covering the Common Shares issuable upon exercise of the Warrants and a current prospectus relating to such common stock and, even in the case when cashless exercise is permitted as provided below, such Common Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although we have undertaken in our warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain an effective registration statement covering the Common Shares issuable upon exercise of the Warrants following completion of the IPO, and we intend to comply with our undertaking, we cannot assure you that we will be able to do so. The expiration of Warrants prior to exercise would result in each unit holder paying the full unit purchase price solely for the Common Shares underlying the unit.

Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of our initial business transaction, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis.

We may redeem the outstanding Warrants (excluding any Insider Warrants held by our Sponsor or its permitted assigns or Insider Warrants held by the underwriters) without the consent of any third party or the representatives of the underwriters:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the Warrants become exercisable;

•	upon not less than 30 days prior written notice of redemption; and

•	if, and only if, the last sales price of our common stock equals or exceeds $17.50 per share (subject to adjustment for splits, dividends, recapitalization and other similar events) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption;

provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement covering the common stock issuable upon exercise of the Warrants and a current prospectus relating to such common stock.

If we call the Warrants for redemption, we will have the option to require all holders that subsequently wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the fair market value by (y) the fair market value. The “fair market value” shall mean the average last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least two-thirds of the then outstanding public Warrants in order to make any change that adversely affects the interests of the registered holders.

The redemption provisions for our Warrants have been established at a price which is intended to provide a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing common stock price and the warrant exercise price to absorb any negative market reaction to our redemption of the Warrants. There can be no assurance, however, that the price of the common stock will exceed either $17.50 or the warrant exercise price of $11.50 after we call the Warrants for redemption and the price may in fact decline as a result of the limited liquidity following any such call for redemption.

The exercise price and number of Common Shares issuable on exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or before the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised, or through a cashless exercise (when permitted). The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrantholders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrantholder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Common Shares outstanding.

No fractional Common Shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Common Shares to be issued to the warrantholder.

Insider Warrants

Our Sponsor and the underwriters purchased an aggregate of 3,700,000 Insider Warrants (3,500,000 by our Sponsor and 200,000 by the underwriters), from us at a price of $0.50 per warrant in a private placement completed on May 19, 2010. All of the proceeds received from the sale of the Insider Warrants ($1,850,000) were placed in the Trust Account. The Insider Warrants are identical to the Warrants sold in our IPO except that if held by the original holders or their permitted assigns, they (i) may be exercised for cash or on a cashless basis; (ii) are not subject to being called for redemption so long as they are held by the initial holders; and (iii) with respect to Insider Warrants held by the underwriters and beneficially owned by Mark Klein as a result of being a member of our Sponsor, will expire five years from the effective date of the registration statement, or earlier upon redemption or liquidation. In addition, the Insider Warrants will be held in escrow until 30 days following the consummation of a business transaction. The proceeds from the sale of the Insider Warrants will be held in our Trust Account for the benefit of our public stockholders. If we do not complete one or more business transactions on or before August 19, 2011 and we liquidate and dissolve pursuant to our Certificate of Incorporation, the Insider Warrants will become worthless.

The personal and financial interests of our affiliates may influence their motivation in identifying and selecting a target business and completing a business transaction in a timely manner. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business transaction are appropriate and in our stockholders’ best interest.

New Crumbs Units

It is contemplated that the Third Amended & Restated LLC Agreement will provide for two classes of interests which will be New Crumbs Class B Exchangeable Units and New Crumbs Class A Voting Units, which will generally be economically equivalent. The Third Amended & Restated LLC Agreement will provide that distributions to holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units will be pro rata with respect to the number of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units.

The Surviving Company will endeavor to make distributions to holders of its New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units in an amount necessary to cover their tax obligations (including quarterly estimated taxes) attributable to their allocable share of Surviving Company income, with respect to any pre- and post-closing fiscal year, subject to availability of free cash, debt service obligations, and other legal restrictions. If other distributions made with respect to such fiscal year are not at least equal to such amount, the Surviving Company will (to the extent so permitted), make sufficient distributions to provide holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units (and, in the case of holders which are pass-through entities for tax purposes, their members, partners or equity holders) with an amount equal to taxes (including quarterly estimated taxes) applicable to their respective allocable income at the highest rate applicable to any individual resident of New York City, subject to availability of free cash, debt service obligations, and other legal restrictions. The necessity of a tax distribution will be based on cumulative distributions made by the Surviving Company with respect to any fiscal year. Although the amount of the tax distribution is based on the highest rate applicable to any holder of a New Crumbs Class A Voting Units Class A Voting Unit or New Crumbs Class B Exchangeable Unit (or its flow-through members or partners), the same tax distribution per unit will be made to all holders of New Crumbs Class A Voting Units and the New Crumbs Class B Exchangeable Units, except with respect to any fiscal year prior to the completion of the Merger whereby only the holders of New Crumbs Class B Exchangeable Units shall be entitled to such tax distribution.

The Third Amended & Restated LLC Agreement will also set forth that the Third Amended & Restated LLC Agreement may not be amended without the consent of the holders of New Crumbs Class A Voting Units and New Crumbs Class B Exchangeable Units voting as a single class (it is intended that the threshold for such consent is a two thirds of such units). However, any amendment which disproportionately and adversely impacts any member of the Surviving Company must be approved by such member and any amendment which disproportionately and adversely impacts any class of interests must be approved by the holders of such class of interests (it is intended that the threshold for such approval is two thirds).

New Crumbs Class A Voting Units

Upon consummation of the Merger, 57th Street shall be entitled to receive New Crumbs Class A Voting Units. Under the terms of the Third Amended and Restated LLC Agreement, 57th Street as the sole holder of New Crumbs Class A Voting Units, will have the right to appoint the entire board of managers of Crumbs, which shall mirror the board of directors of 57th Street. Holders of New Crumbs Class A Voting Units will possess all voting rights in Crumbs on ordinary matters. In the event the Members exchange their New Crumbs Class B Exchangeable Units for Common Shares, 57th Street will be issued New Crumbs Class A Voting Units equal to the number of New Crumbs Class B Exchangeable Units being exchanged pursuant to the terms of the Exchange and Support Agreement.

New Crumbs Class B Exchangeable Units

Upon consummation of the Merger and upon earning the Contingency Consideration, the Members shall be entitled to receive New Crumbs Class B Exchangeable Units. No additional New Crumbs Class B Exchangeable Units may be issued other than in accordance with the Business Combination Agreement or the Exchange Agreement.

A two thirds vote of the New Crumbs Class B Exchangeable Units voting as a class shall be required prior to Crumbs:

•	issuing any new interests of any class, other than in accordance with the Exchange and Support Agreement or the Business Combination Agreement, (ii) including:

•	undertaking a voluntary Liquidation or acts or failure to act that are designed to result in a Liquidation;

•	undertaking a reincorporation, merger, consolidation or sale of all or substantially all the assets of Crumbs or similar action (other than where the successor remains an affiliate of us and the holders of New Crumbs Class B Exchangeable Unit are not adversely affected as a class and receive shares in the successor substantially identical in their rights as the New Class B Exchangeable Units).

The New Crumbs Class B Exchangeable Units will be exchangeable for Common Shares on a one for one basis (subject to certain adjustments related to organic dilution and Fundamental Transactions) at the request from time to time of any holder of such units pursuant to the terms of the Exchange and Support Agreement.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business transaction” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business transaction” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded Common Shares; or

•	on or subsequent to the date of the transaction, the business transaction is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

57th Street’s board of directors has considered the above criteria, approved the Transaction and determined that Section 203 does not prevent the consummation of the Transaction.

Our Certificate of Incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Our board of directors is currently divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. As a result, at a given annual meeting prior to the consummation of a business transaction only a minority of the board of directors may be considered for election. Since our “staggered board” may prevent our stockholders from replacing a majority of our board of directors at any given annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders. Following the consummation of the Transaction, our board will no longer be classified unless the post-transaction board of directors determines to propose that stockholders adopt a classified board at a future annual meeting of stockholders. During the Earnout Period, the Members as the initial holders of the 57th Street Series A Voting Preferred Stock, will be entitled to elect a majority of 57th Street’s board of directors. Moreover, our board of directors has the ability to designate the terms of and issue new series of preferred stock which may or be used to discourage unsolicited takeover proposals.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Shares and units and warrant agent for our Warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Our Information Agent

The information agent for this Offer is Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902.

MATERIAL DIFFERENCES IN THE RIGHTS OF 57TH STREET STOCKHOLDERS
FOLLOWING THE TRANSACTION

Following the consummation of the Transaction, 57th Street stockholders who hold shares of our common stock will have the same rights as stockholders of 57th Street prior to the Transaction, except with respect to the following:

Provisions Relating to Status as SPAC

The provisions in Article Third and Article Sixth of our Certificate of Incorporation, which afford certain protections to holders of our common stock issued as part of the units in our IPO, will no longer be applicable.

In accordance with Article Third of our Certificate of Incorporation, which may not be amended prior to a business transaction, if we do not consummate a business transaction prior to August 19, 2011, the purposes of the corporation shall automatically, with no action by the board of directors, be limited to effecting and implementing the dissolution and liquidation of the corporation and the taking of any other actions required to be taken in the Certificate of Incorporation on or after such date and our powers are limited to those set forth in Section 278 of the DGCL (regarding our liquidation).

The provisions of Article Sixth of 57th Street’s Certificate of Incorporation, which may not be amended prior to consummation of a business transaction unless at least 65% of the outstanding shares are voted in favor of such amendment, will no longer be applicable following the consummation of the Merger. Article Sixth provided for:

•	Establishment of the Trust Account for the deposit of the proceeds of the 57th Street IPO which may not be disbursed until the earlier of a business transaction or the 15 months following the effective date of the IPO registration statement in the event 57th Street does not consummate a business transaction.

•	The opportunity of holders of Common Shares to redeem their shares, effective upon consummation of a business transaction for cash equal to the redemption price (as noted below) either through a tender offer or in conjunction with a stockholder vote and the solicitation of proxies;

•	If the redemption is conducted through a tender offer (i) 57th Street shall file tender offer documents with the SEC containing substantially the same financial and other information about the business transaction and the redemption rights as is required under the Exchange Act proxy rules and (ii) 57th Street shall not commence any tender offer unless all holders of common stock other than the shares issued in the IPO irrevocably agree in writing not to redeem such shares in the tender offer;

•	A holder is restricted from redeeming shares equal to more than 10% of the shares issued in the IPO unless 57th Street conducts the redemption through a tender offer;

•	We will consummate a business transaction only if holders of no more than 88% of the shares issued in the IPO redeem their shares of common stock and, if we hold a stockholder vote in connection therewith, a majority of the outstanding shares are voted in favor of the business transaction;

•	If we do not consummate a business transaction within 15 months from the effective date of the registration statement, or August 19, 2011, we shall (i) case all operations except for the purpose of winding up, (ii) as promptly as reasonably possible redeem 100% of the shares issued as part of the units in the IPO for cash for a redemption price per share equal to the amount held in the Trust Account, including the interest earned thereon, less taxes payable, divided by the total number of IPO Shares, and (iii) as promptly as reasonably possible following such redemption, subject to approval of our then stockholders and the requirements of Delaware law, dissolve and liquidate the balance of our net assets to our remaining stockholders.

•	A holder of our shares shall receive funds from the Trust account only in the event of a liquidation, the holder exercises its redemption rights or we redeem the shares in connection with a business transaction as noted above.

•	Our board of directors shall be classified into two classes;

•	Prior to the consummation of a business transaction, we may not issue any additional stock that participates in the proceeds of the Trust Account or that votes as a class with the IPO Shares if we seek stockholder approval of a business transaction; and

•	A limitation on a transaction with an affiliate without prior approval of a majority of the disinterested members of the board of directors on terms no less favorable than those that would be available from unaffiliated third parties and, if the target business is affiliated with our Sponsor, or our directors or officers, we obtain an opinion from an independent investment banking firm that the business transaction is fair to our stockholders from a financial point of view.

Number and Election of Directors

57th Street’s board currently consists of five persons and directors will be determined by plurality vote of our stockholders. As noted in the discussion of Article Sixth of our Certificate of Incorporation, following the closing of the Transaction, our board will no longer be classified unless the post-transaction board of directors determines to propose that stockholders adopt a classified board at a future annual meeting of stockholders. During the Earnout Period, the Members as the initial holders of the 57th Street Series A Voting Preferred Stock, will be entitled to elect a majority of our board of directors. See “Risk Factors” and “The Business Combination Agreement — Merger Consideration to be Delivered.”

Dividends

Holders of our common stock are entitled to dividends when and if declared by our Board of Directors. Upon consummation of the Transaction and issuance of the 57th Street Series A Voting Preferred Stock, our board of directors may not declare any dividend or distribution on the common stock (other than in connection with a liquidation) in Common Shares, unless a proportionate dividend or distribution of shares of Series A Voting Preferred Stock is also declared on the Series A Voting Preferred Stock.

Approval of Corporate Actions

Prior to the consummation of the Transaction, our board of directors and stockholders had the authority to approve certain actions in accordance with the DGCL and the Certificate of Incorporation. Following the consummation of the Transaction, in addition to any vote required by the Certificate of Incorporation or by applicable law, for so long as any shares of Series A Voting Preferred Stock shall remain outstanding, the vote of holders of at least a majority of the outstanding shares of Series A Voting Preferred Stock, voting separately as a series, shall be necessary for 57th Street to:

•	adopt any alteration, amendment or repeal of any provision of the Certificate of Incorporation that effects a division, subdivision, consolidation or combination of Common Shares, unless such alteration, amendment or repeal also proportionately divides, subdivides, consolidates or combines shares of Series A Preferred Stock on the same basis and does not impair or reduce the voting preferences of the Series A Voting Preferred relative to the common stock;

•	declare any dividend or distribution on the common stock (other than in connection with a liquidation) in Common Shares, unless a proportionate dividend or distribution of shares of Series A Voting Preferred Stock is also declared on the Series A Voting Preferred Stock;

•	divide or subdivide (by stock split, stock dividend or otherwise) the Series A Voting Preferred Stock into a greater number of shares or combine or consolidate (by reverse stock split or otherwise) the Series A Voting Preferred Stock; or

•	list the shares of capital stock on a securities exchange or trading market whose listing rules would impair the voting power of the Series A Voting Preferred Stock or impair the issuance of the Contingency Consideration (as defined in the Business Combination Agreement) or the common stock issuable upon the exercise of the conversion rights related thereto.

PRICE RANGE OF SECURITIES AND DIVIDENDS

57th Street

Price Range of 57th Street Securities

The Common Shares, Warrants and units of 57th Street are each traded on the OTC Bulletin Board under the symbols SQTC, SQTCW and SQTCU, respectively. The units commenced public trading on May 20, 2010, and the common stock and Warrants commenced separate trading on June 10, 2010.

The following table sets forth the high and low bid prices as quoted on the OTCBB for our Units for the period from May 20, 2010 through December 31, 2010 and our Common Stock and Warrants for the period from June 10, 2010 through December 31, 2010.

	Units		Common Stock		Warrants
Quarter Ended	Low	High	Low	High	Low	High

December 31, 2010	10.01	10.50	9.6	9.85	0.38	0.55
September 30, 2010	10.00	10.10	9.61	9.80	0.40	0.55
June 30, 2010	10.00	10.20	9.61	9.68	0.40	0.50

On March 16, 2011, the closing prices of our units, Common Stock and Warrants were $11.10, $9.98 and $0.85, respectively, with none of the units trading on that date. On January 7, 2011, the last trading date before the public announcement of the Transaction, 57th Street’s common stock closed at $9.83. There was no trading of the Warrants or units on that date; on December 9, 2010, the last date on which there was trading of the Warrants and units before the announcement, the Warrants closed at $0.40 and the units closed at $10.15.

Holders

As of March 16, 2011, there were two holders of record of our Common Shares, seven holders of record of our Warrants and one holder of record of our units.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business transaction. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business transaction. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Crumbs

Price Range of Securities of Crumbs

Historical market price information regarding Crumbs’ securities is not provided because there is no public market for Crumbs’s securities.

As of March 16, 2011, there were six holders of Crumbs’ membership units.

Dividend Policy of 57th Street Following the Transaction

Following the consummation of the Transaction, 57th Street’s board of directors will consider whether or not to institute a dividend policy. The payment of any dividends subsequent to a business transaction will be within the discretion of the board of directors at such time provided that for so long as any shares of 57th Street Series A Voting Preferred Stock shall remain outstanding, the vote of at least a majority of the outstanding shares of 57th Street Series A Voting Preferred Stock, voting separately as a series, shall be necessary for 57th Street to declare any dividend or distribution on the Common Shares (other than in connection with a liquidation) in shares of common stock, unless a proportionate dividend or distribution of shares of Series A Voting Preferred Stock is also declared on the 57th Street Series A Voting Preferred Stock. It is the present intention of 57th Street to retain any earnings for use in its business operations and, accordingly, 57th Street does not anticipate the board of directors declaring any dividends in the foreseeable future.

BUSINESS OF 57TH STREET

Overview

57th Street was formed on October 29, 2009 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, an unidentified operating business or assets. We were not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business transaction. If we are unable to consummate a business transaction by August 19, 2011 we shall (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of the shares of our common stock issued in our IPO for a per share pro rata portion of the Trust Account, including the interest earned thereon, but net of any taxes and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders, as part of our plan of dissolution and liquidation. In the event of our liquidation, the Warrants will expire worthless.

Offering Proceeds Held in Trust

On May 28, 2010, 57th Street consummated its IPO of 5,456,300 units, including 456,300 units which were subject to the underwriters’ over-allotment option. The net proceeds of the IPO, including proceeds from the over-allotment option and from the private sale of 3,700,000 Insider Warrants at a price of $0.50 per Warrant to 57th Street GAC Holdings, LLC, 57th Street’s Sponsor, and underwriters of the IPO, and after deducting the underwriting discounts and commissions and the offering expenses, were approximately $54,476,303. Such amount, including $600,193 of deferred underwriting commissions and discounts, was deposited into the Trust Account and invested in government securities. As of December 31, 2010 we had approximately $415,360 (including $18,447 of interest we earned on funds in the Trust Account, which we are entitled to in order to cover our operating expenses and the costs associated with our plan of dissolution and liquidation if we do not consummate a business transaction) that we may use to cover our operating expenses until August 19, 2011, and to cover the expenses incurred in connection with a business transaction. Except as set forth above, no funds in the Trust Account have been released and only the remaining interest income that 57th Street may use for working capital requirements and amounts necessary for its tax obligations will be released until the earlier of the consummation of a business transaction or the liquidation of 57th Street. The Trust Account contained $54,496,691.73 as of January 31, 2011.

If the Offer and Merger are each consummated, the funds held in the Trust Account will be released to pay (i) the $27 million Cash Consideration to the Members in accordance with the Business Combination Agreement and the liabilities and obligations of 57th Street due and owing or incurred at or prior to the Effective Time (i) to stockholders of 57th Street holding Common Shares sold in 57th Street’s IPO who shall have validly tendered and not withdrawn their Common Shares pursuant to 57th Street’s Certificate of Incorporation, (ii) to the underwriter of the IPO as to approximately $600,193 representing deferred underwriting commissions and discounts payable upon consummation of the Merger, (iii) with respect to filings, applications and/ or other actions taken pursuant to the Business Combination Agreement required under any antitrust laws, and (iv) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to 57th Street in connection with the Transaction.

The holders of Common Shares included in the units sold in the IPO will be entitled to receive funds from the Trust Account only in the event of 57th Street’s liquidation or if they validly tender and do not properly withdraw their Common Shares and the Merger is actually completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

No Stockholder Approval of Business Transaction

Pursuant to the prospectus for 57th Street’s IPO, we are not required to seek stockholder approval before we effect our business transaction, as not all business transactions require stockholder approval under applicable state law. Presented in the table below is a graphic explanation of certain types of business transactions and whether stockholder approval would be required under Delaware law for each such transaction.

Whether Stockholder
Type of Transaction	Approval is Required

Purchase of assets	No
Purchase of stock of target not involving a merger with 57th Street	No
Merger of target into a subsidiary of 57th Street	No
Merger of 57th Street with a target	Yes

Pursuant to the Business Combination Agreement, the Merger is between a wholly owned subsidiary of 57th Street and Crumbs, and therefore does not require stockholder approval under Delaware law. Subject to the terms and conditions of this Offer and the Business Combination Agreement, we will consummate the Merger without seeking stockholder approval.

Redemption Of Common Stock And Liquidation If No Initial Business Transaction

Our Sponsor, officers and directors have agreed that we will only have until August 19, 2011, to consummate our initial business transaction. If we do not consummate a business transaction within such time, we will (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of our public Common Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest, less taxes, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and subject to the requirement that any refund of income taxes that were paid from the Trust Account which is received after the redemption shall be distributed to the former public stockholders, and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders, as part of our plan of dissolution and liquidation to be adopted in accordance with Section 281(b) of the Delaware General Corporation Law. Pursuant to the terms of our certificate of incorporation, our powers following the expiration of the permitted time period for consummating a business transaction will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation.

Our Sponsor has waived its right to participate in any redemption with respect to its initial shares if we fail to consummate a business transaction by August 19, 2011. However, if our Sponsor or any of our officers, directors, advisors or affiliates acquires shares in or after our IPO, they will be entitled to a pro rata share of the Trust Account with respect to such shares in the event we do not consummate a business transaction within the required time period. There will be no liquidating distribution with respect to our Warrants, which will expire worthless in the event we do not consummate a business transaction. We expect that all costs associated with the implementation and completion of our liquidation will be funded by any remaining assets outside of the Trust Account although we cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, our Sponsor has agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be approximately $30,000).

Under Section 281(b) of the Delaware General Corporation Law, our plan of distribution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon our redemption of 100% of our public Common Shares in the event we do not consummate our initial business transaction by August 19, 2011 may be considered a liquidation distribution under Delaware law. If 57th Street complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, as stated above, if we do not consummate a business transaction within the requisite time, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible following August 19, 2011, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date. Because we will not be complying with Section 280, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time, that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as accountants, lawyers, investment bankers, etc.) or prospective target businesses. We have sought to have all vendors, service providers and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. The claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Mark D. Klein, our chairman, chief executive officer and president, and Paul D. Lapping, our chief financial officer, treasurer, secretary and director, have agreed that they will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement reduce the amounts in the Trust Account to below approximately $9.98 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Messrs. Klein and Lapping will not be responsible to the extent of any liability for such third party claims.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to our public stockholders an aggregate of at least $9.98 per share. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to our public stockholders promptly after the termination of our corporate existence, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. To the extent any bankruptcy or other claims deplete the Trust Account, 57th Street cannot assure you it will be able to return to its public stockholders at least $9.98 per share.

Facilities

57th Street currently maintains its executive offices at 590 Madison Avenue, 35th Floor, New York, New York 10022. Our office space and general and administrative services, including but not limited to receptionist, secretarial and general office services are and will be provided to us by our Sponsor free of charge until the consummation of the business transaction.

Employees

57th Street currently has two executive officers. These individuals are not obligated to devote any specific number of hours to 57th Street’s matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the stage of the initial business combination process 57th Street is in. Accordingly, because a target business has been selected, the executive officers will spend more time investigating such target business and negotiating and processing the initial business transaction (and consequently spend more time on 57th Street’s affairs) than they did prior to locating a suitable target business. 57th Street does not intend to have any full time employees prior to the consummation of an initial business transaction.

Legal Proceedings

There are no legal proceedings pending against 57th Street.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF 57TH STREET

Overview

The following discussion should be read in conjunction with our financial statements, together with the notes to those statements, included elsewhere herein, and in conjunction with our other filings with the SEC. Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

We were formed on October 29, 2009, for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets. On January 9, 2011, we entered into a Business Combination Agreement to effectuate the Transaction as described in the sections above entitled “The Transaction” and “The Business Combination Agreement.”

We presently have no revenue, have had losses since inception from incurring administrative costs of government compliance for a public company, have no operations other than the active solicitation of an acquisition target and have relied upon the sale of our securities and loans from our officers and directors to fund our operations.

We intend to use cash from the proceeds of our IPO, our capital stock, incurred debt, or a combination of cash, capital stock and debt, in effecting our initial business transaction. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of investors in our initial public offering;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to the holders of our common stock;

•	may likely cause a change in control if a substantial number of our Common Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock and/or Warrants.

Similarly, if we incur substantial debt, it could result in:

•	default and foreclosure on our assets if our operating cash flow after a business transaction is insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	covenants that limit our ability to acquire capital assets or make additional acquisitions;

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding;

•	our inability to pay dividends on our common stock;

•	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Liquidity and Capital Resources

On November 6, 2009, 57th Street issued to the Sponsor (i) 638,889 shares of restricted common stock (up to 83,333 of which were subject to forfeiture if the underwriters’ over-allotment option was not exercised in full), for an aggregate amount of $25,000 in cash. The purchase price for each share of common stock was approximately $0.039 per share. The Sponsor agreed that these shares of common stock will not be sold or transferred until one year following consummation of a business transaction, subject to certain limited exceptions. On May 28, 2010, the Sponsor forfeited 32,633 of these shares in connection with the underwriter’s partial exercise of their over-allotment option.

Immediately before consummation of the IPO, we entered into an agreement with our Sponsor and the underwriters for the sale of 3,700,000 Insider Warrants in a private placement. The Insider Warrants were sold at a price of $0.50 per warrant, generating net proceeds of $1,850,000. All of the proceeds received from the sale of the Insider Warrants ($1,850,000) were placed in the Trust Account. Each Insider Warrant entitles the holder to purchase from us one share of our common stock at a price of $11.50 subject to adjustments. The Insider Warrants are identical to the Warrants sold in the IPO except that if held by the original holders or their permitted assigns, they (i) may be exercised for cash or on a cashless basis; (ii) are not subject to being called for redemption so long as they are held by the initial holders; and (iii) with respect to Insider Warrants held by the underwriters and beneficially owned by Mark Klein as a result of being a member of our Sponsor, will expire May 18, 2015, five years from the effective date of the registration statement for our IPO, or earlier upon redemption or liquidation. In addition, the Insider Warrants will be held in escrow until 30 days following the consummation of our initial business transaction.

We believe the purchase price of the Insider Warrants was greater than the fair value of such Warrants. Therefore, we were not be required to incur a compensation expense in connection with the purchase by our Sponsor of the Insider Warrants.

On May 25, 2010, we consummated our IPO of 5,000,000 Units at a price of $10.00 per unit. Each unit consisted of one share of 57th Street’s common stock and one Warrant. On May 28, 2010, 57th Street sold an additional 456,300 units subject to the underwriters’ overallotment option. Each Warrant entitles the holder to purchase from 57th Street one share of common stock at an exercise price of $11.50 commencing the later of the 30 days following the completion of an initial business transaction or May 19, 2011, and expiring five years from the date of our initial business transaction, or earlier upon redemption or liquidation.

On May 25, 2010, 57th Street received net proceeds of approximately $48,816,340, before deducting deferred underwriting compensation of $550,000 and $100,000 for the purchase of 200,000 Insider Warrants by the underwriters. On May 28, 2010, 57th Street received additional net proceeds of $4,423,286 before deducting deferred underwriting compensation of $50,193. Total gross proceeds to 57th Street from the 5,456,300 units sold in the IPO (including the 456,300 units sold pursuant to the over-allotment option) were $54,563,000.

The net proceeds we received from the private placement and the sale of our units and Insider Warrants were $55,107,100 (not including deferred underwriting discounts and commissions of $600,193 and $100,000 of deferred legal fees). Of this amount, $54,476,303 was placed in the Trust Account at JP Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, as trustee. The remaining funds of approximately $600,000 were held outside of the Trust Account. As of December 31, 2010, we had approximately $415,360 (including $18,447 of interest we earned on funds in the Trust Account, which we are entitled to in order to cover our operating expenses and the costs associated with our plan of dissolution and liquidation if we do not consummate a business transaction) that we may use to cover our operating expenses until August 19, 2011, and to cover the expenses incurred in connection with a business transaction.

In order to meet our working capital needs following the consummation of the IPO, certain of our officers and directors may, but are not obligated to, loan us funds, from time to time, or at any time, in whatever amount such officer or director deems reasonable in his or her sole discretion, which may be convertible into warrants of the post business transaction entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the Insider Warrants. The holders of a majority of such warrants (or underlying shares of common stock) will be entitled to demand that we register these securities pursuant to an agreement to be entered into at the time of the loan. The holders of a majority of these securities would have certain “piggy-back” registration rights with respect to registration statements filed subsequent to such date. We will bear the expense incurred with the filing of any such registration statements. To date no such loans have been made to us.

We do not believe we will need to raise additional funds until the consummation of our initial business transaction to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business transaction that is presented to us. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business transaction.

We have evaluated the appropriate accounting treatment for the Insider Warrants and the Warrants attached to the public units. As we are not required to net-cash settle such Warrants under any circumstances, including when we are unable to maintain sufficient registered shares to settle such Warrants, the terms of the Warrants satisfy the applicable requirements of FASB ASC 815, which provides guidance on identifying those contracts that should not be accounted for as derivative instruments, in accordance with FASB ASC 815. Accordingly, we intend to classify such instruments within permanent equity as additional paid-in capital.

Out of the proceeds of the IPO which remained available outside of the Trust Account, we obtained Officers and Directors insurance covering a 15 month period from May 19, 2010 through August 19, 2011 at a cost of $93,265 with a prepaid balance at December 31, 2010 of $47,334.

For the year ended December 31, 2010, we used cash of $145,116 in operating activities (which was attributable to an increase in prepaid expenses of $47,334 together with a net loss for the period of $401,955, accounts payable and accruals of $159,903, increase in franchise tax payable of $144,217 and $53 of depreciation) resulting in a net increase in cash of $388,830. Adding the net cash increase of $388,830 to the cash we started with at January 1, 2010 of $8,083, we ended the period at December 31, 2010 with a cash balance of $396,913.

The $600,193 of the funds attributable to the deferred underwriting discount and commissions (1.1% of the gross proceeds from the sale of the units sold in the IPO) and $100,000 of deferred legal fees in connection with the IPO will be released to the underwriters and counsel upon consummation of the Transaction.

From January 1 through June 30, 2010, an officer of 57th Street paid vendor bills on behalf of 57th Street in the aggregate amount of $5,051, which was due on demand without interest. The balance was repaid from the proceeds of the IPO in May 2010.

If the Transaction is consummated, the funds held in the Trust Account will be released to pay (i) the $27 million cash consideration to the Members of Crumbs in accordance with the Business Combination Agreement and the liabilities and obligations of 57th Street due and owing or incurred at or prior to the effective date of the Transaction (i) to stockholders of 57th Street holding shares of common stock sold in the IPO who shall have validly tendered and not withdrawn their Common Shares, (ii) to the underwriters of the IPO as to approximately $600,193 representing deferred underwriting commissions and discounts payable upon consummation of the Transaction, (iii) with respect to filings, applications and/ or other actions taken pursuant to the Business Combination Agreement required under any antitrust laws, and (iv) to third parties

(e.g., professionals, advisors, printers, etc.) who have rendered services to 57th Street in connection with the Transaction.

If we are unable to consummate the Transaction by August 19, 2011, we will (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of our the shares of common stock sold to the public in our IPO for a per share pro rata portion of the Trust Account, including the interest earned thereon, but net of any taxes and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders, as part of our plan of dissolution and liquidation. If we are forced to liquidate, the per share liquidation amount may be less than the initial per unit offering price because of the underwriting commissions and expenses related to our IPO and because of the value of the Warrants in the per unit offering price. Additionally, if third parties make claims against us, the IPO proceeds held in the Trust Account could be subject to those claims, resulting in a further reduction to the per share liquidation price. Under Delaware law, our stockholders who have received distributions from us may be held liable for claims by third parties to the extent such claims have not been paid by us. Furthermore, our Warrants will expire worthless if we liquidate before the consummation of the Transaction.

Results of Operations

For the year ended December 31, 2010, we had net (loss) of $401,955 consisting of interest income of $18,447 less costs attributable to organization, formation and general and administrative expenses of $420,402. For the period from October 29, 2009 (inception) through December 31, 2009, we had a net loss of $3,993, attributable to organization, formation and general and administrative expenses of $3,993.

On May 25, 2010, 57th Street received net proceeds of approximately $48,816,340, before deducting deferred underwriting compensation of $550,000 and $100,000 for the purchase of 200,000 Insider Warrants by the managing underwriter of the IPO. On May 28, 2010, 57th Street received additional net proceeds of $4,423,286 before deducting deferred underwriting compensation of $50,193. Total gross proceeds to 57th Street from the 5,456,300 units sold in the IPO (including the 456,300 units sold pursuant to the over-allotment option) were $54,563,000.

We expect to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). We expect our expenses to increase substantially after this annual period if we consummate the Transaction as a result of our acquiring an operating company (for legal, financial reporting, accounting and auditing compliance) as well as for due diligence expenses.

Recent Accounting Pronouncements

We do not believe that the adoption of any recently issued accounting standards will have a material impact on our financial position and results of operations.

Off-Balance Sheet Arrangements

None.

MANAGEMENT OF 57TH STREET

Directors and Executive Officers

Our directors and executive officers as of the date hereof are as follows:

Name	Age	Position

Mark D. Klein	49	Chairman, Chief Executive Officer, President and Director
Paul D. Lapping	48	Chief Financial Officer, Treasurer, Secretary and Director
Frederick G. Kraegel	62	Director
Leonard A. Potter	49	Director
Andrew A. Fink	41	Director

Mark D. Klein has been Chief Executive Officer, President and a Director since inception, and our Chairman of the Board since April 2010. Also in April 2010, Mr. Klein became a Managing Member and Majority Partner of M. Klein & Company, LLC, which owns the Klein Group, LLC, a registered broker dealer. Mr. Klein also maintains registration with the Klein Group, LLC as a registered representative and Principal. Between March 2007 and July 2009, Mr. Klein was the Chief Executive Officer, President and a Director of Alternative Asset Management Corporation (“AAMAC”), a special purpose acquisition company he helped form in 2007 and which completed a merger with Great American Group LLC in July 2009. Mr. Klein is also a registered representative at Ladenburg Thalmann & Co. Inc., a Managing Member of the LTAM Titan Fund, a fund of funds hedge fund and was one of the principals of Aldebaran Investments, LLC, a private fund which invested in special purpose acquisition companies. From April 2007 until August 2008, Mr. Klein was the Chief Executive Officer of Hanover Group US LLC, an indirect US subsidiary of the Hanover Group. Prior to joining Hanover in 2007, Mr. Klein was Chairman of Ladenburg Thalmann & Co. Inc., a leading underwriter of blank check companies, which is engaged in retail and institutional securities brokerage, investment banking and asset management services. From March 2005 to September 2006, he was Chief Executive Officer and President of Ladenburg Thalmann Financial Services, Inc., the parent of Ladenburg Thalmann & Co. Inc., and Chief Executive Officer of Ladenburg Thalmann Asset Management Inc., a subsidiary of Ladenburg Financial Services, Inc. Prior to joining Ladenburg Thalmann, from June 2000 to March 2005, Mr. Klein served as the Chief Executive Officer and President of NBGI Asset Management, Inc. and NBGI Securities, which were the US subsidiaries of the National Bank of Greece, the largest financial institution in Greece. Prior to joining NBGI, Mr. Klein was President and Founder of Newbrook Capital Management, Founder and Managing Member of Independence Holdings Partners, LLC, a private equity fund of funds company, and Founder and General Partner of Intrinsic Edge Partners, a long/short equity hedge fund. Prior to the formation of Newbrook Capital Management and Independence Holdings Partners, LLC, Mr. Klein was a Senior Portfolio Manager for PaineWebber and Smith Barney Shearson. Mr. Klein also serves as a member of the board of directors of Great American Group, Inc. Mr. Klein is a graduate of J.L. Kellogg Graduate School of Management at Northwestern University, with a Masters of Management Degree and also received a Bachelors of Business Administration Degree with high distinction from Emory University.

We believe Mr. Klein is well-qualified to serve as a member of the Board due to his public company experience, business leadership, operational experience, and experience in prior blank check offerings, such as AAMAC. We believe Mr. Klein’s access to extensive contacts and sources, ranging from private and public company contacts, private equity funds and investment bankers will allow us to generate acquisition opportunities and identify suitable acquisition candidates. We believe Mr. Klein’s strategic experience and background in negotiating, structuring and consummating the business combination of AAMAC will further our purposes of consummating a business transaction.

Paul D. Lapping has been Chief Financial Officer, Treasurer, Secretary and Director since inception. From January 2011 and through the present, Mr. Lapping has served as the Chief Operations Officers of Next BDC Capital Corp., a private company. Between March 2007 and July 2009, Mr. Lapping was the Chief Financial Officer, Treasurer and Secretary of AAMAC, a special purpose acquisition company which recently completed a merger with Great American Group LLC. From August 2003 to June 2006, Mr. Lapping served as the president of Lapping Investments, LLC, a personal investment fund targeting lower middle market leveraged buyouts. From April 2007 until August 2008, Mr. Lapping served as a Managing Director of Hanover Group US LLC. From April 2000 to November 2003, Mr. Lapping was a general partner of Minotaur Partners II, L.P., a private investment partnership Mr. Lapping formed to invest equity in small and middle-market marketing driven companies with an emphasis on emerging technologies. From December 1995 to January 2002, Mr. Lapping was a general partner of Merchant Partners, LP, a private investment partnership focused on direct marketing, business and consumer services companies. Prior to joining Merchant Partners, Mr. Lapping served in various corporate development roles with Montgomery Ward Holding Corp., a retail, catalog, direct marketing and home shopping company, and Farley Industries, Inc., a management company providing services to Farley Inc., a private investment fund holding company, and its related entities including Fruit of the Loom, Inc., Farley Metals, Inc., Acme Boot Company and West Point-Pepperell, Inc. Mr. Lapping also served in various positions with Golder, Thoma and Cressey, a private equity firm, and with the merger and acquisition group of Salomon Brothers Inc. Mr. Lapping received a Bachelor of Science from the University of Illinois and a Masters of Management Degree from the Kellogg School of Business at Northwestern University.

Mr. Lapping is well-qualified to serve as a member of the Board due to his public company experience, business leadership, operational experience, and experience in prior blank check offerings, such as AAMAC. We believe Mr. Lapping’s access to extensive contacts and sources, ranging from private and public company contacts, private equity funds and investment bankers will allow us to generate acquisition opportunities and identify suitable acquisition candidates. We believe Mr. Lapping’s strategic experience and background in negotiating, structuring and consummating the business combination of AAMAC will further our purpose of consummating a business transaction.

Frederick G. Kraegel has been a Director since inception. Mr. Kraegel has extensive experience in evaluating businesses and in working with companies with complex financial issues. He has been with Bridge Associates LLC since February 2003, currently is a Senior Director and in such capacity has served in a number of roles including as financial advisor to the Chapter 7 Trustee of Refco, LLC. Mr. Kraegel was an independent consultant from July 2002 to February 2003. From July 2001 to July 2002 Mr. Kraegel was Executive Vice President, Chief Administrative Officer and Director of AMF Bowling Worldwide, Inc. where he was hired to provide direction for the Chapter 11 process and financial, information technology and real estate functions. Mr. Kraegel was President and Director of Acme Markets of Virginia, Inc. from 2000 to 2001 and led the effort in which the retail operations of the 32-store chain were sold. In 1998, he was hired as Senior Vice President and Chief Financial Officer of Factory Card Outlet Corp., a public company, to direct the financial restructuring of the company including the filing a Chapter 11 proceeding in 1999; Mr. Kraegel left the company in 2000 prior to its emergence from bankruptcy in 2002. Mr. Kraegel was a partner at Peat, Marwick Mitchell & Co. (now KPMG LLP) and is a CPA. Mr. Kraegel graduated from Valparaiso University in 1970 with a Bachelor of Science Degree in Business Administration with a concentration in Accounting. Mr. Kraegel serves on the boards of Concordia Plan Services, Inc., Thrivent Financial for Lutherans and Valparaiso University.

Mr. Kraegel is well-qualified to serve as a member of the Board due to his prior experience as a director of AAMAC, a blank check company, and extensive contacts and sources, ranging from private and public contacts, private equity funds and investment bankers which, we believe, will allow us to generate acquisition opportunities. We believe Mr. Kraegel’s extensive experience in evaluating businesses will allow us to identify suitable acquisition candidates and further our purpose of consummating a business transaction. We also consider Mr. Kraegel’s extensive accounting experience to be a significant benefit.

Leonard A. Potter has been a Director since inception.  Since January 1, 2010, Mr. Potter has been the Chief Investment Officer for Salt Creek Hospitality LLC, an acquirer of hotel and lodging related assets. From December 2002 through July 2009, Mr. Potter was a Managing Director of Private Equity at Soros Fund Management LLC where, from May 2005 through July 2009, Mr. Potter served as co-head of the Private Equity group and a member of the Private Equity Investment Committee. From September 1998 until joining Soros Fund Management LLC in 2002, Mr. Potter was a Managing Director of Alpine Consolidated LLC, a

private merchant bank, and from April 1996 through September 1998, Mr. Potter founded and served as a Managing Director of Capstone Partners LLC, a private merchant bank. Prior to founding Capstone Partners, Mr. Potter was an attorney specializing in mergers, acquisitions and corporate finance at Morgan, Lewis & Bockius and Willkie Farr & Gallagher. Mr. Potter is a currently a director of Solar Capital Ltd., a public business development company, Auto Europe, a private car rental company, Stonegate Production Company, a private oil and gas exploration and production company, Hilton Hotel Corp., a private hotel management and ownership company and Next BDC Capital Corp, a private company. Mr. Potter is also a director for Solar Senior Capital, Ltd., an investment company and has previously served as a director of several other public companies. Mr. Potter also currently serves as a director of a number of private companies. Mr. Potter has a Bachelors of Arts Degree from Brandeis University and a Juris Doctor Degree from the Fordham University School of Law.

Mr. Potter is well-qualified to serve as a member of the Board due to his extensive investment and merger and acquisition experience. We believe Mr. Potter’s access to extensive contacts and sources, ranging from private and public company contacts, private equity funds and investment bankers will allow us to generate acquisition opportunities and identify suitable acquisition candidates. We believe Mr. Potter’s legal experience in mergers, acquisitions and corporate finance will assist us in consummating a business transaction. We also consider Mr. Potter’s background in finance and law to be a significant benefit.

Andrew A. Fink has been a Director since January, 2010. Andrew A. Fink is a Managing Director of Trevi Health Ventures LP, which he co-founded in March 2005. From 2003 to 2005, Mr. Fink was the principal of Groton Partners LLC, a New York-based merchant banking firm where he was responsible for principal investments and advisory assignments in molecular diagnostics, medical devices, biopharmaceuticals and healthcare services From 2000 to 2003, Mr. Fink was a member of the Healthcare and Life Sciences Group at Dresdner Kleinwort Wasserstein, Inc., the investment banking arm of Germany’s Dresdner Bank AG, where Mr. Fink led the firm’s medical technology effort, advising corporate clients on mergers & acquisitions and capital markets transactions. Mr. Fink began his career as a corporate lawyer at Paul, Weiss, Rifkind, Wharton & Garrison in New York in 1996. Mr. Fink has a Bachelors of Arts Degree, magna cum laude, from Columbia College (where he was elected to Phi Beta Kappa) and a Juris Doctor from Columbia School of Law. Mr. Fink is currently a member of the Board of Directors of Ikonisys, Inc., Flynn Pharma Ltd., Small Bone Innovations, Inc., MedAvante, Inc. and Manhattan Physicians Laboratories LLC. Mr. Fink is also a member of the Board of Directors of the Alumni Association of Columbia College and the StreetSquash Organization.

Mr. Fink is well-qualified to serve as a member of the Board due to his extensive experience in advising corporate clients on mergers and acquisitions and capital markets transactions. We believe Mr. Fink’s access to extensive contacts and sources, ranging from private and public company contacts, private equity funds and investment bankers will allow us to generate acquisition opportunities and identify suitable acquisition candidates. We also consider Mr. Fink’s background in finance and law to be a significant benefit.

Number and Terms of Office of Directors

Our Board of Directors currently consists of five persons and is divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible. Prior to the IPO, three Class A directors were appointed for a term expiring at 57th Street’s first annual meeting of stockholders, namely, Messrs. Kraegel, Potter and Fink, and two Class B directors for a term expiring at 57th Street’s second annual meeting of stockholders, namely, Messrs. Klein and Lapping Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. See “Management of 57th Street Following the Transaction” for information relating to the directors and executive officers following the Transaction.

Advisory Board

In addition to our board of directors, we have established an advisory board. As of the date hereof, the members of our Advisory Board are:

Name	Age	Position

Michael J. Levitt	51	Member
Jonathan I. Berger	40	Member
Michael S. Gross	49	Member

Our Advisory Board is comprised of individuals who have the background and experience to assist us in evaluating our business strategies and development. Our special advisors will not participate in managing our operations. We have no formal arrangement or agreement with these individuals to provide services to us and accordingly, they have no contractual or fiduciary obligations to present business opportunities to us. We expect that members of the Advisory Board will provide advice, insights, contacts and other assistance to us based on their extensive industry experience and involvement in areas of activity that are strategic to us. In addition to individual meetings or phone conferences with members of the Advisory Board, we have conducted bi-annual meetings with the Advisory Board to discuss our strategy and industry trends.

Prior to becoming members of our advisory board, Mr. Levitt was the chairman of our board of directors, and Mr. Berger was a member of our board of directors. While we anticipate that each of Messrs. Levitt and Berger will continue to devote as much time as needed to our business and our efforts to consummate a business transaction, they elected to step down from our board of directors and become members of our advisory board to avoid the appearance that their position with us would restrict their other professional or business endeavors.

The following is a brief summary of the background of each member of our Advisory Board. There are no family relationships among any of the advisors, executive officers or directors.

Michael J. Levitt has been a member of our Advisory Board since April 2010. Mr. Levitt was the Chairman of our Board of Directors from October, 2009 through April, 2010. In 2001, Mr. Levitt founded Stone Tower Capital LLC (“STC”), an alternative investment firm focused on credit and credit-related assets, and is responsible for the overall strategic direction of STC and the development of the firm’s investment philosophies. Previously, Mr. Levitt was a partner in the New York office of Hicks, Muse, Tate & Furst Incorporated, where he was involved in many of the firm’s investments and managed the firm’s relationships with banking firms. Prior thereto, Mr. Levitt served as the Co-Head of the Investment Banking Division of Smith Barney Inc. with responsibility for the advisory, private equity Sponsor and leveraged finance activities of the firm. Mr. Levitt began his investment banking career at, and ultimately served as a Managing Director of, Morgan Stanley & Co., Inc. Mr. Levitt oversaw the firm’s corporate finance and advisory businesses related to private equity firms and non-investment grade companies. Mr. Levitt also serves as a member of the board of directors of Great American Group, Inc. Mr. Levitt has a Bachelors of Business Administration degree from the University of Michigan and a Juris Doctor Degree from the University of Michigan Law School. Mr. Levitt serves on the University of Michigan investment advisory board.

Jonathan I. Berger has been a member of our Advisory Board since April 2010. Mr. Berger was one of our Directors from October, 2009 through April, 2010. Mr. Berger is currently President and Chief Investment Officer of Stone Tower Capital LLC (“STC”), where he oversees all investment and non-investment operations. Mr. Berger is in charge of day-to-day management of STC with oversight of all investment and non-investment operations. In addition, he is responsible for overseeing STC’s investment activities and portfolios in corporate credit funds, and chairs all of STC’s investment committees. Previously, he was a Co-Founder and Partner of Pegasus Capital Advisors L.P. Prior to Pegasus, Mr. Berger was a Vice President in the High Yield and Distressed Securities Group at UBS Securities LLC (“UBS”). Prior thereto, he was a Principal at Rosecliff, Inc., a middle-market private equity fund. Prior thereto, Mr. Berger was an Associate in the Leveraged Finance Group at Salomon Brothers Inc. Mr. Berger holds a B.S. in Economics with a concentration in Finance from the Wharton School of the University of Pennsylvania.

Michael S. Gross has been a member of our Advisory Board since April 2010. Mr. Gross was the managing member, the chairman of the board of directors and the chief executive officer of Solar Capital LLC since its inception in February 2007, and has been the chairman of the board of directors since December 2007, and chief executive officer and president since November 2007, of Solar Capital Ltd. Mr. Gross also currently serves as the managing member of Solar Capital’s investment adviser, Solar Capital Partners. From July 2006 through approximately the first quarter of 2009, Mr. Gross was a partner in Magnetar Capital Partners, LP. Between February 2004 and February 2006, Mr. Gross was the president and chief executive officer of Apollo Investment Corporation, a publicly traded business development company that he founded and on whose board of directors and investment committee he served as chairman from February 2004 to July 2006, and was the managing partner of Apollo Investment Management, L.P., the investment adviser to Apollo Investment Corporation. Apollo Investment Corporation invests primarily in middle-market companies in the form of senior secured and mezzanine loans as well as by making direct equity investments in such companies. Under his management, Apollo Investment Corporation raised approximately $930 million in gross proceeds in an initial public Offering in April 2004 and invested approximately $2.3 billion in over 65 companies in conjunction with 50 different private equity sponsors. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management, L.P., a leading private equity firm which he founded in 1990 with five other persons. Since its inception, Apollo Management, L.P. has invested more than $13 billion in over 150 companies in the United States and Western Europe. During his tenure at Apollo Management, L.P., Mr. Gross was a member of an investment committee that was responsible for overseeing such investments. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund, an investment fund he founded to invest principally in non-control oriented distressed debt and other investment securities of leveraged companies. Prior to his time at Apollo Management, L.P., Mr. Gross was employed by Drexel Burnham Lambert Incorporated. From June 2006 to August 2008, Mr. Gross served as the chief executive officer, chairman of the board of directors and secretary of Marathon Acquisition Corp., a publicly traded special purpose acquisition company. Mr. Gross currently serves on the boards of directors of Saks, Inc., Global Ship Lease Inc. and Jarden Corporation, and in the past has served on the boards of directors, including in certain cases, in the capacity as a lead director, of more than 20 public and private companies. He is a founding member, and serves on the executive committee, of the Youth Renewal Fund, is the chairman of the board of Mt. Sinai Children’s Center Foundation, and serves on the Board of Trustees of The Trinity School and the Board of Directors of New York Road Runners. Mr. Gross holds a B.B.A. in accounting from the University of Michigan and an M.M. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Director Independence

57th Street has determined that Frederick G. Kraegel, Leonard A. Potter and Andrew A. Fink are independent directors as defined under the NYSE Amex listing standards and Rule 10A-3 promulgated under the Exchange Act, constituting a majority of our board of directors. Although our securities are quoted on the Over-the-Counter Bulletin Board, we applied the NYSE Amex standard for independent directors. The NYSE Amex requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of our board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Committees

Our board of directors intends to establish an audit committee, a corporate governance committee and a compensation committee to the extent 57th Street meets the NASDAQ Capital Market listing standards after the Transaction is completed. Alternatively, our board of directors, after completion of the Transaction, will otherwise determine whether to constitute an audit committee, a corporate governance committee and/or a compensation committee. At such time our board of directors intend to adopt charters for such committees. Accordingly, we do not have an audit committee financial expert at this time and will not have such an expert until we constitute an audit committee. See “Management of 57th Street Following the Transaction — Committees of the Board of Directors.”

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the fiscal year ended December 31, 2010.

Compensation Discussion and Analysis

No compensation of any kind, including finders and consulting fees, has or will be paid to any of our officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business transaction. However, our officers and directors may be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged (except that reimbursement may not be made using funds in the Trust Account unless and until a business transaction is consummated). If all of our directors are not deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Since our formation, we have not granted any plan or non plan compensation to any of our officers or directors, including any equity awards, stock options or stock appreciation rights or any awards under any compensation plans.

After the consummation of our business transaction, our executive officers and directors will be compensated as described in “Management of 57th Street Following the Transaction.”

Compensation Committee Interlocks and Insider Participation

None.

BUSINESS OF CRUMBS

Background of Crumbs

Crumbs was co-founded in 2003 as Crumbs Bake Shop in New York City by Mia Bauer and Jason Bauer. Prior to the formation of Crumbs, the brand Crumbs Bake Shop was being operated by seven individual corporations under the control of common ownership. Crumbs was formed in March 2008 for the purpose of establishing new ownership interests in Crumbs Bake Shop. On March 5, 2008, the seven individual corporations contributed assets to certain limited liability companies. The corporations were then merged into Crumbs, Inc. After the merger, Crumbs, Inc. contributed its membership interests in the limited liability companies to Crumbs in exchange for Class A membership units. In the current structure, a new limited liability company is formed for each Crumbs retail store location and Crumbs is the sole member of those new limited liability companies. New limited liability companies have been formed for Crumbs’ non-retail sales operations, including its wholesale, catering and e-commerce divisions, as well. There are currently 40 limited liability companies of which Crumbs is the sole member.

Crumbs offers a wide variety of cakes, pies, cookies and other baked treats. Cupcake sales comprised approximately 77%, 79% and 78% of Crumbs’ gross operating revenue for the years ended December 31, 2010, December 31, 2009, and December 31, 2008, respectively. Crumbs believes that its baked goods appeal to a wide demographic of customers who span every socio-economic class. Crumbs operates in urban, suburban, commercial, and residential markets. More recently, it has expanded into transportation hubs, such as Union Station in Washington, D.C. and the Continental Airlines Terminal at Newark Liberty International Airport in Newark, New Jersey.

Crumbs is gaining brand recognition and was ranked number 10 on Inc. Magazine’s list of the nation’s fastest-growing private companies of 2009 within the food and beverage industry. Crumbs was also ranked number 10 on Inc. Magazine’s list of top breakout companies of 2010, which includes such notable entities as Foursquare, Groupon and Pandora Radio. In the last three years, Crumbs has followed a strategy of expanding its store locations in existing markets and opening stores in select new markets.

As of January 19, 2011, there were 34 retail stores across six states and Washington, D.C., including 14 locations in New York City. Crumbs’ sales are primarily conducted through its retail locations in New York, California, Connecticut, Illinois, New Jersey, Virginia and Washington, D.C. However, a small percentage of baked goods sales are from Crumbs’ wholesale distribution business and catering sales to several New York metropolitan area vendors. Crumbs’ e-commerce division at www.crumbs.com, which allows cupcakes to be shipped nationwide, is expanding.

Overview of Crumbs’ Menu

Crumbs offers comfort-oriented and elegant baked goods, with a specialty in Crumbs “Signature Size” cupcakes. Using only high-quality ingredients, Crumbs sells over 75 cupcake varieties fresh daily, including such varieties as Black Bottom Cheesecake, Caramel Apple, Cookies & Cream, Chocolate Covered Strawberry, Chocolate Pecan Pie and Red Velvet. Crumbs offers cupcakes in three sizes: “Taste Size,” which are bite sized cupcakes measuring about one inch, “Classic Size,” which are the size of traditional supermarket cupcakes, and “Signature Size,” which are six ounces and close to four inches in height. The Signature Size cupcakes include heaps of frosting and topping, often have fillings and are big enough to cut in quarters for sharing. In addition to the Signature Size, Classic Size and Taste Size, Crumbs offers a “Colossal Size” that serves between six to eight people.

While cupcakes comprise approximately 77% of Crumbs’ sales mix as of December 31, 2010, Crumbs also offers more than 150 different sweets daily, including cakes, pies, cookies, danishes, scones, croissants, brownies and muffins, which make up approximately 12% of Crumbs’ product sales mix. Birthday and special occasion cakes can be custom ordered, and are baked fresh within 24 hours. In addition, Crumbs offers gourmet whole leaf teas, espresso and drip coffees, hot chocolate made with real Ghirardelli chocolate, homemade sodas, and fresh squeezed lemonade. Crumbs believes that beverages reflect an opportunity in the future, as they comprised only 9% of Crumbs’ sales mix as of December 31, 2010. Although Crumbs believes that there is an opportunity to increase the sales of beverages and may develop strategies to increase the sale of beverages in the future, Crumbs currently intends to continue its focus on the sale of its cupcakes and other baked goods. The average sales transaction is between $18 and $20, as customers typically purchase an average of a six pack of cupcakes to share at the office, bring home to their family, or for other events.

Crumbs’ Retail Stores

Crumbs primarily serves its customers through retail stores in six different states and the District of Columbia. Crumbs currently is made up of “traditional” and “non-traditional” locations. Traditional locations include urban store fronts, strip malls and various retail locations, while non-traditional locations include alternative transportation hubs such as airports and train stations.

Store locations as of January 19, 2011, include (organized alphabetically, by state):

Store	Street Address	City	Date Opened
Americana	779 Americana Way	Glendale, CA 91210	11/22/2008
Beverly Hills	9465 S. Santa Monica Blvd.	Beverly Hills, CA 90210	9/17/2007
Calabasas	4799 Commons Way, Ste E	Calabasas, CA 91302	3/14/2009
Hollywood	6801 Hollywood Blvd, Suite 127	Hollywood, CA 90028	11/8/2010
Larchmont	216 North Larchmont Blvd.	Los Angeles, CA 90004	6/4/2008
Malibu	3939 Cross Creek Rd, #120	Malibu, CA 90265	4/18/2009
Greenwich	48 W. Putnam Avenue	Greenwich, CT 06830	12/11/2010
New Canaan	89 Elm Street	New Canaan, CT 06840	6/29/2009
Stamford	1067 High Ridge Rd.	Stamford, CT 06905	10/29/2008
Westport	40-44 Post Road East	Westport, CT 06880	4/13/2009
West Madison	303 W. Madison St., Suite 125	Chicago, IL 60606	12/29/2010
Hoboken	409 Washington Street	Hoboken, NJ 07030- 4877	4/30/2009
Newark	1 Terminal C, Space 85	Newark, NJ 07114-3699	1/19/2011
Ridgewood	123 E. Ridgewood Avenue	Ridgewood, NJ 07450	1/18/2010
Westfield	130 East Broad St.	Westfield, NJ 07090	2/27/2009
42nd Street	43 W. 42nd St.	New York, NY 10036	11/23/2005
Broadway	1675 Broadway	New York, NY 10019	5/18/2009
Brooklyn Heights	109 Montague Street	Brooklyn, NY 11201	8/11/2010
Columbus	775 Columbus Ave.	New York, NY 10025	12/6/2010
Downtown	37 E. 8th Street	New York, NY 10003	12/7/2006
East	1379 3rd Ave.	New York, NY 10021	11/25/2003
Garment Center	1385 Broadway	New York, NY 10018	12/9/2009
Grand Central	420 Lexington Ave.	New York, NY 10170	11/4/2009
Huntington	11 Wall Street	Huntington, NY 11743	1/12/2009
Lexington	1418 Lexington Ave.	New York, NY 10128	10/31/2008
Madison	501 Madison Ave.	New York, NY 10022	10/23/2008
Third Avenue	880 3rd Ave.	New York, NY 10022	3/18/2009
Union Square	124 University Place	New York, NY 10003	10/10/2008
Wall Street	67 Wall Street	New York, NY 10005	11/13/2007
West	350 Amsterdam Ave.	New York, NY 10024	6/1/2003
Woodbury	8285 Jericho Turnpike	Woodbury, NY 11797	2/9/2009
Clarendon	2839 N. Clarendon Blvd.	Arlington, VA 22201	12/30/2010
East End	604 11th St., NW	Washington, D.C. 20001	12/13/2010
Union Station	50 Massachusetts Ave., NE, T-8A West Hall	Washington, D.C. 20002	12/31/2010

Traditional Stores

All Crumbs stores are company owned and have been designed to possess a warm and inviting ambiance that resembles the look of old-fashioned European cafés, with glass display cases and vintage cake stands showcasing baked goods that sit high upon marble counters. On the walls are white vintage subway tiles, dark walnut and celebration photos. Crumbs believes that it is with this inviting and accessible atmosphere that it has been able to cultivate a loyal customer base in urban, suburban, commercial and residential markets.

Crumbs’ stores are generally open from 6 a.m. to 11 p.m. daily (depending on location), and benefit from a balanced sales mix across operating hours. As of December 31, 2010, Crumbs’ “day part” breakdown was as follows:

•	17% of sales are generated 6 a.m. to 11 a.m.

•	25% of sales of generated 11 a.m. to 2 p.m.

•	40% of sales are generated 2 p.m. to 6 p.m.; and

•	18% of sales are generated 6 p.m. to 11 p.m.

Non-Traditional Stores

Airports:  Crumbs opened its first airport location at Newark Liberty International Airport in Newark, New Jersey, in 2011 and intends to develop additional airport locations. Crumbs believes that its portable product appeals to travelers on the go and airport employees.

Train Stations:  Crumbs opened its first train station location at Union Station in Washington, DC, in 2010 and sees expansion into transportation hubs like train stations as a part of its growth strategy in 2011 and beyond.

Store Selection Process

Crumbs carefully screens prospective locations for visibility, traffic patterns, demographics and convenience. Crumbs selects locations for new markets by targeting concentrations of daytime populations that it believes will try the Crumbs experience and spread positive word-of-mouth about the brand. In addition, Crumbs looks for high traffic locations within urban areas and based on the success of those operations, seeks to expand to the immediately surrounding suburban areas. Crumbs’ expansion strategy involves using an approach that clusters stores in a geographical region. Crumbs believes this approach has the potential to increase brand awareness and improve operating and marketing efficiencies. Crumbs also believes that clustering helps to reduce costs associated with regional supervision of store operations, increase distribution efficiencies and provide it with the opportunity to leverage marketing costs over a greater number of stores. Furthermore, Crumbs believes its ability to hire qualified team members is enhanced in markets in which it is well known.

Catering

Crumbs offers its corporate catering service both in the New York City and Los Angeles areas. Crumbs corporate catering focuses on meetings and work celebrations, offering its cupcakes, handmade pastries and treats like platters of croissants, scones or low-fat muffins. For special events, Crumbs can provide custom cupcakes with a company logo, personal monogramming or custom flavors and colors. Crumbs catering also provides cupcakes for events such as weddings, rehearsal dinners and baby showers. Customers can choose from Crumbs’ Signature Size, Classic Size and/or Taste Size gourmet cupcakes. In addition, Crumbs catering creates customized cupcake towers, allowing customers to customize the colors and flavors.

Crumbs’ cupcakes and other desserts from the Crumbs catering menu also may be purchased for corporate and holiday gifts. Crumbs offers dessert baskets, platters and cupcakes, which can be utilized as a “thank you” gift to clients and employees. Hand delivery is available throughout the New York City metro area, New Jersey, Connecticut and Long Island, Chicago, the Washington, D.C. metropolitan area and the Los

Angeles area. In addition, as discussed below, Crumbs ships its cupcakes nationwide and will help with all gift giving needs of its customers.

Wholesale

As of December 31, 2010, Crumbs had approximately 50 wholesale accounts in the New York City area that purchase Crumbs’ products and sell them in their venues as “CRUMBS” cupcakes, which enhances Crumbs’ brand awareness in the marketplace. Crumbs’ wholesale operations are focused on building relationships with leading retailers to offer Crumbs’ products. Generally, these retailers are concentrated in the food service and amusement industries. Although Crumbs offers to retailers all of its products sold through its wholesale operations, wholesale operations to date have been cupcake offerings. All of the products that Crumbs sells through its wholesale operations are branded, proprietary and packaged appropriately as “CRUMBS” products for retail customers.

E-Commerce

Crumbs sells its products nationwide through its e-commerce operations at www.crumbs.com. The e-commerce site has allowed Crumbs to create brand recognition throughout the U.S., even in markets where Crumbs does not have a physical presence. Consumers nationwide can visit the Crumbs website to order a variety of Crumbs’ products, including cupcakes and cookies, for delivery to homes and businesses. The Crumbs website offers a large variety of its cupcakes and offers them in two sizes, its Signature Size and Taste Size. Additionally, cupcakes may be purchased individually or in “collections” which are made up of six cupcakes chosen by Crumbs. Crumbs’ cupcakes are frozen and shipped in insulated containers with dry ice. Crumbs ships anywhere in the 48 contiguous states. Crumbs’ cupcakes are delivered in attractive, specially designed packaging.

Crumbs believes that the visibility of its e-commerce operations in markets as diverse as Massachusetts, Florida, Pennsylvania, Texas and Virginia indicate that Crumbs is identified with gourmet cupcakes throughout the country and that the awareness of the Crumbs brand exceeds its actual brick and mortar footprint. Crumbs sees an opportunity to capitalize on this demand for its product offerings by expanding its store presence to markets nationwide.

Online sales certainly have a seasonal component, related to gift giving which is typically higher in the fourth quarter around the holidays. Crumbs’ e-commerce sales rose 92% in 2010 over 2009 (e-commerce sales began on March 1, 2009), and in the fourth quarter of 2010, sales rose 57% versus the previous year.

Seasonality

While Crumbs’ business is not seasonal, sales do peak throughout the year depending on certain holidays/events throughout the year, such as, Valentine’s Day, Easter, Mother’s Day, Halloween, Thanksgiving and Christmas/Hanukkah.

Unit Economics

As of December 31, 2010, Crumbs’ average location opened one year or more generated sales of approximately $1.1 million, on an average build out cost of $300,000. Urban locations average 800 square feet, and, as of December 31, 2010, generated average volumes of $1.5 million. Crumbs’ suburban locations average 1,000 square feet, and, as of December 31, 2010, generated average volumes of $0.7 million. Crumbs’ average purchase transaction is in the $18 to $20 range.

Store Operations

Customer Service

Customer service is one of Crumbs’ highest priorities. Crumbs’ goal is to provide each customer with an unforgettable experience as it relates to its products, culture and values. Crumbs is focused on building relationships with each of its customers that transcend the traditional employee/customer relationship. Each employee is encouraged to be friendly to the customers and to be cheerful, courteous and upbeat. Customer feedback regarding Crumbs’ products and stores is encouraged.

Store Management

Crumbs views its management team as the foundation for the company’s performance and an important element to its long-term growth. Crumbs seeks highly motivated individuals with management and industry experience. The company supports its store operations with a combination of store managers, district managers and a vice president of store operations with support in areas such as hiring and training. To ensure that Crumbs’ culture and values are properly conveyed to its customers, Crumbs maintains a performance management process to document employee incidents or misbehavior (i.e. conduct, attitude, timeliness, or attendance, etc.).

Maintaining the Crumbs corporate culture and values is essential as Crumbs continues to expand. Crumbs believes that it is important to developing its brand and ensuring its continued success. Crumbs believes employees are the key to its long-term viability and that its culture fosters personal interaction, mutual respect, trust, empowerment, enthusiasm and commitment.

Training

All Crumbs employees, including those conducting hourly functions and in management positions, begin with a training program. In larger markets such as the Northeast region, the training program includes training in a classroom setting directed by Crumbs’ Training Manager. For smaller markets, the training program consists primarily of on-the-job training. In connection with the training program, each employee in all markets receives a training manual which sets forth the policies of Crumbs. More specifically, the training manual includes the process regarding morning set-up, daily procedures, morning and evening shift responsibilities, sanitation guidelines, customer interaction, closing procedures and information about Crumbs’ baked goods.

Marketing, Public Relations and Promotion

Crumbs’ marketing efforts are driven by a public relations firm that is retained on an annual basis. Crumbs’ public relations firm provides various services for Crumbs, including exposing Crumbs to regional and national press editors to secure press coverage; creating sampling opportunities for celebrities and other taste influencers who will attract people to Crumbs’ products; consulting on event sponsoring for the New York, Los Angeles, Illinois and Washington D.C. markets; and providing strategy and brand positioning consultation. Crumbs does not participate in traditional advertising, preferring instead to focus on promoting its story and products in radio, television, magazine and newspaper coverage and features. Crumbs also utilizes its social media presence to promote its products and communicate with its customers, including a 43,000-plus person fan base on Facebook and thousands of followers on Twitter, as of December 31, 2010. Crumbs uses its electronic media and social media presence to announce new menu items and the cupcake of the month, in addition to sponsoring contests and cupcake giveaways.

Food Purchasing and Supply Chain

Crumbs believes that its fresh baked goods facility system and supply chain function provide it a competitive advantage. Crumbs’ baked goods are supplied daily from independent regional bakery suppliers to its retail stores and for Crumbs’ wholesale and e-commerce businesses. Crumbs has contracted with regional bakery suppliers for each of the New York, Los Angeles, Chicago and Washington, D.C. area markets. Crumbs believes that this contract manufacturing model has allowed Crumbs to have small store footprints and low build-out costs compared with its competitors in the industry. Crumbs also believes this model allows Crumbs to build out its stores quicker than its competitors and to achieve bulk purchasing efficiencies. In addition, because Crumbs receives its baked goods from independent regional baking suppliers, no venting system is required in its stores. Therefore, Crumbs has greater flexibility in selecting retail space in which to operate its stores.

As of January 19, 2011, Crumbs had agreements with four regional bakery suppliers. Crumbs has signed three-year Exclusive Production Agreements (with automatic one-year renewals) with each of the four independent regional baking suppliers. By entering into exclusive production agreements with bakery suppliers in each region, Crumbs can better manage the consistent quality of its baked goods in each of its stores.

Each regional bakery facility bakes Crumbs’ baked goods through the night to be delivered to each Crumbs location in its region every morning. Delivery in this manner allows Crumbs to serve its desserts to its customers fresh every morning and throughout the day.

Crumbs focuses its growth in areas it believes will allow it to continue to gain efficiencies through leveraging the fixed cost of the baked goods facility structure. Crumbs expects to selectively enter new markets, which may require contracting with additional bakeries once a sufficient number of stores are opened for efficient distribution of Crumbs’ products.

To mitigate the risk of contracting with only one vendor per region, Crumbs has purchased business income insurance coverage. If any of the bakeries experience loss or damage to their facilities due to any event covered by the insurance, the policy provides coverage up to $5,000,000 in the aggregate for all stores.

Competition

The industry that Crumbs competes in is intensely competitive. Crumbs’ traditional and non-traditional stores and other business operations compete with well established national, regional and locally-owned traditional bakeries, cupcake specific bakeries, cafés and other companies providing baked goods and coffee. Additionally, Crumbs competes with certain quick-service restaurants, delicatessens, specialty food stores, take-out food service companies, supermarkets and convenience stores. The principal factors on which Crumbs competes are taste, quality, price of products offered, customer service, atmosphere, location, convenience and overall customer experience. Crumbs competes for leased space in desirable locations and some of its competitors may have capital resources greater than Crumbs’. Many of Crumbs’ competitors or potential competitors have substantially greater financial and other resources than Crumbs, which may allow them to react more quickly to changes in pricing, marketing and the other changing tastes in Crumbs’ industry. As Crumbs expands, Crumbs will continue to encounter additional sources of competition. See “Risk Factors — Risks Associated with Crumbs’ Business and Industry — Crumbs’ success depends on its ability to compete with cupcake specific bakeries, traditional bakeries and other food service businesses.”

Business Philosophy and Growth Strategy

Crumbs’ management believes its ability to generate rapid growth and customer loyalty are propelled by its core values and dedication to customer service. Crumbs seeks to enhance its business performance in existing stores and markets and expand into new markets while remaining anchored in the values that it believes have enabled its success to this point.

Brand

Crumbs believes its brand has come to symbolize the small pleasures that are important to peoples’ everyday lives. For Crumbs’ customers, a Crumbs cupcake exists to create a moment of joy in a busy and often stressful world. Crumbs believes its brand evokes feelings of comfort, accessibility and familiarity and that the brand has come to stand for a fun indulgence at a good value. Crumbs’ focus on its brand is designed to make customers aware of the positive product attributes and the vision and values of Crumbs. Crumbs believes the branding efforts are instrumental to generating strong same store sales growth and laying the foundation for new store growth.

Culture

Crumbs prides itself on the fact that at any given time in a Crumbs store there could be customers of all ages and different backgrounds. Crumbs believes that its customers are motivated by their desire for the sense of fun and warmth that a cupcake represents and Crumbs strives to provide a unique culture where team members help provide a satisfying experience to customers. Crumbs believes its vision and values are embodied in the store teams, the support staff, and the leadership team.

Growth Strategy

Crumbs has set a goal of operating 200 Crumbs stores in the United States by the end of 2014. Although the company believes it can reach 200 Crumbs stores domestically by the end of 2014, Crumbs believes the long-term potential for the business is greater. Crumbs opened eight stores in 2010, and as of January 19, 2011, operated 34 stores. Crumbs does not believe that it has fully penetrated its existing markets and Crumbs also believes opportunity exists in areas where it has not opened a single store, such as Atlanta, Dallas, Denver, Florida, Houston, San Diego, San Francisco and Seattle. In 2011, Crumbs plans to open 15 to 21 stores in current markets and intends to expand into additional transportation hubs like airports and train stations. Currently, Crumbs will seek to open 40 to 45 stores in new markets in 2012. Crumbs also will continue to try to reach new customers and markets through its e-commerce operation at www.crumbs.com. At this time, Crumbs has no immediate plans to expand internationally or franchise its concept, although such growth avenues could be a part of Crumbs’ strategy in the future.

Intellectual Property

Crumbs’ brand, intellectual property and its confidential and proprietary information are very important to its business and competitive position. Crumbs protects these assets through a combination of trademark, trade secret and unfair competition and contract laws.

Crumbs’ U.S. Trademark registrations include: CRUMBS BAKE SHOP (and design) for “retail bakery shops; take-out bakery services;” CRUMBS BAKE SHOP (and design) for “bakery products;” SERVING SMILES DAILY for “retail bakery shops;” and MADE BY HAND, BAKED WITH LOVE for “retail bakery shops.” Crumbs also has registered the trademark CRUMBS BAKE SHOP (and design) with the Japanese Patent Office and has registered the trademark CRUMBS BAKE SHOP (and design) with the European Community. A registration for CRUMBS BAKE SHOP (and design) is pending in Canada. Depending on the jurisdiction, trademarks and service marks generally are valid as long as they are used and/or registered.

Crumbs also has registered several domain names, including www.crumbs.com, www.crumbsbakeshop.com, www.crumbs.jp, www.crumbsbakeshop.eu, www.crumbsbakeshop.ca, and www.crumbsbakeshop.co.uk. Information on Crumbs’ websites is not part of this Offer to Purchase nor incorporated herein by reference.

Government Regulation

Crumbs’ stores are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants. These regulations include matters relating to environmental, building, construction and zoning requirements and the preparation and sale of food and beverages. Crumbs’ facilities are licensed and subject to regulation under state and local fire, health and safety codes.

Crumbs is subject to various federal, state and local environmental regulations. Compliance with applicable environmental regulations is not believed to have a material effect on capital expenditures, financial condition, results of operations or Crumbs’ competitive position.

Crumbs’ operations are also subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level. Most of Crumbs’ hourly personnel at Crumbs’ stores are paid at rates related to the federal minimum wage and, accordingly, increases in the minimum wage will increase labor costs. Crumbs is also subject to the Americans With Disability Act of 1990, which, among other things, prohibits discrimination on the basis of disability in public accommodations and employment. Crumbs is required to comply with the Americans with Disabilities Act and regulations relating to accommodating the needs of the disabled in connection with the construction of new facilities and with renovations of existing facilities.

In recent years, there has been an increased legislative, regulatory and consumer focus at the federal, state and municipal levels on the food industry, including nutrition and advertising practices. For example, several states and individual municipalities, including New York City and the state of California, have adopted regulations requiring that certain restaurants include caloric or other nutritional information on their menu boards and on printed menus, which must be plainly visible to consumers at the point of ordering. Likewise, there have been several similar proposals on the national level.

Employees

As of December 31, 2010, Crumbs had approximately 150 full-time employees (defined as employees who average 35 hours or more per week). Of these 150 full-time employees, 25 were employed in general or administrative functions, principally in Crumbs’ main office (which includes Crumbs’ New York office and Maryland office) and approximately 125 were employed in Crumbs’ stores. As of December 31, 2010, Crumbs also had approximately 285 part-time hourly employees at its stores. Crumbs does not have any collective bargaining agreements with its employees and it considers its employee relations to be good. Crumbs places a priority on staffing its stores with skilled associates and has developed a program to train its employees to provide high quality service in its stores.

Property

The average size of Crumbs’ stores is approximately 950 square feet. Crumbs leases all of its stores. Although lease terms for its stores vary, leases are typically 10 years with renewal options at most locations. The leases generally require Crumbs to pay a proportionate share of real estate taxes, insurance, common area, and other operating costs. Seven store leases, five in California and two in Washington, D.C., provide for contingent rental (i.e. percentage rent) payments based on sales in excess of specified amounts. Crumbs’ leases also generally provide for scheduled rent increases during the lease terms or for rental payments commencing at a date other than the date of initial occupancy. See Note 1 to the consolidated financial statements for further information on Crumbs’ accounting for leases.

Legal Proceedings

From time to time, Crumbs is a party to lawsuits arising in the ordinary course of its business. Crumbs does not believe that it is a party to any material pending legal proceedings or that it is probable that the outcome of any individual action would have an adverse effect in the aggregate on our financial condition. Crumbs does not believe that it is likely that an adverse outcome of individually insignificant actions in the aggregate would be sufficient enough, in number or in magnitude, to have a material adverse effect in the aggregate on its financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF CRUMBS

You should read the following discussion in conjunction with Crumbs’ audited financial statements and related notes included in this document. The following discussion (as well as other discussions in this document) contains forward-looking statements. Please see “Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

Overview

Crumbs was co-founded in 2003 as Crumbs Bake Shop in New York City by Mia Bauer and Jason Bauer. As of January 19, 2011, Crumbs operated 34 locations in New York City, Long Island, California, Connecticut, Illinois, New Jersey, Virginia and Washington, DC. In addition, Crumbs operates an E-Commerce operation in Long Island, New York, which ships cupcakes throughout the United States, and also conducts catering and wholesale operations.

On January 9, 2011, 57th Street General Acquisition Corp., a Delaware corporation (“57th Street”), 57th Street Merger Sub LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of 57th Street (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company, all the members of Crumbs (individually a “Member” or collectively the “Members”), and the representatives of Crumbs and the Members, entered into a Business Combination Agreement (the “Business Combination Agreement”) pursuant to which 57th Street will acquire Crumbs. Pursuant to the terms of the Business Combination Agreement, Merger Sub will merge with and into Crumbs with Crumbs surviving (the “Merger”) as a non-wholly owned subsidiary of 57th Street. Following completion of the Merger, it is anticipated that 57th Street will change its name to Crumbs Bake Shop. Because 57th Street will have no other operating business following the Merger, Crumbs will effectively become a public company at the conclusion of the Merger.

Revenues

Although Cupcakes represented 77% of Crumbs’ sales during fiscal year 2010, each Crumbs store offers more than 150 different baked goods daily. Products include a full line of breakfast items, such as danishes, scones, croissants and muffins, as well as other popular desserts including brownies, cakes, pies and cookies. The stores also carry beverages including whole leaf teas, espresso based drinks, drip coffees, hot chocolate, homemade sodas, and fresh squeezed lemonade. Beverages represented 9% of Crumbs’ sales during fiscal year 2010. The remaining sales are primarily attributable to delivery and handling charges.

Cost of Sales

Product purchases for resale comprise the majority of cost of sales. Baked goods are delivered to Crumbs’ stores by independent commercial bakeries. In each major market, Crumbs contracts with a bakery able to exclusively supply products to Crumbs’ stores within a two hour drive. As of the date of this filing, Crumbs had relationships with commercial bakeries in New York, Los Angeles, Northern Virginia and Illinois. Beverage materials and packaging are purchased from both national and local vendors. Delivery expenses for the stores are handled by local couriers. The E-Commerce operation utilizes a fulfillment company in New York for both shipping and handling.

Selling Expenses

Selling expenses include merchant account fees, fees paid to a public relations consultant, advertising (most of Crumbs’ advertising expenses are related to the E-Commerce operation) and product promotional giveaways.

Staff Expenses

Staff expenses include salaries and wages for both Crumbs retail store employees and corporate positions, guaranteed payments to the Members, as well as employment taxes, medical insurance and workers compensation insurance.

Occupancy Expenses

Crumbs leases all of its retail store locations and its corporate offices. The leases range in term from five to 15 years, many with options to extend up to 20 years. Most of the leases include periods of free rent and monthly rental rate escalation clauses. Crumbs amortizes the total rent to be paid during the lease term on a straight line basis over the entire base period of each lease. This treatment causes a non-cash expense in the early years of the leases. Expenses related to the leases, such as real estate taxes, common area maintenance fees, insurance, advertising and commissions are included. Other expenses, such as utilities, cleaning, licenses, kosher certification, maintenance, property and liability insurance are also included.

Administrative Expenses

Administrative expenses include retail store based expenses for miscellaneous supplies, uniforms and quality control. The category also includes corporate expenses such as office supplies, travel, professional fees and bank service charges.

Results of Operations

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

The following table summarizes Crumbs’ operating results for fiscal 2010 compared to fiscal 2009:

	Years Ended December 31,		Changes from Previous Year
	2010	2009	Dollars	Percentage

Net sales	$31,077,448	$23,524,916	7,552,532	32%
Cost of sales	12,825,691	9,929,532	2,896,159	29%

Gross profit	18,251,757	13,595,384	4,656,373	34%

Operating expenses
Selling expenses	1,219,293	808,733	410,560	51%
Staff expenses	8,494,218	6,323,071	2,171,147	34%
Occupancy expenses	5,221,129	4,221,208	999,921	24%
General and administrative	1,396,856	1,148,687	248,169	22%
Depreciation and amortization	929,894	670,032	259,862	39%

	17,261,390	13,171,731	4,089,659	31%

Income (loss) from operations	990,367	423,653	566,714	134%

Other income (expense)
Interest and other income	124	915	(791)	(86)%
Loss on sale of assets	(3,413)	—	(3,413)	0%
Abandoned lease projects	(190,707)	—	(190,707)	0%

	(193,996)	915	(194,911)	n/m

Net income (loss)	$796,371	$424,568	$371,803	88%

n/m = not meaningful

Revenues

Revenue was $31 million and $23.5 million for the fiscal years 2010 and 2009, respectively, an increase of $7.5 million or 32%. This increase was driven primarily by a $5.7 million increase of revenue from 13 new stores opened at various times during fiscal year 2009 and a $747,000 increase from the opening of eight stores since the end of fiscal year 2009, of which seven stores opened in the last two months of fiscal year 2010. In addition, same store sales increased $198,000 from fiscal year 2009 to fiscal year 2010 for the 12 stores that opened prior to January 1, 2009. Same store sales increases were solely attributable to increased volume. There were no price increases during fiscal year 2010. As of December 31, 2010 Crumbs operated 34 stores.

Cost of Sales

Cost of Sales was $12.8 million and $9.9 million for the fiscal years 2010 and 2009, respectively, an increase of $2.9 million or 29%, following the growth in revenue. Cost of Sales, as a percentage of revenue, fell just under 1% to 41.3% of revenue. This decrease was primarily attributable to improved inventory management by store managers and district managers of both Crumbs’ products and packaging along with improved shipping and handling methods used in the E-Commerce operation along with improved shipping and handling methods used in the E-Commerce operation.

The following table summarizes Crumbs’ Gross Profits for fiscal 2010 by category:

	Stores	%	Catering	%	E-Commerce	%	Wholesale	%	Total	%

Sales	$28,602,488	100.0	$401,547	100.0	$1,582,945	100.0	$490,468	100.0	$31,077,448	100.0
Product	$9,604,660	33.6	$131,593	32.8	$219,446	13.9	$321,993	65.7	10,277,697	33.1
Packaging	$1,458,270	5.1	$6,025	1.5	$262,822	16.6	$0	0.0	1,727,117	5.6
Delivery	$204,207	0.7	$46,036	11.5	$567,119	35.8	$3,520	0.7	820,882	2.6
Total Cost of Sales	$11,267,137	39.4	$183,654	45.7	$1,049,387	66.3	$325,513	66.4	$12,825,691	41.3
Gross Profit	$17,335,351	60.6	$217,893	54.3	$533,558	33.7	$164,955	33.6	$18,251,757	58.7

The following table summarizes Crumbs’ Gross Profits for fiscal 2009 by category:

	Stores	%	Catering	%	E-Commerce	%	Wholesale	%	Total	%

Sales	$21,962,172	100.0	$279,655	100.0	$822,673	100.0	$460,416	100.0	$23,524,916	100.0
Product	$7,503,336	34.2	$89,386	32.0	$120,720	14.7	$310,212	67.4	8,023,654	34.1
Packaging	$1,171,418	5.3	$4,824	1.7	$178,142	21.7	$525	0.1	1,354,909	5.8
Delivery	$157,657	0.7	$29,356	10.5	$359,469	43.7	$4,487	1.0	550,969	2.3
Total Cost of Sales	$8,832,411	40.2	$123,566	44.2	$658,331	80.0	$315,224	68.5	$9,929,532	42.2
Gross Profit	$13,129,761	59.8	$156,089	55.8	$164,342	20.0	$145,192	31.5	$13,595,384	57.8

Operating Expenses

Operating expenses were $17.3 million and $13.2 million for the fiscal years 2010 and 2009, respectively, an increase of $4.1 million or 31%. Increased operating expenses are primarily attributable to new store openings during fiscal years 2009 and 2010.

Selling Expenses increased $411,000 or 51%, a larger percentage than revenue growth. Advertising expenses attributed to Crumbs’ E-Commerce operation increased over $110,000. In addition, fees paid to Crumbs’ public relations consultant increased $65,000. Increases in merchant account processing fees and promotional product giveaways were consistent with new store openings.

Staff Expenses increased by $2.2 million or 34%, consistent with revenue growth. Of the total increase, approximately $1.6 million was attributable to an increase in store employees. From January 1, 2009 to December 31, 2010, 280 store employees were added. The remaining increase was attributable to corporate staff, which increased by eight employees during the same period.

Occupancy Expenses increased by approximately $1.0 million, or 24%. Of this total, $775,000 was attributable to additional rent and related lease expenses for new stores opened in fiscal years 2009 and 2010.

General and Administrative Expenses increased approximately $250,000, or 22%. While some store related expenses are included, most of these expenses are corporate. Travel and Meals increased over $120,000 in 2010. Over $22,000 of expenses were related to relocating our new Vice President of Store Operations from the west coast to the New York area. In addition, more travel was necessary for opening the first stores in the Washington, DC and Chicago markets. A Human Resources consultant was added in fiscal year 2010, and associated fees were approximately $87,000.

Depreciation increased for both stores added in 2009, for the first full year of expense, and to a lesser degree, first year expense for stores opened in 2010.

Abandoned Lease Projects

Abandoned lease projects resulted in an expense of $190,000 for fiscal year 2010, which was primarily attributable to the relocation of one store which resulted in abandoning leasehold improvements at the previous location with remaining book value of approximately $172,000.

Liquidity and Capital Resources

Crumbs’ primary source of liquidity is cash generated from the sale of baked goods, beverages and merchandise. Crumbs’ primary uses of cash are cost of sales, operating expenses, capital expenditures, security and utility deposits related to new stores, tax distributions to members subject to individual level taxation on company profits and payments to the Members under the tax benefit agreement.

For fiscal year 2009, Crumbs ended the year on target with its projections for both cash and net working capital. For the fiscal year 2010, Crumbs ended the year with a working capital deficit of $1,066,700. There are two primary factors that impacted Crumbs’ plan for fiscal year 2010. First, the general contractor for one of Crumbs’ new locations failed to perform, resulting in an 11 month delayed opening. A net loss of approximately $230,000, coupled with the loss of an anticipated $180,000 profit and an additional capital expense of $100,000, cost approximately $500,000 in total working capital. Second, in order to take advantage of The Small Business Jobs Act of 2010 (the “Small Business Jobs Act”), which initially provided for an extension of 50% bonus depreciation under Internal Revenue Code Section 168(k) through December 31, 2010, Crumbs accelerated some of its new store construction schedules, in an effort to take advantage of this deduction resulting in a cost to working capital. Accounts Payable related to these store construction projects totaled approximately $639,000 at December 31, 2010.

In order to restore the working capital, Crumbs has planned for only two new store projects for the first quarter of fiscal year 2011. One of those projects has the majority of the improvements being supplied by the landlord and Crumbs’ projected cost is significantly less than its average construction cost. In addition, the Small Business Jobs Act amended Internal Revenue Code Section 168(k) again to expand bonus depreciation to 100% of capital cost through December 31, 2011 and extend the 50% provision through December 31, 2012. This will significantly reduce the working capital needed for income tax distributions in April of 2011.

Distributions related to income taxes will continue after completion of the Merger. Approximately 45% of taxable income attributed to the non-controlling interests will be distributed on a quarterly basis. These distributions will provide cash necessary to pay income tax liabilities associated with Crumbs income which will be included on the non-controlling interests’ tax return.

Crumbs store openings from March of 2008 to December 31, 2010 were funded through the capital infusion of $7.0 million resulting from a cash contribution to Crumbs and profits from ongoing store operations. Crumbs expects that the expansion plan to increase from 34 locations to over 200 locations by the end of fiscal year 2014 is to be funded by an anticipated capital infusion in connection with the Merger with 57th Street and profits from ongoing store operations.

Based on Crumbs’ cash on hand, cash flow from operations and anticipated cash infusions as discussed above, Crumbs believes that it will have the working capital resources necessary to meet its projected operational needs for fiscal 2011. However, if Crumbs requires more capital for growth or experiences operating losses, Crumbs believes that it will be necessary to obtain additional working capital through credit arrangements or debt or equity financings. There can be no assurance that this or other financings will be available if needed.

Cash Flows for the Years Ended December 31, 2010 and 2009

Net cash provided by operating activities was $3.4 million in fiscal year 2010 compared to $2.0 million in fiscal year 2009. The increase was primarily related to net profits from the increased number of stores opened during fiscal year 2010 and an increased level of Accounts Payable. Net income, adjusted for fixed asset depreciation, amortization and disposals, increased approximately $826,000. The approximate increase of $1,025,000 in Accounts Payable was attributed to the increased number of stores and a substantial amount of construction payables related to the five stores which opened in December 2010, as compared to December 2009 when two stores opened during the month. Construction related payables totaled approximately $639,000 and $190,000 for the fiscal years ended December 31, 2010 and 2009, respectively.

Net cash used in investing activities in fiscal year 2010 was composed primarily of net capital investments in property and equipment of $3.2 million. This includes the completion of one store, total costs related to seven new stores and construction in progress for three stores. Investment in intangible assets of $108,000 includes $86,000 for branding costs and $22,000 for website design. Net cash used in investing activities in fiscal year 2009 was composed of $3.7 million of net capital investments in property and equipment. This includes the completion of nine stores, total costs related to four stores, construction in progress for one store and approximately $125,000 to update existing stores for the new branding. Investment in intangible assets of $57,000, includes $16,000 for branding costs and $41,000 for website design. Net cash used in financing activities was all attributable to member capital distributions. In fiscal year 2010, $330,000 was distributed for 2009 state income tax obligations and 2010 state estimated tax payments and $22,000 for member personal expenses, treated as distributions. In fiscal year 2009, $6,000 was distributed for 2009 state estimated tax payments, $30,000 for 2008 tax liabilities related to former Crumbs companies and $23,000 for member personal expenses, treated as distributions.

Contractual Obligations

Crumbs leases buildings from which it conducts retail, wholesale and administrative operations. In addition to base rent, Crumbs is responsible for insurance, common area maintenance charges, property taxes and utilities at the majority of the properties. These leases have various termination dates, renewal options and escalating provisions, and certain leases have been guaranteed by members of Crumbs. Rent expense under these operating leases was $4,024,617 and $3,301,631 for the years ended December 31, 2010 and 2009, respectively.

At December 31, 2010, the future minimum rental payments due under these operating leases are as follows:

Year Ending
December 31,	Amount

2011	$4,429,490
2012	4,655,425
2013	4,489,201
2014	4,515,376
2015	4,650,829
Thereafter	21,142,142

Total	$43,882,463

In lieu of security deposits required pursuant to the terms of several operating leases, Crumbs has chosen to obtain letters of credit issued by two financial institutions. As of December 31, 2010 and 2009, issued and unused letters of credit totaled $529,425 and $580,245, respectively. A base loan was issued to Crumbs by one of the financial institutions in connection with the letters of credit in the form of a $575,000 revolving line of credit. Letters of credit amounting to $499,425 and $550,245 were reserved under this line of credit as of December 31, 2010 and 2009, respectively. The line of credit is guaranteed by one of Crumbs’ members. The remaining $30,000 letter of credit at the second institution is secured by a certificate of deposit.

General Economic Trends and Seasonality

Crumbs results of operations are generally affected by the economic trends in its market areas due to the dependence on its customers’ discretionary spending. Weakness in the national or regional economy in Crumbs’ market areas, combined with other factors including inflation, labor and healthcare costs and the availability of suitable locations for future stores, may negatively impact its business. If consumer activities associated with the use of Crumbs’ products decline or the business activities of Crumbs’ corporate customers decrease, its revenues and sales volumes may decline.

Crumbs’ results to date have not been significantly impacted by inflation. If Crumbs experiences high inflation in labor or leased real estate, it may not be able to pass on all of these higher costs to its customers in the short term. Although Crumbs believes that it will be able to pass on higher costs to its customers over longer periods of time, there can be no assurance that Crumbs will be successful in such efforts.

While Crumbs’ business is not highly seasonal, it is impacted by weather. Extreme hot and cold weather may cause decreased sales in the affected locations and could impact the daily delivery of its baked goods. On occasion, severe ice and snow conditions have caused Crumbs to close stores during normal business hours.

Off-Balance Sheet Arrangements

Crumbs has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Long-Lived Assets.  Property and equipment are carried at cost and are being depreciated on a straight-line basis over their useful lives of 10 to 15 years for leasehold improvements and five to 10 years for furniture and equipment and three to five years for computer equipment. Leasehold improvements are depreciated over the shorter of the lease term or the assets useful life. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized. Intangible assets include branding costs and website design that are amortized over their useful lives, estimated to be five years.

Impairment of Long-Lived Assets.  When facts and circumstances indicate that the carrying values of long-lived assets may not be recoverable, Crumbs evaluates long-lived assets for impairment. Crumbs first compares the carrying value of the asset to the asset’s estimated future cash flows (undiscounted). If the estimated future cash flows are less than the carrying value of the asset, an impairment loss is calculated based on the asset’s estimated fair value. The fair value of the assets is estimated using a discounted cash flow model based on future store revenues and operating costs, using internal projections. Property and equipment assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. Cash flows for retail assets are identified at the individual store level. Long-lived assets to be disposed of are reported at the lower of their carrying amount, or fair value less estimated costs to sell.

Deferred Rent.  Crumbs leases retail stores and office space under operating leases. Most lease agreements contain tenant improvement allowances, rent holidays, lease premiums, rent escalation clauses and/or contingent rent provisions. For purposes of recognizing incentives, premiums and minimum rental expenses on a straight-line basis over the terms of the leases, Crumbs uses the date of initial possession to begin amortization, which is generally when Crumbs enters the space and begins to make improvements.

For tenant improvement allowances and rent holidays, Crumbs records a deferred rent liability in other long-term liabilities and amortizes the deferred rent over the terms of the leases as reductions to rent expense.

For scheduled rent escalation clauses during the lease terms or for rental payments commencing at a date other than the date of initial occupancy, Crumbs records minimum rental expenses on a straight-line basis over the terms of the leases.

Revenue Recognition.  Revenue is recognized when payment is tendered at the point of sale. Revenues are reported net of sales, use or other transaction taxes that are collected from customers and remitted to taxing authorities.

Income Taxes.  As a partnership for U.S. federal income tax purposes, Crumbs is not subject to federal or state income taxes, with the exception of certain LLC fees, business entity and composite taxes imposed by certain states. Rather, each member in Crumbs is required to report separately on its income tax return its distributive share of Crumbs’ net long-term capital gain or loss, net short term capital gain or loss, and net ordinary income and deductions and credits, in each case, in accordance with the allocations to be set forth in Crumbs Third Amended & Restated LLC Agreement.

Gift Certificates and Cards.  In 2009, Crumbs stopped issuing gift certificates and replaced them with a gift card system. Crumbs has recorded a current liability on the balance sheet for outstanding gift certificates and cards.

Recent Accounting Pronouncements

Crumbs has evaluated the recent accounting pronouncements through ASU 2011-01 and believes that none of them will have a material effect on its financial statements, except for the one listed below.

In December 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-29 (ASU 2010-29), Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early application is permitted. Crumbs does not expect the provisions of ASU 2010-29 to have a material effect on the financial position, results of operations or cash flows of Crumbs, however Crumbs may have additional disclosure requirements if it completes an acquisition.

MANAGEMENT OF CRUMBS

Board of Managers and Executive Officers

The table below sets forth the names and ages of the members of Crumbs’ board of managers and Crumbs’ current executive officers, as well as the positions and offices held by such persons. A summary of the background and experience of each of these individuals is set forth after the table.

Name	Age	Position With Crumbs

Jason Bauer	41	Chief Executive Officer and Member of the board of managers
Edwin Lewis	60	Chairman of the board of managers
John D. Ireland	48	Chief Financial Officer
Mia Bauer	42	Chief Creative Officer
Gary Morrow	49	Vice President of Store Operations
Harley Bauer	33	Chief Development Officer

Jason Bauer is the co-founder of Crumbs, a member of the board of managers and has served as Crumbs’ Chief Executive Officer since the company was founded in 2003. Prior to co-founding Crumbs, Mr. Bauer was involved in numerous entrepreneurial ventures, including founding Famous Fixins, a manufacturer of celebrity-licensed products, where he served as President and Chief Executive Officer from 1996 through 2002. Mr. Bauer received his BS degree in Marketing and Finance from Boston University. Mr. Bauer is married to Mia Bauer, Crumbs’ Chief Creative Officer, and Mr. Bauer’s brother, Harley Bauer, serves as Crumbs’ Chief Development Officer.

Edwin Lewis has served as Crumbs’ Chairman of the board of managers since March 2008 and is the largest investor in Crumbs. Mr. Lewis served as President and Vice Chairman of Mossimo, Inc, from 2002 to 2006 and served previously as Mossimo, Inc.’s Chief Executive Officer and President from 1998 to 2000. Mr. Lewis was with Tommy Hilfiger, Inc. from 1990 to 1996, serving as Vice Chairman and Chief Executive Officer. Mr. Lewis also worked for Polo Ralph Lauren from 1974 through 1990, where he held various positions, including Executive Vice President and President of Ralph Lauren Womenswear.

John D. Ireland has served as Crumbs’ Chief Financial Officer since March 2008. Mr. Ireland has also served as a Member/CPA for Accounting Strategies Group LLC since September 2008 and has been the President of ASG, LLC, the predecessor entity to Accounting Services Group LLC, since June 2004. Mr. Ireland has been a Certified Public Accountant since 1985. Mr. Ireland also has served on the board of Provident State Bank since March 2006. Mr. Ireland received his BS degree in Accounting from the University of Maryland and received his MS degree in Taxation from Georgetown University.

Mia Bauer is the co-founder of Crumbs and has been Crumbs’ Chief Creative Officer since the company was founded in 2003. Ms. Bauer is responsible for creating all of Crumbs’ cupcake recipes. In October 2008, Ms. Bauer published a book called Lolly LaCrumb’s Cupcake Adventure that is aimed at children ages 4-6. Prior to co-founding Crumbs, Ms. Bauer was a practicing attorney and worked in a variety of positions for elected officials in New York City. Ms. Bauer received her BA degree in Political Science from Brandeis University and her JD from New York Law School. Ms. Bauer is married to Jason Bauer, Crumbs’ Chief Executive Officer, and Ms. Bauer’s brother-in-law, Harley Bauer, serves as Crumbs’ Chief Development Officer.

Gary Morrow has served as Crumbs’ Vice President of Store Operations since May 2010. Prior to joining Crumbs, Mr. Morrow was with Starbucks Coffee Company in various positions from November 2000 to April 2010, last serving as Category Manager, U.S. Food for Starbucks Coffee Company, where he was responsible for aspects of the company’s food program, sales, training and growth strategy. Mr. Morrow received his BS degree in Hotel/Restaurant Management from Florida International University.

Harley Bauer has served as Crumbs’ Chief Development Officer since June 2007. Mr. Bauer’s duties as Chief Development Officer have included implementing a consolidated vendor program for all new store building materials, assisting in site selection, nationalizing Crumbs’ architecture program, and streamlining the permitting process. Before joining Crumbs, Mr. Bauer worked as a film and television producer for Flutie Entertainment from June 2002 to April 2007, where he was responsible for budgeting of projects and for raising financing for projects. Mr. Bauer’s brother, Jason Bauer, is Crumbs’ Chief Executive Officer, and Mr. Bauer’s sister-in-law, Mia Bauer, serves as Crumbs’ Chief Creative Officer.

Executive Officer and Board of Manager’s Compensation

Executive Officer Compensation Overview

Introduction

This Compensation Overview provides an overview of Crumbs’ compensation policies and programs, generally explains Crumbs’ compensation objectives, policies and practices with respect to its executive officers, and identifies the elements of compensation for each of the individuals identified in the following table, whom Crumbs’ refers to in this Compensation Overview and the tabular disclosure that follow as Crumbs’ named executive officers, or “NEOs.”

Name	Principal Position

Jason Bauer	Chief Executive Officer
John (Chuck) Ireland	Chief Financial Officer
Harley Bauer	Chief Development Officer

Compensation and Benefits Philosophy

Crumbs has designed its compensation and benefits as part of its overall human capital management strategy to facilitate its ability to attract, retain, reward and motivate a high performing executive team. Crumbs’ compensation philosophy is based on a motivational plan to provide pay-for-performance (at both the individual and Company levels), to enable Crumbs’ executive team to achieve Crumbs’ objectives successfully. Crumbs’ motivational plan is designed to achieve the following goals:

•	To reward principles that effect the success and accomplishment of Crumbs’ mission and goals;

•	To attract, motivate and retain a high performing executive team;

•	To recognize and reward individuals whose performance adds significant value to Crumbs; and

•	To support and encourage executive team performance.

Compensation Elements

In 2010, Crumbs’ compensation program consisted of the following elements:

•	Base salary;

•	Long-term incentives (in the form of profits interests); and

•	Benefits and perquisites.

Crumbs’ goal has been to set base compensation ranges at or above market (10% or more) and to add competitive benefits as Crumbs is able.

In 2011, to emphasize the relationship between executive pay and Crumbs’ performance, Crumbs has added what it refers to as a “performance management system” that includes performance-based pay and an organizational bonus that ties individual performance to Crumbs’ success. Crumbs’ new performance management system is part of its human capital strategic plan to grow the organization by investing in its human resources, to be a performance-based company, and to ensure that Crumbs has the leadership and talent necessary to successfully meet its future challenges. Ultimately, Crumbs strives to be an “employer of choice” in its market and industry. To accomplish this, Crumbs recognizes that it must be competitive in the marketplace.

Summary Compensation Table

The following table sets forth the total compensation for Crumbs’ NEOs for the year ended December 31, 2010:

						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year(1)	($)	($)(2)	($)(3)	($)(3)	($)(4)	($)(4)	($)(5)	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Jason Bauer,	2010	700,000	—	—	—	—	—	23,379	723,379
Chief Executive Officer
John (Chuck) Ireland,	2010	210,000	—	—	—	—	—	—	210,000
Chief Financial Officer
Harley Bauer,	2010	150,000	—	—	—	—	—	13,418	163,418
Chief Development Officer

(1)	Because Crumbs is not a reporting company, Crumbs has reported compensation information for 2010 only.

(2)	Crumbs did not maintain a bonus plan during 2010. While Crumbs’ NEOs may receive bonuses with respect to their 2010 performance, no such bonuses have been paid to date and no NEO has any entitlement to a bonus for 2010.

(3)	Crumbs did not maintain an equity compensation plan during 2010 and did not grant any stock awards or option awards in 2010.

(4)	Crumbs did not maintain a non-equity incentive plan during 2010.

(5)	Amounts reported in this column for Mr. J. Bauer consisted of a car lease and car insurance payments, reimbursement of the cost of gasoline and car maintenance, and cell phone payments for business and personal calls. Amounts reported in this column for Mr. H. Bauer consisted of apartment rental and parking payments and reimbursement of the cost of gasoline during his temporary assignment to attend to Crumbs’ operations in Chicago, and cell phone payments for business and personal calls.

Employment Agreements

Crumbs entered into an employment agreement with Mr. Jason Bauer on March 6, 2008, and a subscription and employment agreement with Mr. Ireland on September 30, 2008. Crumbs has not entered into an employment agreement with Mr. Harley Bauer. Under their employment agreements, Mr. J. Bauer is entitled to an annualized salary of $500,000, and Mr. Ireland is entitled to an annualized salary of $175,000. However, Crumbs has subsequently increased the base salary for Mr. J. Bauer to $700,000 and the base salary for Mr. Ireland to $210,000. Mr. Ireland’s subscription and employment agreement also entitled Mr. Ireland to receive 15,385 Class B membership interests, referred to as “Class B Interests,” on September 30, 2008. Each of Messrs. J. Bauer and Ireland is entitled to participate in Crumbs’ health and other employee benefit plans, although Mr. Ireland does not currently participate in Crumbs’ health plan.

The employment agreement for each of Messrs. J. Bauer and Mr. Ireland provides that upon termination of employment his right to receive any form of compensation from Crumbs will cease, and Crumbs will have no obligation to pay severance or any other benefit except for benefits required by law and any reimbursement for expenses not yet reimbursed.

Mr. Ireland’s subscription and employment agreement provides further that if Crumbs terminates his employment for cause (as defined below) or if he voluntarily terminates his employment, he will forfeit all of his Class B Interests. However, Mr. Ireland will not forfeit his Class B Interests upon his death, disability (as defined below), or retirement at the age of 62, or if Crumbs terminates his employment without cause.

Mr. Ireland’s agreement defines “disability” for this purpose as his inability, due to physical or mental illness or incapacity, to fulfill his duties to Crumbs, as determined by a board certified physician chosen in the reasonable discretion of Crumbs, for a period of 90 consecutive days or 120 non-consecutive days in any consecutive 12-month period.

Mr. Ireland’s agreement defines “cause” as (1) failure to follow the reasonable direction of Crumbs’ board of directors, unless such failure is cured within 10 days after written notice of the failure; (2) commission of any act of fraud, willful misrepresentation, misappropriation, embezzlement, or any act of similar gravity involving moral turpitude, or willful damage of or to any of Crumbs’ property as determined by Crumbs in its sole discretion; (3) a conviction or plea of guilty or no contest to a felony involving moral turpitude or resulting in incarceration; and (4) commission of any act of gross negligence, willful malfeasance, reckless nonfeasance or malfeasance or any willful violation of law, in the performance of Mr. Ireland’s duties to Crumbs or its affiliates.

2010 Outstanding Equity Awards At Fiscal Year-End

The following table sets forth the membership interest awards outstanding for Crumbs’ NEOs as of December 31, 2010:

	Option Awards					Stock Awards
Equity
Incentive
Plan
Awards:
									Equity	Market
									Incentive	Value or
									Plan	Payout
			Equity						Awards:	Value of
			Incentive					Market	Number of	Unearned
			Plan			Number of		Value of	Unearned Shares,	Shares,
			Awards:			Shares or		Shares or	Units or	Units or
	Number of		Number of			Units of		Units of	Other	Other
	Securities	Number of	Securities			Stock		Stock	Rights	Rights
	Underlying	Securities	Underlying			that		that	that	that
	Unexercised	Underlying	Unexercised	Option		have		have	have	have
	Options	Unexercised Options	Unearned	Exercise	Option	not		not	not	not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)

Jason Bauer	—	—	—	—	—	—		—	—	—
John (Chuck) Ireland	—	—	—	—	—	15,385	(1)	$153,846	—	—
Harley Bauer	—	—	—	—	—	—		—	—	—

(1)	Crumbs issued 15,385 Class B Interests to Mr. Ireland upon his execution of his subscription and employment agreement with Crumbs dated September 30, 2008. Mr. Ireland will forfeit all of his Class B Interests if Crumbs terminates his employment at any time for cause or if he voluntarily terminates his employment, other than upon his retirement at age 62. These terms are described more fully in the narrative under the heading “Employment Agreements” accompanying the “Summary Compensation Table,” above.

Retirement Plans; Non-Qualified Deferred Compensation Plans

Crumbs currently does not maintain any retirement or non-qualified deferred compensation plans for any of its employees that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement.

Termination or Change in Control Benefits

In the event of termination, Messrs. J. Bauer, Ireland, and H. Bauer would receive no additional benefits beyond those required to be provided by law and any reimbursement of ordinary business expenses incurred to the date of termination. However, if Crumbs terminates Mr. Ireland without cause or he terminates employment due to his death, disability or retirement at age 62, he will be entitled to retain all of his Class B Interests. None of Crumbs’ NEOs is entitled to any additional benefits in the event of a change in control of Crumbs.

Board Of Managers Compensation

Crumbs’ board of managers is comprised of Messrs. Jason Bauer and Edwin Lewis, neither of whom receive any compensation in their capacity as members of Crumbs’ board of managers.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated statements of balance sheet as of December 31, 2010 and the unaudited consolidated statement of operations for the year ended December 31, 2010 are based on the separate historical financial statements of Crumbs Holdings LLC and its subsidiaries (“Crumbs”) and 57th Street General Acquisition Corp. (“57th Street”) after giving effect to the Merger and the Offer. The unaudited pro forma consolidated financial information has been revised to reflect the terms of the “Business Combination Agreement”.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of 57th Street that would have occurred had we operated as a consolidated entity for the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the “Business Combination Agreement” occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

On January 9, 2011, 57th Street entered into a Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”) with Crumbs Holdings LLC, the members of Crumbs (“Members”) and the representatives of Crumbs and the Members, which was subsequently amended on February 18, 2011 and March 17, 2011, pursuant to which a subsidiary of 57th Street would merge with and into Crumbs, with Crumbs surviving as a non-wholly-owned subsidiary of 57th Street (the “Merger”). The Merger will be accounted for as a recapitalization of Crumbs and management has concluded that Crumbs is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the Merger was to assist Crumbs with its business plan to expand. Of the two entities, Crumbs is the operating entity within the consolidated companies. The Members have the right to designate the initial board of 57th Street following the Merger and as holders of 57th Street Series A Voting Preferred Stock (as defined below) will have the right to appoint a majority of the directors during the Earnout Period. Two of Crumbs’ continuing board members will continue to serve on the 57th Street board of directors. Crumbs’ senior management will be continuing as senior management of the combined company. Although a larger portion of the voting rights in the combined entity will be held by former 57th Street stockholders, this was not considered determinative, as all other important elements considered in determining which party has control, including board of directors representation and management continuity were not aligned with this voting interest. Additionally, the 57th Street stockholders are expected to represent a diverse group of stockholders at completion of the Merger and we are not aware of any voting or other agreements that suggest that they can act as one party.

The following table sets forth the total Closing Merger Consideration payable to Crumbs pursuant to the Business Combination Agreement in the form of cash and stock. The table also includes the anticipated tax benefit payments at Closing. The table does not give effect to the issuance of the Contingent Consideration.

Closing Merger Consideration(1)
Cash	$27,000,000
Equity Consideration(2)
3,900,000 New Crumbs Class B Exchangeable Units and 390,000 shares of Series A Voting Preferred Stock	38,337,000
Realized tax benefits payable under Tax Receivable Agreement(3)	5,563,000

Total	$70,900,000

(1)	In addition to the Closing Merger Consideration, the Members will be entitled to receive, to the extent it becomes due and payable in accordance with the terms of the Business Combination Agreement, up to an aggregate of 4,400,000 New Crumbs Class B Exchangeable Units and 440,000 shares of 57th Street Series A Voting Preferred Stock (the “Contingency Consideration”) upon 57th Street’s achievement of certain financial targets and stock price targets.

(2)	Values assume that the New Crumbs Class B Exchangeable Units have been exchanged for Common Shares and as a result the related 57th Street Series A Voting Preferred Stock has been automatically redeemed. Based on the closing price of 57th Street’s common stock on January 7, 2011, the last trading day before the execution of the Business Combination Agreement, of $9.83 per share.

(3)	As described in “Related Agreements — Tax Receivable Agreement” in connection with the Merger, 57th Street will enter into a tax receivable agreement with the existing Members that will provide for the payment by 57th Street to the existing Members of (i) 50% of the benefits that 57th Street is deemed to realize as a result of payment of the Merger consideration other than the New Crumbs Class B Exchangeable Units, (ii) 75% of the benefits, if any, that 57th Street is deemed to realize as a result of certain future exchanges of New Crumbs Class B Exchangeable Units for Common Shares, and (iii) certain other amounts attributable to tax benefits in connection with the Merger and related transactions, including tax benefits attributable to payments under the tax receivable agreement. The $5,563,000 is the estimated total of all payments attributable to clause (i) of the preceding sentence, which payments the Company expects to make over time as tax benefits are realized in the future.

The Unaudited Pro Forma Consolidated Financial Statements have been prepared using the assumptions below with respect to the number of outstanding Common Shares:

•	Assuming Minimum Conversion: This presentation assumes that no 57th Street stockholders tender their Common Shares.

•	Assuming Maximum Conversion: This presentation assumes that 500,000 Common Shares are being tendered.

The pro forma adjustments principally give effect to:

•	The recapitalization of Crumbs with the net proceeds of this business combination and the related effects of the Tax Receivable Agreement. See “The Related Agreements — Tax Receivable Agreement.”

•	3,900,000 newly issued Class B units of Crumbs (the “New Crumbs Class B Exchangeable Units”), which shall be exchangeable for 3,900,000 Common Shares (subject to certain adjustments related to organic dilution) at the request from time to time of any holder of any such New Crumbs Class B Exchangeable Units pursuant to the terms of an Exchange and Support Agreement between the Member, Crumbs and 57th Street. See “The Related Agreements” for more information about the Exchange and Support Agreement.

•	390,000 shares of Series A voting preferred stock of 57th Street, par value $0.0001 per share (such series the “57th Street Series A Voting Preferred Stock”), which shall among other things entitle the holders of such shares of 57th Street Series A Voting Preferred Stock the right to vote 10 votes per share in all matters for which the Common Shares are entitled to vote and provide the holder of such 57th Street Series A Voting Preferred Stock voting as a class the right to appoint a majority of the our board of directors, during the “Earn-out Period” as further described below. Shares of 57th Street Series A Voting Preferred Stock will be proportionately redeemed upon exchange of shares of New Crumbs Class B Exchangeable Units (e.g. the number of shares of 57th Street Series A Voting Preferred Stock redeemed shall equal the number of New Crumbs Class B Exchangeable Units exchanged divided by 10).

See “Description of Securities” for more information about the terms of the 57th Street Series A Voting Preferred Stock.

The 3,900,000 New Crumbs Class B Exchangeable Units and 390,000 57th Street Series A Voting Preferred Stock (together referred herein as the “Equity Consideration”) combined will, subject to certain preferential rights, approximate the voting, economic and other rights the Members would have, were they to hold 3,900,000 Common Shares, representing 39.15% of the outstanding Common Shares of 57th Street after giving effect to the Merger and the issuance of the Equity Consideration and assuming no Contingency Consideration (as defined below) is issued, no Common Shares are tendered in the Offer, no Warrants are exercised and no securities are issued pursuant to the Incentive Plan (as defined in the Business Combination Agreement).

•	In addition, the Members will be entitled to receive the following additional consideration in exchange for their Old Crumbs Units upon either the achievement of certain financial targets and stock price targets during the period beginning after the Closing and ending on December 31, 2015 (such period referred to as the “Earnout Period”) or upon the occurrence of certain acceleration events:

•	Up to 4,400,000 New Crumbs Class B Exchangeable Units and

•	Up to 440,000 shares of 57th Street Series A Voting Preferred Stock.

The 4,400,000 New Crumbs Class B Exchangeable Units and 440,000 57th Street Series A Voting Preferred Stock (together referred herein as the “Contingency Consideration”) combined will, subject to certain preferential rights, approximate the voting, economic and other rights the Members would have, were they to hold 4,400,000 Common Shares, when aggregated with the Equity Consideration, would represent 41.46% of the outstanding Common Shares after giving effect to the Merger and the issuance of the Equity Consideration and Contingency Consideration and assuming no Common Shares are tendered in the Offer, no Warrants are exercised and no securities are issued pursuant to the Incentive Plan. See “The Business Combination Agreement — Merger Consideration to be Delivered” for a further description of the Contingency Consideration.

The effect of this additional contingent consideration was not addressed in the pro forma presentation as the New Crumbs Class B Exchangeable Units and related 57th Street Series A Voting Preferred Stock have not been earned as of the dates being presented and the issuance of the New Crumbs Class B Exchangeable Units Exchangeable Units will be issued to the accounting acquirer and be treated similarly to a stock dividend. If the contingencies are met, the future issuance of these New Crumbs Class B Exchangeable Units and 57th Street Series A Voting Preferred Stock will have a dilutive effect on the current shareholders of 57th Street.

57th Street General Acquisition Corp. and Subsidiary
Unaudited Pro Forma Consolidated Statement of Income
For the Fiscal Year Ended December 31, 2010

						Pro Forma
					Pro Forma	Adjustment for
		57th Street			Combined	Maximum		Pro Forma Combined
		General			(Assuming No	Allowable		(Assuming Maximum
	Crumbs Holdings	Acquisition Corp.	Pro Forma		Tender of	Tender of		Allowable Tender of
	LLC (Historical)	(Historical)	Adjustments		Common Stock	Common Stock		Common Stock

Net sales	$31,077,448	$—	$—		$31,077,448	$—		$31,077,448
Cost of sales	12,825,691				12,825,691			12,825,691

Gross Profit	18,251,757	—	—		18,251,757	—		18,251,757
Operating Expenses
Selling expenses	1,219,293				1,219,293			1,219,293
Staff expenses	8,494,218				8,494,218			8,494,218
Occupancy expenses	5,221,129				5,221,129	—		5,221,129
General and administrative expenses	1,396,856	420,402	(161,500	)(1)	1,655,758	—		1,655,758
Depreciation and amortization expense	929,894				929,894	—		929,894

	17,261,390	420,402	(161,500)		17,520,292	—		17,520,292

Profit (loss) from operations	990,367	(420,402)	161,500		731,465	—		731,465

Other income (expense)
Interest and other income	124	18,447	(18,447	)(4)	124			124
Loss on sale of property and equipment	(3,413)				(3,413)	—		(3,413)
Abandoned lease projects	(190,707)	—			(190,707)	—		(190,707)

	(193,996)	18,447	(18,447)		(193,996)	—		(193,996)

Net income (loss) before taxes	796,371	(401,955)	143,053		537,469	—		537,469
Income taxes			130,820	(2)	130,820			130,820

Net income (loss) attributable to the controlling and non-controlling interests	796,371	(401,955)	12,233		406,649			406,649
Less: Net income attributable to non-controlling interest			(210,419	)(3)	(210,419)			210,419

Net income (loss) attributable to stockholders	$796,371	$(401,955)	$(198,186)		$196,230	$—		$196,230

Earnings (loss) per share attributable to stockholders:
Basic		$(0.10)			$0.05			$0.06
Diluted		$(0.10)			$0.05			$0.06
Weighted average shares outstanding:
Basic		3,904,466			3,904,466	(500,000	)(5)	3,404,466
Diluted		3,904,466			3,904,466	(500,000)		3,404,466

(1)	Reflects reduction in non-recurring deal expenses of $161,500 associated with the Merger, incurred by 57th Street.

(2)	Following the Merger, we will be subject to U.S. federal income taxes, in addition to state and local taxes, with respect to our allocable share of any net taxable income of Crumbs, which will result in higher income taxes. As a result, the pro forma statements of income reflect an adjustment to our provision for corporate income taxes to reflect an effective rate of 40%, which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

(3)	As described in the “Business Combination Agreement” 57th Street has become the sole member of Crumbs holding Series A Voting Units with the power to appoint its board of managers. 57th Street will initially own less than 100% of the economic interest in Crumbs Holdings LLC, but will have 100% of the voting power on ordinary matters and control the management of Crumbs. Immediately following the Transaction, the non-controlling interest will be 39.15%. Net income attributable to the non-controlling interest represents $210,419 of income before income taxes of $537,469.

(4)	Reflects the adjustment to eliminate interest income earned on cash held in trust.

(5)	To adjust the weighted average shares outstanding for the 500,000 Common Shares being tendered in the Transaction.

57th Street General Acquisition Corp. and Subsidiary
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2010

						Pro Forma		Pro Forma
					Pro Forma	Adjustment for		Combined
	Crumbs	57th Street			Combined	Maximum		(Assuming
	Holdings	General			(Assuming No	allowable		Maximum
	LLC	Acquisition Corp.	Pro Forma		Tender of	Tender of		Allowable Tender
	(Historical)	(Historical)	Adjustments		Common Stock)	Common Stock)		of Common Stock)

ASSETS
Current assets
Cash and cash equivalents	$685,022	$396,913	$22,574,666	(1)	$23,656,601	(4,271,579	)(14)	19,385,022
Trade receivables	248,061				248,061			248,061
Inventories	240,965				240,965			240,965
Prepaid rent	386,718				386,718	—		386,718
Deferred financing costs	215,302		(215,302	)(2)	—			—
Other current assets	81,631	47,334	—		128,965	—		128,965

Total current assets	1,857,699	444,247	22,359,364		24,661,310	(4,271,579)		20,389,731

Non-current assets
Investment in trust account	—	54,494,749	(54,494,749	)(3)	—	—		—
Property, plant and equipment, net	8,784,505	3,113	—		8,787,618	—		8,787,618
Deferred tax asset			11,126,000	(4)	11,126,000			11,126,000
Intangible assets, net	429,238	—	—		429,238	—		429,238
Deposits	276,513	—	—		276,513	—		276,513
Other	35,951	—	—		35,951	—		35,951

Total non-current assets	9,526,207	54,497,862	(43,368,749)		20,655,320	—		20,655,320

TOTAL ASSETS	$11,383,906	$54,942,109	$(21,009,385)		$45,316,630	$(4,271,579)		$41,045,051

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$2,615,481	$305,958	$(521,260	)(5)	$2,400,179	$718,421	(14)	$3,118,600
Payroll liabilities	141,337				141,337			141,337
Sales tax payable	47,580				47,580			47,580
Gift cards and certificates outstanding	120,002				120,002	—		120,002

Total current liabilities	2,924,400	305,958	(521,260)		2,709,098	718,421		3,427,519

Non-current liabilities
Deferred rent	1,863,243	—	—		1,863,243	—		1,863,243
Payable to related parties pursuant to tax receivable agreement			5,563,000	(4)	5,563,000			5,563,000
Due to underwriters		600,193	(600,193	)(6)	—	—		—
Due to legal	—	100,000	(100,000	)(7)	—	—		—

Total non-current liabilities	1,863,243	700,193	4,862,807		7,426,243	—		7,426,243

TOTAL LIABILITIES	4,787,643	1,006,151	4,341,547		10,135,341	718,421		11,853,762

Common stock subject to possible redemption	—	47,939,147	(47,939,147	)(8)	—	—		—

EQUITY
Members’ equity	7,190,530	—	(7,190,530	)(9)	—			—
Preferred stock			39	(10)	39			39
Common stock	—	606			606			606
Additional paid-in capital	—	6,402,153	17,777,758	(11)	24,179,911	(3,036,000	)(15)	21,143,911
Retained earnings (accumulated losses)	(594,267)	(405,948)	405,948	(12)	(594,267)			(594,267)
Non-controlling interest		—	11,595,000	(13)	11,595,000	(1,954,000	)(16)	9,641,000

TOTAL STOCKHOLDERS’ EQUITY	6,596,263	5,996,811	22,588,215		35,181,289	(4,990,000)		30,191,289

TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES	$11,383,906	$54,942,109	$(21,009,385)		$45,316,630	$(4,271,579)		$41,045,051

(1)	To record the release of 57th Street’s investments held in a trust account and transfer to cash and cash equivalents of $54,494,749 (see note 3) offset by the payment of $27,000,000 as cash consideration for the Merger to the former members of Crumbs, the payment of deal expenses of $4,920,083.

(2)	To reflect deferred financing fees as a reduction of additional paid-in capital.

(3)	To record the release of 57th Street’s investments held in a trust account and transfer to cash and cash equivalents (see note 1).

(4)	Reflects adjustments to give effect to the Tax Receivable Agreement based on the following assumptions:

•	we will record an increase of $11,126,000 in deferred tax assets for estimated income tax effects of the increase in the tax basis of the purchased interests and future projected payments under the Tax Receivable Agreement, based on an effective income tax rate of 40% (which includes a provision for U.S. federal, state and local income taxes);

•	we will record $5,563,000, representing 50% of the estimated realizable tax benefit resulting from (i) the tax basis in the intangible assets of Crumbs on the date of the offering, (ii) the increase in the tax basis of the purchased interests as noted above and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement as an increase to the liability due to existing owners under the Tax Receivable Agreement;

•	we will record an increase to additional paid-in capital of $5,563,000, which is an amount equal to the difference between the increase in deferred tax assets and the increase in liability due to existing owners under the Tax Receivable Agreement; and

•	there was no effect given to the future exchange of New Crumbs Class B Exchangeable Units into Common Shares, if this event occurs there will be an increase to the deferred tax asset and potentially an increase in the payable to related parties pursuant to the Tax Receivable Agreement. In addition, upon exchange of the New Crumbs Class B Exchangeable Units, the non-controlling interest percentage would be reduced as the exchanging party would become a common stockholder of 57th Street General Acquisition; and,

•	there are no material changes in the relevant tax law and that we earn sufficient taxable income in each year to realize the full tax benefit of the amortization of our assets.

(5)	Reflects the reductions of deal cost liabilities recorded prior to the Merger by 57th Street and Crumbs that will be paid using the proceeds described in note 1.

(6)	To record the reduction of the deferred underwriters’ fee liability recorded by 57th Street of $600,193 that will be paid using the proceeds as described in note 1.

(7)	To record the reduction of the deferred legal fees recorded by 57th Street of $100,000 that will be paid using the proceeds as described in note 1.

(8)	To reclassify common stock subject to redemption to additional paid-in capital. The assumption is that no Common Share tender has occurred and the entire amount is reclassified as permanent equity.

(9)	Represents the elimination of members’ equity upon consolidation with the full amount being reclassified to additional paid-in capital.

(10)	Represents the issuance of 390,000 shares of 57th Street General Acquisition Corp. Series A Voting Preferred Stock with a par value of $0.0001.

(11)	Represents the following adjustments to additional paid-in capital:

•	an increase of $47,939,147 due to the reclassification of common stock subject to possible redemption assuming no tender (see note 8);

•	a decrease of $30,913,971, which is comprised of a decrease of a $27,000,000 cash payment made as part of the Merger and an increase in $3,913,971 in deal expenses not already expensed;

•	an increase of $5,563,000 due to the Tax Receivable Agreement, as described in note 4 above;

•	an increase of $7,190,530 due to the adjustment for the investment in existing unit holders in Crumbs Holdings LLC (see note 9);

•	a decrease of $405,948 due to the reclassification of historical accumulated losses of 57th Street (see note 12), and;

•	a decrease of $11,595,000 as a result of the non-controlling interest.

(12)	A reclassification of historical accumulated losses of 57th Street (see note 11).

(13)	As described in the “Business Combination Agreement,” 57th Street has become the sole member of Crumbs holding Series A Voting Units with the power to appoint its board of managers. 57th Street will initially have 100% of the voting power on ordinary matters and control the management of Crumbs. As a result, we will consolidate the financial results of Crumbs and will record non-controlling interest on our balance sheet. Immediately following the Merger, the non-controlling interest, based on the assumptions to the pro forma financial information, will be $11,595,000. Pro forma non-controlling interest represents 39.15% of the pro forma equity of Crumbs Holdings LLC of $29,618,289, which differs from the pro forma equity of 57th Street as the former is not affected by the adjustments relating to the Tax Receivable Agreement described above in note 4.

(14)	This amount represents the tender of 500,000 common shares from public stock holders at a stock purchase price of $9.98 per share and the deferral of merger expenses in the amount of $718,421 to maintain a minimum of $19,385,000 in cash and cash equivalents per the Business Combination Agreement.

(15)	To reduce additional paid-in capital by $3,036,000 for the tender of 500,000 Common Shares described in note 14 and by the non-controlling interest adjustment as calculated in note 16 below.

(16)	To adjust the 39.15% non-controlling interest in the amount of $1,954,000 as a result from the tender of 500,000 common shares form the public stockholders as described in note 14.

MANAGEMENT OF 57TH STREET FOLLOWING THE TRANSACTION

Directors and Executive Officers

Pursuant to the terms of the Business Combination Agreement, to the extent that no amendment to our Certificate of Incorporation or any stockholder vote shall be required, 57th Street shall take all necessary action, including causing directors to resign, so that five persons (or such greater number as the Members determine are necessary or advisable to satisfy applicable director independence requirements) to be designated by the Members, (at least two of whom shall be independent under the applicable rules of the SEC and the applicable stock exchange), are appointed or elected, as applicable, to the positions of directors of 57th Street in classes as designated by the Members to serve in such positions as of the Closing and such directors shall constitute the entire board, and so that persons to be designated by the Members are appointed or elected, as applicable, to the positions of officers of 57th Street and to serve in such positions as of the Effective Time. Immediately following the consummation of the Transaction, 57th Street’s directors and executive officers are expected to be as follows:

Name	Age	Position With 57th Street

Jason Bauer	41	Chief Executive Officer and Director
John D. Ireland	48	Chief Financial Officer
Mia Bauer	42	Chief Creative Officer
Gary Morrow	49	Vice President of Store Operations
Harley Bauer	33	Chief Development Officer
Mark D. Klein	49	Director
Frederick G. Kraegel	62	Director
Edwin Lewis	60	Director

See “Management of Crumbs” for biographical information of Jason and Mia Bauer, Mr. Lewis, Mr. Ireland, Mr. Morrow and Harley Bauer. See “Management of 57th Street” for biographical information of Mr. Klein and Mr. Kraegel.

Crumbs is currently considering increasing the size of the initial board of directors of 57th Street following the completion of the Merger from five to seven directors to allow them to designate a board that has a majority of independent directors. The remaining directors who shall serve on the initial board of directors of 57th Street following the completion of the Merger have not yet been identified. The Members have the right to designate such directors prior to the completion of the Merger.

Classes of Directors

Although 57th Street’s board of directors is divided into two classes having staggered three-year terms, such that the term of one class expires at each annual meeting of stockholders, pursuant to the Certificate of Incorporation, 57th Street is not required to maintain these classes of directors following the consummation of its business transaction. It is expected that, following the consummation of the Transaction, the board of directors will consider whether to submit to stockholders an amendment to the Certificate of Incorporation to provide for a staggered board.

Committees of the Board of Directors

57th Street has filed a new listing application to list its securities on the NASDAQ Capital Market after completion of the Transaction. To the extent that 57th Street meets the initial listing requirements and is able to list its securities on the NASDAQ Capital Market, in accordance with applicable corporate governance requirements, 57th Street’s board will be required to constitute an audit committee and a compensation committee and currently intends to constitute a corporate governance committee, as described below. In such case, the board of directors will appoint the members of the committees of 57th Street’s board of directors when 57th Street’s board of directors is fully reconstituted and holds its initial meeting following consummation of the Transaction. In connection with the establishment of any such committees, 57th Street’s board of directors will make determinations with respect to each committee member’s independence in accordance with the NASDAQ Capital Market listing standards and SEC rules and regulations, as applicable, and each committee will adopt its committee charter. If the NASDAQ Capital Market does not approve 57th Street’s application, its board of directors will evaluate which, if any, committees will be established. 57th Street intends to post committee charters adopted by its committees on its website at www.crumbs.com, as applicable.

Audit Committee

The Audit Committee will be at all times composed of exclusively independent directors who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including 57th Street’s balance sheet, income statement and cash flow statement. In addition, the Audit Committee will have at least one member who qualifies as an “audit committee financial expert” as defined in rules and regulations of the SEC. Immediately following the consummation of the Transaction, 57th Street’s board of directors will also make determinations regarding the financial literacy and financial expertise of each member of the Audit Committee in accordance with the NASDAQ Capital Market listing standards and SEC rules.

The principal duties and responsibilities of 57th Street’s Audit Committee will be to engage 57th Street’s independent auditors, oversee the quality and integrity of 57th Street’s financial reporting and the audit of 57th Street’s financial statements by its independent auditors and in fulfilling its obligations, 57th Street’s Audit Committee will review with 57th Street’s management and independent auditors the scope and result of the annual audit, the auditors’ independence and 57th Street’s accounting policies.

The Audit Committee will be required to report regularly to 57th Street’s board of directors to discuss any issues that arise with respect to the quality or integrity of 57th Street’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of 57th Street’s independent auditors, or the performance of the internal audit function. After the consummation of the Transaction, the board of directors intends to adopt a written charter for the Audit Committee.

Compensation Committee

The compensation committee will be at all times composed of exclusively independent directors. Among other functions, the compensation committee will oversee the compensation of 57th Street’s chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

Compensation Committee Interlocks and Insider Participation

57th Street will disclose which, if any, members appointed to the compensation committee have had any relationships with 57th Street of the type required to be disclosed by Item 404 of Regulation S-K of the SEC rules and regulations following consummation of the Transaction and reconstituting the board of directors. None of the individuals who will be an executive officer of 57th Street following the consummation of the Transaction has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who will serve on 57th Street’s board of directors immediately following the Transaction.

Corporate Governance Committee

The corporate governance committee will be at all times composed of exclusively independent directors. The principal duties and responsibilities of 57th Street’s corporate governance committee will be to identify qualified individuals to become board members, recommend to the board of directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the board of directors 57th Street’s corporate governance guidelines.

Once the final director designees have been identified the board of directors will identify which members of the board of directors will serve on the corporate governance committee.

Code of Conduct and Ethics

57th Street has adopted a code of conduct and ethics applicable to its executive officers, directors and employees, its subsidiaries and its controlled affiliates in accordance with applicable federal securities laws. Following the consummation of the Transaction, 57th Street intends to post its code of ethics on its website at www.crumbs.com and to post any amendments to or any waivers from a provision of its code of ethics on such website.

Director Compensation

Crumbs is currently evaluating the compensation that 57th Street will provide for its directors and will determine that compensation following consummation of the Merger.

Executive Compensation

Crumbs is currently reevaluating the executive compensation structures and systems that 57th Street will provide for its named executive officers, with attention to instituting equity awards under an incentive stock option plan, as required by the Business Combination Agreement, benchmarking compensation through the use of surveys and the services of an outside consultant, and revising its cash and bonus programs to base awards on market data and performance goals, with attention to encouraging long-term sustained performance.

Employment Agreements

In connection with the consummation of the Transaction, 57th Street intends to enter into employment agreements with Jason Bauer, Mia Bauer and John D. Ireland. The terms and conditions of those agreements are generally as follows:

Under the terms and conditions of his employment agreement, Jason Bauer will be employed as the Chief Executive Officer of 57th Street commencing on the consummation of the Transaction and ending on December 31, 2015 unless sooner terminated pursuant to the provisions of the agreement. Mr. Bauer’s compensation includes an initial annual base salary of $700,000 and participation in 57th Street’s performance based bonus program as may be established by 57th Street. Mr. Bauer will be also entitled to the use of a luxury automobile of his choosing with a monthly lease value not to exceed $1,300 during the term of the agreement. Subject to the execution and non-revocation of a release, Mr. Bauer will be entitled to a severance payment equal to 18 months of his then current annual base salary and payment of his COBRA premiums for 18 months in the event Mr. Bauer is terminated by 57th Street without cause or Mr. Bauer terminates for good reason. For purposes of the agreement, “cause” generally means (i) the continuing and substantial willful failure, neglect or refusal to perform duties, (ii) the commission of fraud or embezzlement, (iii) the breach of non-solicitation, non-compete and confidentiality provisions of the agreement, (iv) the conviction of or pleading nolo contendere to a felony, which has not been cured within 10 business days of written notice of the breach or (v) alcohol or substance abuse which materially affects his abilities to perform his duties. For purposes of the agreement, “good reason” generally means (i) the failure by 57th Street to fulfill its obligations under the agreement, (ii) a material adverse change to or reduction of Mr. Bauer’s duties and responsibilities, (iii) a reduction in base salary, (iv) the relocation of Mr. Bauer’s office to a location more than 35 miles from 57th Street’s current headquarters, or (v) a change of control. For purposes of the agreement, a “change of control” generally means (i) the sale, lease, exchange or transfer of all of the assets of 57th Street, (ii) the acquisition by any person (as defined by the Securities Exchange Act of 1934) of beneficial ownership of 57th Street that represents more than 50% of the combined voting power of 57th Street’s currently outstanding voting securities, (iii) if during a period of 2 consecutive years, the individuals who at the beginning of such period constituted the board of directors of 57th Street (or their nominees) cease for any reason to constitute a majority of the board of directors, (iv) 57th Street consummates a merger, amalgamation or consolidation whereby the beneficial owners of 57th Street common stock and voting stock immediately outstanding prior to such consummation own less than 50% of the common stock or voting securities of the resulting entity. The agreement includes a provision whereby Mr. Bauer may not, subject to certain exceptions, compete with the business of 57th Street or solicit any of 57th Street’s employees, vendors or business partners during the term of the agreement and for a period of 18 months after the termination of his employment (or 12 months if termination is due to non-renewal of the agreement). The agreement also includes provisions whereby Mr. Bauer is obligated, subject to certain exceptions, to keep 57th Street’s proprietary and confidential information secret. The agreement provides that 57th Street will indemnify Mr. Bauer from and against any loss or action arising out of the discharging of his duties under the agreement unless due to his bad faith or willful misconduct.

The terms of Mia Bauer’s employment agreement are generally similar to Mr. Bauer’s agreement except that (i) she will be employed as the Chief Creative Officer of 57th Street commencing on the consummation of the Transaction and ending December 31, 2013 unless sooner terminated pursuant to the provisions of the agreement, (ii) Mrs. Bauer’s initial annual base salary will be $250,000, and (iii) she is not entitled to the use of an automobile.

The terms of Chuck Ireland’s employment agreement are generally similar to Mr. Bauer’s agreement except that (i) he will be employed as the Chief Financial Officer of 57th Street commencing on the consummation of the Transaction and ending December 31, 2013 unless sooner terminated pursuant to the provisions of the agreement, (ii) Mr. Ireland’s initial annual base salary will be $325,000, and (iii) he is not entitled to the use of an automobile.

BENEFICIAL OWNERSHIP OF 57TH STREET SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of the Common Shares as of March 16, 2011 (pre-Transaction) and the beneficial ownership of the Common Shares and the 57th Street Series A Voting Preferred Stock immediately following consummation of the Transaction (post-Transaction) by:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding Common Shares on March 16, 2011 (pre-Transaction) and of our Common Shares and Series A Voting Preferred Stock outstanding after the consummation of the Transaction (post-Transaction);

•	each of our current officers and directors;

•	each person who will become an executive officer or director upon consummation of the Transaction;

•	all pre-Transaction executive officers and directors as a group; and

•	all post-Transaction executive officers and directors as a group.

As of March 16, 2011, 57th Street had 6,062,556 Common Shares issued and outstanding and no outstanding preferred stock.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own (within the meaning of Rule 13d-3 of the Exchange Act).

Information (pre-Transaction) does not reflect beneficial ownership of our outstanding Warrants as these Warrants are not currently exercisable.

Information (post-Transaction) with respect to our Common Shares: (i) does not reflect beneficial ownership of the Common Shares underlying 4,400,000 New Crumbs Class B Exchangeable Units issuable as contingency consideration in connection with the Merger and held in escrow on behalf of the Members which are only issuable upon the attainment of certain stock certain financial and stock price targets that have not been met yet, (ii) does not reflect the possible forfeiture of up to 150,000 Common Shares by our pre-Transaction executive officers and directors as a result of us not meeting certain financial and stock price targets post-Transaction because our executive officers and directors retain their ability to vote such shares; however, such shares will remain in escrow until earned or forfeited, (iii) assumes the conversion of 3,900,000

New Crumbs Class B Exchangeable Units issued in connection with the consummation of the Transaction to the Members into 3,900,000 Common Shares immediately upon consummation of the Transaction (and the corresponding cancellation of 390,000 shares of 57th Street Series A Voting Preferred Stock), (iv) assumes that no stockholders tender their Common Shares for redemption, (v) assumes full exercise of 5,456,300 Warrants, as such Warrants are exercisable within 60 days following the consummation of the Transaction; and (vi) assumes the repurchase of the 3,700,000 Insider Warrants from the holders thereof.

Additionally, information (post-Transaction) with respect to the 57th Street Series A Voting Preferred Stock: (i) does not reflect beneficial ownership of the 440,000 shares of 57th Street Series A Voting Preferred Stock issuable as Contingency Consideration in connection with the Merger and held in escrow on behalf of the Members which are only issuable upon attainment of certain stock price targets that have not been met yet; and (ii) assumes the 3,900,000 New Crumbs Class B Exchangeable Units issued in connection with the consummation of the Transaction to the Members have not been converted into Common Shares.

	Pre-Transaction		Post-Transaction
						Amount and
						Nature of	Approximate
	Amount and		Amount and			Beneficial	Percentage of
	Nature of	Approximate	Nature of		Approximate	Ownership of	Outstanding
	Beneficial	Percentage of	Beneficial		Percentage of	Series A	Series A
	Ownership of	Outstanding	Ownership of		Outstanding	Voting	Voting
	Common	Common	Common		Common	Preferred	Preferred
	Shares	Shares	Shares		Shares	Stock	Stock

Name and address of beneficial owners
57th Street GAC Holdings LLC(1)(2)(10)	606,256	10.00%	606,256		3.93%
Mark D. Klein(1)(2)(3)	162,988	2.69%	162,988		*
Paul D. Lapping(1)(2)(4)	606,256	10.00%	606,256		3.93%
Frederick G. Kraegel(1)(2)(5)	6,063	*	6,063		*
Leonard A. Potter(1)(2)(6)	79,896	1.32%	79,896		*
Andrew A. Fink(1)(2)(7)	39,948	*	39,948		*
Michael J. Levitt(1)(2)(8)	156,596	2.58%	156,596		1.02%
Jonathan I. Berger(1)(2)(8)	156,596	2.58%	156,596		1.02%
Michael Gross(1)(2)(9)	79,896	1.32%	79,896		*
EHL Holdings LLC(11)	—	—	1,901,249	(12)	12.33%	190,124.9	48.75%
Edwin Lewis(11)	—	—	1,901,249	(12)	12.33%	190,124.9	48.75%
Jason Bauer(11)	—	—	89,764	(12)	*	8,976.4	*
Mia Bauer(11)	—	—	89,764	(12)	*	8,976.4	*
Victor Bauer(11)	—	—	89,758	(12)	*	8,975.8	*
Crumbs Inc.(11)	—	—	1,631,962	(12)	10.58%	163,196.2	41.85%
John D. Ireland(11)	—	—	97,502	(12)	*	9,750	*
Brian Taylor(13)	495,000	8.16%	495,000		3.21%
Bulldog Investors, Special Opportunities Fund Inc.(14)	425,000	7.01%	425,000		2.76%
Canton Holdings, L.L.C.(15)	490,000	8.08%	490,000		3.18%
AQR Capital Management, LLC(16)	371,250	6.12%	371,250		2.41%
Sage Master Investments, Ltd.(17)	308,500	5.09%	308,500		2.00%
All pre-transaction directors and executive officers as a group (5 persons)	606,256	10.00%	606,256		3.93%
All post-transaction directors and executive officers as a group (5 persons)(18)			4,062,987		26.35%	389,979.7	100%

*	Less than 1 percent.

(1)	Unless otherwise indicated, the business address of each of the stockholders is 590 Madison Avenue, 35th Floor, New York, New York 10022.

(2)	The sole managing member of 57th Street GAC Holdings LLC, our Sponsor, is Paul D. Lapping who has sole voting and dispositive power over our Sponsor and, as a result, Mr. Lapping may be considered the beneficial owner of any shares owned by the Sponsor. The members of the Sponsor are Mark D. Klein, Jakal Investments LLC, an entity controlled by Mr. Lapping, Frederick G. Kraegel, Leonard A. Potter, Andrew A. Fink and Michael Gross and 57th Street Partners LLC, whose sole managing members are Mr. Levitt and Mr. Berger.

(3)	This amount includes Common Shares beneficially owned by Mr. Klein through his ownership interest in the Sponsor. Mr. Klein disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(4)	Mr. Lapping is sole managing member of Jakal Investments, LLC, a family trust of Mr. Lapping. Mr. Lapping is the sole managing member of our Sponsor and has sole voting and dispositive power over the Sponsor and as a result he may be deemed to be the beneficial owner of any shares owned by the Sponsor. Jakal Investments LLC, through its ownership interest in the Sponsor may be deemed the beneficial owner of 80,870 Common Shares. Mr. Lapping disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(5)	This amount includes Common Shares beneficially owned by Mr. Kraegel through his ownership interest in the Sponsor. Mr. Kraegel disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(6)	This amount includes Common Shares beneficially owned by Mr. Potter through his ownership interest in the Sponsor. Mr. Potter disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(7)	This amount includes Common Shares beneficially owned by Mr. Fink through his ownership interest in the Sponsor. Mr. Fink disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(8)	Mr. Levitt and Mr. Berger are the sole managing members of 57th Street Partners LLC and have sole voting and dispositive power over 57th Street Partners LLC. This amount includes Common Shares beneficially owned by 57th Street Partners LLC through its ownership of the Sponsor. Messrs. Levitt and Berger disclaim beneficial ownership of any shares in which they do not have a pecuniary interest. The address of Messrs. Levitt and Berger are c/o Stone Tower Capital, 152 West 57th Street, 35th Floor, New York, NY 10019.

(9)	This amount includes Common Shares beneficially owned by Mr. Gross through his ownership interest in the Sponsor. Mr. Gross disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. Mr. Gross’ address is 500 Park Avenue, New York, NY 10022.

(10)	Does not reflect up to 150,000 Common Shares which may be forfeited by 57th Street GAC Holdings LLC in the event certain financial and stock price targets are met following the consummation of the Transaction. Any such partial (or complete) forfeiture shall be apportioned among the members of 57th Street GAC Holdings LLC, pro rata, based on their beneficial ownership. Please see “The Business Combination Agreement — Consideration to be Paid” for more information regarding the financial and stock price targets and forfeiture of Common Shares by 57th Street GAC Holdings LLC.

(11)	The address of EHL Holdings is 220 S. Morris St. Box 8, Oxford, MD 21654. The address of Jason Bauer, Mia Bauer, Victor Bauer and Crumbs, Inc. is 110 West 40th St., Suite 2100, New York, NY 10018. The address of John D. Ireland is PO Box 388, 145 Main Street, Preston, MD 21655.

Each of Jason Bauer, Mia Bauer and Victor Bauer own one-third of the shares of common stock of Crumbs, Inc., respectively, and each serves as a director of Crumbs, Inc. As a result, each may be deemed to be a beneficial owner of the securities owned by Crumbs, Inc. The amount of post-transaction securities listed for each of Jason Bauer, Mia Bauer and Victor Bauer do not include one-third of the Common Shares and 57th Street Series A Voting Preferred Stock, as the case may be, to be held by Crumbs, Inc. post-transaction that may be deemed to be beneficially owned by each such individual.

The number of Common Shares and 57th Street Series A Voting Preferred Stock owned by each of Jason Bauer, Mia Bauer and Victor Bauer individually does not include any Common Shares or 57th Street

Series A Voting Preferred Stock that may be deemed to be beneficially owned by such persons through their 33.33% ownership interests, respectively, of Crumbs.

Edwin Lewis is the sole member of EHL Holdings LLC and has sole voting and dispositive power over EHL Holdings LLC and as a result, may be deemed to be the beneficial owner of the securities owned by EHL Holdings LLC.

(12)	Assumes the Members convert their 3,900,000 New Crumbs Class B Exchangeable Units into 3,900,000 Common Shares immediately upon consummation of the Transaction. In connection with such conversion and pursuant to the terms of the Agreement and the Certificate of Designation, the 390,000 shares of 57th Street Series A Preferred Stock issued to the Members in connection with the consummation of the Transaction (and not held in escrow as Contingency Consideration) will be cancelled. Does not reflect: (i) up to 440,000 shares of 57th Street Series A Voting Preferred Stock issuable in connection with certain financial and stock price targets, none of which is convertible into common stock; provided, however, upon the conversion of New Crumbs Class B Exchangeable Units into common stock by any such Member, the shares of 57th Street Series A Voting Preferred Stock owned by such Member are cancelled at a ratio of 1:10 and (ii) up to 4,400,000 New Crumbs Class B Exchangeable Units which may be earned by the Members, pro rata, based upon their beneficial ownership of the target prior to the Transaction, if certain financial and stock price targets are met (aggregate per target, first target: 1,466,667, second target: 1,466,667, third target 1,466,666). . If such financial and stock price targets are not met (or partially met) at the end of the contingency consideration period, such unearned shares will be cancelled. Pursuant to the Agreement, all New Crumbs Class B Exchangeable Units are convertible into common stock at a ratio of 1:1 and may be converted at any time following release from escrow, or in the case of the initial New Crumbs Class B Exchangeable Units, immediately following consummation of the Transaction. Please see “The Business Combination Agreement — Consideration to be Paid” for more information regarding the financial and stock price targets and earnout provisions of the Members.

(13)	Based on information contained in Schedule 13G filed by the following persons on May 27, 2010, Brian Taylor is the principal of each of Pine River Capital Management L.P., and Nisswa Transaction Master Fund Ltd. Each of Mr. Taylor, Pine River Capital Management L.P., and Nisswa Transaction Master Fund Ltd. has shared voting and dispositive power with respect to the shares. The address of these beneficial holders is Pine River Capital Management L.P., 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(14)	Based on information contained in Schedule 13G filed by the following persons on May 28, 2010, Phillip Goldstein and Andrew Dakos are principals of Bulldog Investors. Bulldog Investors has the sole voting and dispositive power with respect to 425,000 Common Shares. The address of Bulldog Investors Special Opportunities Fund Inc. is Park 80 West, 250 Pehle Ave. Suite 708, Saddle Brook, NJ 07663.

(15)	Based on information contained in Schedule 13G filed by the following persons on May 28, 2010, Archer Capital Master Fund, L.P., a Cayman Islands exempted limited partnership (“Archer Master Fund”), (ii) Archer Capital Management, L.P., a Delaware limited partnership (“Archer”), is the investment manager to Archer Master Fund and certain other private investment vehicles (collectively, the “Funds”), (iii) Canton Holdings, L.L.C., a Delaware limited liability company (“Canton”), as the general partner of Archer, (iv) Joshua A. Lobel, an individual, as a principal of Canton, and (v) Eric J. Edidin, an individual, as a principal of Canton. All Common Shares are held by the Funds. Archer Master Fund has the power to vote and dispose of 372,537 Common Shares. Canton, Archer, Mr. Lobel and Mr. Edidin have the power to vote and dispose of the 490,000 Common Shares held collectively by the Funds. The address of all such reporting person is 570 Lexington Avenue, 40th Floor, New York, NY 10022.

(16)	AQR — Based on information filed in a Schedule 13G on February 11, 2011, AQR Capital Management, LLC has shared voting and dispositive power over 371,250 shares of Common Stock. Based on information publicly available in reports filed by AQR Capital Management, LLC, Clifford S. Asness serves as the Managing Member of AQR Capital Management LLC. The address of AQR is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(17)	Based on information filed in a Schedule 13G on February 14, 2011, Sage Master Investments Ltd., Sage Opportunity Fund (QP), L.P., Sage Asset Management, L.P., Sage Asset Inc., Barry G. Hines and

Katherine R. Hensel have shared voting and dispositive power over 308,500 shares of Common Stock. The shares of Common Stock beneficially owned by the named persons are owned directly by Sage Master Investments Ltd. Sage Opportunity Fund (QP), L.P. is the controlling shareholder of Sage Master Investments Ltd. Sage Asset Management, L.P., solely in its capacity as investment manager of Sage Master Investments, Ltd., beneficially owns the 308,500 shares of Common Stock individually beneficially owned by Sage Master Investments, Ltd. Sage Inc., solely in its capacity as the general partner of Sage Asset Management, L.P., beneficially owns the 308,500 shares of Common Stock individually beneficially owned by Sage Master Investments, Ltd. Ms. Hensel and Mr. Haimes are deemed beneficial owners as a result of their capacity as controlling persons of Sage Asset Inc. With the exception of Sage Master Investments, Ltd., the principal business address for each is 500 Fifth Avenue, Suite 930, New York, New York 10110. The principal business address for Sage Master Investments, Ltd. is c/o Appleby Corporate Services (Cayman) Ltd., Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands.

(18)	Includes Common Shares and Series A Voting Preferred Stock, as the case may be, owned by EHL Holdings LLC and Crumbs Inc. Edwin Lewis may be deemed to be the beneficial owner of securities owned by EHL Holdings LLC and Jason Bauer and Mia Bauer may be deemed to be the beneficial owner of securities owned by Crumbs Inc.

Voting Interests of Existing 57th Street Stockholders Following the Transaction

The table below outlines the effect of the various scenarios regarding the percentage of our voting interests that will be held by our stockholders who hold Common Shares purchased as part of the units in our IPO (the “Public Shares”), our founders and Sponsor, the Members and others after the Transaction is completed. The following is based on our issued and outstanding Common Shares as of the date of this Offer to Purchase. Depending on the scenario, the current holders of our common stock (including holders of Common Shares and our founders and Sponsor) will hold from approximately 40.13% to 74.46% of our voting interests after the Transaction. All percentages are approximate and rounded to the nearest hundredth.

							Release from		Release
					Tender by		Escrow of All	Exercise of	from Escrow
					Holders		Crumbs	All	of 150,000
Holders of	57th			Tender of	of 500,000		Contingency	Outstanding	Sponsor
Public	Street	Crumbs		No Public	Public	No Exercise	Consideration	Warrants	Shares
Shares	Sponsor	Members(1)	Total	Shares	Shares	of Warrants(2)	(3)(4)	(2)(5)	(3)(6)

71.42%	2.99%	25.54%	100%	X				X
70.5%	3.06%	26.41%	100%		X			X
55.61%	4.65%	39.74%	100%	X		X
55.06%	3.06%	41.88%	100%	X			X	X	X
53.90%	3.14%	42.96%	100%		X		X	X	X
53.22%	4.90%	41.88%	100%		X	X
37.99%	4.22%	57.79%	100%	X		X	X		X
35.75%	4.37%	59.87%	100%		X	X	X		X

(1)	Assumes: (i) immediate conversion of 3,900,000 New Crumbs Class B Exchangeable Units issued to the Members and not subject to financial and stock price targets into 3,900,000 Common Shares and (ii) cancellation of the 390,000 shares of 57th Street Series A Voting Preferred Stock issued to the Members and no part of the Contingency Consideration (pursuant to the Agreement and the Certificate of Designation, such 57th Street Series A Voting Preferred Stock shares are cancellable upon conversion of the New Crumbs Class B Exchangeable Units into common stock at a ratio of 1:10).

(2)	Reflects the purchase of: 3,500,000 Insider Warrants owned by our Sponsor and 200,000 Insider Warrants owned by the underwriters of the IPO.

(3)	The Crumbs and Sponsor Contingency Consideration are subject to financial and stock price targets as described herein. See the “Business Combination Agreement — Consideration to be Paid.”

(4)	Assumes immediate conversion of 4,400,000 New Crumbs Class B Exchangeable Units into 4,400,000 Common Shares and cancellation of the 440,000 shares of 57th Street Series A Voting Preferred Stock.

(5)	Reflects the exercise of 5,456,300 Warrants owned by our public warrantholders. Also reflects the purchase of 3,700,000 Insider Warrants pursuant to the Business Combination Agreement.

(6)	Of the 606,256 Common Shares owned by our Sponsor, 150,000 of such shares are subject to performance and stock price targets. If such financial and stock price targets are not met (or partially met) at the end of the contingency consideration period, such unearned shares will be cancelled. The 150,000 contingent Common Shares are only included in the “57th Street Founders and Sponsor” column of this table in those boxes marked with an “X”; under all other scenarios it is assumed all 150,000 shares are cancelled.

The following tables indicate the shares held by the Sponsor and shares issuable to the Members at Closing:

	Non-Escrow Stock		Escrow Stock		Aggregate	Aggregate
	Held at	Percentage	Earn-Out	Percentage	Stock	Percentage
Stockholder	Closing	Ownership	Targets	Ownership	Ownership	Ownership

57th Street GAC Holdings LLC	456,256	4.58%	150,000	1.03%	606,256	4.22%
EHL Holdings LLC	1,901,249	19.08%	2,144,999	14.78%	4,046,248	28.17%
Jason Bauer	89,764	0.90%	101,273	0.70%	191,037	1.33%
Mia Bauer	89,764	0.90%	101,273	0.70%	191,037	1.33%
Victor Bauer	89,758	0.90%	101,265	0.70%	191,023	1.33%
Crumbs Inc.	1,631,962	16.38%	1,841,188	12.69%	3,473,151	24.18%
John D. Ireland	97,502	0.98%	110,003	0.76%	207,505	1.44%

Total	4,356,256	43.73%	4,550,000	31.35%	8,906,256	62.01%

This table assumes: (i) that no stockholders tender their Common Shares for redemption, (ii) the purchase of: 3,700,000 Insider Warrants, (iii) no exercise of our Warrants, (iv) immediate conversion of 3,900,000 New Crumbs Class B Exchangeable Units issued to the Members and not subject to financial and stock price targets into 3,900,000 Common Shares and (ii) cancellation of the 390,000 shares of 57th Street Series A Voting Preferred Stock issued to the Members and no part of the Contingency Consideration (pursuant to the Agreement and the Certificate of Designation, such 57th Street Series A Voting Preferred Stock shares are cancellable upon conversion of the New Crumbs Class B Exchangeable Units into common stock at a ratio of 1:10). Upon release from escrow, this assumes immediate conversion of 4,400,000 New Crumbs Class B Exchangeable Units into 4,400,000 Common Shares and cancellation of the 440,000 shares of 57th Street Series A Voting Preferred Stock.

In the above table, under the heading “Non-Escrow Stock” it is assumed that 9,962,556 Common Shares are outstanding and under the headings “Escrow Stock” and “Aggregate Ownership” it is assumed 14,512,556 Common Shares are outstanding.

	Non-Escrow Stock		Escrow Stock		Aggregate	Aggregate
	Held at	Percentage	Earn-Out	Percentage	Stock	Percentage
Stockholder	Closing	Ownership	Targets	Ownership	Ownership	Ownership

57th Street GAC Holdings LLC	456,256	4.82%	150,000	1.08%	606,256	4.37%
EHL Holdings LLC	1,901,249	20.09%	2,144,999	15.47%	4,046,248	29.19%
Jason Bauer	89,764	0.95%	101,273	0.73%	191,037	1.38%
Mia Bauer	89,764	0.95%	101,273	0.73%	191,037	1.38%
Victor Bauer	89,758	0.95%	101,265	0.73%	191,023	1.38%
Crumbs Inc.	1,631,962	17.25%	1,841,188	13.28%	3,473,151	25.05%
John D. Ireland	97,502	1.03%	110,003	0.79%	207,505	1.50%

Total	4,356,256	46.04%	4,550,000	32.82%	8,906,256	64.25%

This table assumes: (i) 500,000 Common Shares are tendered for redemption, (ii) the tender of: 3,700,000 Insider Warrants, (iii) no exercise of our Warrants, (iv) immediate conversion of 3,900,000 New Crumbs Class B Exchangeable Units issued to the Members and not subject to financial and stock price targets into 3,900,000 Common Shares and (ii) cancellation of the 390,000 shares of 57th Street Series A Voting Preferred

Stock issued to the Members and no part of the Contingency Consideration (pursuant to the Agreement and the Certificate of Designation, such 57th Street Series A Voting Preferred Stock shares are cancellable upon conversion of the New Crumbs Class B Exchangeable Units into common stock at a ratio of 1:10). Upon release from escrow, this assumes immediate conversion of 4,400,000 New Crumbs Class B Exchangeable Units into 4,400,000 Common Shares and cancellation of the 440,000 shares of 57th Street Series A Voting Preferred Stock. In the above table, under the heading “Non-Escrow Stock” it is assumed that 9,462,556 Common Shares are outstanding and under the headings “Escrow Stock” and “Aggregate Ownership” it is assumed 13,862,556 Common Shares are outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

57TH Street

Founders Shares and Insider Warrants

On October 30, 2009, 57th Street issued to the Sponsor 638,889 restricted shares (the “Insider Shares”), for an aggregate amount of $25,000 in cash. The purchase price for each share was approximately $0.039. The Sponsor agreed that these shares will not be sold or transferred until one year following consummation of a business transaction, subject to certain limited exceptions. On May 28, 2010, our Sponsor forfeited 32,633 of these shares in connection with the underwriters’ partial exercise of the over-allotment option.

On May 25, 2010, we issued to our Sponsor Insider Warrants to purchase up to 3,500,000 shares for $1,750,000. We also issued to the underwriters of the IPO, 200,000 Insider Warrants for $100,000. The Insider Warrants are identical to the Warrants sold in the IPO, except that if held by the original holders or their permitted assigns, they (i) may be exercised for cash or on a cashless basis; (ii) are not subject to being called for redemption; and (iii) with respect to Insider Warrants held by the underwriters and beneficially owned by Mark Klein as a result of being a member of the Sponsor, will expire May 19, 2015, or earlier upon redemption or liquidation.

Mark Klein, our chairman, chief executive officer and president, is an associated person of Ladenburg Thalmann & Co., a member of FINRA and one of the underwriters of our IPO, and a member of our Sponsor. As a member of our Sponsor, Mark Klein is deemed a beneficial owner of 149,357 of our initial shares and 1,020,000 of the Insider Warrants purchased by our Sponsor. As a result of Mark Klein’s relationship with Ladenburg Thalmann & Co., the 149,357 initial shares and the 1,020,000 Insider Warrants beneficially owned by Mark Klein, together with the Insider Warrants purchased by the underwriters and the shares underlying all such Insider Warrants, have been deemed to be underwriting compensation by FINRA and are therefore subject to a 360-day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules. Mark Klein and the underwriters have agreed not to sell, transfer, assign, pledge or hypothecate the initial shares, the Insider Warrants or the common stock underlying the Insider Warrants beneficially owned by them, and further agreed that such initial shares, Insider Warrants or common stock underlying such Insider Warrants will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities to any person other than as permitted under Section 5110(g)(2) of the FINRA Conduct Rules.

See “Related Agreements” for a description of 57th Street’s agreement to repurchase the Insider Warrants

Escrow

On May 19, 2010, our Sponsor placed the Insider Shares and the Insider Warrants into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Other than transfers made to permitted transferees who agree in writing to be bound to the transfer restrictions, agree to vote in favor of our initial business transaction in the event we seek stockholder approval in connection with our initial business transaction and waive any rights to participate in any liquidation distribution if we fail to consummate an initial business transaction, the initial shares will not be released from escrow until one year following our business transaction, unless we were to consummate a transaction after the consummation of the initial business transaction that results in all of our stockholders having the right to exchange their public shares for cash, securities or other property. Pursuant to the Escrow Agreement, the Insider Warrants will not be released from escrow until 30 days following the consummation of our initial business transaction. Permitted transferees means: immediate family members of the holder and trusts established by the holder for estate planning purposes; and affiliates of a holder.

Pursuant to the Business Combination Agreement, the Sponsor will execute a letter agreement under terms and conditions reasonably acceptable to the parties and Sponsor whereby, at the Effective Time, 150,000 Common Shares issued to the Sponsor (the “Founder Restricted Stock”), shall remain in escrow pursuant to the Escrow Agreement. Such shares will be released from escrow to the Sponsor as follows (subject to adjustment): (a) 50,000 shares in the event the First Stock Target has been achieved; and/or (b) 50,000 shares in the event the Second Stock Target has been achieved; and/or (c) 50,000 shares in the event the Third Stock Target has been achieved; and/or to the extent the foregoing Stock Targets have not been fully achieved, 75,000 shares of Founder Restricted Stock in the event the 2013 EBITDA Target has been achieved and/ or to the extent the foregoing Stock Targets have not been fully achieved, 75,000 shares of Founder Restricted Stock in the event the 2014 EBITDA Target has been achieved; and/ or any remaining Founder Restricted Stock not otherwise released in the event the 2015 EBITDA Target has been achieved.

Indemnification

In order to protect the amounts held in the Trust Account, Mark D. Klein, our chairman, chief executive officer and president, and Paul D. Lapping, our chief financial officer, treasurer, secretary and director, have agreed to indemnify 57th Street for all claims of creditors, to the extent that we fail to obtain waivers from vendors, service providers and prospective target business to the extent necessary to ensure that the amounts in the Trust Account available for distribution to our stockholders do not fall below $9.98 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that an executed waiver is deemed to be unenforceable against a third party, Messrs. Klein and Lapping will not be responsible to the extent of any liability for such third party claims. In the event that the proceeds in the Trust Account are reduced below $9.98 per share in the event we redeem 100% of our shares of common stock issued to the public for a per share pro rata portion of the Trust Account, or upon our liquation and Messrs. Klein and Lapping assert that they are unable to satisfy their obligations or that they have no indemnification obligations related to a particular claim, our independent directors, if any, would determine whether to take legal action against Messrs. Klein and Lapping to enforce their indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Messrs. Klein and Lapping to enforce their indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the (i) per share redemption price or (ii) per share liquidation price less than $9.98 per share.

Registration Rights

Pursuant to a registration rights agreement entered into concurrent with the closing of our IPO, our Sponsor, the underwriters of our IPO as it relates to the Insider Warrants, and their permitted transferees will be entitled to registration rights. Such holders will be entitled to demand registration rights and certain “piggy-back” registration rights with respect to the initial shares and the Insider Warrants and the shares underlying the Insider Warrants, commencing, in the case of the initial shares, one year after the consummation of our initial business transaction and commencing, in the case of the Insider Warrants and the respective common stock underlying the Insider Warrants, 30 days after the consummation of our initial business transaction.

Loans to 57th Street

We issued a $10,000 unsecured promissory note to our Sponsor on November 10, 2009. The note was repaid paid from the proceeds of our IPO in May 2010.

Expenses

From January 1 through June 30, 2010, an officer of 57th Street paid vendor bills on behalf of 57th Street in the aggregate amount of $5,051, which was due on demand without interest. The balance was repaid from the proceeds of our IPO in May 2010.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business transactions. Reimbursable out-of-pocket expenses incurred by our officers and directors will not be repaid out of proceeds held in the Trust Account until these proceeds are released to us upon the completion of a business transaction, provided there are sufficient funds available for reimbursement after such consummation. The financial interest of such persons could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business transaction is in our public stockholders’ best interest.

Lack of Compensation, Fees

Other than reimbursable out-of-pocket expenses payable to our officers and directors, in no event will any of our Sponsor, officers, advisors or directors, or any of our or their respective affiliates be paid any finder’s fee, consulting fee or any other form of compensation, including the issuance of any of our securities, prior to, or for any services they render, in order to effectuate the consummation of a business transaction. Furthermore, we have adopted a policy prohibiting our Sponsor, officers, directors and members of our advisory board or any of our or their affiliates from receiving any finder’s fee or other compensation from a target company for services rendered in connection with a business transaction

Crumbs

Financial and Accounting Services

On January 2, 2008, Accounting Strategies Group, LLC, (“ASG”), a limited liability company in which John D. Ireland, a Member and its Chief Financial Officer, is a member began providing certain financial and accounting services to Crumbs. In 2009 and 2010 Crumbs paid ASG $37,040 and $44,250, respectively, for services rendered. On January 19, 2011 Crumbs entered into an engagement letter with ASG to provide tax preparation and bookkeeping services at ASG’s customary rates charged to non-affiliated third parties.

Banking Arrangements

During 2008 Crumbs entered into certain banking agreements with Southeastern Bank and Magnolia Bluff, Inc. (“Magnolia Bluff”), a Georgia corporation owned by Edwin Lewis, a member and Chairman of the Board of Managers of Crumbs and sole member of EHL Holdings, LLC (EHL Holdings”), a member of Crumbs. Crumbs, Southeastern Bank and Magnolia Bluff entered into the following agreements in 2008 (i) Bank Loan Agreement, dated June 16, 2008, for $500,000, (ii) related Promissory Note, dated May 30, 2008, for $500,000, and (iii) related Guaranty, dated August 14, 2008, for $500,000 (collectively, the “2008 Banking Agreements”).

The 2008 Banking Agreements were superseded by the following banking agreements among Crumbs, Southeastern Bank and Magnolia Bluff entered into on June 11, 2009, (i) a Bank Loan Agreement for $575,000, (ii) related Promissory Note for $575,000 and (iii) related Guaranty for $575,000 (collectively the “2009 Banking Agreements”).

The 2009 Banking Agreements were superseded by the following banking agreements among Crumbs, Southeastern Bank and Magnolia Bluff, Inc., entered into on October 25, 2010, (i) a Bank Loan Agreement for $575,000, (ii) related Promissory Note for $575,000, and (iii) related Guaranty for $575,000 (collectively the “2010 Banking Agreements,” and together with the 2008 Banking Agreements and the 2009 Banking Agreements, collectively the “Banking Agreements”). The Banking Agreements have been utilized for the purposes of issuing letters of credit required by the landlords of certain of Crumbs’ stores. Pursuant to the Banking Agreements, Southeastern Bank issued Irrevocable Standby Letters of Credit for the following stores:

New York — Broadway in the amount of $50,000; California — Calabasas in the amount of $9,645.33; New York — Columbus in the amount of $42,917.00; New York — Garment Center in the amount of $43,749.99; California — Americana in the amount of $10,416.67; New York — Grand Central in the amount of $29,287.50; Connecticut — Greenwich in the amount of $18,750.00; New Jersey — Hoboken in the amount of $24,300.00; New York — Huntington in the amount of $15,750.00; New York — Lexington in the amount of $17,500.00; Chicago — Madison in the amount of $45,600.00; California — Malibu in the amount of $27,000.00; New Jersey — Ridgewood in the amount of $7,500.00; New York -Third Avenue in the amount of $62,500.00; New York — Union Square in the amount of $41,925.00; New York — Upper East Side in the amount of $28,144.00; New Jersey — Westfield in the amount of $9,440.00; and Connecticut -Westport in the amount of $15,000.00. The Banking Agreements have been secured by land fronting Highway 251 and I-95 in McIntosh Co., Georgia owned by Magnolia Bluff. As of December 31, 2008, 2009 and 2010, respectively, no amounts were outstanding under the promissory notes related to the Banking Agreements and there were no amounts drawn on any letters of credit related to the Banking Agreements. Mr. Lewis, Magnolia Bluff and EHL Holdings have not received any consideration for the security provided in connection with the Banking Agreements.

Leases

Beginning January 1, 2009 until December 31, 2010, Crumbs leased office space in Preston, Maryland from Preston Strategies, LLC (“Preston Strategies”), a limited liability company of which John D. Ireland, a member of Crumbs and its Chief Financial Officer, is a member. During 2009, Crumbs paid rent of approximately $11,910. During 2010, Crumbs paid rent to Preston Strategies of approximately $16,960. Crumbs entered into a commercial lease agreement, dated as of January 1, 2011 with Preston Strategies whereby Crumbs agreed to lease the same office space at a rate of $1,725 per month through December 31, 2011.

Crumbs, Inc., a New York corporation and a Member assumed the lease obligations of certain entities which were merged with and into Crumbs, Inc. for the certain Crumbs stores pursuant to the following leases: (i) Lease, dated May 23, 2007, by and between SunVic Properties, Inc. and Crumbs Beverly Hills, Inc. for the Beverly Hills location in respect of which rent was paid in the amount of approximately $97,706 in 2009 and approximately $100,637 in 2010 and which has remaining lease obligations of approximately $711,538 as of December 31, 2010; (ii) Standard Retail/Multi-Tenant Lease — Net, dated January 17, 2008, by and between Larchmont Properties, Ltd. and Crumbs Larchmont, Inc., and Lease Addendum, dated January 4, 2008, by and between Larchmont Properties, Ltd. and Crumbs, Inc., d/b/a Crumbs Beverly Hills for the Larchmont location in respect of which rent was paid in the amount of approximately $61,350 in 2009 and approximately $63,195 in 2010 and which has remaining lease obligations of approximately $518,295 as of December 31, 2010; (iii) Retail Lease Agreement, dated October 6, 2005, by and between 1114 TrizecHahn-Swig, L.L.C. and Crumbs 42nd Street, Inc. for the 42nd Street location in respect of which rent was paid in the amount of approximately $38,792 in 2009 and approximately $38,500 in 2010 and which has remaining lease obligations of approximately $201,163 as of December 31, 2010; (iv) Agreement of Lease, dated August 16, 2006, by and between Uniway Partners, L.P. and Crumbs Downtown, Inc. for the Downtown location in respect of which rent was paid in the amount of approximately $125,001 in 2009 and approximately $127,707 in 2010 and which has remaining lease obligations of approximately $844,220 as of December 31, 2010; and (v) Commencement/Expiration Agreement, dated June 22, 2007, by and between RBNB 67 Wall Street Owner LLC and Crumbs Wall Street Inc. for the Wall Street location in respect of which rent was paid in the amount of approximately $90,431 in 2009 and approximately $85,656 in 2010 and which has remaining lease obligations of approximately $527,710 as of December 31, 2010. Crumbs, Inc. is owned by Jason Bauer, a member of Crumbs, a member of Crumbs’ board of managers and its Chief Executive Officer, Mia Bauer, a Crumbs member and its Chief Creative Officer and Victor Bauer, a Crumbs member. Crumbs, Inc. and its owners have not received any consideration for assuming the lease obligations above.

Jason Bauer, a member of Crumbs, a member of Crumbs’ board of managers and its Chief Executive Officer, personally guarantees the following leases (and corresponding financial obligations): (i) Agreement of Lease, dated June 18, 2010, between One Ten West Fortieth Associates and Crumbs Holdings, LLC for the

corporate headquarters in respect of which rent was paid in the amount of approximately $83,2856 in 2009 and approximately $89,327 in 2010 and which has remaining lease obligations of approximately $1,944,513 as of December 31, 2010; (ii) Lease, dated May 23, 2007, by and between SunVic Properties, Inc. and Crumbs Beverly Hills, Inc. for the Beverly Hills location in respect of which rent was paid in the amount of approximately $97,706 in 2009 and approximately $100,637 in 2010 and which has remaining lease obligations of approximately $711,538 as of December 31, 2010; (iii) Standard Retail/Multi-Tenant Lease — Net, dated January 17, 2008, by and between Larchmont Properties, Ltd. and Crumbs Larchmont, Inc., and Lease Addendum, dated January 4, 2008, by and between Larchmont Properties, Ltd. and Crumbs, Inc., d/b/a Crumbs Beverly Hills for the Larchmont location in respect of which rent was paid in the amount of approximately $61,350 in 2009 and approximately $63,195 in 2010 and which has remaining lease obligations of approximately $518,295 as of December 31, 2010; (iv) Agreement of Lease, dated June 26, 2008, by and between MacArthur Properties LLC and Crumbs East Bake Shop II, LLC for the Upper East Side location in respect of which rent was paid in the amount of approximately $248,254 in 2009 and approximately $236,388 in 2010 and which has remaining lease obligations of approximately $1,963,472 as of December 31, 2010; and (v) Agreement of Lease, dated August 16, 2006, by and between Uniway Partners, L.P. and Crumbs Downtown, Inc. for the Downtown location in respect of which rent was paid in the amount of approximately $125,001 in 2009 and approximately $127,707 in 2010 and which has remaining lease obligations of approximately $844,220 as of December 31, 2010. Mr. Bauer has not received any consideration for personally guaranteeing the leases above.

Employment Agreements

See the section titled “Management of Crumbs — Executive Officer Compensation Overview” for a discussion of employment agreements between Crumbs and each of Jason Bauer and John D. Ireland. See “Management of 57th Street Following the Transaction — Executive Compensation” for a description of employment agreements to be entered into between 57th Street and each of Jason Bauer, Mia Bauer and John D. Ireland.

Other Agreements

See the section titled “Related Agreements” for a description of the terms of the following agreements we anticipate entering into with the Members upon consummation of the Transaction:

•	Lockup Agreement;

•	Registration Rights Agreement;

•	Exchange and Support Agreement;

•	Tax Receivable Agreement; and

•	Third Amended & Restated LLC Agreement.

APPRAISAL RIGHTS

No appraisal rights are available under the DGCL to the stockholders of 57th Street in connection with the Transaction.

WHERE YOU CAN FIND MORE INFORMATION

57th Street is subject to the informational filing requirements of the Exchange Act, and, accordingly, is obligated to file reports, statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning its directors and officers, their remuneration, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in reports and proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase.

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT 57TH STREET BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

57th Street General Acquisition Corp.
590 Madison Avenue, 35th Floor
New York, New York 10022
Attn: Mark D. Klein, President and CEO
Tel: (212) 409-2434

The Depositary for the Offer is:

Continental Stock Transfer & Trust Co.
Attn: Reorganization Dept.
17 Battery Place, 8th Floor
New York, NY 10004

By Facsimile (for Eligible Institutions only) (212) 616-7610	Confirm Receipt of Facsimile by Telephone: (212) 509-4000 ext. 536

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer at the telephone numbers and e-mail addresses set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:
Morrow & Co., LLC
470 West Avenue, 3rd Floor,
Stamford, CT 06902
Telephone: (800) 607-0088
Banks and brokerage firms: (203) 658-9400

INDEX TO FINANCIAL STATEMENTS

57TH STREET GENERAL ACQUISITION CORP.

(a development stage company)
December 31, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
57th Street General Acquisition Corp.

We have audited the accompanying balance sheets of 57th Street General Acquisition Corp. (a development stage company) (the “Company”) as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2010 and the periods from October 31, 2009 (date of inception) to December 31, 2009 and October 29, 2009 (date of inception) to December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company will face a mandatory liquidation if a business combination is not consummated by August 19, 2011, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the year ended December 31, 2010 and the periods from October 29, 2009 (date of inception) to December 31, 2009 and October 29, 2009 (date of inception) to December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
February 10, 2011

57th Street General Acquisition Corp.
(a development stage company)

BALANCE SHEETS

	December 31,
	2010	2009

ASSETS
Current assets
Cash	$396,913	$8,083
Prepaid expenses	47,334	—

	444,247	8,083
Fixed assets, net of accumulated depreciation of $53	3,113	—
Deferred offering costs	—	72,524
Investments held in Trust Account	54,494,749	—

Total assets	$54,942,109	$80,607

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$160,904	$48,763
Franchise taxes payable	145,054	837

Total current liabilities	305,958	49,600
Deferred underwriting compensation	600,193	—
Deferred legal fees related to the offering	100,000	—
Note payable, stockholder	—	10,000

Total liabilities	1,006,151	59,600

Commitments and contingencies (see Note E)
Common stock subject to possible redemption, 4,801,544 shares (at redemption value)	47,939,147	—

Stockholders’ equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value, 100,000,000 shares authorized; 6,062,556 shares issued and outstanding at December 31, 2010 (which includes 4,801,544 shares subject to possible redemption) and; 638,889 shares issued and outstanding at December 31, 2009	606	64
Additional paid-in capital	6,402,153	24,936
Deficit accumulated during development stage	(405,948)	(3,993)

Total stockholders’ equity	5,996,811	21,007

Total liabilities and stockholders’ equity	$54,942,109	$80,607

The accompanying notes are an integral part of the financial statements.

57th Street General Acquisition Corp.
(a development stage company)

STATEMENTS OF OPERATIONS

		October 29, 2009	October 29, 2009
	Year Ended	(date of inception) to	(date of inception) to
	December 31, 2010	December 31, 2009	December 31, 2010

Revenue	$—	$—	$—
General and administrative expenses	420,402	3,993	424,395

Loss from operations	(420,402)	(3,993)	(424,395)
Other Income
Interest income	18,447	—	18,447

Net loss attributable to common shares not subject to possible redemption	$(401,955)	$(3,993)	$(405,948)

Weighted average number of common shares outstanding, basic and diluted	3,904,466	559,028	3,405,380

Basic and diluted net loss per share attributable to common stockholders	$(0.10)	$(0.01)	$(0.12)

The accompanying notes are an integral part of the financial statements.

57th Street General Acquisition Corp.
(a development stage company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the period from October 29, 2009 (date of inception) to
December 31, 2010

				Deficit
	Common Stock			accumulated
		Amount	Additional	during	Total
		$.0001	paid-in	development	stockholders’
	Shares	par	capital	stage	equity

Sale of common stock issued to initial stockholder on October 30, 2009 at $.039 per share	638,889	$64	$24,936	$—	$25,000
Net loss attributable to common stockholder not subject to possible redemption	—	—	—	(3,993)	(3,993)

Balance at December 31, 2009	638,889	64	24,936	(3,993)	21,007
Sale on May 25, 2010 of 5,000,000 units, net of underwriters’ discount and offering expenses (including 4,400,000 shares subject to possible redemption)	5,000,000	500	48,093,316		48,093,816
Sale on May 28, 2010 of 456,300 units pursuant to underwriter’s over allotment, net of underwriters’ discount and offering expenses (including 401,544 shares subject to possible redemption)	456,300	45	4,373,048		4,373,093
Forfeiture of sponsor shares in connection with the underwriters election to not exercise their over-allotment option in full	(32,633)	(3)			(3)
Net proceeds subject to possible redemption of 4,801,544 shares at redemption value	—	—	(47,939,147)		(47,939,147)
Sale on May 25, 2010 of private placement warrants to the sponsor and the underwriters	—	—	1,850,000		1,850,000
Net loss attributable to common shares not subject to possible redemption	—	—	—	(401,955)	(401,955)

Balance at December 31, 2010	6,062,556	$606	$6,402,153	$(405,948)	$5,996,811

The accompanying notes are an integral part of the financial statements.

57th Street General Acquisition Corp.
(a development stage company)

STATEMENTS OF CASH FLOW

		October 29, 2009	October 29, 2009
		(date of	(date of
	Year Ended	inception) to	inception) to
	December 31,	December 31,	December 31,
	2010	2009	2010

Cash Flows from Operating Activities
Net loss	$(401,955)	$(3,993)	$(405,948)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	53	—	53
Changes in operating assets and liabilities:
(Increase) in prepaid expenses	(47,334)	—	(47,334)
Increase in accounts payable and accrued expenses	159,903	1,000	160,903
Increase in franchise taxes payable	144,217	837	145,054

Net cash used in operating activities	(145,116)	(2,156)	(147,272)

Cash Flows from Investing Activities:
Investments held in Trust Account	(54,494,749)	—	(54,494,749)
Acquisition of fixed assets	(3,166)	—	(3,166)

Net cash used in investing activities	(54,497,915)	—	(54,497,915)

Cash Flows from Financing Activities
(Payment of) proceeds from note payable, stockholder	(10,000)	10,000	—
Proceeds from issuance of stock to initial stockholder	—	25,000	25,000
Proceeds from public offering	54,563,000	—	54,563,000
Proceeds from issuance of warrants	1,850,000	—	1,850,000
Payment of offering costs	(1,371,139)	(24,761)	(1,395,900)

Net cash provided by financing activities	55,031,861	10,239	55,042,100

Net increase in cash	388,830	8,083	396,913
Cash at beginning of the period	8,083	—	—

Cash at end of the period	$396,913	$8,083	$396,913

Supplemental Disclosure of cash flow information :
Cash paid for franchise taxes	$837	$—	$837

Supplemental Disclosure of Non-cash transactions:
Accrual of offering costs	$—	$47,762	$—

Deferred underwriting compensation	$600,193	$—	$600,193

Deferred legal fees related to the offering	$100,000	$—	$100,000

The accompanying notes are an integral part of the financial statements.

57th Street General Acquisition Corp.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
For the period from October 29, 2009 (date of inception) to December 31, 2010

NOTE A —	DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

57th Street General Acquisition Corp. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on October 29, 2009. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets that the Company had not then identified (“Business Transaction”). The Company has neither engaged in any operations nor generated any income to date. The Company intends to focus on identifying a prospective target business or asset with which to consummate a Business Transaction.

The Company is considered to be in the development stage as defined in FASB Accounting Standard Codification, or ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies.

As more fully described in Note I — Subsequent Events, in January 2011, the Company announced its Business Combination Agreement with 57th Street Merger Sub LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of the Company and Crumbs Holdings, LLC.

All activity through December 31, 2010 relates to the Company’s formation, initial public offering (“Offering”) and identifying and investigating prospective target businesses with which to consummate a Business Transaction.

The registration statement for the Offering was declared effective May 19, 2010. The Company consummated the Offering on May 25, 2010 and received net proceeds of approximately $48,816,340, before deducting deferred underwriting compensation of $550,000 and $100,000 for the purchase of 200,000 warrants by the lead underwriter of the Offering.

On May 25, 2010, 57th Street GAC LLC, (the “Sponsor”) and the underwriters of the Offering purchased 3,700,000 warrants to purchase 3,700,000 shares of common stock (“Sponsor Warrants”) from the Company for an aggregate purchase price of $1,850,000. The Sponsor Warrants are identical to the warrants sold in the Offering, except that if held by the original holders or their permitted assigns, they (i) may be exercised for cash or on a cashless basis; (ii) are not subject to being called for redemption; and (iii) with respect to Sponsor Warrants held by the lead underwriter of the Offering and beneficially owned by Mark Klein as a result of being a member of the Sponsor, will expire May 19, 2015, or earlier upon redemption or liquidation.

On May 28, 2010, the Company consummated the closing of an additional 456,300 units pursuant to the exercise of the underwriters’ over-allotment option as part of the Offering and received net proceeds of $4,423,286 before deducting deferred underwriting compensation of $50,193.

Total gross proceeds to the Company from the 5,456,300 units sold in the offering (including the 456,300 Units sold pursuant to the over-allotment option) were $54,563,000.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Transaction. Furthermore, there is no assurance that the Company will be able to successfully consummate a Business Transaction.

On May 25, 2010, $50,000,000 from the Offering and Sponsor Warrants was placed in a trust account (“Trust Account”) and invested in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “1940 Act”) with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act, until the earlier of (i) the consummation of a Business Transaction or (ii) the distribution of the Trust Account as described below. On

57th Street General Acquisition Corp.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

May 28, 2010, an additional $4,476,303 representing Offering proceeds from the partial exercise of the underwriter’s over-allotment option was deposited in the Trust Account. On May 28, 2010, the Sponsor forfeited 32,633 shares of common stock back to the Company. All shares and per share data in the financial statements have been adjusted to give effect to the forfeiture. As of December 31, 2010 total of $54,476,303 (including the proceeds from the sale of the Sponsor Warrants for $1,850,000 to the Company’s sponsor and the lead underwriter of the Offering) has been placed in trust.

The Company, after signing a definitive agreement for the acquisition of one or more target businesses or assets, is not required to submit the proposed Business Transaction for stockholder approval. The Company will submit the Business Transaction for stockholder approval if such approval is required by law, or if the Company elects to do so for other business or legal reasons. If no stockholder approval is sought, the Company will proceed with a Business Transaction if it is approved by its board of directors and less than 88% of the public stockholders exercise their redemption rights pursuant to a tender offer conducted by the Company. Solely in the event that the Company seeks stockholder approval in connection with its initial Business Transaction, the Company will proceed with a Business Transaction only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Transaction. However, the Company’s sponsor’s, officers’, directors’ or their affiliates’ participation in privately-negotiated transactions (solely in the event the Company seeks stockholder approval), if any, could result in the approval of a Business Transaction even if a majority of the Company’s public stockholders either vote against, or indicate their intention to vote against, such Business Transaction. In connection with such a vote, if a Business Transaction is approved and consummated, stockholders electing to redeem their shares of common stock for a pro-rata portion of the Trust Account would be treated as follows: (i) public stockholders voting against the Business Transaction and electing to redeem shares of common stock will be entitled to receive a per share pro rata portion of the Trust Account (excluding interest and net of taxes) and (ii) public stockholders voting in favor of the Business Transaction and electing to redeem shares of common stock will be entitled to receive a per share pro rata portion of the Trust Account (together with interest thereon but net of taxes). These shares have been recorded at a fair value and were classified as temporary equity upon the completion of the proposed Business Transaction, in accordance with FASB ASC 480-10 . The Sponsor has agreed, in the event the Company seeks stockholder approval of its Business Transaction, to vote its initial shares in favor of approving a Business Transaction. The Sponsor and the Company’s officers and directors have also agreed to vote shares of common stock acquired by them in the Offering or in the aftermarket in favor of any Business Transaction submitted to the Company’s stockholders for approval.

The Company’s Sponsor, officers and directors have agreed that the Company will only have until August 19, 2011 to consummate its initial Business Transaction. If the Company does not consummate its Business Transaction by such date, it shall (i) cease all operations except for the purposes of winding up; (ii) redeem 100% of the Company’s public shares of common stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and subject to the requirement that any refund of income taxes that were paid from the trust account which is received after the redemption be distributed to the former public stockholders and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of its net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor has waived its right to participate in any redemption with respect to its initial shares. However, if the Sponsor or any of the Company’s officers, directors or affiliates acquire shares of common stock in the Offering or in the aftermarket, they will be entitled to a pro rata share of the Trust Account upon the Company’s dissolution and liquidation in the event the Company does not consummate a Business Transaction within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining

57th Street General Acquisition Corp.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Offering.

In the event that the Company does not consummate a Business Combination by August 19, 2011, the proceeds held in the Trust Account will be distributed to the Company’s stockholders, excluding the Founders. After distributing the proceeds of the Trust Account, the Company will promptly distribute the balance of its net assets to its remaining stockholders according to the Company’s plan of dissolution. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

NOTE B —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company selected December 31 as its fiscal year end.

Development Stage Company

The Company complies with the reporting requirements of FASB ASC 915, “Development Stage Entities.” At December 31, 2010, the Company had not commenced any operations nor generated revenue to date, other than interest on the Trust Account balance. All activity through December 31, 2010 relates to the Company’s formation, the Offering and, investigating prospective target businesses with which to consummate a Business Transaction.

Net loss per common share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. At December 31, 2010, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments held in the Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. The funds held in the Trust Account are invested primarily in United States Treasury Securities. The Company considers Treasury Bills with a maturity of 3 months or less to be cash equivalents.

57th Street General Acquisition Corp.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures”, approximates the carrying amounts represented in the balance sheet.

Depreciation and Amortization

Depreciation and amortization are provided by the straight-line and accelerated methods over their estimated useful lives.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred offering costs

The Company complies with the requirements of the ASC 340-10-S25-1,“Expenses of Offering.”

Securities held in Trust Account

Investment securities consist of United States Treasury securities. The Company classifies its securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Income tax

The Company complies with FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

57th Street General Acquisition Corp.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Company has the following deferred tax assets and liabilities at December 31, 2010 and 2009:

	December 31,
	2010	2009

Noncurrent assets and liabilities:
Net operating loss carryforwards	$64,000	$400
Amortizable start-up costs	50,000	1,300

	114,000	1,700
Valuation allowance	(114,000)	(1,700)

Net noncurrent deferred tax asset	$—	$—

The Company has net operating losses amounting to approximately $146,000 that expire in from 2029 through 2030. The ultimate realization of the net operating losses is dependent upon future taxable income, if any, of the Company and may be limited in any one period by alternative minimum tax rules. Although management believes that the Company will have sufficient future taxable income to absorb the net operating loss carryovers before the expiration of the carryover period, the current global economic crisis imposes additional profitability risks that are beyond the Company’s control. Accordingly, management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased by more than 50 percentage points. Management cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The Company established a valuation allowance of $114,000 and $1,700 as of December 31, 2010 and 2009, respectively, which fully offset the deferred tax assets of $103,000 and $1,600. The deferred tax asset results from applying an effective combined federal and state tax rate of 44% to start-up costs of approximately $113,000 (2010) and $3,000 (2009) and net operating losses of approximately $146,000 (2010) and $1,000 (2009). Effective tax rates differ from statutory rates due to timing differences in the deductibility of expenses.

The statutory Federal income tax rate and the effective rate are reconciled as follows:

	Year Ended December 31,
	2010	2009

Statutory Federal income tax rate	35%	35%
State and local taxes, net of Federal tax benefit	9%	9%
Valuation allowance	(44)%	(44)%

	0%	0%

Effective October 29, 2009, the Company adopted the provisions of Financial Accounting Standards Board Accounting Standard Codification or FASB ASC 740-10-25 which establishes recognition requirements for the accounting for income taxes. There were no unrecognized tax benefits as of December 31, 2010 and December 31, 2009. The section prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon

57th Street General Acquisition Corp.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

examination by taxing authorities. The Company is subject to income tax examinations by major taxing authorities since inception. Any potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, state and local and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2010. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The adoption of the provisions of FASB ASC 740-10-25 did not have a material impact on the Company’s financial position and results of operation and cash flows as of and for the periods ended December 31, 2010.

Recently issued accounting standards

The Company does not believe that the adoption of any recently issued, but not yet effective, accounting standards will have a material impact on its financial position and results of operations.

NOTE C —	INITIAL PUBLIC OFFERING

Between May 25, 2010 and May 28, 2010, the Company sold to the public 5,456,300 units (including the 456,300 units sold pursuant to the over-allotment option) at $10 per unit (“Units”). Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $11.50 commencing on the later of (a) May 19, 2011 or (b) the completion of a Business Transaction, and will expire five (5) years from the date of the consummation of the Business Transaction. The Warrants may be redeemed by the Company at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $17.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

NOTE D —	RELATED PARTY TRANSACTIONS

The Company issued a $10,000 unsecured promissory note to the sponsor on November 10, 2009. The note, which was paid from proceeds of the Offering in May 2010, was non-interest bearing and was payable on the earlier of December 31, 2010 or the consummation of the Proposed Offering. Due to the short-term nature of the note, the fair value as of December 31, 2009 of the note approximates its carrying amount of $10,000.

On November 6, 2009, the Company issued to the Sponsor (i) 638,889 shares of restricted common stock (up to 83,333 of which were subject to forfeiture if the underwriter’s over-allotment option was not exercised in full), for an aggregate amount of $25,000 in cash. The purchase price for each share of common stock was approximately $0.039 per share. The Sponsor agreed that these shares of common stock will not be sold or transferred until one year following consummation of a Business Transaction, subject to certain limited exceptions. On May 28, 2010, the Sponsor forfeited 32,633 of these shares in connection with the underwriters’ partial exercise of their over-allotment option.

From January 1 through June 30, 2010, an officer paid vendor bills on behalf of the Company in the aggregate amount of $5,051, which was due on demand without interest. The balance was repaid from the proceeds of the Offering in May 2010.

The Sponsor and underwriters of the Offering agreed to purchase an aggregate of 3,700,000 Sponsor Warrants in a private placement, prior to the consummation of the Offering at a price of $0.50 per warrant (an

57th Street General Acquisition Corp.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

aggregate purchase price of $1,850,000) from the Company. Based on the observable market prices, the Company believes that the purchase price of $0.50 per warrant for such warrants exceeded the fair value of such warrants on the date of the purchase. The valuation was based on comparable initial public offerings. The holders have agreed that the Sponsor Warrants will not be sold or transferred until 30 days following consummation of a Business Transaction, subject to certain limited exceptions. If the Company does not complete a Business Transaction, then the proceeds will be part of the liquidating distribution to the public stockholders and the Sponsor Warrants will expire worthless. The Company classified the Sponsor Warrants within permanent equity as additional paid-in capital in accordance with FASB ASC 815-40.

The Sponsor and the underwriters will be entitled to registration rights pursuant to a registration rights agreement. Such persons will be entitled to demand registration rights and certain “piggy-back” registration rights with respect to its shares of common stock, the Sponsor Warrants and the common stock underlying the Sponsor Warrants, commencing on the date such common stock or Sponsor Warrants are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE E —	COMMITMENTS AND CONTINGENCIES

A contingent fee payable to the underwriters of the Offering equal to 1.10% of the gross proceeds from the sale of the Units sold in the Offering will become payable from the amounts held in the Trust Account solely in the event the Company consummates its initial Business Transaction.

The Company was obligated to its legal counsel for certain fees and expenses related to the Offering. In connection therewith, the Company and its counsel have agreed that payment of $100,000 of such legal fee will be deferred until, and payable only in the event of, the Company’s consummation of its Business Transaction. Additionally, in consideration of such deferral and solely upon the consummation of a Business Transaction, the Company agreed to issue its legal counsel 35,000 warrants on the same terms as the Sponsor Warrants.

NOTE F —	INVESTMENT IN TRUST ACCOUNT

Subsequent to the Offering, an amount of $54,476,303 (including $600,193 of deferred underwriters fee and $100,000 of deferred legal fees), of the net proceeds of the Offering was deposited in the Trust Account and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company.

As of December 31, 2010, investment securities in the Company’s Trust Account consist of $54,494,090 Treasury Bills and another $659 held as cash in the account. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The carrying amount, excluding accrued interest income, gross unrealized holding gains and fair value of held to maturity securities at December 31, 2010 are as follows:

		Gross
		Unrealized
	Carrying	Holding
	Amount	Gains	Fair Value

Held-to-maturity:
U.S. Treasury Securities	$54,494,090	$365	$54,494.455

57th Street General Acquisition Corp.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE G —	FAIR VALUE MEASUREMENTS

The Company adopted ASC 820, “Fair Value Measurement” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2010, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

			Significant
		Quoted	Other	Significant Other
		Prices in	Observable	Unobservable
	December 31,	Active Markets	Inputs	Inputs
Description	2010	(Level 1)	(Level 2)	(Level 3)

Assets:
Restricted cash equivalents held in Trust Account	$54,494,455	$54,494,455	—	—

NOTE H —	PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2010, the Company has not issued any shares of preferred stock.

NOTE I —	SUBSEQUENT EVENTS

On January 9, 2011, 57th The Company, 57th Street Merger Sub LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of 57th Street (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (“Crumbs”), all the members of Crumbs (individually a “Member” or collectively the “Members”), and the representatives of Crumbs and the Members, entered into a Business Combination Agreement (the “Agreement”) pursuant to which the Company will acquire Crumbs.

Pursuant to the terms of the Agreement, among other things, Merger Sub will merge with and into Crumbs with Crumbs surviving (the “Merger”) as a non-wholly owned subsidiary (the “Surviving Company”) of the Company in exchange for consideration in the form of cash, newly issued preferred stock of the Company, and newly issued exchangeable units of the Surviving Company. Concurrently with the Merger, the Company will (a) provide its stockholders with the opportunity to redeem their shares of 57th Street common stock (the “Common Stock”) for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account (“Trust Account”) set up to hold the net proceeds of the Company’s initial public offering (the “IPO”), less taxes, upon the consummation of the Merger (the “Tender Offer”) and (b) provide holders of its warrants with the opportunity to redeem their warrants for cash upon consummation of the Merger (the “Warrant Tender Offer” and together with the Tender Offer, the “Tender Offers”). The Merger and Tender Offers are collectively referred to herein as the “Transaction”.

The Company’s board of directors has approved the Agreement and authorized management to conduct the Tender Offers as set forth in the Agreement.

Report of Independent Registered Public Accounting Firm

To the Members of
Crumbs Holdings LLC

We have audited the accompanying consolidated balance sheets of Crumbs Holdings LLC and Subsidiaries, (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in members’ equity and cash flows for each of the two years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crumbs Holdings LLC and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey

February 11, 2011

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009

ASSETS
Current assets
Cash	$685,022	$838,528
Trade receivables	248,061	211,648
Inventories	240,965	138,160
Prepaid rent	386,718	325,841
Deferred financing costs	215,302
Other current assets	81,631	74,588

Total current assets	1,857,699	1,588,765

Property and equipment, net	8,784,505	6,764,450

Other assets
Intangible assets, net	429,238	440,425
Deposits	276,513	253,032
Other	35,951

Total other assets	741,702	693,457

	$11,383,906	$9,046,672

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,615,481	$1,375,167
Payroll liabilities	141,337	85,816
Sales tax payable	47,580	24,333
Gift cards and certificates outstanding	120,002	62,045

Total current liabilities	2,924,400	1,547,361
Long-term liabilities
Deferred rent	1,863,243	1,347,246
Members’ equity	6,596,263	6,152,065

	$11,383,906	$9,046,672

See accompanying notes to consolidated financial statements.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2010	2009

Net sales	$31,077,448	$23,524,916
Cost of sales	12,825,691	9,929,532

Gross profit	18,251,757	13,595,384

Operating expenses
Selling expenses	1,219,293	808,733
Staff expenses	8,494,218	6,323,071
Occupancy expenses	5,221,129	4,221,208
General and administrative	1,396,856	1,148,687
Depreciation and amortization	929,894	670,032

	17,261,390	13,171,731

Income from operations	990,367	423,653

Other income (expense)
Interest and other income	124	915
Loss on sale of property and equipment	(3,413)
Abandoned lease projects	(190,707)

	(193,996)	915

Net income	$796,371	$424,568

See accompanying notes to consolidated financial statements.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Years Ended December 31,
2010 and 2009

Balances, January 1, 2009	$5,786,392
Capital distributions	(58,895)
Net income	424,568

Balances, December 31, 2009	6,152,065
Capital distributions	(352,173)
Net income	796,371

Balances, December 31, 2010	$6,596,263

See accompanying notes to consolidated financial statements.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2010	2009

Cash flows from operating activities
Net income	$796,371	$424,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	929,894	670,032
Loss on sale of property and equipment	3,413
Abandoned lease projects	190,707
Changes in operating assets and liabilities:
Trade receivables	(36,413)	(17,594)
Inventories	(102,805)	(94,493)
Prepaid rent	(60,877)	(157,969)
Other current assets	(7,043)	(24,718)
Deposits	(23,481)	(48,383)
Accounts payable, trade	1,025,012	536,875
Payroll liabilities	55,521	(38,899)
Sales tax payable	23,247	11,888
Gift cards and certificates outstanding	57,957	54,140
Deferred rent	515,997	756,500

Net cash provided by operating activities	3,367,500	2,071,947

Cash flows from investing activities
Purchases of property and equipment	(3,237,288)	(3,722,448)
Proceeds from sales of property and equipment	212,217
Purchases of intangible assets	(107,644)	(56,800)
Purchases of other assets	(36,118)

Net cash used in investing activities	(3,168,833)	(3,779,248)

Net cash used in financing activities
Capital distributions	(352,173)	(58,895)

Net decrease in cash	(153,506)	(1,766,196)
Cash, beginning of period	838,528	2,604,724

Cash, end of period	$685,022	$838,528

Supplemental disclosure of non-cash financing activities Merger costs financed through accounts payable (See Note 11)	$215,302	$—

See accompanying notes to consolidated financial statements.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of business and summary of significant accounting policies

Nature of Business

Crumbs Holdings LLC (the “Company”) is a Delaware limited liability company (LLC) formed in March 2008 for the purpose of establishing new ownership interests in Crumbs Bake Shop, a New York-based baked goods shop opened in 2003. Prior to the formation of the Company, the brand Crumbs Bake Shop was being operated by seven individual corporations under the control of common ownership. On March 5, 2008, these corporations contributed assets to LLC’s. The corporations were then merged into Crumbs, Inc. After the merger, Crumbs, Inc. contributed its membership interests in the LLC’s to the Company in exchange for Class A membership units.

The Company specializes in the sale of comfort-oriented and elegant baked goods, with more than 150 varieties of goods baked fresh daily, but is specifically known for its line of gourmet cupcakes. Other items sold include beverages and logoed merchandise. Sales are primarily conducted through retail locations in New York, California, Connecticut and New Jersey, while a small percentage of baked goods sales stem from wholesale distribution and catering sales to several New York metropolitan area vendors. The Company also commenced its e-commerce business in early 2009 enabling nationwide cupcake sales.

The Company is the sole member of 40 limited liability companies, all trading as Crumbs Bake Shop. A new LLC is formed for each retail location and business, and as of December 31, 2010, 33 retail locations, the wholesale business, e-commerce and catering business were in operation.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Cash Equivalents

The Company considers any investment with an original maturity of three months or less to be a cash equivalent.

Trade Receivables

The Company carries its trade receivables at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. There was no balance in the allowance for doubtful accounts as of December 31, 2010 and 2009.

Deferred Financing Costs

The Company has capitalized fees incurred with the proposed merger (see note 11). If the merger is accepted these fees will be accounted for as a reduction of equity. If the merger is not successful, these fees will be expensed in the period when that occurs.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. The Company provides for depreciation as follows:

Estimated
Asset	Useful Life	Principal Method

Leasehold Improvements	term of lease	Straight-line
Machinery and Equipment	3-10 years	Straight-line

Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and the difference between the carrying amount and any proceeds realized on the sale is charged or credited to operations. Expenditures for repairs and maintenance are charged to operations as incurred.

Intangible Assets

Intangible assets are amortized over their respective estimated useful lives to their estimated residual values.

Long-Lived Assets

When facts and circumstances indicate that the carrying values of long-lived assets may not be recoverable, the Company evaluates long-lived assets for impairment. The Company first compares the carrying value of the asset to the asset’s estimated future cash flows (undiscounted). If the estimated future cash flows are less than the carrying value of the asset, an impairment loss is calculated based on the asset’s estimated fair value. The fair value of the assets is estimated using a discounted cash flow model based on future store revenues and operating costs, using internal projections. Property and equipment assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. Cash flows for retail assets are identified at the individual store level. Long-lived assets to be disposed of are reported at the lower of their carrying amount, or fair value less estimated costs to sell.

Sales Tax

The Company charges sales tax to its customers and records the liability on a state by state basis. No amounts have been included in the income statement.

Income Taxes

As an LLC, the Company is not a taxpaying entity; therefore no federal or state income taxes are incurred, with the exception of LLC fees, business entity and composite taxes imposed by certain states. The pro-rata income of the Company is allocated to each member, combined with other income and expenses of the members and included on their respective income tax returns.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces ending partners’ capital. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2010 and 2009. However, the Company’s conclusions may be subject to review and adjustment at a later date based

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on factors including, but not limited to, ongoing analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the years ended December 31, 2010 and 2009.

The Company files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states. Generally, the Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal or U.S. states authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal and U.S. state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Revenue Recognition

Revenue is recognized when payment is tendered at the point of sale. Revenues are reported net of sales, use or other transaction taxes that are collected from customers and remitted to taxing authorities.

Revenues from our gift cards and certificates are recognized when tendered for payment, or upon redemption. Outstanding customer balances are included in gift cards and certificates on the consolidated balance sheets. There are no expiration dates on our gift cards and certificates, and we do not charge any service fees that cause a decrement to customer balances.

While we will continue to honor all gift cards and certificates presented for payment, management may determine the likelihood of redemption to be remote for certain cards due to, among other things, long periods of inactivity. In these circumstances, if management also determines there is no requirement for remitting balances to government agencies under state escheatment laws, card balances may then be recognized in the consolidated statements of operations.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash in banks and accounts receivable. The carrying amounts for cash and cash equivalents and accounts receivable approximate fair value due to the short term nature of the instruments.

Concentrations

Cupcake sales comprise approximately 77% and 79% of the Company’s gross operating revenue for the year ended December 31, 2010 and 2009.

Reclassification

Certain 2009 amounts were reclassified to conform to the 2010 presentation.

Off-balance Sheet Risk and Concentrations of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company’s wholesale customers, to whom the majority of the receivables relate, are concentrated in the food service and amusement industries in the New York metropolitan area, but management does not believe significant credit risk exists at December 31, 2010 and 2009.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company maintains cash and cash equivalents at two financial institutions. The accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per financial institution. The Company’s uninsured bank balances totaled $344,583 and $514,009 at December 31, 2010 and 2009, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Marketing, Public Relations and Promotion costs

Marketing, public relations and sales promotion costs are expensed as incurred. Such costs totaled $670,398 and $421,395, respectively for the years ended December 31, 2010 and 2009.

Shipping and Handling Costs

Shipping and handling costs related to the e-commerce business segment are expensed as incurred and included in the cost of sales. Total expense for the years ended December 31, 2010 and 2009 were $390,144 and $250,060, respectively.

Deferred Rent

The Company leases retail stores and office space under operating leases. Most lease agreements contain tenant improvement allowances, rent holidays, lease premiums, rent escalation clauses and/or contingent rent provisions. For purposes of recognizing incentives, premiums and minimum rental expenses on a straight-line basis over the terms of the leases, the Company uses the date of initial possession to begin amortization, which is generally when the Company enters the space and begins to make improvements in preparation for its intended use.

For tenant improvement allowances and rent holidays, the Company records a deferred rent liability in other long-term liabilities on the consolidated balance sheets and amortize the deferred rent over the terms of the leases as reductions to rent expense on the consolidated statements of operations.

For scheduled rent escalation clauses during the lease terms or for rental payments commencing at a date other than the date of initial occupancy, the Company records minimum rental expenses on a straight-line basis over the terms of the leases on the consolidated statements of operations.

Deposits

Deposits consist primarily of security deposits made in connection with operating lease agreements for the rental of retail and office space and utility deposits made for gas and electric services at several retail locations. According to the terms of certain lease agreements, a few security deposits are kept in separate bank accounts by the respective landlords and earn interest at various rates, while also being subject to administrative fees. Most utility deposits are eligible for refund after 3 years of consecutive, timely bill payments.

Subsequent event evaluations

Subsequent events were evaluated through February 11, 2011, which is the date the financial statements were available to be issued.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Inventories

Inventories are valued at the lower of cost or market, with cost being determined using the average cost method. Inventories consist of the following:

	2010	2009

Packaging	$54,980	$26,075
E-Commerce packaging	117,445	69,413
Merchandise	45,599	42,672
Store supplies	22,941

Total Inventory	$240,965	$138,160

Packaging inventory consists of stickers, boxes, bags and gel packs for packaging and shipping baked goods, while merchandise inventory consists of logoed hats, t-shirts and aprons primarily used as employee uniforms, and mugs, books and plastic tiers for sale in the retail stores. Store supplies consist of paper goods, decorating materials, and other miscellaneous supplies purchased in bulk and consumed in daily operations.

3.	Property and equipment

At December 31, 2010, property and equipment are comprised of the following:

Cost

Leasehold improvements	$8,077,181
Machinery and equipment	1,898,477
Construction in progress	355,200

Total cost of property and equipment	10,330,858
Less: Accumulated depreciation	(1,546,353)

Totals	$8,784,505

At December 31, 2009, property and equipment are comprised of the following:

Cost

Leasehold improvements	$6,080,182
Machinery and equipment	1,440,938
Construction in progress	243,088

Total cost of property and equipment	7,764,208
Less: Accumulated depreciation	(999,758)

Totals	$6,764,450

Construction in progress relates to leasehold improvements to retail stores yet to begin operating.

Depreciation expense was approximately $811,000 and $565,000 for the years ended December 31, 2010 and 2009, respectively.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Intangible assets

At December 31, 2010, intangible assets are comprised of the following:

		Accumulated
	Cost	Amortization	Net

Branding costs	$438,903	$(174,888)	$264,015
Website design	247,974	(82,751)	165,223

Totals	$686,877	$(257,639)	$429,238

At December 31, 2009, intangible assets are comprised of the following:

		Accumulated
	Cost	Amortization	Net

Branding costs	$352,959	$(103,196)	$249,763
Website design	226,274	(35,612)	190,662

Totals	$579,233	$(138,808)	$440,425

Branding costs and website designed are amortized over their useful life of five years. Amortization expense was approximately $119,000 and $105,000 for the years ended December 31, 2010 and 2009, respectively.

Estimated amortization expense for the succeeding five years is as follows:

December 31,	Amount

2011	$137,809
2012	137,809
2013	99,517
2014	28,069
2015	14,366

5.	Commitments

The Company leases buildings from which it conducts retail, wholesale and administrative operations and is obligated under various noncancelable leases through 2025 with options to renew a majority of the leases for a period of up to 10 years. In addition to base rent, the Company is responsible for insurance, common area maintenance charges, property taxes and utilities at the majority of the properties.

For scheduled escalating provisions or for rental payments commencing on a date other than the date of initial occupancy, we record minimum rental expenses on a straight-line basis over terms of the leases on the consolidated statement of operations.

Certain leases have been guaranteed by members of the Company.

Rent expense under these operating leases was $4,024,617 and $3,301,631 for the years ended December 31, 2010 and 2009, respectively. There are no contingent rentals.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2010, the future minimum rental payments due under these operating leases are as follows:

Year Ending
December 31,	Amount

2011	$4,429,490
2012	4,655,425
2013	4,489,201
2014	4,515,376
2015	4,650,829
Thereafter	21,142,142

Total	$43,882,463

6.	Letters of credit

In lieu of security deposits required pursuant to the terms of several operating leases, the Company has chosen to obtain letters of credit issued by two financial institutions, where such substitution is allowed by the landlords. As of December 31, 2010 and 2009, issued and unused letters of credit totaled $529,425 and $580,245, respectively. A base loan was issued to the Company by one of the financial institutions in connection with the letters of credit in the form of a $575,000 revolving line of credit, with a variable rate based on the Wall Street Journal Prime Rate. Letters of credit amounting to $499,425 and $550,245 were reserved under this line of credit as of December 31, 2010 and 2009, respectively, and therefore cannot exceed $575,000. The line of credit is guaranteed by one of the Company’s members. The remaining $30,000 letter of credit at the second institution is secured by a certificate of deposit. No amounts were outstanding at December 31, 2010 and 2009.

7.	Officers’ life insurance

The Company purchased life insurance policies for two officers of the Company. Crumbs Holdings LLC is the primary beneficiary of the policies. The face amount of the policies is $10,000,000.

8.	Major suppliers

The Company receives 100% of its baked goods from four vendors, located in California, New York, Virginia and Illinois, respectively, who supply the retail locations in their surrounding areas. To mitigate the risk of this arrangement, the Company purchased business income insurance coverage. Should the suppliers experience loss or damage to their facilities due to a covered peril, insurance will cover up to $10,000,000.

9.	Related party

During the years ending December 31, 2010 and 2009, the Company leased building space for seven of its locations as a sub-lease from Crumbs, Inc., a member of the Company. The Company pays the original unrelated lessor directly at the original term of the agreements. The Company has included the future minimum lease payments for these leases in footnote 5. Two of these sub-leases were terminated during 2010.

For the years ending December 31, 2010 and 2009, the Company paid approximately $44,250 and $37,040, respectively, in accounting fees to an accounting firm in which the Chief Financial Officer is a part owner. Additionally for the years ended December 31, 2010 and 2009, the Company paid approximately $16,960 and $11,910, respectively, in rent to a landlord that is partially owned by the Company’s Chief Financial Officer.

CRUMBS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Members’ equity

The authorized capital of the Company shall consist of 652,174 units, of which (i) 300,000 units shall be designated Class A units, (ii) 315,385 units shall be designated Class B units and (iii) 36,789 units shall be designated Class C units. Each class is equal with respect to rights, preferences, and privileges. However, in the event of liquidation or a Liquidating Event as defined in the Company’s Amended and Restated Limited Liability Company Agreement, after payment of all of the Company’s liabilities has been made in accordance with the Amended and Restated Limited Liability Company Agreement, all remaining assets of the Company shall be distributed (1) first, 100% to EHL Holdings (or its permitted transferee(s)) in an amount equal to $7,000,000 (or an amount less if a portion of this has previously been paid; (2) second, 100% to EHL Holdings (or its permitted transferee(s)) and the Class A members (or their respective permitted transferee(s)) pro rata in accordance with their respective number of Units in an amount equal to $6,000,000 that has not been previously been paid; (3) third, 100% to John Ireland in an amount equal to $153,846 that has not been previously paid and (4) fourth, 100% to the members in accordance with their respective number of Units.

As of December 31, 2010 and 2009, the Company had 300,000 Class A units and 315,385 Class B units outstanding. The Company has not issued any Class C units.

On September 30, 2008, The Company adopted the 2008 Amended and Restated Employee Equity Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, the Company’s board of directors shall have the power and authority to cause the Company to grant any Class C units. The Company has the ability to grant a total of 35,870 Class C units under the Incentive Plan.

11.	Subsequent events

On January 9, 2011, 57th Street General Acquisition Corp. (“57th Street”), 57th Street Merger Sub LLC (“Merger Sub”), Crumbs Holdings LLC, all the members of Crumbs Holdings LLC (individually, a “Member” or, collectively, the “Members”), and the representatives of Crumbs Holdings LLC and the Members, entered into a Business Combination Agreement (the “Agreement”) pursuant to which 57th Street will acquire Crumbs Holdings LLC. Pursuant to the terms of the Agreement, among other things, Merger Sub will merge with and into Crumbs Holdings LLC with Crumbs Holdings LLC surviving as a non-wholly owned subsidiary of 57th Street in exchange for consideration in the form of cash, newly issued preferred stock, and newly issued exchangeable units. As of February 11, 2011, the tender offer has not yet been completed.

ANNEX I

EXECUTION COPY

BUSINESS COMBINATION AGREEMENT
BY AND AMONG
57TH STREET GENERAL ACQUISITION CORP.,
57TH STREET MERGER SUB LLC,
CRUMBS HOLDINGS LLC,
THE MEMBERS OF CRUMBS HOLDINGS LLC,
AND
THE MEMBER REPRESENTATIVES

Dated as of January 9, 2011

A-i

A-ii

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of January 9, 2011 by and among 57th Street General Acquisition Corp., a Delaware corporation (“Parent”), 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), the members of the Company as set forth on the signature page hereto (each a “Member” and, collectively, the “Members”), and the representatives of the Company and the Members (the “Member Representatives”). Parent, Merger Sub, the Company, the Members and the Member Representatives are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

A. The Parties intend to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger, and as a result of which all issued and outstanding Old Crumbs Units (as defined herein) of the Company will be deemed for all purposes to represent the right to receive the Merger Consideration (as defined hereafter) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”).

B. Each of the individuals constituting the board of managers of the Company (the “Company Board”), the members of the Board of Directors of Parent (the “Parent Board”) and the board of managers of Merger Sub (the “Merger Sub Board”), respectively, have unanimously approved this Agreement and each of them has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of each of the Company, Parent and Merger Sub, respectively, and their respective stockholders and/or members.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I.

TERMS OF THE MERGER

1.1  The Merger.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA, at the Effective Time (as hereafter defined), the Merger Sub shall be merged with and into the Company. Upon the consummation of the Merger, the separate existence of the Merger Sub shall thereupon cease and the Company, as the surviving company in the Merger (hereafter sometimes referred to as the “Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a non-wholly owned subsidiary of Parent.

(b) On the Closing Date as promptly as practicable after the Effective Time, Parent and Merger Sub shall cause the following aggregate consideration to be paid or issued to the Members in accordance with the terms and conditions of this Agreement, the allocation of Merger Consideration (as defined herein) (the “Member Allocation”) and the flow of funds memorandum (the “Flow of Funds Memo”) attached hereto as Exhibit 1.1(b): (A) Twenty Seven Million Dollars ($27,000,000.00) in cash (as adjusted pursuant to this Agreement, the “Cash Consideration”), and (B) Three Million Nine Hundred Thousand (3,900,000) newly issued Class B units of the Surviving Company with such terms and conditions as set forth in the Surviving Company LLC Agreement (the “New Crumbs Class B Exchangeable Units”) and Three Hundred and Ninety Thousand (390,000) shares of Series A voting preferred stock of Parent, par value $0.0001 per share, with such terms and conditions as set forth in the Certificate of Designation (as hereafter defined) (such series the “Parent Series A Voting Preferred Stock” and such shares together with such units of New Crumbs Class B Exchangeable Units, the “Equity Consideration” and, collectively with the Cash Consideration, the “Closing

Merger Consideration”). The Closing Merger Consideration shall be subject to adjustment in accordance with Section 1.3 (Working Capital Adjustment). The receipt of the Equity Consideration is further subject to the execution of Lock Up Agreements (as defined in Section 1.6) by the Members pursuant to Section 1.6.  In addition to the Closing Merger Consideration, the Members shall be entitled to receive, to the extent it becomes due and payable in accordance with the terms hereof, the Contingency Consideration (as defined hereinafter) in accordance with Section 1.4 (the Contingency Consideration and the Closing Merger Consideration, as adjusted in accordance with the terms of this Agreement, being referred to herein as the “Merger Consideration”).

(c) At the Effective Time, all the Old Crumbs Units issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Members, Parent, Merger Sub or the Company, shall be cancelled and automatically deemed for all purposes to represent the right to receive the Merger Consideration, and each Member shall cease to have any other rights in and to the Company with respect thereto. From and after the Effective Time, any certificate representing Old Crumbs Units of the Company shall be deemed for all purposes to represent the right to receive the Merger Consideration, into which such Old Crumbs Units represented thereby were exchanged in accordance with this Agreement without surrender or exchange of such certificate.

(d) At the Effective Time, all the issued and outstanding units of membership interests of Merger Sub immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Members, Parent, Merger Sub or the Company, shall be cancelled and automatically converted into a number of newly issued Class A units of Crumbs with such terms and conditions as set forth in the Surviving Company LLC Agreement equal to the number of issued and outstanding shares of Common Stock (as hereafter defined) as of immediately prior to the Effective Time (as hereafter defined), and Parent shall cease to have any other rights in and to Merger Sub with respect thereto.

(e) On the Closing Date, and upon the terms and subject to the conditions of this Agreement, Parent shall cause the Trustee (as hereafter defined) to distribute the proceeds of the Trust Account (as hereafter defined) in accordance with Section 3.17, which shall include payment of the Cash Consideration to the Members.

(f) By virtue of the Merger, [A] the certificate of formation of the Surviving Company as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety on terms and conditions reasonably satisfactory to the Parties and shall be at and after the Effective Time the certificate of formation of the Surviving Company (the “Surviving Company Certificate of Formation”) and [B] the limited liability company agreement of the Surviving Company as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety on terms and conditions reflecting and consistent with the term sheet set forth on Exhibit 1.1(e)-2 and such other terms and conditions reasonably satisfactory to the Parties and shall be at and after the Effective Time the limited liability agreement of the Surviving Company (the “Surviving Company LLC Agreement”).

(g) At and after the Effective Time, except as otherwise expressly set forth herein, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

1.2  The Closing; Effective Time; Effect.

(a) Unless this Agreement shall have been terminated in accordance with Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of this Agreement and each ancillary agreement hereto at 10:00 a.m. (EST) no later than the third Business Day (as defined herein) after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed upon in writing by the Parties hereto; provided, however, that the Closing shall occur, subject to the satisfaction or waiver of the conditions set forth in

Article VI, no later than May 31, 2011 (the “Drop Dead Date”). The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) Subject to the terms and conditions hereof, concurrently with the Closing and after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the Parties shall as promptly as practicable cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger for the Merger in accordance with the DLLCA (referred to herein as the “Certificate of Merger”) executed in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time (on or before the Drop Dead Date) as is agreed in writing by the Parties hereto and specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.”

1.3  Working Capital Adjustment.

(a)  Estimated Closing Working Capital.  As soon as practicable after the Closing Date, but no later than the thirtieth (30th) day after the Closing Date, Parent (or its audit committee or accountants) shall prepare and deliver to each Member Representative Parent’s calculation of the Adjusted Net Working Capital (the “Estimated Adjusted Net Working Capital”) as at the close of business on the Closing Date. For purposes of this Section 1.3, “Adjusted Net Working Capital” means (a) Current Assets of the Company as of the Closing Date minus (b) Current Liabilities of Company as of the Closing Date plus (c) any payables accrued on the Company’s balance sheet as of the Closing with respect to construction in progress or other costs related to opening of stores or other facilities and any cash or cash equivalents expended between January 1, 2011 and the Closing in satisfaction of such payables, plus (d) any liabilities accrued on the Company’s balance sheet as of the Closing Date with respect to Tax distributions contemplated by Section 4.1 of the Old Crumbs LLC Agreement and any cash or cash equivalents expended between January 1, 2011 and the Closing in satisfaction of such liabilities. For purposes of this Section 1.3, “Current Assets of the Company” means the current assets of the Company and the Company Subsidiaries calculated in accordance with Signing GAAP. For purposes of this Section 1.3, “Current Liabilities of the Company” means the current liabilities of the Company and the Company Subsidiaries calculated in accordance with Signing GAAP.

(b)  Objection Period; Dispute Resolution.  The Member Representatives shall have forty five (45) days following its receipt of the Estimated Adjusted Net Working Capital calculation (the “WC Objection Period”) to accept or dispute its accuracy. During the WC Objection Period, the Member Representatives and their accountant shall be permitted to review the pertinent accounting books and records and work papers of Parent used in the preparation of the Estimated Adjusted Net Working Capital and Parent shall, and shall cause its independent accountants to, cooperate and assist in the conduct of such audit and review and make available, to the extent reasonably necessary, its personnel. Unless the Member Representatives deliver a written objection to Parent on or prior to the expiration of the WC Objection Period, the Estimated Adjusted Net Working Capital shall be deemed to be the final amount of Adjusted Net Working Capital (the “Final Adjusted Net Working Capital”) and will become final and binding on the Parties. If the Member Representatives do object, the written objection shall specify the items or calculations with which they take issue. If the Member Representatives object in accordance with the previous sentence to the Estimated Adjusted Net Working Capital delivered in accordance with this Section 1.3, Parent and the Member Representatives shall, during the 30-day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts. If Parent and the Member Representatives resolve their disagreements in accordance with the foregoing sentence, the Estimated Adjusted Net Working Capital with those modifications, if any, to which Parent and the Member Representatives shall have agreed shall be deemed to be the Final Adjusted Net Working Capital. If, upon completion of such 30-day period, Parent and the Member Representatives are unable to reach agreement on all the disputed items, they shall promptly thereafter cause an independent accounting firm reasonably acceptable to each of the Parties (the “Independent Accountant”) to review this Agreement and the disputed items or calculations and all records related thereto for the purpose of calculating the Final Adjusted Net Working Capital; provided that the Independent Accountant may consider only those items or amounts in the calculation of Estimated Adjusted Net Working Capital as to which Parent and the Member Representatives have disagreed and shall be limited to deciding each such disagreement in an amount which shall be equal to or between the amounts proposed by Parent, on the one hand, and the Member Representatives, on the other hand, and no more and no less; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator. Parent and the Member Representatives shall require the Independent Accountant to deliver to them, as promptly as practicable, a report setting forth its calculations. Such report will be final and binding upon the Parties hereto and shall be deemed to be the Final Adjusted Net Working Capital. Parent, on the one hand, and the Member Representatives, on the other hand, shall bear the costs of the Independent Accountant proportionately in relation to the amount by which the amounts in dispute differ from the Independent Accountant’s determination thereof.

(c)  Post-Closing Adjustment.  If the Final Adjusted Net Working Capital (as determined in accordance with this Section 1.3) is greater than the Adjusted Net Working Capital Benchmark, the Members shall be entitled to receive (in accordance with the Member Allocation) from Parent, in cash and without interest thereon, an amount equal to the amount by which the Final Adjusted Net Working Capital exceeds the Adjusted Net Working Capital Benchmark on a dollar-for-dollar basis. If the Final Adjusted Net Working Capital is less than the Adjusted Net Working Capital Benchmark (such amount, the “Working Capital Shortfall”), Parent shall be entitled to receive from each Member, in cash and without interest thereon, an amount equal to its pro rata share determined in accordance with the Member Allocation) of the amount by which the Adjusted Net Working Capital Benchmark exceeds the Final Adjusted Net Working Capital on a dollar-for-dollar basis. For purposes of this Section 1.3, “Adjusted Net Working Capital Benchmark” shall mean a normalized level of Adjusted Net Working Capital of the Company and the Company Subsidiaries as of the Closing taking into account the historical operation of the business in the ordinary course and adjusting for Expenses paid or accrued as of the Closing as agreed upon by the Parties acting in good faith, provided, however, in the event Closing shall have not occurred by March 31, 2011, the Parties shall negotiate in good faith to adjust the Adjusted Net Working Capital Benchmark. Any payment required by this Section 1.3(c) to be paid to the Members shall be paid by wire transfer to the account designated by the Member Representatives and, with respect to any payment required by this Section 1.3(c) to be paid to Parent, shall be paid by wire transfer to the account designated by Parent, within ten (10) days after final determination of the Final Net Working Capital in accordance with this Section 1.3. Any adjustments to the Cash Consideration and/or the Equity Consideration under this Section 1.3 shall be deemed an adjustment to the Merger Consideration.

1.4  Contingency Consideration.

(a)  Contingency Consideration to the Members.  In addition to the Merger Consideration payable pursuant to Section 1.1(b) above, the Members shall be entitled to up to an aggregate of Four Million Four Hundred Thousand (4,400,000) New Crumbs Class B Exchangeable Units and Four Hundred and Forty Thousand (440,000) shares of Parent Series A Voting Preferred Stock (the “Contingency Consideration”) as follows (subject to adjustment pursuant to Section 1.4(b)):

(i) One Million Four Hundred Sixty Six Thousand and Six Hundred Sixty Six and Seven Tenths (1,466,666.7) New Crumbs Class B Exchangeable Units and One Hundred Forty Six Thousand and Six Hundred Sixty Six and Seven Tenths (146,666.7) shares of Parent Series A Voting Preferred Stock in the event the common stock of Parent, par value $.0001 per share (the “Common Stock”), has a Trading Price at Fifteen Dollars ($15) or above for twenty (20) Trading Days (as hereafter defined) out of thirty (30) consecutive Trading Days during the calendar year 2011 (“First Stock Target”); and/or

(ii) One Million Four Hundred Sixty Six Thousand and Six Hundred Sixty Six and Seven Tenths (1,466,666.7) New Crumbs Class B Exchangeable Units and One Hundred Forty Six Thousand and Six Hundred Sixty Six and Seven Tenths (146,666.7) shares of Parent Series A Voting Preferred Stock in the event the Common Stock has a Trading Price at Seventeen Dollars and Fifty Cents ($17.50) or above for twenty (20) Trading Days out of thirty (30) consecutive Trading Days during either the calendar year 2011 or 2012 (“Second Stock Target”); and/or

(iii) One Million Four Hundred Sixty Six Thousand and Six Hundred Sixty Six and Six Tenths (1,466,666.6) New Crumbs Class B Exchangeable Units and One Hundred Forty Six Thousand and Six Hundred Sixty Six and Six Tenths (146,666.6) shares of Parent Series A Voting Preferred Stock in the event the Common Stock has a Trading Price at Twenty Dollars ($20) or above for twenty (20) Trading

Days out of thirty (30) consecutive Trading Days during any of the calendar years 2011, 2012 or 2013 (“Third Stock Target” and together with the First Stock Target and the Second Stock Target, the “Stock Targets”); and/or

(iv) to the extent that not all of the foregoing Stock Targets have been achieved, Two Million and Two Hundred Thousand (2,200,000) New Crumbs Class B Exchangeable Units and Two Hundred and Twenty Thousand (220,000) shares of Parent Series A Voting Preferred Stock in the event the Parent achieves Seventeen Million Five Hundred Thousand Dollars ($17,500,000) in Adjusted EBITDA for the twelve (12) months ending December 31, 2013 (“2013 EBITDA Target”); and/or

(v) to the extent that not all of the foregoing Stock Targets have been achieved, Two Million and Two Hundred Thousand (2,200,000) New Crumbs Class B Exchangeable Units and Two Hundred and Twenty Thousand (220,000) shares of Parent Series A Voting Preferred Stock in the event the Parent achieves Twenty Five Million Dollars ($25,000,000) in Adjusted EBITDA for the twelve (12) months ending December 31, 2014 (“2014 EBITDA Target”); and/or

(vi) any remaining Contingency Consideration not otherwise achieved hereunder up to the Maximum Contingency Consideration in the event the Parent achieves Thirty Million Dollars ($30,000,000) in Adjusted EBITDA for the twelve (12) months ending December 31, 2015 (“2015 EBITDA Target” and together with the 2013 EBITDA Target and the 2014 EBITDA Target, the “EBITDA Targets”).

For the avoidance of doubt, the Parties hereby agree, except as required to satisfy any adjustments pursuant to Section 1.9(a) upon an Organic Dilution Event, the Contingency Consideration earned under Section 1.4(a)(i)-(v) shall not exceed 4,400,000 New Crumbs Class B Exchangeable Units and 440,000 shares of Parent Series A Voting Preferred Stock in the aggregate (the “Maximum Contingency Consideration”). For purposes of this Section 1.4, “Adjusted EBITDA” shall mean shall mean consolidated net earnings of the Company, including net earnings attributable to any non-controlling interest, determined in accordance with Signing GAAP (as hereafter defined) before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to the Tax Receivable Agreement, depreciation, amortization, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, extraordinary or non-recurring expenses (including the Expenses) and all other extraordinary non-cash items for the applicable period and as applied on a consistent basis. “Trading Day” shall mean any day on which the Common Stock is traded and/or quoted on the OTCBB or, if the OTCBB is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded. “Trading Price” shall mean on any particular Trading Day (i) if the Common Stock is quoted on the OTCBB or listed or quoted on another principal trading market, the closing or last reported price of a share of Common Stock for such Trading Day on such trading market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices), or (ii) in the event no trading price is established for the Common Stock for a Trading Day, the greater of (A) the last price established for the Common Stock in the most recent preceding Trading Day in which such Common Stock was traded or (B) the last bid for the Common Stock in the most recent preceding Trading Day in which such Common Stock was traded (in each case, as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices). “Signing GAAP” means GAAP as in effect as of the date hereof.

(b)  Achievement of Targets.  In the event the First Stock Target is not achieved but the Second Stock Target is subsequently achieved, upon achievement of the Second Stock Target, the Members shall be entitled to both the Contingency Consideration for the First Stock Target and the Second Stock Target. In the event both the First Stock Target and Second Stock Target are not achieved but the Third Stock Target is subsequently achieved, upon achievement of the Third Stock Target, the Members shall be entitled to the Contingency Consideration for the First Stock Target, the Contingency Consideration for the Second Stock Target and the Contingency Consideration for the Third Stock Target. In the event the First Stock Target is achieved, the Second Price Target is not achieved but the Third Stock Target is subsequently achieved, upon achievement of the Third Stock Target, the Members shall be entitled to the Contingency Consideration for the Second Stock Target and the Contingency Consideration for the Third Stock Target. In the event the 2013

EBITDA Target is not achieved but the 2014 EBITDA Target is subsequently achieved, the Members shall be entitled to both the Contingency Consideration for the 2013 EBITDA Target and the 2014 EBITDA Target. Notwithstanding the foregoing, in the event all or a combination of the Stock Targets set forth in Section 1.4(a) are achieved, the Contingency Consideration issued to the Members shall not exceed the Maximum Contingency Consideration. Upon the expiration of the 2015 EBITDA Target, to the extent the Members have not become entitled to any portion of the Contingency Consideration pursuant to this Agreement, the New Crumbs Class B Exchangeable Units and shares of Parent Series A Voting Preferred Stock representing such Contingency Consideration shall be forfeit and cancelled by the Surviving Company and the Parent, respectively.

(c)  Audit.  As soon as practicable after the applicable target period for the Contingency Consideration, as the case may be, but no later than the thirtieth (30th) day after such target period, Parent (or its audit committee or accountants) shall prepare and deliver to the Member Representatives a statement setting forth in reasonable detail the Adjusted EBITDA achieved by the Surviving Company for the applicable target period together with the calculation used to determine the Adjusted EBITDA for the applicable period (the “EBITDA Statement”). The Member Representatives shall have thirty (30) days following its receipt of the EBITDA Statement (the “EBITDA Objection Period”) to accept or dispute its accuracy. During the EBITDA Objection Period, the Member Representatives and their accountants shall be permitted to review the pertinent accounting books and records and work papers of the Surviving Company used in the preparation of the EBITDA Statement and the Surviving Company shall, and shall cause its independent accountants to, cooperate and assist in the conduct of such audit and review and make available, to the extent reasonably necessary, its personnel. Unless the Member Representatives deliver a written objection to Parent on or prior to the expiration of the EBITDA Objection Period, the Adjusted EBITDA set forth in the EBITDA Statement shall be deemed to be the final amount of Adjusted EBITDA for such target period (the “Final EBITDA”) and will become final and binding on the Parties. If any Member Representative does object, the written objection must specify the items or calculations with which he takes issue. If a Member Representative objects in accordance with the previous sentence to the Adjusted EBITDA Statement delivered in accordance with this Section 1.4(c), Parent and the objecting Member Representative shall, during the 30-day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts. If Parent and the objecting Member Representative resolve their disagreements in accordance with the foregoing sentence, the Adjusted EBITDA set forth in the EBITDA Statement with those modifications, if any, to which Parent and the objecting Member Representative shall have agreed shall be deemed to be the Final EBITDA for the applicable period. If, upon completion of such 30-day period, Parent and the Member Representatives are unable to reach agreement on all the disputed items, they shall promptly thereafter cause the Independent Accountant to review this Agreement and the disputed items or calculations and all records related thereto for the purpose of preparing the EBITDA Statement; provided that the Independent Accountant may consider only those items or amounts in the EBITDA Statement as to which Parent and the Member Representatives have disagreed and shall be limited to deciding each such disagreement in an amount which shall be equal to or between the amounts proposed by Parent, on the one hand, and the Member Representatives, on the other hand, and no more and no less; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator. Parent and the Member Representatives shall require the Independent Accountant to deliver to them, as promptly as practicable, a report setting forth its calculations. Such report will be final and binding upon the Parties hereto and shall be deemed to be the Final EBITDA. Parent, on the one hand, and the Member Representatives, on the other hand, shall bear the costs of the Independent Accountant proportionately in relation to the amount by which the amounts in dispute differ from the Independent Accountant’s determination of the Final EBITDA.

(d)  Stock Target Achievement.  In the event any of the Stock Targets set forth in Section 1.4(a) shall have been achieved, the Member Representatives shall promptly notify Parent of such achievement (the “Stock Achievement Notice”). Parent shall have ten (10) Business Days following its receipt of such notice to accept or dispute its accuracy. Unless Parent delivers a written objection to the Member Representatives on or prior to the expiration of such 10 Business Day period, the Stock Target set forth in such Stock Achievement Notice shall be deemed to have been achieved and will become final and binding on the Parties. If Parent does object, the written objection must specify the price and/or dates with which it takes issue. If

Parent objects in accordance with the previous sentence to the Stock Achievement Notice delivered in accordance with this Section 1.4(d), Parent and the Member Representatives shall, during the 30-day period following such objection, negotiate in good faith to reach an agreement. If, upon completion of such 30-day period, Parent and the Member Representatives are unable to reach agreement, they shall promptly thereafter cause Independent Accountant to review this Agreement and the disputed price and/or dates for the purpose determining whether such stock price target was achieved; provided that Independent Accountant may consider only those items as to which Parent and the Member Representatives have disagreed; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator. Parent and the Member Representatives shall require the Independent Accountant to deliver to them, as promptly as practicable, its determination. Such determination will be final and binding upon the Parties hereto. The fees and expenses charged by the Independent Accountant in its determination of whether such Stock Target was achieved shall be borne by the Party who was unsuccessful in such determination.

(e)  Escrow.  At Closing, Parent, Merger Sub, the Company, the Member Representatives and Continental Stock Transfer & Trust Company (the “Escrow Agent”) shall enter into an Escrow Agreement, in the form and substance reasonably satisfactory to the Parties (the “Escrow Agreement”) and Merger Sub and Parent shall deposit with the Escrow Agent pursuant to the terms of the Escrow Agreement [A] certificates for Four Million Four Hundred Thousand (4,400,000) New Crumbs Class B Exchangeable Units and Four Hundred and Forty Thousand (440,000) shares of Parent Series A Voting Preferred Stock representing the aggregate Contingency Consideration payable to the Members pursuant to this Section 1.4, and [B] certificates for the Claim Shares (as defined below). The Escrow Agent shall release the relevant portion of the Contingency Consideration, if any, within 10 (ten) days after (i) the relevant determination of the Final EBITDA for the applicable target period in accordance with Section 1.4(c), (ii) the relevant determination of the Trading Prices for the applicable Stock Target in accordance with Section 1.4(d), or (iii) the occurrence of a Change of Control of Parent or the Company. To the extent an Organic Dilution Event (as hereafter defined) occurs following the date hereof, but prior to release of all the Contingency Consideration from Escrow, Parent and Merger Sub shall deposit additional certificates of New Crumbs Class B Exchangeable Units and Parent Series A Voting Shares as may be required pursuant to Section 1.9.  The Contingency Consideration, if any, will be allocated among the Members in accordance with the Member Allocation. The Escrow Agent shall release the relevant portion of the Claim Shares pursuant to Section 1.6(b) herein below.

1.5  Earnout Acceleration.  From and after the Effective Time until the earlier of (i) the time when all Contingency Consideration has been delivered to the Members after the achievement of any of the targets set forth Section 1.4 or (ii) the expiration of the 2015 EBITDA Target (the “Earnout Period”), upon the occurrence of a “Change of Control” (as defined below) of Parent or the Company, the remaining portion of the Contingency Consideration (not to exceed the Maximum Contingency Consideration) shall immediately vest and the Members shall be entitled to receive their allocable portions of such Contingency Consideration in accordance with the Member Allocation. For the Purposes of this Agreement, “Permitted Holder” means the Members, their Permitted Family Transferees (as defined below) and any other holders of Series A Voting Preferred Stock. For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to a Person upon:

(a) the sale, lease, license, distribution, dividend or transfer, license in one or a series of related transactions, of 50% or more of the assets of such Person and its subsidiaries taken as a whole, to a Person other than any of the Permitted Holders;

(b) a merger, consolidation or other business combination of such Person (or any subsidiary or subsidiaries that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries that results in the stockholders of such Person (or such subsidiary or subsidiaries) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions holding, directly or indirectly, less than 50% of the voting power of such Person (or such subsidiary or subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions;

(c) a transaction or series of related transactions in which a majority of the board of directors or equivalent governing body of such Person (or any successor or other entity holding all or substantially all the assets of such Person and its subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of such Person (or such successor or other entity) immediately prior to such transaction and are not designees of the Members; or

(d) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), (other than any combination of the Permitted Holders or, in the case of the Company, Parent) shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of such Person representing more than 35% of the voting power of the capital stock of such Person entitled to vote for the election of directors of such Person other than directly from a Permitted Holder in a transaction here the ultimate purchaser is known to the Permitted Holder.

1.6 Restrictions on Transfer; Claims and Escrow.

(a)  Restrictions on Transfer.  Each Member, with respect to any Equity Consideration that he, she or it receives pursuant to this Agreement, shall enter into a “lock-up” agreement substantially in the form set forth in Exhibit 1.6 (the “Lock Up Agreement”) whereby (i) 33.33% of the Equity Consideration (or any securities exchangeable for such Equity Consideration) shall not be transferable for six (6) months following the Closing Date (the “6 Month Lock-Up Shares”), (ii) 33.33% of the Equity Consideration (or any securities exchangeable for such Equity Consideration) shall not be transferable for nine (9) months following the Closing Date, and (iii) 33.33% of the Equity Consideration (or any securities exchangeable for such Equity Consideration) shall not be transferable until one (1) month after the audited financial statements of Parent for fiscal year 2011 shall have been completed (the “Audit Lock Up Shares”), in each case on the terms and conditions set forth in the Lock Up Agreements.

(b)  Claims and Escrow.  As the sole remedy of the Parent and Parent Indemnified Parties for the indemnification obligations of the Company and the Members set forth in Section 5.3, if any, one-half of the Audit Lock Up Shares (the “Claim Shares”) shall be applied to satisfy, or be reserved with respect to, indemnification obligations of the Members to the Parent Indemnified Parties (as hereafter defined) in connection with claims made pursuant to Section 5.3 (collectively, the “Parent Claims”) and such Claim Shares shall be placed in escrow pursuant to the terms of the Escrow Agreement. The Claim Shares shall be allocated among the Members in accordance with the Member Allocation and shall no longer be subject to any Parent Claims after one (1) month after the audited financial statements of Parent for fiscal year 2011 shall have been completed (the “Claim Termination Date”), provided, however, that with respect to any Parent Claims that remain unresolved at the time of the Claim Termination Date and notice of which was properly and timely delivered pursuant to this Section 1.6(b) and Section 5.3, a portion of the Claim Shares reasonably necessary to satisfy such Parent Claims shall remain subject to the terms of the Lock Up Agreement and in escrow pursuant to the terms of the Escrow Agreement until such Parent Claim shall have been disposed pursuant to Sections 1.3 and 5.3. With respect to any Parent Claims (and any satisfaction thereof), a pair of (i) a New Crumbs Class B Exchangeable Unit and (ii) one-tenth of a share of Parent Series Voting Stock (or a share of Common Stock exchangeable for a New Crumbs Class B Exchangeable Unit underlying such Claim Shares) shall be deemed to be valued at Ten Dollars ($10.00) per pair (or share of Common Stock) (such pair being a “Common Stock Equivalent Pair”), as the case may be. In lieu of having his, her, or its Claim Shares being applied to satisfy indemnifiable Damages payable with respect to a Parent Claim, the Members shall have the right to pay cash in an amount equal to indemnifiable Damages payable to satisfy such Parent Claim and upon payment of such amount, the Escrow Agent shall release to the Members in accordance with the Member Allocation, a number of Common Stock Equivalent Pairs equal to the amount of such indemnity payment divided by $10.00.

1.7  Other Effects of the Merger.  The Merger shall have all further effects as specified in the applicable provisions of the DLLCA.

1.8  Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, or otherwise carry out this Agreement, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.9  Organic Anti-Dilution; Equitable Adjustment of EBITDA Targets.

(a) The Equity Consideration, the Contingency Consideration and the Stock Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock (each, an “Organic Dilution Event”), in the case of the Equity Consideration, occurring on or after the date hereof and prior to the Effective Time and, in the case of the Contingency Consideration and the Stock Targets, occurring on or after the date hereof and prior to the time any such Contingency Consideration is delivered to the Members, if any. Notwithstanding the foregoing, (i) the issuance, exchange, combination or other like change of the Equity Consideration and the Contingent Consideration (and the securities underlying the Equity Consideration and the Contingent Consideration) as contemplated by Section 1.4 of this Agreement shall not be deemed an Organic Dilution Event, and/or (ii) the issuance of Common Stock and/or other securities of Parent pursuant to any exercise or conversion of securities of Parent issued and outstanding as of the date of this Agreement shall not be deemed an Organic Dilution Event.

(b) In the event Parent or any of its subsidiaries engages in a transaction or series of related transactions outside the ordinary course that would reasonably be expected to cause a material decrease in Adjusted EBITDA during the Earnout Period, the audit committee of Parent would equitably adjust the applicable EBITDA Targets downward in the relevant time periods.

1.10  No Right of Set Off.  Notwithstanding any other provision of this Agreement, the Parent and the Parent Indemnified Parties shall have no right to set-off any obligation they may have with respect to the Contingency Consideration against any amounts they believe the Members owe them under this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MEMBERS

The following representations and warranties by the Company and the Members to Parent and Merger Sub are qualified by those disclosures and exceptions set forth in the Company disclosure schedule (the “Company Disclosure Schedule”). The Company represents and warrants to Parent and Merger Sub with respect to the following representations and warranties (other than the Member Representations) and each Member represents and warrants as follows on a several and not joint basis, only those representations and warranties contained in Sections 2.2(b), 2.2(h), 2.2(i), 2.4(b), 2.5(b), 2.6(b), 2.12(b), 2.18(b), 2.25 and 2.28 (the “Member Representations”) of this Article II solely to the extent such representation is made with respect to such Member and/or with respect to such Member’s Old Crumbs Units), in each case as of the date hereof and as of the Closing, as follows:

2.1  Due Organization and Good Standing.  Each of the Company and each subsidiary of the Company listed on Section 2.1 of the Company Disclosure Schedule (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Company Material Adverse Effect. The Company has heretofore made available to Parent accurate and complete copies of the Company’s certificate of formation and limited liability company agreement, as amended to date and as currently in effect (the “Company Organization Documents”), and the certificate of formation or equivalent organizational document of each of the Company Subsidiaries, each as amended to date and as currently in effect (the “Company Subsidiary Organization Documents”). None of the Company or any Company Subsidiary is in violation of any Company Organization Document or Company Subsidiary Organization Document, as the case may be.

For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of the Company and the Company Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Company Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that the Company is affected in a disproportionate manner relative to other companies in the industries in which the Company and the Company Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which the Company or any of the Company Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, the Company and Company Subsidiaries taken as a whole, relative to other participants in the industries in which the Company and Company Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect the Company and Company Subsidiaries taken as a whole, relative to other participants in the industries in which the Company and Company Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Merger or the other transaction contemplated hereby, including the identity of Parent or the conduct of the Tender Offer and the Warrant Tender Offer (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by the Company and performance of or compliance by the Company with this Agreement or the taking of any action contemplated by this Agreement, (vii) any matter disclosed on the Company Disclosure Schedule or (viii) any failure to meet any financial or other projections.

2.2  Title to Securities; Capitalization.

(a) The authorized capital of the Company consists of 652,174 Old Crumbs Units of which (i) 300,00 are designated Old Crumbs Class A Units, (ii) 315,385 are designated Old Crumbs Class B Units and (iii) 36,798 are designated Old Crumbs Class C Units. As of the date hereof, there are 300,000 Old Crumbs Class A Units and 315,385 Old Crumbs Class B Units issued and outstanding and no Old Crumbs Class C Units issued and outstanding. For the purposes of this Agreement, (i) “Old Crumbs Unit” has the meaning ascribed to the term “Unit” in the Crumbs LLC Agreement, (ii) “Old Crumbs Class A Units” has the meaning ascribed to the term “Class A Units” in the Crumbs LLC Agreement, (iii) “Old Crumbs Class B Units” has the meaning ascribed to the term “Class B Units” in the Crumbs LLC Agreement, (iv) “Old Crumbs Class C Units” has the meaning ascribed to the term “Class C Units” in the Crumbs LLC Agreement, and (v) “Crumbs LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement by and among the Company and the Members dated as of September 30, 2008.

(b) Such Member holds of record and owns all of the Old Crumbs Units set forth opposite such Member’s name on Section 2.2(b)(i) of the Company Disclosure Schedule and, except as provided in the Crumbs LLC Agreement, such Units are held by such Member free and clear of any restrictions on transfer, Encumbrances (other than as disclosed on Section 2.2(b)(ii) of the Company Disclosure Schedule, any restriction under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” securities Laws), Taxes (other than Taxes the payment of which is not yet due or is being contested in good faith), warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands. No such

Member is a party to any option, warrant, purchase right, or other contract or commitment that could require such Member to sell, transfer, or otherwise dispose of his, her or its Old Crumbs Units, other than this Agreement. No such Member is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of his, her or its Old Crumbs Units, other than this Agreement and the Crumbs LLC Agreement. The Old Crumbs Units held by such Member are not subject to preemptive rights, conversion price adjustment rights or rights of first refusal created by any agreement to which such Member is a party.

(c) Except as disclosed on Section 2.2(c) of the Company Disclosure Schedule, and except for the Old Crumbs Units held by the Members, no membership or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such membership or other equity or voting interest, of the Company is issued and outstanding. The Old Crumbs Units are duly authorized, validly issued, fully paid and non-assessable and were not issued in material violation of any applicable foreign, federal or state securities Laws or the Company Organization Documents. Except for the Old Crumbs LLC Agreement and the subscription agreements contemplated thereby, the Company has not entered into any other agreements or commitments to issue any membership interests and has not split, combined or reclassified the Old Crumbs Units.

(d) Except as otherwise described on Section 2.2(d) of the Company Disclosure Schedule, the Company directly or indirectly owns all of the capital stock of, or other equity interests in, the Company Subsidiaries. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued membership interests of, or other equity interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or membership interests of, or other equity interest in, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest. There are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any membership interests, capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(e) Except for the Old Crumbs LLC Agreement, there are no stockholders or members agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the Old Crumbs Units or the capital stock or equity interests of any Company Subsidiary.

(f) Except as disclosed on Section 2.2(f) of the Company Disclosure Schedule, no Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Encumbrance on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than Expenses and current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under leases that should be classified as capital leases in accordance with GAAP, (D) all obligations in respect of acceptances issued or created, (E) all indebtedness referred to in clauses (A) through (D) secured by an Encumbrance on any property of such Person and (F) all guarantee obligations for indebtedness of others referred to in clauses (A) through (E).

(g) From March 7, 2008 through the date hereof, except for tax distributions contemplated by Section 4.1 of the Old Crumbs LLC Agreement and as otherwise described on Section 2.2(g) of the Company Disclosure Schedule, the Company has not declared or paid any distribution or dividend in respect of the Old Crumbs

Units and has not repurchased, redeemed or otherwise acquired any Old Crumbs Units of the Company, and the Company Board has not authorized any of the foregoing.

(h) Such Member is a sophisticated seller with respect to the Old Crumbs Units, has adequate information concerning the business and financial condition of Parent and the Parent Subsidiaries (as defined herein) and their respective assets, has been given the information necessary to make an informed decision regarding this Agreement and the transactions contemplated hereby and has independently made his, her or its analysis and decision to enter into and consummate this Agreement based upon such information the Members deem appropriate. Notwithstanding the foregoing, no information or knowledge obtained by such Member as described herein will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger or the other transactions contemplated hereby.

(i) Such Member is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The financial condition of such Member is such that he, she or it is able to bear the risk of holding the Equity Consideration and/or Common Stock for an indefinite period of time and the risk of loss of his, her or its entire investment. Such Members has had the opportunity to ask questions of and receive answers from the management of Parent and the Parent Subsidiaries concerning the investment in the Equity Consideration and/or Common Stock and has sufficient knowledge and experience in investing in companies similar to Parent and the Parent Subsidiaries in terms of their stage of development so as to be able to evaluate the risks and merits of its investment in Parent and/or the Parent Subsidiaries. Such Member understands that the Equity Consideration and Common Stock are “restricted securities” as defined in Rule 144 under the Securities Act and have not been registered under the Securities Act and such Member is purchasing the Equity Consideration and/or Common Stock in accordance with an exemption from registration under the Securities Act. Such Member is acquiring the Equity Consideration and/or Common Stock for investment, for their own account, and not for resale or with a view to distribution thereof in violation of the Securities Act, and the rules and regulations promulgated thereunder. Such Member has not entered into an agreement or understanding with any other Person to resell or distribute the Equity Consideration and/or Common Stock. Such Member acknowledges that he, she or it will not reoffer, resell, pledge or otherwise transfer any Equity Compensation and/or Common Stock except pursuant to an applicable exemption under the Securities Act or an effective registration statement, in each case in accordance with any applicable securities laws of any state of the United States or any other relevant jurisdiction. Such Member acknowledges that the Equity Consideration and/or Common Stock are not being received as a result of any general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

2.3  Subsidiaries.

(a)  Section 2.3(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each of the Company Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth on Section 2.3(a) of the Company Disclosure Schedule, all of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Company Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Company Subsidiaries owned by the Company or another Company Subsidiary.

(b)  Section 2.3(b) of the Company Disclosure Schedule lists all jurisdictions in which each of the Company and each Company Subsidiary is qualified to conduct its respective business.

2.4  Authorization; Binding Agreement.

(a) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Company Board and the Members, and (ii) no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(b) Such Member has the legal capacity to execute and deliver this Agreement and each ancillary agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which such Member is a party shall be when delivered, duly and validly executed and delivered by the Member and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitute the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except for the Enforceability Exceptions.

2.5  Governmental Approvals.

(a) Except as otherwise described in Section 2.5(a) of the Company Disclosure Schedule, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of the Company or any of the Company Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company or any Company Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws, (iii) such filings as contemplated by this Agreement pursuant to the Merger, (iv) for applicable requirements, if any, of the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”), or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (v) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a Company Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

(b) No Consent from any Governmental Authority on the part of such Member is required to be obtained or made in connection with the execution, delivery or performance by such Member of this Agreement or the consummation by such Member of the transactions contemplated hereby other than (i) pursuant to Antitrust Laws, (ii) such filings as contemplated by this Agreement pursuant to the Merger, (iii) for applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a Company Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

2.6  No Violations.

(a) Except as otherwise described in Section 2.6(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Company Organization Document or Company Subsidiary Organization Document, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract or Tenant Lease, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) (other than any Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which the Company or any of the Company Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restrictions (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

(b) The execution and delivery by such Member of this Agreement, the consummation by such Member of the transactions contemplated hereby, and compliance by such Member with any of the provisions hereof, will not (i) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (other than as set forth in Section 2.6(b) of the Company Disclosure Schedule, any restriction under the Securities Act, or any state “blue sky” securities Laws) on the Old Crumbs Units owned by such Member, or (ii) conflict with, contravene or violate in any Law applicable to such Member, except, with respect to clause (ii), for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

2.7  Company Financial Statements.

(a) As used herein, the term “Signing Company Financials” means the Company’s (i) audited consolidated financial statements (including, in each case, any related notes thereto), consisting of the Company’s consolidated balance sheets as of December 31, 2008 and December 31, 2009, and the related statements of operations, changes in members’ equity and cash flows for the years then ended and (ii) the unaudited consolidated financial statements, consisting of the Company’s consolidated balance sheet as of September 30, 2010, and the related statements of operations, changes in members’ equity and cash flows for the nine months then ended. As used herein, the term “Closing Company Financials” means the Company’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting of the Company’s consolidated balance sheet , as of December 31, 2010, and the related statements of operations, changes in members’ equity and cash flows for the years then ended. As used herein, the term “Company Financials” means the Signing Company Financials and the Closing Company Financials. True and correct copies of the Signing Company Financials are attached hereto on Section 2.7(a) of the Company Disclosure Schedule. The Signing Company Financials (i) in all material respects accurately reflect the Company’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with

GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 2.7(a) of the Company Disclosure Schedule and except for the absence of footnotes and audit adjustments in the case of unaudited Signing Company Financials), (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the Securities Exchange Commission (“SEC”) and mailings to Parent’s stockholders and warrantholders as it relates to the Tender Offer and the Warrant Tender Offer, comply, in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC. Any Closing Company Financials delivered pursuant to the terms of this Agreement will when delivered (i) in all material respects accurately reflect the Company’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Closing Company Financials), (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the SEC and mailings to Parent’s stockholders and warrantholders as it relates to the Tender Offer and the Warrant Tender Offer, will comply as of the Closing Date, [A] in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC. For purposes of this Agreement, “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

(b) The Company has disclosed to Parent, the Company’s outside auditors and Company Board any material fraud that to Company’s knowledge has arisen that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) None of the Company, any Company Subsidiary, or any manager, director, officer, or to the Company’s knowledge, any auditor or accountant of the Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary has received any material written complaint, allegation, assertion or claim from any Governmental Authority regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No employee and no member of Company Board has received written notice from any Governmental Authority or any Person of any material violation of securities Laws by the Company, any Company Subsidiary or any of their respective officers, managers, directors, employees or agents.

2.8  Absence of Certain Changes.

(a) From December 30, 2008 through the date hereof, except as described in Section 2.8 of the Company Disclosure Schedule, the Merger and the other transactions contemplated hereby, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b) From March 7, 2008 through the date hereof, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Company Material Adverse Effect.

2.9  Absence of Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary is subject to any material liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in the Company Disclosure Schedule, and (iii) liabilities or obligation under the payment terms of Company Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder).

2.10  Compliance with Laws.  Except as set forth in Section 2.10 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of, nor has it received, from March 7, 2008 through the date hereof, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of the Company or any Company Subsidiary is bound or affected including, without limitation, consumer protection, insurance or securities Laws, or (B) any Company Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

2.11  Regulatory Agreements; Permits.

(a) Except as disclosed in Section 2.11(a) of the Company Disclosure Schedule, there are no material written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 2.11(b) of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries, and each employee of the Company or any Company Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company or such Company Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Company’s or the Company Subsidiaries’ respective business as presently conducted, and to own, lease and operate the Company’s or the Company Subsidiaries’ respective assets and properties (collectively, the “Company Permits”). The Company shall have provided to Parent true, correct and complete copies of all material Company Permits as of the Closing Date. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s knowledge, threatened, except, in each case, where the failure of any Company Permits to have been in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries are not in violation in any material respect of the terms of any Company Permit.

(c) To the Company’s knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or threatened.

2.12  Litigation.

(a) Except as disclosed in Section 2.12(a)(i) of the Company Disclosure Schedule, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Authority of competent jurisdiction (each, an “Action”), or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a Company Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries are in material compliance with all Orders. Except as disclosed in Section 2.12(a)(ii) of the Company Disclosure Schedule, as of the date hereof there is no material Action that the Company or any of the Company Subsidiaries has pending against other parties. There is no material Action pending or, to the knowledge of the Company, threatened against the Company involving a claim against the Company for false advertising with respect to any of the Company’s products or services.

(b) There is no Action pending or, to the knowledge of the Member, threatened against such Member that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement. There is no Order binding against such Member or his, her or its Old Crumbs Units that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement.

2.13 Restrictions on Business Activities.  There is no Order binding upon the Company or any of the Company Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Company or any of the Company Subsidiaries as their businesses are currently conducted, any acquisition of property by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries as currently conducted, or the ability of the Company or any of the Company Subsidiaries from engaging in business as currently conducted or from competing with other parties, except, in each case, for such Orders that would not reasonably be expected to result in a Company Material Adverse Effect.

2.14 Material Contracts.

(a) Section 2.14(a)(i) of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Parent, except as set forth in Section 2.14(a)(ii) of the Company Disclosure Schedule and the Company Permits, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument (other than this Agreement or any ancillary agreement contemplated hereby and subject to Sections 2.11 and 2.19 with respect to the provision of Permits and Tenant Leases) in effect to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary, or any of their respective properties or assets are bound or affected as of the date hereof (each, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of Parent or any of its affiliates) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of 60 days or less;

(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) by its terms calls for aggregate payments by the Company or the Company Subsidiaries under such contract of more than $100,000 per year (excluding the historical Tenant Leases);

(vii) with respect to any material acquisition of another Person, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

(viii) other than in the ordinary course of business, obligates the Company or any Company Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between the Company or any Company Subsidiary and any of their respective managers, directors or executive officers that cannot be cancelled by the Company (or the applicable Company Subsidiary) within 60 days’ notice without material liability, penalty or premium;

(x) other than in the ordinary course of business, obligates the Company or any Company Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture) (excluding capital commitments or expenditures relating to the Tenant Leases); or

(xi) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company or any Company Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”).

(b) Except as disclosed on Section 2.14(b) of the Company Disclosure Schedule, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company or the Company Subsidiary party thereto (subject to Enforceability Exceptions) and, to the Company’s knowledge, the other party thereto, and other than such contracts that have expired by their terms or terminated pursuant to the terms of this Agreement, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of the Company Material Contract against Parent or such Company Subsidiary and, to the Company’s knowledge, the other party thereto; (iii) neither the Company nor any Company Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company or any Company Subsidiary, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Company’s knowledge, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the Company Subsidiaries, under such Company Material Contract, and (v) no other party to such Company Material Contract has notified the Company or any Company Subsidiary in writing that it is terminating or considering terminating the handling of its business by the Company or any Company Subsidiary or in respect of any particular product, project or service of the Company, or is planning to materially reduce its future business with the Company or any Company Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Company Material Adverse Effect.

2.15 Intellectual Property.

(a) Section 2.15(a)(i) of the Company Disclosure Schedule contains a list of: (i) all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by the Company or any of the Company Subsidiaries and is material to the business of the Company as currently conducted (“Company Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to the Company or any of the Company Subsidiaries and is material to the business of the Company (“Licensed Intellectual Property”). Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (x) has all right, title and interest in and to the Company Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Licensed Intellectual Property. Except as set forth in Section 2.15(a)(ii) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual

Property rights of any Person, and, except as set forth in Section 2.15(a)(ii) of the Company Disclosure Schedule, to the knowledge of the Company there is no valid basis for any such allegation. Except as set forth in Section 2.15(a)(iii) of the Company Disclosure Schedule, to the Company’s knowledge neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter the Company’s or any Company Subsidiary’s rights to any Company Intellectual Property or Licensed Intellectual Property. To the Company’s knowledge, all of the Company Intellectual Property and the license rights to the Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to the Company’s knowledge, threatened that challenges the rights of the Company or any of the Company Subsidiaries in any material respect of any Company Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to the Company or the Company Subsidiaries and used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted. Neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and the Company Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from the Company to managers, officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Company Benefit Plans”). The term Company Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with the Company and the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) has any liability.

(b) Other than as would not reasonably be expected to result in a Company Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Benefit Plan, (ii) each Company Benefit Plan has been administered in material accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) the Company and each Company ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans that are subject to Title IV of ERISA, (iv) all contributions and premiums required to be made by the Company or any Company ERISA Affiliate to any Company Benefit Plan subject to Title IV of ERISA have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not result in a Company Material Adverse Effect). Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005.

(c) Except as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to the Company Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which the Company is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of the Company or any of the Company Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of the Company, or increase the amount of compensation due any such employee, director or consultant.

(d) None of the Company Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e) No Company Benefit Plan maintained by the Company or any of the Company Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the Company Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f) Neither the Company nor any Company ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

2.17 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the Company Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) Section 2.17(b) of the Company Disclosure Schedule sets forth each jurisdiction where the Company and each Company Subsidiary files or is required to file a Tax Return.

(c) To the Knowledge of the Company and as of the date hereof, neither the Company nor any of the Company Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any of the Company Subsidiaries in respect of any Tax, and neither the Company nor any of the Company Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or are immaterial in amount).

(e) There are no material liens with respect to any Taxes upon any of the Company’s or the Company Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Company Financials have been established.

(f) Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Neither the Company nor any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Company Material Adverse Effect following the Closing.

(h) Neither the Company nor any of the Company Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(g) Neither the Company nor any Company Subsidiary has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(h) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date.

(i) The Company and each Company Subsidiary is and at all times has been a partnership or disregarded entity for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701.

(j) Neither the Company nor any Company Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l) The representations and warranties contained in Section 2.17 are the only representations and warranties being made by the Company or any of its Subsidiaries with respect to Taxes related to the Company or any of its Subsidiaries or this Agreement or its subject matter, and no other representation and warranty contained in any other Section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or imply, is being made with respect thereto.

(m) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18 Finders and Investment Bankers.

(a) Except as set forth on Section 2.18 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

(b) No Member has incurred, nor will he, she or it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Member.

2.19 Title to Properties; Assets.

(a) Section 2.19(a)(i) of the Company Disclosure Schedule contains a correct and complete list of all real property and interests in real property leased or subleased by or for the benefit of the Company or any of the Company Subsidiaries from or to any Person (collectively, the “Company Real Property”). The list set forth in Section 2.19(a)(i) of the Company Disclosure Schedule contains, with respect to each of the Company Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Tenant Leases”), the terms of which have been complied with by the Company and any Company Subsidiary in all material respects, except as set forth in Section 2.6(a) of the Company Disclosure Schedule. The Company Real Property set forth in Section 2.19(a)(i) of the Company Disclosure Schedule comprises all of the real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries. The Company does not own any real property. Except as set forth on Section 2.19(a)(ii) of the Company Disclosure Schedule, the Company or a Company Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Except as set forth in Section 2.19(b)(i) of the Company Disclosure Schedule, a true, correct, complete and full execution copy of each Tenant Lease set forth in Section 2.19(a)(i) of the Company Disclosure Schedule has been provided to Parent prior to the Closing Date. Except as set forth in Section 2.19(b) (ii) of the Company Disclosure Schedule, as of the date hereof the Company or the Company Subsidiary’s interests in each of the Tenant Leases (other than the Stockholder Leases) are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Tenant Leases is in full force and effect and, as of the Effective Time, the Company or the Company Subsidiary’s interests in each of the Tenant Leases (including the Restructured Leases assigned to the Company pursuant to Section 5.14) are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Tenant Leases is in full force and effect. Except as set forth in Section 2.20(b)(ii) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other party to any Tenant Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Tenant Leases. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such Tenant Leases and have not received notice of any material default, delinquency or breach on the part of the Company or any Company Subsidiary. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established on the Company’s or any Company Subsidiary’s books with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto or created by or through Parent or any Parent Subsidiary, and (vii) such other imperfections in title as are not, in the aggregate, reasonably likely to have a Company Material Adverse Effect.

2.20 Employee Matters.

(a) There are no material Actions pending or, to the knowledge of the Company, threatened involving the Company or any Company Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To the Company’s knowledge, since March 7, 2008, there has been: (i) no labor union organizing or attempting to organize any employee of the Company or any of the Company Subsidiaries into one or more collective bargaining units with respect to their employment with the Company or any of the Company Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of the Company Subsidiaries pending with respect to their employment with the Company or any of the Company Subsidiaries or threatened against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of the Company Subsidiaries and no such agreement is currently being negotiated.

(b) Except as set forth on Section 2.20(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Company or any of the Company Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as would not result in any material liability to the Company or any Company Subsidiary, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.21 Environmental Matters.

(a) Neither the Company nor any of the Company Subsidiaries is the subject of any federal, state, local or foreign Order, judgment or written claim, and neither the Company nor any of the Company Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a material liability or obligation under any Environmental Law;

(b) The Company and the Company Subsidiaries are in material compliance with all applicable Environmental Laws;

(c) Neither the Company nor any of the Company Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material liability under applicable Environmental Laws; and

(d) Each of the Company and the Company Subsidiaries holds and is in material compliance with all Company Permits required to conduct its business and operations under all applicable Environmental Laws.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

2.22 Transactions with Affiliates.  Except as set forth in Section 2.22 of the Company Disclosure Schedule, other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any Company Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of the Company or any Company Subsidiary or such Person’s employment with the Company or any Company Subsidiary, (v) as set forth in Section 2.22 of the Company Disclosure Schedule, (vi) any Company Material Contract or (vi) as stated in the Company Financials, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either the Company or any of the Company Subsidiaries or (z) record or beneficial owner of more than 5% of the outstanding Old Crumbs Units as of the date hereof (each, an “Affiliate Transaction”).

2.23 Insurance.  Section 2.23 of the Company Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither the Company nor any Company Subsidiary is in any material respect, in breach of or default under, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

2.24 Books and Records.  All of the financial books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.25 Information Supplied.  None of the information supplied or to be supplied by the Company or such Member with respect to such Member expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to Parent’s stockholders and warrant holders as it relates to the Tender Offer and Warrant Tender Offer will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and/or Members or that is included in the SEC filings or mailings). None of the information supplied or to be supplied by the Company or such Member with respect to such Member expressly for inclusion or incorporation by reference in any of the Signing Filing, the Signing Press Release, the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and/or Members or that is included in the Ancillary Public Disclosures). Notwithstanding the foregoing, the Company and the Members make no representation, warranty or covenant with respect to any information supplied by Parent or any Parent Subsidiary.

2.26 Accounts Receivable.  All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company and/or the Company Subsidiaries, in accordance with GAAP (the “Accounts Receivable”) arose in the ordinary course of business and represent bona fide revenues of the Company and/or the Company Subsidiaries arising from their respective businesses. To the Company’s knowledge, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financial Statements.

2.27 Inventory.  The inventory of the Company and the Company Subsidiaries (a) is of good quality, (b) is usable and saleable in the ordinary course for the purposes for which it was intended and merchantable and fit for the purpose for which it was procured or manufactured (except for allowance for obsolete or excess inventory consistent with past practice or as otherwise reflected in the Company Financial Statements), (c) meets applicable manufacturing specifications, requirements of applicable Law, and the Company and the Company Subsidiaries customers’ policies on shelf life and “sell by dates“in all material respects, and (d) is not spoiled, damaged or contaminated (except for allowance for obsolete or excess inventory consistent with past practice or as otherwise reflected in the Company Financial Statements).

2.28 No Additional Representations.  The Company and each Member acknowledge that neither Parent, Merger Sub or their respective officers, managers, directors, members or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company or the Members and any of their representatives, in each case except as expressly set forth in Article III. Without limiting the foregoing, Parent and Merger Sub make no representation or warranty to the Company and/or the Members with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, future expenses or future expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or the future business, future operations or future affairs of Parent heretofore or hereafter delivered to or made available to the Company and/or the Members or their respective representatives or affiliates.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT

The following representations and warranties by Parent to the Company and the Members are qualified by those disclosures and exceptions set forth in the Parent disclosure schedule (the “Parent Disclosure Schedule”). Parent hereby represents and warrants to the Company and the Members as of the date hereof and as of the Closing as follows:

3.1 Due Organization and Good Standing.  Each of Merger Sub and any subsidiary of Merger Sub or Parent (collectively, the “Parent Subsidiaries”) and Parent is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of Parent and the Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to result in a Parent Material Adverse Effect. Parent has heretofore made available to Company accurate and complete copies of Parent’s certificate of incorporation and bylaws, each as amended to date and as currently in effect (the “Parent Organization Documents”) and the equivalent organizational documents of each Parent Subsidiary including, without limitation, the Merger Sub certificate of formation and the Merger Sub limited liability company agreement (collectively, the “Parent Subsidiary Organization Documents”), each as amended to date and as currently in effect. Neither Parent nor any Parent Subsidiary is in violation of any provision of the Parent Organization Documents or Parent Subsidiary Organization Documents, as the case may be.

3.2 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.0001 per share, of which 6,062,556 shares of Common Stock are issued and outstanding as of the date hereof and, as of the Effective Time, 6,062,556 shares of Common Stock (less any shares of Common Stock accepted by the Parent in the Tender Offer) shall be issued and outstanding and no shares of preferred stock are issued and outstanding. Except as set forth in Section 3.2(c) below, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. There are 5,456,300 IPO Shares (as defined in the Parent Organization Documents) and 606,256 shares of Common Stock held of record by the Parent Founder. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporations Law (“DGCL”), the Parent Organization Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent Organization Documents, the Prospectus and the Parent SEC Reports, there are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Merger Sub or any other Person.

(b) An aggregate of 6,062,556 units of membership interests of the Merger Sub are issued and outstanding, all of which are owned by Parent free and clear of any restrictions on transfer, Encumbrances (other than any restriction under the Securities Act, or any state “blue sky” securities Laws), Taxes (other than Taxes the payment of which is not yet due or is being contested in good faith), warrants and, except as contemplated by this Agreement, purchase rights, contracts, assignments, commitments, equities, claims and demands. Except as set forth above, no shares of capital equity or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All outstanding Units are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any applicable foreign, federal or state securities Laws, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, Merger Sub’s Subsidiary Organization Documents or any contract to which Merger Sub is a party or bound.

(c) Except for warrants issued to 57th Street GAC Holdings LLC (the “Parent Founder”) and Morgan Joseph LLC (as underwriter of the IPO) (the “Underwriter”) to purchase 3,700,000 shares of Common Stock (the “Sponsor Warrants”), warrants issued to Parent’s public stockholders to purchase 5,456,300 shares of Common Stock (the “Stockholder Warrants” and, together with the Sponsor Warrants, the “57th Street Warrants”), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Parent or Merger Sub or obligating Parent or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating Parent or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non assessable.

(d) The shares of (i) Parent Series A Voting Preferred Stock and (ii) New Crumbs Class B Exchangeable Units to be issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and non assessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or the

DLLCA, the Parent Organization Documents or Parent Subsidiaries Organization Documents or any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound and not subject to preemptive rights created by statute, the Parent Organization Documents or Merger Sub Organization Documents or any agreement to which the Parent or Merger Sub is a party or is bound.

(e) Upon delivery of the (i) Parent Series A Voting Preferred Stock and (ii) New Class B Exchangeable Units pursuant to this Agreement, the Members will have good title to such stock free and clear of any restrictions on transfer, Encumbrances (other than any restriction under the Securities Act, or any state “blue sky” securities Laws), warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands; other than the Lock Up Agreements.

(f) There are no registration rights (except as set forth in the Parent SEC Reports and the Prospectus), and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Parent is a party or by which Parent is bound with respect to any of its capital stock. As a result of the consummation of the Merger, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.3 Parent Subsidiaries.

(a) All Units of Merger Sub are owned by Parent, free and clear of all Encumbrances.

(b) Except for 100% ownership of Merger Sub, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or other investment in any Person. Merger Sub does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or other investment in any Person.

(c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of their respective incorporation or organization, the Parent Subsidiaries have not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of their respective obligations hereunder.

3.4 Authorization; Binding Agreement.  Parent and each Parent Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Parent Board, the Merger Sub Board and Parent (as the sole member of Merger Sub) and (ii) no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the Merger, and the other transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Parent and each Parent Subsidiary are a party shall be when delivered, duly and validly executed and delivered by each of Parent and the Parent Subsidiaries and assuming the due authorization, execution and delivery of this Agreement and any such ancillary agreements by the Company and the Members party thereto constitutes, or when delivered shall constitute, the legal, valid and binding obligation of each of Parent and the Parent Subsidiaries party thereto, enforceable against each of Parent and the Parent Subsidiaries party thereto in accordance with its terms, subject to the Enforceability Exceptions. Unless Parent has opted out of Section 203 of the DGCL or Section 203 of the DGCL otherwise does not apply to Parent (and in which case the following representation or warranty is not being made by Parent), the Parent Board has approved this Agreement and ancillary agreements related hereto and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL. To the knowledge of Parent, no other state takeover statute is applicable to Parent as it relates to the Merger or other transactions contemplated by this Agreement or the ancillary agreements related thereto.

3.5 Governmental Approvals.  No Consent of or with any Governmental Authority on the part of Parent or any Parent Subsidiary is required to be obtained or made in connection with the execution, delivery or performance by Parent or any Parent Subsidiary of this Agreement or any ancillary agreement related hereto or the consummation by Parent or any Parent Subsidiary of the transactions contemplated hereby or thereby other than (i) such filings as contemplated by this Agreement and pursuant to the Merger, (ii) for applicable requirements of the Securities Act and Exchange Act or any state “blue sky” securities Laws, and the rules and regulations thereunder, (iii) pursuant to Antitrust Laws, and (iv) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

For purposes of this Agreement, the term “Parent Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Parent and the Parent Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Parent Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Parent is affected in a disproportionate manner relative to other companies in the industries in which Parent and the Parent Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which Parent or any of the Parent Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, Parent and Parent Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and Parent Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Parent and Parent Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and Parent Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Merger or the other transaction contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by Parent and performance of or compliance by Parent with this Agreement or the taking of any action contemplated by this Agreement, (vii) any matter disclosed on the Parent Disclosure Schedule or (viii) any failure to meet any financial or other projections.

3.6 No Violations.  The execution and delivery by Parent and the Parent Subsidiaries of this Agreement and each other ancillary agreement related hereto and the consummation by Parent and the Parent Subsidiaries of the transactions contemplated hereby and thereby and compliance by Parent and the Parent Subsidiaries with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Parent Organization Documents or the Parent Subsidiary Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Parent Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Parent or the Parent Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Parent, the Parent Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Parent Material Adverse Effect.

3.7 SEC Filings and Parent Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Reports”). Section 3.7 of the Parent Disclosure Schedule lists and Parent has delivered to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter that Parent was required to file a Quarterly Report on Form 10-Q in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.7) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”) and (vi) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S. C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”). The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Report or Additional Parent SEC Report has been or is revised or superseded by a later filed Parent SEC Report or Additional Parent SEC Report, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent and the Parent Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and the Parent Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Except as set forth in Section 3.7 of the Parent Disclosure Schedule, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports or to be incorporated by reference in the Additional Parent SEC Reports (“Parent Financials”) fairly present, or will fairly present at the time of filing, as the case may be, the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and the Parent Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No financial statements other than those of Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Section 3.7 of the Parent Disclosure Schedule contains a description of all non-audit services performed by Parent’s auditors for Parent and the Parent Subsidiaries since the date of Parent’s formation and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Parent Board. Parent has no off-balance sheet arrangements.

(c) Neither Parent nor any Parent Subsidiary, or any manager, director, officer or employee of Parent or any Parent Subsidiary, or to the knowledge of Parent, any auditor or accountant of Parent or the Parent Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No employee and no member of the Parent Board nor any attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents or reported written evidence of any such violation to the Parent Board or any committee thereof or to any director or executive officer of Parent.

(d) The Parent Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e) Parent does not now conduct and has never conducted any business or operations and has not engaged in any other material transaction other than valuation and pursuit of transactions such as the Merger.

3.8 Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Parent Financials and/or set forth in the Parent SEC Reports (excluding any risk factor disclosures and any disclosure included in any “forward looking statements” disclaimer, forward looking statements or other statements that are predictive, forward looking, non-specific or primarily cautionary in nature), neither the Parent nor any Parent Subsidiary has incurred any liabilities or obligations of any kind, other than liabilities that have been incurred in the ordinary course of business (taking into account Parent is a special purpose acquisition company and the Expenses of Parent).

3.9 Information Supplied.  None of the information supplied or to be supplied by Parent or any Parent Subsidiary expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders and warrant holders with respect to the Tender Offer and Warrant Tender Offer will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent and/or any Parent Subsidiary or that is included in the SEC filings or mailings). None of the information supplied or to be supplied by Parent in writing expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent and/ or any Parent Subsidiary or that is included in Ancillary Public Disclosures). Notwithstanding the foregoing, Parent and each Parent Subsidiary make no representation, warranty or covenant with respect to any information supplied by the Company or the Members.

3.10 Absence of Certain Changes.

(a) From the date of formation of Parent through the date hereof, except as set forth in Section 3.10 of the Parent Disclosure Schedule and the Parent SEC Reports (excluding any risk factor disclosures and any disclosure included in any “forward looking statements” disclaimer, forward looking statements or other statements that are predictive, forward looking, non-specific or primarily cautionary in nature) and excluding the Merger, Parent and the Parent Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b) From the date of formation of Parent, except as set forth in the Parent SEC Reports (excluding any risk factor disclosures and any disclosure included in any “forward looking statements” disclaimer, forward looking statements or other statements that are predictive, forward looking, non-specific or primarily cautionary in nature), there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Parent Material Adverse Effect.

3.11 Taxes and Returns.

(a) Parent has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established.

(b) Section 3.11(b) of the Parent Disclosure Schedule sets forth each jurisdiction where Parent files or is required to file a Tax Return.

(c) To the knowledge of Parent and as of the date hereof, Parent is not being audited by any Tax authority nor has it been notified by any Tax authority that any such audit is contemplated or pending.

(d) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Parent in respect of any Tax, and Parent has not been notified in writing of any proposed Tax claims or assessments against Parent (other than, in each case, claims or assessments for which adequate reserves in the Parent Financials have been established or are immaterial in amount).

(e) There are no material liens with respect to any Taxes upon any of Parent’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Parent Financials have been established.

(f) Parent does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Parent for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Parent has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Parent Material Adverse Effect following the Closing.

(h) Parent has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) Parent has no liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j) Parent is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Parent with respect to any period following the Closing Date.

(k) Merger Sub is and at all times has been a disregarded entity for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701.

(l) Parent has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(m) The representations and warranties contained in Section 3.11 are the only representations and warranties being made by the Parent with respect to Taxes related to Parent or this Agreement or its subject matter, and no other representation and warranty contained in any other Section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or imply, is being made with respect thereto

3.12 Employee Benefit Plans.  None of Parent or Parent Subsidiary, or any trade or business (whether or not incorporated) that is treated as a single employer with the Parent or Parent Subsidiary, within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Parent ERISA Affiliate”) maintains or has any liability in connection with any (i) employee benefit plan (as defined in Section 3(3) of ERISA), (ii) loan to managers, officers or directors other than advances for expense reimbursements incurred in the ordinary course of business; (iii) securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements or (vi) current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director (together, the “Parent Benefit Plans”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent or Parent Subsidiary, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Parent or Parent Subsidiary, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. None of Parent, Parent Subsidiary or any Parent ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

3.13 Employee Matters.  Neither Parent nor any Parent Subsidiary has ever had any current or former paid employees. Neither Parent nor any Parent Subsidiary has any unsatisfied liability with respect to any current or former unpaid employee.

3.14 Material Contracts.

(a) Except as set forth in the Parent SEC Reports filed prior to the date hereof, or on Section 3.14(a)-1 of the Parent Disclosure Schedule, there are no written contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind to which Parent or any Parent Subsidiary is a party or by or to which any of the properties or assets of Parent or any Parent Subsidiary may be bound, subject or affected, which either (i) creates or imposes a liability greater than $100,000, or (ii) may not be cancelled by Parent on less than 60 days’ or less prior notice without penalty (the “Parent Material Contracts”). True and complete copies of all Parent Material Contracts have been made available to the Company, and are set forth in Section 3.14(a)-2 of the Parent Disclosure Schedule.

(b) With respect to each Parent Material Contract: (i) the Parent Material Contract is valid, binding and enforceable in all respects against Parent (or any Parent Subsidiary Party thereto) and, to Parent’s knowledge, the other party thereto and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions or other than such contracts that have expired by their terms); (ii) neither Parent nor any Parent Subsidiary is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent or any Parent Subsidiary, or permit termination or acceleration by the other party, under the Parent Material Contract; (iii) the consummation of the transactions contemplated by the Agreement will not affect the terms, validity or enforceability of the Parent Material Contract against Parent, the Surviving Corporation or any Parent Subsidiary and, to Parent’s knowledge, the other party thereto; and (iv) to the Parent’s knowledge, no other party to the Parent Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent or any Parent Subsidiary, under any Parent Material Contract except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Parent Material Adverse Effect.

3.15 Litigation.  There is no Action pending, or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Parent Material Adverse Effect. There is no Order binding against Parent, any Parent Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Parent Material Adverse Effect. There is no material Action that Parent or any Parent Subsidiary has pending against other parties.

3.16 Transactions with Affiliates.  Other than as set forth in the Parent SEC Reports, there are no (a) contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or any Parent Subsidiary, on the one hand, and on the other hand, any (i) director, officer, employee or affiliate of either Parent or any Parent Subsidiary, or (ii) record or beneficial owner of more than five percent (5%) of the outstanding Common Stock as of the date hereof and (b) there are no contracts, agreements or transactions between Parent or any Parent Subsidiary and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and no loans by Parent to any of its employees, officers or directors, or any of its affiliates.

3.17 Trust Fund.

(a) As of the date of this Agreement (and immediately prior to the Effective Time), Parent has (and will have immediately prior to the Effective Time) at least $54,476,303 (the “Minimum Trust Amount”) in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and held in trust by Continental Stock Transfer & Trust Co., Inc. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 19, 2010, between Parent and Trustee (the “Trust Agreement”). Immediately following consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Cash Consideration to the Members in accordance with this Agreement; provided, however that the liabilities and obligations of Parent and each Parent Subsidiary due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Parent holding shares of Common Stock sold in Parent’s initial public offering (“IPO”) who shall have tendered their shares of Common Stock pursuant to Parent’s certificate of incorporation, (ii) to the Underwriter as to approximately $600,193 representing deferred underwriting commissions and discounts payable upon consummation of the Merger (the “Deferred Underwriting Amount”), (iii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under any Antitrust Laws, (iv) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to Parent and/or any Parent Subsidiary or, in accordance with Section 7.3, the Company or any Member in connection with efforts to effect the Merger; provided, further, that, after payment of all the aforementioned liabilities and obligations from the Minimum Trust Amount as described herein, the remaining monies in the Trust Fund shall, as a result of the Merger, become an asset of Parent at and after the Effective Time. Set forth on Section 3.17 of the Parent Disclosure Schedule is Parent’s good faith estimate of the amounts described in items (ii) through (iv) above as of the Effective Time.

(b) As of the Effective Time and upon the filing of the amendment to Parent’s certificate of incorporation, those obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s certificate of incorporation will be terminated and Parent shall no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger, and no Parent stockholder shall be entitled to receive any amount from the Trust Account except, with respect to the Trust Account only, to the extent such stockholder tenders his, her or its shares of Common Stock pursuant to Parent’s certificate of incorporation.

3.18 Investment Company Act.  Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.19 Finders and Investment Bankers.  Except as set forth in Section 3.19 of the Parent Disclosure Schedule, Parent has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

3.20 Title to Properties.  Parent and the Parent Subsdiaries have good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances. Neither Parent nor any Parent Subsidiary has ever owned, leased, subleased or had any other interest in any real property.

3.21 Indebtedness.  Except as set forth in Section 3.21 of the Parent Disclosure Schedule and/or the Parent SEC Reports, none of Parent or any Parent Subsidiary has any Indebtedness.

3.22 Listing.  The Common Stock is quoted for trading on the OTCBB. Except as set forth in Section 3.22 of the Parent Disclosure Schedule, there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the OTCBB with respect to any intention by such entity to prohibit or terminate the quotation of the Common Stock on the OTCBB.

3.23 Board Approval; Tender Offer.  The Parent Board (including any required committee or subgroup of the Parent Board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the Merger constitutes a “Business Transaction” as such term is defined in the Parent’s certificate of incorporation, as amended. Assuming no more than eighty-eight percent (88%) of the “IPO Shares” as defined in the Parent’s certificate of incorporation, as amended, elect to redeem their Common Stock in the Tender Offer in accordance with Section 5.6(a), no other action on the part of Parent’s stockholders is required to consummate the Merger and upon consummation of the Merger, Article Sixth of Parent’s certificate of incorporation, as amended, shall no longer be applicable.

3.24 Insurance.  Section 3.24 of the Parent Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of Parent or any Parent Subsidiary, or pursuant to which the Parent or any Parent Subsidiary is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither Parent nor any Parent Subsidiary is in any material respect, in breach of or default under, and neither Parent nor any Parent Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

3.25 Environmental Matters.  Except for such matters that are not reasonably likely to result in a Parent Material Adverse Effect: (i) Parent and each Parent Subsidiary has complied with all applicable Environmental Laws; (ii) Parent and each Parent Subsidiary is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) None of Parent or any Parent Subsidiary has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance; and (iv) None of Parent or any Parent Subsidiary is subject to any Orders of any Governmental Authority or subject to any indemnity or other agreement with any third Person relating to liability under any Environmental Law or relating to Hazardous Substances.

3.26 Intellectual Property.  Except for their respective corporate names, none of Parent or any Parent Subsidiary owns, licenses or otherwise has any right, title or interest in any Intellectual Property whether or not registered.

3.27 Regulatory Agreements; Permits.

(a) There are no written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Parent or any Parent Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 3.27(b) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted, and to own, lease and operate their assets and properties (collectively, the “Parent Permits”) all of which have been made available to Company and all of which are in full force and effect, and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure of any Parent Permits to have been in full force and effect, or the suspension or cancellation of any of the Parent Permits, would not reasonably be expected to result in a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are not in violation in any material respect of the terms of any Parent Permit.

(c) To Parent’s knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to Parent or any Parent Subsidiary is pending or threatened.

3.28 No Additional Representations.

(a) Parent and Merger Sub acknowledge that neither the Company, the Members or their respective officers, managers, directors, members or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company or the Members furnished or made available to Parent or Merger Sub and any of their representatives, in each case except as expressly set forth in Article II. Without limiting the foregoing, the Company and Members make no representation or warranty to Parent or Merger Sub with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, future expenses or future expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, future operations or future affairs of the Company heretofore or hereafter delivered to or made available to Parent or Merger Sub or its respective representatives or affiliates.

ARTICLE IV.

COVENANTS

4.1 Conduct of Business of the Company and of Parent and Parent Subsidiaries.

(a) Unless the other Parties hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule with respect to the Company or Company Subsidiaries or Section 4.1 of the Parent Disclosure Schedule with respect to the Parent or Parent Subsidiaries, respectively, (i) the Company, the Company Subsidiaries, Parent, and the Parent Subsidiaries shall use commercially reasonable efforts to conduct their respective business, in all material respects in the ordinary course of business consistent with past practice and (ii) the Company and Parent shall use its respective commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its respective, and with respect to the Company, the Company Subsidiaries’ respective, and with respect to Parent, the Parent Subsidiaries’ respective, managers, directors, officers, employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it, and with respect to the Company, the Company Subsidiaries, and with respect to Parent, the Parent Subsidiaries, do significant business, and to preserve the possession, control and condition of its respective, and with respect to the Company, the Company Subsidiaries’ respective, and with respect to Parent, the Parent Subsidiaries’ respective, assets, all as consistent with past practice.

(b) Without limiting the generality of the foregoing clause (a), during the Executory Period, none of the Company, any of the Company Subsidiaries, Parent, or any Parent Subsidiary will (except as contemplated by the terms of this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule (or except as such action is in the ordinary course of business consistent with past practice in all material respects or necessary or incidental for the Company to pursue the business objectives set forth in the business plan attached hereto as Exhibit 4.1)) with respect to the Company or Company Subsidiaries or Section 4.1 of the Parent Disclosure Schedule with respect to the Parent or Parent Subsidiaries, respectively), without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend, waive or otherwise change, in any respect, any of its respective Charter Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock (and with respect to the Company, any Membership Interests), or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock (and with respect to the Company, any Membership Interests), or other securities or equity interests, including any securities convertible into or exchangeable for any of its capital stock (and with respect to the Company, any Membership Interests) or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock (and with respect to the Company, any Membership Interests) or other securities or equity interests;

(iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or, except for any tax distributions contemplated by Section 4.1 of the Old Crumbs LLC Agreement declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), in the case of the Company not to exceed $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person (other than a Company Subsidiary);

(v) increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2011 or 2012, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii) terminate or waive or assign any material right under any Company Material Contract or any Tenant Lease or enter into any contract (A) involving amounts potentially exceeding $250,000 per year or (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any subsidiary, except in the case of the Companies and the Company Subsidiaries as necessary to open new stores consistent with past practice, or enter into any new line of business except, in the case of Company and the Company Subsidiaries;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries in an amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) not in excess of $100,000 individually or $250,000 in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce the Company’s or any Company Subsidiary’s activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company’s or any Company Subsidiary’s facilities other than in the ordinary course of business;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi) make capital expenditures in excess of $100,000 individually and $250,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $500,000 in the aggregate outside the ordinary course of business other than pursuant to the terms of a Material Contract, Tenant Lease, or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights other than the sale of inventory in the ordinary course of business;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of the Old Crumbs Units or the capital equity of any Company Subsidiary;

(xxi) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xxiii) authorize or agree to do any of the foregoing actions.

For purposes of this Agreement, “Charter Documents” means any of the Company Organization Documents, Company Subsidiary Organization Documents, Parent Organization Documents, or Parent Subsidiary Organization Documents.

(c) It is agreed that, notwithstanding anything to the contrary contained in this Agreement, subject to compliance with applicable Laws, Parent and its affiliates shall be permitted to, and shall use its commercially reasonable efforts to negotiate and execute agreements to obtain commitments from holders of Common Stock not to tender into the Tender Offer; provided that such agreement shall be on terms and conditions reasonably acceptable to the Members and shall not adversely affect the Merger Consideration.

(d) It is agreed that, notwithstanding anything to the contrary contained in this Agreement, to the extent the Closing shall not have occurred by March 31, 2011, the Company shall have the right to pursue a capital financing to be consummated after the Drop Dead Date.

4.2 Access and Information; Confidentiality.

(a) Between the date of this Agreement and the Closing, each of the Company and the Company Subsidiaries, on the one hand, and Parent and the Parent Subsidiaries, on the other hand, shall give, and shall direct its accountants and legal counsel to give, Parent and the Parent Subsidiaries, on the one hand, and the Company and the Company Subsidiaries, on the one hand, respectively, and its respective Representatives, at reasonable times and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the other Parties), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to such Party and its subsidiaries, as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of such Party providing such information; provided further that in no event shall a Party have access to any information that (x) based on advice of counsel, could reasonably violate applicable Laws, including U.S. Antitrust Laws, or could jeopardize any legal privilege or (y) in the reasonable judgment of the other Party could (A) result in the disclosure of any trade secrets of third parties or (B) violate any obligation of such other Party with respect to confidentiality so long as, with respect to confidentiality, such party has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. No information or knowledge obtained by any Party hereto pursuant to this Section 4.2(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(b) All information obtained by the Company or any Company Subsidiary, on the one hand, and Parent or any Parent Subsidiary, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Confidentiality Agreement, dated October 28, 2010, between Parent and the Company (the “Confidentiality Agreement”). The Parties further acknowledge and agree that the existence and terms of this Agreement and the Merger are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person terms of this Agreement and the Merger other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, and rules or regulations of the SEC or the Financial Industry Regulatory Authority), (ii) as required to carry out a Party’s obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the Merger, in each case in accordance with and subject to the Confidentiality Agreement.

4.3 No Solicitation.

(a) For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions contemplated by this Agreement, including the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving any of the Company and/or the Company Subsidiaries, on the one hand, and any third Person, on the other hand, or acquisition or purchase of assets of the Company and/or the Company Subsidiaries fifty percent (50%) or more of such Person’s assets or business, any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning fifty percent (50%) or more of any class of equity or voting securities of Parent or the Company as applicable or, with respect to Parent only, a “Business Combination” as defined in the Parent Organization Documents.

(b) During the Executory Period, in order to induce Parent and the Company to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, neither the Company nor any Company Subsidiary, on the one hand, nor Parent nor Merger Sub, on the other hand, shall, directly or indirectly, authorize or permit any of its respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any Company Subsidiary, on the one hand, or the Parent or Merger Sub, on the other hand, to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw or propose publicly to withdraw, in a manner adverse to Parent or the Company and the Members, the approval of this Agreement or the Merger or the Company Board’s or the Parent Board’s, respective recommendation that holders of such Party’s capital equity adopt this Agreement (with respect to the Parent, such recommendation being the “Parent Board Recommendation”), (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third Person from, or waive any provision of, any confidentiality agreement to which the Company or any Company Subsidiary is a party (except as permitted pursuant to Section 4.2(a)). Without limiting the foregoing, each of the Company and Parent agrees that it shall be responsible for the actions of its and the Company Subsidiaries’ Representatives or Parent Subsidiaries’ Representatives, as the case may be, that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Person. The Company and Parent shall promptly inform their respective Representatives and the Company Subsidiaries’ Representatives and Parent Subsidiaries’ Representatives, as the case may be, of the obligations undertaken in this Section 4.3.

(c) Each of the Company and Parent shall notify the other hereto as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by the Company, the Company Subsidiaries or any of their respective Representatives, on one hand, or Parent, the Parent Subsidiaries or any of their respective Representatives, on the other hand, of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. The Company or Parent, as applicable, shall keep the other hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, the Company and Parent shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use their respective reasonable best efforts to cause, the Company’s Representatives, the Company Subsidiaries and their respective Representatives, on one hand, and Parent’s Representatives, the Parent Subsidiaries and their respective Representatives, on the other hand, to cease and terminate any such solicitations, discussions or negotiations.

(d) Notwithstanding this Section 4.3, if (i) Parent receives an Acquisition Proposal which the Parent Board concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by the Company and the Members, the Parent Board may, if it determines in good faith and after consultation with outside legal counsel, that not taking such action would be inconsistent with the fiduciary duties of the Parent Board to its stockholders under applicable Law, the Parent Board may withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company or the Members, the Parent Board Recommendation to undertake the Merger (a “Change of Board Recommendation”), approve or recommend such Superior Proposal and provided, further, that the Parent Board may not withdraw, modify or amend the Parent Board Recommendation in a manner adverse to the Company pursuant to the foregoing clause, or approve or recommend any Superior Proposal pursuant to the foregoing, unless such Superior Proposal did not result from a breach by Parent of this Section 4.3.

(e) For the purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal made in writing that the Parent Board has determined in its good faith judgment (after consultation with Parent’s legal counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal as well as any modifications to this Agreement the Company and the Members propose to make) are more favorable to the stockholders of Parent from a financial point of view than this Agreement and which after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal (as well as any modifications to this Agreement that the Company and the Members propose to make), is reasonably likely to be consummated.

(f) Notwithstanding anything to the contrary contained in this Agreement, for the purposes of this Section 4.3, the “Executory Period” applicable to the Company and the Company Subsidiaries obligations hereunder shall expire on the earlier of (i) March 31, 2011 and (ii) the Effective Time.

4.4 Non-Competition.

(a) Each Member hereby agrees that, from the Closing Date through the later of (i) the third (3rd) anniversary of the Closing Date or (ii) the date that is one year from the date that such Member is no longer employed by the Company or any affiliate thereof (the later of clauses (i) or (ii), “the Non-Compete Termination Date”), he, she or it will not at any time directly or indirectly, whether as a consultant, agent, independent contractor, partner, shareholder, member, participant, owner, operator, advisor, lender, lessor, guarantor, investor or otherwise (other than ownership as a passive investor of less than one (5%) percent of the voting stock of a company listed on a national stock exchange), for his own account or for the benefit of any other Person, and except in rendering his duties as an employee of Parent or its affiliates:

(i) engage in a business (a “Competing Business”) that derives more than 50% of its consolidated revenues from the business of selling, marketing, and developing cupcakes as currently conducted or planned to be conducted by the Company and the Company Subsidiaries (the “Business”), materially assist any other Person engaging in a Competing Business or encourage any other Person to enter a Competing Business;

(ii) provide or solicit services associated with the Business, or materially assist or encourage any other Person to do so;

(iii) induce or attempt to induce any customer of Parent or its subsidiaries to reduce or terminate the provision of services associated with the Business, or assist or encourage any other Person to do so;

(iv) induce or attempt to induce any vendor or other Person with whom Parent or its affiliates contracts or otherwise transacts business to reduce the level of business it does with Parent or its subsidiaries or terminate its relationship with Parent or its subsidiaries as it relates to the Business; or

(v) solicit any employee of Parent or its subsidiaries engaged in the Business to leave the employ of Parent or its affiliates or directly or indirectly hire any such employee, or assist or encourage any other Person to do so other than pursuant to a general solicitation not targeted at such employees.

(b) Each Member acknowledges and agrees that his, her or its breach of this Section 4.4 would result in irreparable harm to Parent or its affiliates for which Parent’s or its affiliates’ remedies at law would be inadequate. Each Member therefore agrees and acknowledges that temporary and permanent injunctive relief may be granted to Parent in a proceeding brought to enforce this Section 4.4, and each Member will not claim as a defense thereto that Parent has an adequate remedy at law. If it is judicially determined that a Member has violated any of his, her or its obligations under this Section 4.4, then the period of the covenants contained in this Section 4.4 automatically will be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c) Each Member acknowledges and agrees that (i) such Member will materially benefit from the consummation of the Merger, (ii) the agreement of such Member to the covenants in this Section 4.4 is a material inducement by such Member to persuade Parent to consummate the Merger, and Parent would not have otherwise done so if the Members did not agree to such covenants, and (iii) such Member is agreeing to the covenants of this Section 4.4 freely, voluntarily, and without duress or coercion.

(d) If the scope or duration of the restrictions set forth in this Section 4.4 is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, the Parties agree the scope or duration of the restrictions set forth in this Section 4.4 shall be replaced by a scope or duration which is valid, legal and enforceable.

4.5 Parent Founder Stock.  The Parent Founder shall execute the letter agreement under terms and conditions reasonably acceptable to the Parties and the Parent Founder (the “Letter Agreement”) whereby, at the Effective Time, One Hundred Fifty Thousand (150,000) shares of Common Stock issued to the Parent Founder (the “Founder Restricted Stock”), shall remain in escrow pursuant to that certain Escrow Agreement, dated May 19, 2010, between the Parent Founder and Continental Stock Transfer & Trust Company. While in escrow, such Founder Restricted Stock shall continue to remain issued and outstanding. Parent shall direct Continental Stock Transfer & Trust Company to release the Founder Restricted Stock from escrow to the Parent Founder as follows (subject o adjustment pursuant to the subsequent paragraph):

(a) Fifty Thousand (50,000) shares of Founder Restricted Stock in the event the First Stock Target has been achieved pursuant to Section 1.4; and/or

(b) Fifty Thousand (50,000) shares of Founder Restricted Stock in the event the Second Stock Target has been achieved pursuant to Section 1.4; and/or

(c) Fifty Thousand (50,000) shares of Founder Restricted Stock in the event the Third Stock Target has been achieved pursuant to Section 1.4; and/or

(d) to the extent the foregoing Stock Targets have not been fully achieved, Seventy Five Thousand (75,000) shares of Founder Restricted Stock in the event the 2013 EBITDA Target has been achieved pursuant to Section 1.4; and/or

(e) to the extent the foregoing Stock Targets have not been fully achieved, Seventy Five Thousand (75,000) shares of Founder Restricted Stock in the event the 2014 EBITDA Target has been achieved pursuant to Section 1.4; and/or

(f) any remaining Founder Restricted Stock not otherwise released hereunder in the event the 2015 EBITDA Target has been achieved pursuant to Section 1.4.

For the avoidance of doubt, the maximum number of shares of Founder Restricted Stock that are required to be released hereunder shall not exceed One Hundred Fifty Thousand (150,000) shares of Common Stock (the “Maximum Founder Restricted Stock”). In the event the First Stock Target is not achieved but the Second Stock Target is subsequently achieved, upon achievement of the Second Stock Target, the Parent Founder shall be entitled to both portions of Founder Restricted Stock for the First Stock Target and the Second Stock Target. In the event both the First Stock Target and Second Stock Target are not achieved but the Third Stock Target is subsequently achieved, upon achievement of the Third Stock Target, the Parent Founder shall be entitled to the portion of Founder Restricted Stock for the First Stock Target, the portion of Founder Restricted Stock for the Second Stock Target and the portion of Founder Restricted Stock for the Third Stock Target. In the event First Stock Target is achieved, the Second Stock Price Target is not achieved but the Third Stock Target is subsequently achieved, upon achievement of the Third Stock Price Target, the Parent Founder shall be entitled to the portion of Founder Restricted Stock for the Second Stock Target and the portion of Founder Restricted Stock for the Third Stock Target. In the event the 2013 EBITDA Target is not achieved but the 2014 EBITDA Target is subsequently achieved, the Parent Founder shall be entitled to both portions of Founder Restricted Stock for the 2013 EBITDA Target and the 2014 EBITDA Target. Notwithstanding the foregoing, in the event all or a combination of the Stock Targets set forth in Section 1.4(a) are achieved, the Founder Restricted Stock released to the Parent Founder shall not exceed the Maximum Founder Restricted Stock. Upon the expiration of the 2015 EBITDA Target, any portion of the Founder Restricted Stock for which Parent Founder is not entitled to have released pursuant to the foregoing shall be forfeited and cancelled by Continental Stock Transfer & Trust Company. Parent shall direct Continental Stock Transfer & Trust Company to release the relevant portion of the Founder Restricted Stock, if any, to the Parent Founder promptly after the relevant final determination of the Final EBITDA target and/or Stock Target for the applicable target period in accordance with Section 1.4. Upon the occurrence of a Change of Control of Parent or the Company during the Earnout Period, any portion of the Founder Restricted Stock not previously released to the Parent Founder pursuant to this Section 4.5 shall be released from escrow to the Parent Founder. Parent shall take, and shall use commercially reasonable efforts to cause the Parent Founder to take, any and all actions as may be necessary to effect the transactions described in this Section 4.5 and the Letter Agreement.

4.6 Member Representatives.  The Company and each Member hereby agree that Jason Bauer shall be appointed as the Member Representative, with respect to himself, Mia Bauer and Victor Bauer, and Edwin Lewis shall be appointed as Member Representative with respect to himself and Chuck Ireland, in each case as the attorney-in-fact for and on behalf of each of them, and the taking by the Member Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Escrow Agreement to which the Company and/or any Member is a party, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any indemnification claims, (ii) resolve any indemnification claims, and (iii) take all actions necessary in the judgment of the Member Representative for the accomplishment of the other terms, conditions and limitations of this Agreement. Accordingly, the Member Representatives have authority and power to act on behalf of the Company prior to Closing and each Member represented by such Member Representative with respect to this Agreement and the disposition, settlement or other handling of all indemnification claims, rights or obligations arising from and taken pursuant to this Agreement or any ancillary agreement hereto to which the Company and/or any Member is a party. Each Member will be bound by all actions taken by its Member Representative in connection with this Agreement to which such Party is a party and Parent shall only be required to acknowledge or act upon written communication signed by the Member Representatives. Such agency may be changed with respect to each such Member Representative by the majority of the Members represented thereby; provided, however, that no such Member Representative may be removed unless any such majority agrees to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, each Member Representative may resign at any time by providing written notice of intent to resign to the Members, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the relevant Members. No bond shall be required of any Member Representative, and no Member Representative shall receive any compensation for its services. No Member Representative shall be liable to the Members for any act done or omitted hereunder as Member Representative while acting in good faith and in the exercise of reasonable judgment, even if such act or omission constitutes negligence on the part of such Member Representative. Each Member Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. Each Member Representative may engage attorneys, accountants and other professionals and experts. Each Member Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by such Member Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Members shall indemnify their respective Member Representative and hold such Member Representative harmless against any loss, liability or expense incurred on the part of such Member Representative (so long as such Member Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Member Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Member Representative.

ARTICLE V.

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Notification of Certain Matters.

(a) Parent, on one hand, and each of the Company and the Members, on the other hand, shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Parent, as applicable, or any of their affiliates with respect to the consummation of the Merger. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(b) The Company and the Members shall have, upon written notice to Parent (a “New Disclosure Notice”), the right at any time after the date of this Agreement and prior to the Closing to amend the Company Disclosure Schedules to reflect any new disclosure information not set forth in the Company Disclosure Schedules as of the date of this Agreement. Notwithstanding this Section 5.1(b) and except for disclosures resulting from the performance of or compliance by the Company with this Agreement or the taking of any action required of the Company by this Agreement, Parent and Merger Sub shall not be obligated to accept any new disclosure information in the Company Disclosure Schedules in its reasonable discretion to the extent Parent notifies the Company and Members in writing of such determination within ten (10) Business Days of receipt of the New Disclosure Notice (a “Disclosure Rejection Notice”). Failure by Parent to reject such new disclosure information within such 10 Business Day period shall be deemed an acceptance by Parent of such new disclosure information in the Company Disclosure Schedules. Furthermore, if the Company and the Members fail to revoke, by notice to Parent, any such additional disclosure rejected by Parent within 5 business days following receipt of a Disclosure Rejection Notice, Parent and Merger Sub shall have the right to terminate this Agreement pursuant to Section 7.1(i) in the event they do not accept such new disclosure information. In the event Parent and Merger Sub accept (or are deemed to have accepted) the new disclosure information made by the Company and the Members to the Company Disclosure Schedules prior to the Closing Date, such new disclosure information shall be deemed part of the Company Disclosure Schedules and the Company and the Members shall have no liability with respect to otherwise indemnifiable Damages relating thereto.

5.2 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the expiration of the Executory Period, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.

(b) Each of Parent and the Parent Subsidiaries, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or any other applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private Person challenging any of the transactions contemplated hereby as violative of any Antitrust Law or any other applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, the Parent Subsidiaries and the Company shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Merger or any other transaction contemplated by this Agreement, or any other ancillary agreement contemplated hereby, each of Parent, the Parent Subsidiaries and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Prior to the expiration of the Executory Period, the Company shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Company Material Contract or Tenant Lease as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

(f) Notwithstanding anything herein to the contrary, neither Parent nor the Company shall be required to agree to any commercially unreasonable consent fee, term, condition or modification with respect to obtaining any Consents or Requisite Regulatory Approvals in connection with the Merger and consummation of the transactions contemplated by this Agreement provided that the Party deeming such consent fee, term, condition or modification commercially unreasonable shall negotiate with the other Parties in good faith with respect to other commercially reasonable alternatives and other accommodations.

5.3 Survival of Representations and Warranties; Indemnification.

(a) Survival; Limitations on Indemnification; Exclusive Remedy.  The representations, warranties and covenants to be performed prior to the Closing of a Party made in or pursuant to this Agreement will survive the Closing until one month after the audited financial statement of parent for fiscal year 2011 have been completed; provided, however, that the Fundamental Representations and Warranties will survive until the applicable statute of limitations; provided, further, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 5.3 will survive until such claim is finally resolved if the Indemnified Representative notifies in writing the Indemnifying Representative of such claim in reasonable detail prior to the expiration of the applicable survival period of such claim in accordance with this Section 5.3(a). For purposes of this Agreement, the “Fundamental Representations and Warranties” means those representations and warranties set forth in Sections 2.1, 2.2(a) — (d), 2.4, 2.17, 2.18, 2.20(b)(iii), 2.21 and 3.1, 3.2, 3.11, 3.17, 3.19, 3.23 and 3.25.

(b) Indemnification by the Members.

(i) Subject to the terms and conditions of this Section 5.3, from and after the Closing, each of the Members shall jointly and severally indemnify and hold harmless each of Parent, the Parent Subsidiaries, their affiliates and each of their respective successors and permitted assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”), that such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by the Company or any Company Subsidiary of any of their representations, warranties, or the covenants or agreements contained in this Agreement. The indemnification provided pursuant to this Section 5.3(b)(i) shall not include any matter for which indemnification is provided pursuant to Section 5.3(b)(ii).

(ii) Subject to the terms and conditions of this Section 5.3, from and after the Closing, each of the Members shall severally, but not jointly, indemnify and hold harmless each Parent Indemnified Party from and against any Damages, that such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by such Member of any of such Member’s representations or warranties contained in this Agreement (but not including the representations and warranties of or pertaining to any other Member or the Company or any Company Subsidiary in any of such provisions), and/or (ii) any breach by such Member of any of his, her or its covenants or agreements contained in this Agreement.

(c) Indemnification by Parent.  From and after the Closing, Parent shall indemnify and hold harmless the Company, the Members, their affiliates and each of their respective successors, heirs, estate, permitted assigns, managers, officers, directors, employees and agents (each, a “Company Indemnified Party”) from and against any Damages that such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by either Parent or any Parent Subsidiary of any of their representations, warranties, or covenants or agreements contained in this Agreement.

(d) Certain Limitations on Indemnification.

(i) No claim may be asserted nor may any action be commenced against a Party hereto for breach of any representation, warranty, covenant or agreement contained herein unless written notice of such claim or action is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 5.3(a), irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(ii) Notwithstanding anything to the contrary contained in this Agreement: (i) the Members shall not be liable for any claim for indemnification pursuant to this Section 5.3, unless and until the aggregate amount of indemnifiable Damages to the Parent Indemnified Parties which may be recovered from the Members equals or exceeds $200,000, after which the Members shall be liable to such parties only for those Damages in excess of $200,000; (ii) the maximum amount of indemnifiable Damages which may be recovered from the Members pursuant to this Section 5.3 shall not exceed the value of the Claim Shares as determined in accordance with Section 1.6(b) (the “Aggregate Cap”); provided, however that no Member shall be liable for indemnifiable Damages in excess of his, her or its pro rata share of the Aggregate Cap based on the Members allocable share of the Merger Consideration set forth in the Member Allocation and no Member shall be liable for the breaches of another Member of such other Member’s Member Representations or covenants or agreements;

(iii) Notwithstanding anything to the contrary contained in this Agreement: (i) Parent shall not be liable for any claim for indemnification pursuant to this Section 5.3, unless and until the aggregate amount of indemnifiable Damages to the Company Indemnified Parties which may be recovered from Parent equals or exceeds $200,000, after which Parent shall be liable to such party only for those Damages in excess of $200,000; and (ii) except with respect to the Merger Consideration, the maximum amount of indemnifiable Damages which may be recovered from Parent pursuant to this Section 5.3 shall not exceed the Aggregate Cap;

(iv) Subject to the terms and conditions of this Section 5.3 and Section 1.6(b), the indemnities set forth above in Section 5.3(b) of this Agreement will be satisfied solely through the surrender by the Members (without any payment therefor by the Parent Indemnified Parties) to Parent, in lieu of cash (subject to the Members right of substitution contained in Section 1.6(b), of a portion of the Claim Shares as determined in accordance with Section 1.6(b) of this Agreement (such surrender of such Claim Shares in satisfaction of Damages, the “Equitable Recoupment”). Except in the case of fraud, willful misconduct or intentional breach (the “Additional Remedies”), following the Closing, the Parent Indemnified Parties shall not be entitled to pursue any claims for indemnification against the Members and their affiliates (including the Company and the Company Subsidiaries) pursuant this Agreement other than through the aforementioned Equitable Recoupment, it being agreed that, except for the Additional Remedies, such Equitable Recoupment is the sole and exclusive remedy of the Parent Indemnified Parties with respect to any and all indemnification claims regarding this Agreement and the transactions contemplated hereby following the Closing.

(e) Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Section 5.3 with respect to Actions brought against a Parent Indemnified Party or a Company Indemnified Party (each in such capacity, an “Indemnitee”) by a Person other than a Party hereto (a “Third Party Claim”) shall be subject to the following terms and conditions (for purposes of this Agreement, the “Indemnified Representative” means Parent, with respect to an indemnification claim by a Parent Indemnified Party, and the applicable Member Representative (or with respect to the Company, both Member Representatives), with respect to an indemnification claim by a Company Indemnified Party, and the “Indemnifying Representative” means the applicable Member Representative (or with respect to the Company, both Member Representatives), with respect to an indemnification claim by a Parent Indemnified Party, and Parent, with respect to an indemnification claim by a Company Indemnified Party):

(i) The Indemnified Representative will give the Indemnifying Representative within thirty (30) days after receiving written notice of any Third Party Claim, specifying the nature and the amount (the “Claim Notice”). The failure of the Indemnified Representative to give timely notice shall not affect the Indemnified Representative’s rights to indemnification hereunder except to the extent that the Indemnifying Representative demonstrates that it was materially prejudiced by such failure.

(ii) The Indemnifying Representative shall notify the Indemnified Representative within fifteen (15) days after receipt of the Claim Notice whether the Indemnifying Representative will undertake, conduct, and control, through counsel of its own choosing (subject to the consent of the Indemnified Representative, such consent not to be unreasonably withheld, conditioned or delayed) and at its expense, the settlement or defense thereof, and Indemnified Representative shall cooperate with Indemnifying Representative in connection therewith, provided that if Indemnifying Representative undertakes such defense: (A) the Indemnifying Representative shall use commercially reasonable efforts to prevent and/or remove any Encumbrances or other adverse charge upon any asset of the indemnified party and shall not thereby settle such action without first obtaining the consent of Indemnified Representative (which consent cannot be unreasonably withheld, conditioned or delayed), except for settlements solely covering monetary matters for which Indemnifying Representative has acknowledged responsibility for payment; (B) the Indemnifying Representative shall permit the Indemnified Representative (at the Indemnified Representative’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnified Representative; and (C) the Indemnifying Representative shall agree promptly to reimburse the Indemnified Representative for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Representative, except for those costs expressly assumed by the Indemnified Representative hereunder. The Indemnified Representative agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third Person in connection therewith. The Indemnifying Representative’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnifying Representative may have against Indemnified Representative or any third Person. So long as the Indemnifying Representative is reasonably contesting any such claim in good faith, the Indemnified Representative shall not pay or settle any such claim. If the Indemnifying Representative does not notify the Indemnified Representative within fifteen (15) days after receipt of Indemnified Representative’s Claim Notice that it elects to undertake the defense thereof, the Indemnified Representative shall (upon further written notice), subject to the limitation set forth in Section 5.3(a), shall have the right to contest, settle or compromise the claim at the expense of the Indemnifying Representative (provided that the Indemnifying Representative shall not be required to pay the Indemnified Representative’s expenses for the defense, settlement or compromise of claims which are not covered by the Indemnifying Representative’s obligations pursuant to this Section 5.3) and shall not settle or compromise such claim without first obtaining the consent of the Indemnified Representative (which cannot be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, in the event the indemnifying party does not undertake the defense of the claim, the indemnified party shall use commercially reasonable efforts to contest, settle or compromise such claim in a commercially reasonable manner. Unless the Indemnifying Representative has consented to a settlement of a Third Party Claim (not to be unreasonably withheld, conditioned or delayed), the amount of the settlement shall not be a binding determination of the amount of the Damages and such amount shall be determined in accordance with the provisions of this Agreement and the Escrow Agreement. Notwithstanding anything herein to the contrary, the Indemnifying Representative shall not be entitled to assume control of any defense described herein if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks, as one of its principal claims, an injunction or equitable relief against an Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments.

(iii) Damages calculated pursuant to this Section 5.3 shall be calculated net of any amounts actually recovered by an Indemnitee pursuant to any indemnification agreement with any third party, including any insurer (after deducting the costs of incurred in pursuing such recovery). To the extent that any Damages that are subject to indemnification pursuant to this Section 5.3 are covered by insurance, the Indemnitees shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If an Indemnitee has received the payment required by this Agreement from the Indemnifying Representative in respect of any Damages and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts (after deducting the costs of incurred in pursuing such recovery) in trust for the benefit of the Indemnifying Representative and shall pay to the Indemnifying Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received (after deducting the costs of incurred in pursuing such recovery), up to the aggregate amount of any payments received from the Indemnifying Representative pursuant to this Agreement in respect of such Damages. Notwithstanding any other provisions of this

Agreement, it is the intention of the Parties that no insurer or any other third Person shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. To the extent that any Damages that are subject to indemnification pursuant to this Section 5.3 would result in Tax benefits to an Indemnitee, the amount of such Damages shall be reduced by the Tax benefits that may be available to such Person as a result of such Damages.

(f) Limitation.  In no event shall Damages be deemed to include any special, indirect, consequential or punitive damages. The rights of the Parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3 and, except as specifically set forth in Section 9.10 and Section 7.3, such indemnification rights shall be the sole and exclusive remedies of the Parties with respect to any matter arising under or in connection with this Agreement. To the maximum extent permitted by applicable Law, the Parties hereby waive all other rights and remedies with respect to any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise.

5.4 Public Announcements.  Parent and the Company agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that either Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Agreement and so long as appropriate filings are timely made with respect to the statements which constitute pre-commencement or other Tender Offer and/or Warrant Tender Offer communications.

5.5 Incentive Plan.  Parent shall establish, effective as of the Effective Time an incentive option, warrant or other equity plan for the Members, directors, managers, employees and consultants of Parent and its affiliates (the “Incentive Plan”). Parent shall use commercially reasonably efforts to obtain all necessary approval and authorization from the holders of Common Stock for such plan. The number of shares of Common Stock authorized and reserved for issuance under the Incentive Plan shall be seven percent (7%) of the Common Stock issued and outstanding on a fully diluted basis (inclusive of the Incentive Plan) as of the time immediately prior to the Effective Time. The Incentive Plan shall provide for a three (3) year vesting period for all options issued to directors, managers, employees and consultants of Parent and its affiliates at an exercise price of no less than Eleven Dollars and Fifty Cents ($11.50) per share of Common Stock.

5.6 Tender Offer; Warrant Tender Offer.

(a) Tender Offer.  Prior to the Closing Date, Parent will provide its stockholders with the opportunity to redeem their shares of Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less Taxes, upon the consummation of the Merger (the “Tender Offer”). Unless otherwise agreed to by the Parties, Parent shall use its commercially reasonably best efforts (subject to market conditions) to conduct the Tender Offer without stockholder vote pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers and compliance with the requirement of Article Sixth of its charter, and will file Tender Offer documents with the SEC. The Tender Offer documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Merger and the redemption rights as is required under Regulation 14A of the Exchange Act which regulates the solicitation of proxies. The obligation of Parent to accept for payment shares of Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer shall be subject to (i) the condition (the “Maximum Tender Condition”) that no more than a number of shares of the Common Stock equal to eighty-eight percent (88%)

of the IPO Shares (as defined in Parent’s certificate of incorporation as amended) shall have been validly tendered and not validly withdrawn pursuant to and prior to the expiration of the Tender Offer and (ii) the satisfaction of each of the other conditions set forth in Annex A hereto. Parent may not waive the Maximum Tender Condition or the other conditions set forth in Annex A (except for conditions to be satisfied by the Company and/or Members) without the consent of the Company and the Members and, unless agreed to by the Parties or required by the SEC, no material change may be made to the Tender Offer which imposes conditions to the Tender Offer in addition to those set forth in Annex A hereto or is inconsistent with this Section 5.6 except as required to comply with any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Tender Offer. The Parties hereby agree to negotiate in good faith to amend Annex A to reflect any changes that may be reasonably required as a result of discussions with the SEC or its staff. Furthermore, Parent may not waive any failure by a holder to validly tender his, her or its shares of Common Stock prior to the expiration of the Tender Offer, without the prior written consent of the Members. Notwithstanding the foregoing, Parent may, without the consent of the Company and the Members, (i) extend the Offer for one or more period(s) beyond the scheduled expiration date, which initially shall be no earlier than twenty (20) Business Days following the commencement of the Tender Offer (the “Initial Expiration Date”), if, at any scheduled expiration of the Tender Offer, the Maximum Tender Condition and/or the conditions set forth in Annex A, have not been satisfied or waived, or (ii) extend or amend the Tender Offer for any period (the Initial Expiration Date as extended, the “Expiration Time”) required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Tender Offer.

(b) Warrant Tender Offer.  Prior to the Closing Date, Parent will provide holders of the 57th Street Warrants with the opportunity to redeem their warrants for cash equal to One Dollar ($1.00) per warrant to be paid upon consummation of the Merger (the “Warrant Tender Offer” and together with the Tender Offer, the “Tender Offers”). Parent shall conduct the Warrant Tender Offer without stockholder vote pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers, and will file Warrant Tender Offer documents with the SEC. The Warrant Tender Offer documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The obligation of Parent to accept for payment the Sponsor Warrants and Stockholder Warrants validly tendered and not validly withdrawn pursuant to the Warrant Tender Offer shall only occur, subject to compliance with Rule 13e-4 and Regulation 14E of the Exchange Act, simultaneously upon the Parent’s acceptance of the shares of Common Stock validly tendered and not validly withdrawn in the Tender Offer and the satisfaction or waiver of each of the conditions set forth in Annex A hereto. Parent may not waive the conditions set forth in Annex A (except for conditions to be satisfied by the Company and/or Members) and no change may be made to the Warrant Tender Offer which increases the price being offered per warrant or imposes conditions to the Warrant Tender Offer in addition to those set forth in Annex A hereto or is inconsistent with this Section 5.6 without the consent of Company and the Members except as required to comply with any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Warrant Tender Offer. Furthermore, Parent may not waive any failure by a holder to validly tender his, or or its warrants prior to the expiration of the Tender Offer, without the prior written consent of the Members. Notwithstanding the foregoing, Parent may, without the consent of the Company and Members, (i) extend the Warrant Tender Offer for one or more periods beyond the scheduled expiration date, which initially shall be twenty (20) Business Days following the commencement of the Warrant Tender Offer (the “Initial Warrant Expiration Date”) if, at any scheduled expiration of the Warrant Tender Offer, any of the conditions set forth in Annex A, have not been satisfied or waived, or (ii) extend the Warrant Tender Offer for any period (the Initial Warrant Expiration Date as extended, the “Warrant Expiration Time”) required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Warrant Tender Offer.

(c) Payment Obligations.  If the payment to a registered holder under the Tender Offer or the Warrant Tender Offer is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Common Stock, Sponsor Warrant or Stockholder Warrant, as applicable, is registered on the transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Parent that such taxes either have been paid or are not applicable.

(d) Tender Offer Documents.  Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offers which shall contain the materials set forth in Section 5.6(e). Each Schedule TO shall contain or shall incorporate by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TOs, Offers to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Each of Parent, the Company and the Members agree to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Schedule TOs, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Common Stock, in each case as and to the extent required by applicable federal securities laws. No filing of, or amendment or supplement to, the Offer Documents shall be made by Parent without the prior consent (which shall not be unreasonably withheld, delayed or conditioned) of the Company and the Members. Parent shall give the Company, the Members and their counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of the Common Stock, Sponsor Warrants and/or Stockholder Warrants and shall not file any such Offer Documents without the Members and the Company approving the pro forma working capital figure in the Offer Documents. Parent shall provide the Company, the Members and its counsel with any comments that Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent to such comments.

(e) Company Cooperation.  The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s stockholders and warrantholders with respect to the Tender Offers shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the Tender Offer and the Warrant Tender Offer, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Members as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules. The Company and the Members understand that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make its, and cause each Company Subsidiary to make its, managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(f) Termination of Tender Offers.  Parent shall not terminate the Tender Offers prior to any scheduled Expiration Time without the prior consent of the Company except in the event this Agreement is terminated pursuant to the terms hereof.

5.7 Reservation of Common Stock.  Parent hereby agrees that at or prior to Closing there shall be, or Parent shall cause to be, reserved for issuance and/or delivery, and Parent shall thereafter maintain a reserve for issuance and/or delivery, such number of shares of Common Stock as shall be required for the conversion or exchange of the New Crumbs Class B Exchangeable Units (including upon issuance of the Contingency Consideration) and pursuant to the Exchange and Support Agreement by and between the Members, the Company and Parent, on terms and conditions reflecting and consistent with the term sheet set forth in Exhibit 5.7 attached hereto and such other terms and conditions reasonably satisfactory to the Parties (the “Exchange and Support Agreement”) and the amount to be reserved under the Incentive Plan.

5.8 Other Actions.  Notwithstanding anything to the contrary in Section 5.4:

(a) as promptly as practicable after the execution of this Agreement, Parent and the Company shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Immediately after the issuance of the Signing Press Release, Parent shall prepare and file a pre-commencement Schedule TO-C and/or Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Filing”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.

(b) as promptly as practicable after the completion of the Tender Offer and Warrant Tender Offer, Parent shall prepare a draft amendment to Schedule TO and/or Form 8-K announcing such offers, and announcing the Closing, if applicable, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to such results, including the Merger, if applicable, in any report or form to be filed with the SEC (“Closing Filing”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Tender Offer and Warrant Tender Offer, Parent and the Company shall mutually agree on and issue a press release announcing such voting results and, if applicable, the consummation of the Merger (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release and shall file the Closing Filing with the SEC.

5.9 Required Information.  In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of Parent, Merger Sub and/or the Company to any Government Authority, the OTCBB or other third Person in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, the Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other report, statement, filing, notice or application made by or on behalf of the Company, Parent or Merger Sub to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated hereby.

5.10 Merger.  If Parent or any of its successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of such Person assume the obligations of such Person pursuant to this Agreement, including, without limitation, the payment of the Contingency Consideration.

5.11 Certificate of Designation of Parent.  Prior the Closing, Parent shall adopt the Certificate of Designation and shall file it with the Secretary of State of Delaware.

5.12 Ancillary Agreements.  The parties agree to use their commercially reasonable efforts to negotiate and finalize the (i) Surviving Company Certificate of Formation, (ii) Surviving Company LLC Agreement, (iii) Lock Up Agreements, (iv) Letter Agreement, (v) Escrow Agreement, (vi) Exchange and Support Agreement, (vii) Tax Agreement, (vii) the Registration Rights Agreement, (viii) the Certificate of Designation, (ix) the Employment Agreements and (x) any other agreements contemplated by this Agreement, as soon as reasonably practicable following the date hereof; provided, however, that nothing herein shall require either such Parties to agree to any terms not reasonably satisfactory to such Party.

5.13 Directors and Officers of Parent After Closing.  To the extent that no amendment to Parent’s certificate of incorporation or any stockholder vote shall be required, Parent shall take all necessary action, including causing directors to resign, so that five persons to be designated by the Members, (at least two of whom shall be independent under the applicable rules of the SEC and the applicable stock exchange), (the “New Directors”) are appointed or elected, as applicable, to the positions of directors of Parent in classes as designated by the Members to serve in such positions as of the Closing and such directors shall constitute the entire board, and so that persons to be designated by the Members are appointed or elected, as applicable, to the positions of officers of Parent (the “Officers”) and to serve in such positions as of the Effective Time.

5.14 Lease Restructuring.  Between the date hereof and the Closing, the Company and Crumbs Inc. shall use commercially reasonable efforts to obtain the consents of the landlords with respect to the assignment to and assumption by the Company of the Tenant Leases of Crumbs Inc. set forth on Section 5.14 of the Company Disclosure Schedule (the “Restructured Leases”) on terms and conditions reasonably acceptable by the Parties. Upon obtaining any such consent, the Company and Crumbs Inc. shall enter into assignment and assumption agreements pursuant to which Crumbs Inc. shall assign, convey and transfer all its right title and interest in and to each such Restructured Lease to the Company (or a designated Company Subsidiary) and such party shall assume and obtain all rights and obligations related to such Restructured Leases.

5.15 Letter of Credit Collateral.  The Company and EHL Holdings LLC shall use their respective commercially reasonable efforts to negotiate with Southeastern Bank in order to amend (i) the Promissory Note among Southeastern Bank, Magnolia Bluff, Inc. (“Magnolia”) and the Company (the “Promissory Note”) and (ii) the Loan Agreement dated as of June 16, 2008 between Southeastern Bank, the Company and Magnolia (the “Loan Agreement”) to (x) remove Magnolia as a borrower thereunder, (y) arrange for the substitution of cash collateral, a certificate of deposit or similar instrument of the Company not to exceed $570,000 as a replacement for the property pledged by Magnolia thereunder and (z) obtain the unconditional release of Edwin Lewis from all obligations and liabilities arising out of or related to the Guaranty made by Edwin Lewis in favor of Southeastern Bank. The Company shall enter into and, if necessary, file with appropriate Governmental Authorities such customary documentation reasonably necessary to effect such transactions including a full release of Magnolia from all such pledge obligations and a release of all Encumbrances related thereto. Furthermore, from and after the Closing, the Parent shall indemnify and hold harmless Magnolia and Edwin Lewis from all Damages arising out of or related to such matters.

5.16 Substitution of Lease Guarantee(s).  The Company shall use its commercially reasonable efforts to obtain prior to Closing the unconditional release of Jason Bauer and Victor Bauer from all obligations and liabilities arising out of or related to any guaranties made by Jason Bauer or Victor Bauer, as applicable, with respect to any Tenant Lease, including without limitation by substituting a guaranty of the Company or and Company Subsidiary. If any such releases have not been obtained prior to the Closing, the Company shall continue to use such commercially reasonable efforts to obtain such releases and shall not extend the term of such lease or otherwise materially amend the terms of such lease in a manner adverse to Jason Bauer and Victor Bauer,. Furthermore, from and after the Closing, Parent shall indemnify and hold harmless Jason Bauer and Victor Bauer from all Damages arising out of or related to such guaranties.

5.17 Trust Account.  Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and Section 3.17 hereof and (i) the Cash Consideration to the Members in accordance with this Agreement, (ii) all amounts payable to stockholders of Parent holding shares of Common Stock sold in Parent’s initial public offering (“IPO”) who shall have validly tendered and not withdrawn their shares of Common Stock in the Tender Offer upon acceptance by the Parent of such shares (the “Tender Consideration”), (iii) all amounts payable to holders of Sponsor Warrants and Stockholder Warrants who have validly tendered and not withdrawn their warrants in the Warrant Tender Offer upon acceptance by the Parent of such warrants (the “Warrant Tender Consideration”), (iv) the Deferred Underwriting Amount to the Underwriter, (iii) the Expenses to the third parties to which they are owed and (iv) the remaining monies in the Trust Fund to Parent.

5.18 Merger Filings.  Parent shall make, and shall cause the Parent Subsidiaries to make, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder.

5.19 Section 16 Matters.  Prior to the Effective Time, Parent shall take all commercially reasonable steps as may be required to cause any acquisitions of Parent securities (including derivative securities with respect to the Common Stock) resulting from the Merger or the other transactions contemplated hereby by each Person who is or can be reasonably expected to become as a result of the Merger subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.20 Certain Tax Matters.  The Parties agree and acknowledge that (i) the Company shall be considered as continuing for purposes of Subchapter K of the Code, (ii) the exchange right associated with the New Crumbs Class B Exchangeable Units shall be treated as a separate put option on the stock of the Parent pursuant to the terms and conditions of the Exchange Agreement, and (iii) the Merger shall be treated for U.S. tax purposes as a purchase by the Parent of Class A Units (as defined in the Surviving Company LLC Agreement) in exchange for (a) the Merger Consideration (adjusted to reflect the units treated as retained by the Members for U.S. federal income tax purposes) and (b) the right to receive the Tax Benefit Payments (as such term is defined in the Tax Receivable Agreement) attributable to the transactions contemplated by this Agreement.

5.21 Further Assurances.  The Company and Parent shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/or any Governmental Authority.

ARTICLE VI.

CONDITIONS

6.1 Conditions to Each Party’s Obligations.  The obligations of each Party to consummate the Merger and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Time or Drop Dead Date, of the following conditions:

(a) Tender Offer.  The Tender Offer shall have been conducted in accordance with Section 5.6 and Parent shall have accepted the shares of Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer and no more than a number of shares of the Common Stock equal to eighty eight percent (88%) of the IPO Shares (as defined in Parent’s certificate of incorporation) shall have been validly tendered and not validly withdrawn prior to the expiration of the Tender Offer.

(b) Warrant Tender Offer.  The Warrant Tender Offer shall have been conducted in accordance with Section 5.6 and Parent shall have accepted the Sponsor Warrants and any Stockholder Warrants validly tendered and not validly withdrawn pursuant to the Tender Offer and the Parent Founder shall have tendered all of its Founder Warrants in the Warrant Tender Offer in accordance with Section 5.6(b).

(c) Antitrust Laws.  The applicable waiting period (and any extension thereof) under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals and Consents.  All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and all Consents from third Persons required in connection with the transactions contemplated by this Agreement (except for Consents relating to the Tenant Leases which is subject to Section 6.1(i)), shall have been obtained or made.

(e) Lease Restructuring.  The transactions contemplated by Section 5.14 shall have been completed in a manner reasonably satisfactory to the Parties.

(f) No Law.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger or the other transactions contemplated by this Agreement or the agreements contemplated by this Agreement illegal or otherwise preventing or prohibiting consummation of the Merger or such transactions contemplated by this Agreement, the Certificate of Designation or the other ancillary agreements related to this Agreement.

(g) The Escrow Agreement.  The Escrow Agreement shall have been finalized with terms and conditions reasonably satisfactory to the Parties and duly executed and delivered by the parties thereto.

(h) Certificate of Designation.  The Certificate of Designation for the Parent Series A Voting Preferred Stock shall have been finalized on terms and conditions reflecting and consistent with the term sheet set forth on Exhibit 6.1(h) and such other terms and conditions reasonably satisfactory to the Parties (the “Certificate of Designation”) and Parent shall have filed with the Secretary of State, and the Secretary of State shall have accepted, the Certificate of Designation duly adopted by the Parent Board.

(i) Tenant Leases.  An aggregate of retail stores of the Company representing at least Seventy Five Percent (75%) of the revenues of the Company on a consolidated basis (as reflected in the statement of income of the Closing Company Financials) either (a) shall have obtained Consents from third Persons required in connection with the Tenant Leases for such retail store and/or (b) have Tenant Leases that do not require Consent from any third Person.

6.2 Conditions to Obligations of Parent and the Parent Subsidiaries.  The obligations of Parent and the Parent Subsidiaries to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Company and the Members set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Agreements and Covenants.  The Company and the Members shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive manager of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(e).

(d) Secretary’s Certificate.  The Company shall have delivered to Parent a true copy of the resolutions of the Company Board authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of the Company or similar officer.

(e) Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f) LLC Agreement.  Parent shall have received the Surviving Company Limited Liability Agreement, duly executed by the Members.

(g) Legal Opinion.  Parent shall have received an opinion of the Company’s transaction counsel, Akin Gump Strauss Hauer & Feld LLP, , in form and substance reasonably satisfactory to the Parent, addressed to Parent and the Parent Subsidiaries, and dated as of the Closing Date.

(h) Lock Up Agreements.  Parent shall have received the Lock Up Agreements, duly executed by the Members.

(i) Employment Agreements.  Parent shall have received employment agreements from each of Jason Bauer, Mia Bauer and Chuck Ireland, substantially in the form attached hereto as Exhibit 6.1(i) (the “Employment Agreements”).

(j) Exchange and Support Agreement.  Parent shall have received the Exchange and Support Agreement, duly executed by the Members.

(k) Tax Agreement.  Parent shall have received the Tax Receivables Agreement, in the form set forth in Exhibit 6.2(k) attached hereto and on such other terms and conditions reasonably acceptable to the Parties (the “Tax Agreement”), duly executed by the Company.

(l) Registration Rights Agreement.  Parent shall have received the Registration Rights Agreement (as defined below), duly executed by the Members.

(m) Name Change.  Crumbs Inc. shall have filed an amendment to its certificate of incorporation changing its name to a name that does not utilize the word “Crumbs”, and the Secretary of State of the State of New York shall have accepted such amendment.

6.3 Conditions to Obligations of the Company and the Members.  The obligations of the Company and the Members to consummate the Merger are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Parent and/or any Parent Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except (i) to the extent that any of such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness or such representations and warranties would, in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(b) Agreements and Covenants.  Each of Parent and the Parent Subsidiaries shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(e).

(d) Secretary’s Certificate.  The Parent shall have delivered to the Company a true copy of the resolutions of the Parent Board, and Merger Sub Board, each authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of each of Parent and Merger Sub, or similar officer.

(e) Parent Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Legal Opinion.  The Company shall have received an opinion of the Parent’s and the Parent Subsidiaries’ counsel, Ellenoff Grossman & Schole LLP, in form and substance reasonably satisfactory to the Company and the Members, addressed to the Company and the Members, and dated as of the Closing Date.

(g) LLC Agreement.  The Members shall have received the Surviving Company Limited Liability Agreement, duly executed by Parent.

(h) Intentionally Omitted.

(i) Founder Letter Agreement.  The Letter Agreements shall be in full force and effect in accordance with its terms.

(j) Exchange and Support Agreement.  The Members shall have received the Exchange and Support Agreement, duly executed by Parent.

(k) SEC Compliance.  Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements under the Exchange Act.

(l) Directors and Officer of Parent.  Parent shall have delivered resignations of the existing directors of Parent effective as of the Effective Time in form and substance reasonably satisfactory to the Members and the Company and shall have caused the New Directors to be appointed to the board of directors of Parent and the Officers to be appointed to their respective positions, in each case as of the Effective Time.

(m) Registration Rights Agreement.  The Registration Rights Agreement among Parent and the Members shall have been finalized on terms and conditions reflecting and consistent with the term sheet set forth on Exhibit 6.1(m) and such other terms and conditions reasonably satisfactory to the Parties and the Members shall have received the Registration Rights Agreement (the “Registration Rights Agreement”), duly executed by Parent.

(n) Employment Agreements.  The Employment Agreements shall have been received by Parent, in form and substance reasonably satisfactory to the parties thereto.

(o) Tax Agreement.  The Members shall have received the Tax Agreement, duly executed by Parent.

6.4 Waiver of Closing Conditions.  In the event a Party (the “Waiving Party”) waives a Closing condition he, she or it has the right to require the satisfaction of as set forth in this Article VI and the Merger and the transactions contemplated by this Agreement are subsequently consummated, the Waiving Party (on behalf of itself and the Parent Indemnified Parties or the Company Indemnified Parties, as applicable) hereby waives any and all rights and claims against the Party failing to satisfy such Closing condition (the “Failing Party”) for Damages arising from the breach by the Failing Party of the Failing Party’s representations, warranties and/or covenant as it specifically relates to the Closing condition waived by the Waiving Party.

ARTICLE VII.

TERMINATION AND ABANDONMENT

7.1 Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the earlier of the Effective Time or the Drop Dead Date, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of Parent or Members (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of the Company and Parent, as duly authorized by the Parent Board and the Company Board;

(b) by written notice by either Parent or the Company if all the condition to the obligations of the Parties to consummate the Merger have been satisfied and the Merger has not been consummated by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Parent or the Company if the failure of the Closing to occur by the Drop Dead Date is due to the failure by Parent or any Parent Subsidiary, on one hand, or the Company, the Members and/or any Company Subsidiary, on the other hand, to fulfill in all material respects its obligations under this Agreement.

(c) by written notice by either Parent or the Company if the Closing conditions set forth in Section 6.1 have not been satisfied by the Company or Parent, as the case may be (or waived by Parent or the Company as the case may be) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Parent or the Company due to failure by Parent or any Parent Subsidiary, on one hand, or the Company, any Company Subsidiary or the Members, on the other hand, to fulfill in all material respects any of their respective obligations under this Agreement which results in, or otherwise causes, the failure of such condition to be satisfied;

(d) by written notice by either Parent or the Company, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other Action that is, in each case, then in effect and is final and nonappealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby or (ii) any Governmental Authority shall have finally, without the right to appealable, declined to grant any of the Requisite Regulatory Approvals; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party who has failed to comply with Section 5.2 as it relates to such Order or Action or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered;

(e) by written notice by Parent, if there has been a breach by the Company or any Member of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company or any Member shall have become untrue or inaccurate, in either case, that would result in a failure of a condition set forth in Section 6.2 (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company or any Member prior to the Drop Dead Date, then Parent may not terminate this Agreement under this Section 7.1(e) for fourteen (14) calendar days after delivery of written notice from Parent to Company of such Terminating Company Breach, provided Company or such Member continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such Terminating Company Breach by the Company or a Member is cured during such fourteen (14) calendar day period).

(f) by written notice by the Company, if there has been a breach by Parent or the Parent Subsidiaries of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or any Parent Subsidiary shall have become untrue or inaccurate, in either case, that would result in a failure of a condition set forth in Section 6.3 (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent prior to the Drop Dead, then Company may not terminate this Agreement under this Section 7.1(f) for fourteen (14) calendar days after delivery of written notice from Company to Parent of such Terminating Parent Breach, provided Parent continues to exercise commercially reasonable efforts to cure such Terminating Parent Breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such Terminating Parent Breach by the Parent is cured during such fourteen (14) calendar day period).

(g) by written notice by Parent if the Closing conditions set forth in Section 6.2 have not been satisfied by the Company and the Members (or waived by Parent) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to Parent if Parent or any Parent Subsidiary is in material breach of any representation, warranty or covenant contained in this Agreement which results in, or otherwise causes, the failure of any such condition to be satisfied; or

(h) by written notice by Company if the Closing conditions set forth in Section 6.3 have not been satisfied by Parent (or waived by Company) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to Company or any Member if the Company or any Member is in material breach of any representation, warranty or covenant contained in this Agreement which results in, or otherwise causes, the failure of any such condition to be satisfied.

(i) by written notice by either Parent or the Company if (i) the Parent Board (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve, recommend or enter into, or allow Parent or any of Parent Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for any Acquisition Proposal, and/or (ii) within ten (10) Business Days of delivery of written request by the Company for Parent to reaffirm the Parent Board Recommendation following the date any Acquisition Proposal with respect to Parent or any material modification thereto is first published or sent or given to the Parent, Parent fails to reaffirm the Parent Board Recommendation, (iv) Parent shall have failed to include in the Offer Documents distributed to its stockholders the Parent Board Recommendation or (v) the Parent or the Board of Directors (or any committee thereof) shall publicly propose any of the foregoing.

(j) by written notice by Parent if the Company fails to revoke any new material disclosure information within five (5) Business Days following the receipt of a Disclosure Rejection Notice from Parent.

(k) by written notice by the Company to the extent there is a material adjustment to the cash portion of the pro forma working capital figure in the Offer Documents which is attributable to Parent’s or the Parent Subsidiaries financial condition.

7.2 Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except (i) as set forth in this Section 7.2 and in Sections 7.3 and 7.4 and Article VIII and (ii) subject to Sections 7.4 and 5.3, nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination. Without limiting the foregoing, Section 4.2(b), Section 5.3, this Section 7.2, Section 7.3, Article VIII and Section 9.4 shall survive the termination of this Agreement.

7.3 Fees and Expenses.  Except as otherwise set forth in this Agreement, including Section 5.2 and this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, filing, mailing and printing of the Tender Offer and Warrant Tender Offer documents and all other matters related to the consummation of the Merger. Notwithstanding the foregoing and in the event the Merger is consummated pursuant to the terms of this Agreement, Parent shall pay the reasonable Expenses incurred by the Company and the Members in connection with this Agreement and the transactions contemplated hereby. Any Expenses incurred and/or otherwise due and owing by Parent or any Parent Subsidiary shall be paid out of remaining amounts of the Trust Fund released to Parent at Closing in accordance with Section 3.17. In the event [A] this Agreement is terminated (i) by the Company pursuant to Section 7.1(b) (Drop Dead Date), (ii) by the Company or by Parent pursuant to Section 7.1(c) (Mutual Closing Conditions) either (x) as a result of the failure to satisfy the conditions set forth in Sections 6.1(a) (Tender Offer), 6.1(b) (Warrant Tender Offer) or 6.1(c) (Antitrust Laws) or (y) as a result of the failure to satisfy the conditions set forth in Sections 6.1(g) (Escrow Agreement) or 6.1(h) (Certificate of Designation), unless such failure was due to the Company’s and/or a Member’s failure to comply with their respective obligations pursuant to Sections 5.2, 5.6 and/or 5.12 or to deliver any requisite counterparts contemplated by such conditions, (iii) by the Company pursuant to Section 7.1(d) (Governmental Order) to the extent Parent is in breach of its obligations pursuant to Section 5.2 as it relates to the relevant Order or Action, (iv) by the Company pursuant to Section 7.1(f) (Terminating Parent Breach), (v) by Parent pursuant to Section 7.1(g) (Parent Closing Conditions) as a result of the failure to satisfy the conditions set forth in Section 6.2(f) (LLC Agreement), Section 6.2(h) (Lock Up Agreements), Section 6.2(i) (Employment Agreements), Section 6.2(j) (Exchange and Support Agreement), Section 6.2(k) (Tax Agreement), or Section 6.2(l) (Registration Rights Agreement) unless such failure was due to the Company’s and/or a Member’s failure to comply with their respective obligations pursuant to Section 5.12 or to deliver any requisite counterparts contemplated by such conditions, (vi) by the Company pursuant to Section 7.1(h) (Company Closing Conditions), (vii) by Company or Parent pursuant to Section 7.1(i) (Acquisition Proposal), or (v) by the Company pursuant to Section 7.1(k) (Pro Forma Adjustment), and [B] Parent subsequently consummates a Business Combination with any Person other than the Company, Parent shall reimburse the Company for its documented and reasonable legal expenses the Company incurred up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate (the “Maximum Recovery Amount”).

7.4 Maximum Recovery.  Notwithstanding anything to the contrary in this Agreement, if the Company or any of the Members fail to effect the Closing for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) prior to Closing, then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.10, Parent’s and the Parent Indemnified Parties’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, the Company Subsidiaries and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”) for any breach, loss or Damage shall be to terminate this Agreement and the maximum liability of the Related Parties shall be an amount equal to the Maximum Recovery Amount. Other than the Maximum Recovery Amount. Parent and the Parent Indemnified Parties shall not have any rights or claims against any of the Related Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

7.5 Amendment.  This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

7.6 Waiver.  At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or any Parent Subsidiary in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII.

TRUST FUND WAIVER

8.1 Trust Fund Waiver.  Reference is made to the final prospectus of Parent, dated and filed with the SEC on May 19, 2010 (File No. 333-163134) (the “Prospectus”). Each of the Company and the Members warrants and represents that he, she or it has read the Prospectus and understands that Parent has established the Trust Fund containing the proceeds of its IPO and certain additional proceeds (to include the initial principal and interest accrued from time to time thereon) initially in an amount of $54,476,303 for the benefit of Parent’s public stockholders (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (i) to the Public Stockholders in the event they elect to redeem their shares of Common Stock in connection with the consummation of its Initial Business Combination, (ii) to the Public Stockholders if Parent fails to consummate its Initial Business Combination within 15 months from the date of the Prospectus or (iii) to Parent after or concurrently with the consummation of its Initial Business Combination. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Members hereby agrees he, she or it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund or distributions therefrom (except as set forth in (iii) of this paragraph) (“Distributions”), or make any claim against the Trust Fund and/ or Distributions, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Parent, on one hand, or the Company or the Members, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each of the Company and the Members hereby irrevocably waives any Claims he, she or it may have against the Trust Fund and/or Distributions now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Fund for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). Each of the Company and the Members agrees and acknowledges that such irrevocable waiver is material to this letter and specifically relied upon by Parent to induce it to enter in this Agreement, and each of the Company and the Members further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent the Company or any Member commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, monetary relief against Parent, each of the Company and the Members hereby acknowledges and agrees his, her or its sole remedy shall be against funds held outside of the Trust Fund and Distributions and that such Claim shall not permit the Company or any Member (or any Person claiming on the Company’s or any Member’s behalf or in lieu of the Company or any Member) to have any Claim against the Trust Fund, Distributions and/or any amounts contained therein. In the event that the Company or any Member commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Fund or the Public Stockholders, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from the Company or the Member, as the case may be, the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding. Notwithstanding the foregoing, nothing in this Section 8.1 shall relieve Parent of its obligations under Section 7.3.

ARTICLE IX.

MISCELLANEOUS

9.1 Survival.  The Confidentiality Agreement, the last sentence of Section 7.3 and the Company’s, the Members’ and the Member Representatives’ waiver set forth in Section 8.1, shall survive termination of this Agreement in accordance with Section 7.1.

9.2 Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i) if to the Company and the Members or to Parent (following Closing), to:

Crumbs Holdings LLC
110 West 40th Street
Suite 310
New York, New York 10018
Attention: Jason Bauer
Facsimile: (212) 221-7107

with a copy to (but which shall not constitute notice to the Company or the Members):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention: Bruce Mendelsohn
Facsimile: (212) 872-1002

(ii) if to the Member Representatives to:

Jason Bauer
Crumbs Holdings LLC
110 West 40th Street
Suite 310
New York, New York 10018
Attention: Jason Bauer
Facsimile: (212) 221-7107

Edwin Lewis
220 S. Morris St. Box 8
Oxford, MD 21654
Facsimile: 4106731385

with a copy to (but which shall not constitute notice to the Member Representatives):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention: Bruce Mendelsohn
Facsimile: (212) 872-1002

(iii) if to Parent or Merger Sub (before the Closing) to:

57th Street Acquisition Corp.
590 Madison Avenue
35th Floor
New York, New York 10022
Attention: Mark Klein
Facsimile: (212) 409-2407

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention: Douglas Ellenoff, Esq.
Facsimile: (212) 370-7889

9.3 Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder; provided, further, that each Member may assign all or a portion of its rights to receive its allocable portion of the Merger Consideration to the following (each a “Permitted Family Transferee”): (i) if the Member is not a natural Person, to its equity holders, (ii) to the immediate family members (including spouses, significant others, lineal descendants, brothers and sisters) of the Member or its equity holders, (iii) a family trust, foundation or partnership established for the exclusive benefit of the Member, its equity holders or any of their respective immediate family members, (iv) a charitable foundation controlled by the Member, its equity holders or any of their respective immediate family members or (v), by will or intestacy to the undersigned’s immediate family or to a trust, the beneficiaries of which are exclusively the undersigned and a member or members of the undersigned’s immediate family or a charitable foundation controlled by any such persons.

9.4 Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, the Parent Subsidiaries and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Parent, the Parent Subsidiaries and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 Waiver of Jury Trial.  Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6 Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7 Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to the Company, shall mean the actual knowledge of the Members, (excluding Edwin Lewis and Victor Bauer) after due inquiry and, when used with respect to Parent, shall mean the knowledge of the executive officers of Parent after due inquiry, and (v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D. C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Delaware. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8 Entire Agreement.  This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Disclosure Schedules referred to herein, which exhibits and Disclosure Schedules are incorporated herein by reference and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

9.9 Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.10 Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company or the Parent or the Parent Subsidiaries in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement in accordance with Section 7.1, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.11 Third Parties.  Except for the rights of the Indemnitees pursuant to Sections 5.3 and 5.15, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.12 Disclosure Schedules.  The disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall be deemed to be a disclosure on all other section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other sections thereof to which such disclosure is responsive. Certain of the information set forth in each of th Company Disclosure Schedule and the Parent Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Parties in this Agreement, nor shall such information be deemed to establish a standard of materiality.

9.13 Certain Definitions.  For purpose of this Agreement, the following capitalized terms have the following meanings.

Term	Section

6 Month Lock-Up Shares	1.6(a)
2013 Stock Target	1.4(a)(iii)
2014 EBITDA Target	1.4(a)(v)
2015 EBITDA Target	1.4(a)(vi)
57th Steret Warrants	3.2(c)
Acceleration Event	1.9
Accounts Receivable	2.26
Acquisition Proposal	4.3(a)
Action	2.12(a)

Term	Section

Additional Parent SEC Reports	3. 7(a)
Additional Remedies	5.3(d)(iv)
Adjusted EBITDA	1.4(a)
Adjusted Net Working Capital	1.3(a)
Adjusted Net Working Capital Benchmark	1.3(c)
Affiliate	9. 7
Affiliate Transaction	2. 22
Aggregate Cap	5.3(d)(ii)
Agreement	Preamble
Ancillary Public Disclosures	2. 25
Antitrust Laws	5. 2(a)
Business	4.4(a)(i)
Business Day	9. 7
Cash Consideration	1. 1(b)
Certificate of Designation	6.1(h)
Certificate of Merger	1.2(b)
Certifications	3. 7(a)
Change of Board Recommendation	4.3(d)
Change of Control	1.5
Charter Documents	4.1(b)
Claims	8. 1
Claim Notice	5. 3(e)(i)
Claim Termination Date	1.6(b)
Closing	1. 2(a)
Closing Company Financials	2.7(a)
Closing Date	1.2(a)
Closing Filing	5.8(b)
Closing Merger Consideration	1.1(b)
Closing Press Release	5.8(b)
Code	2.17(h)
Common Stock	1.4(a)(i)
Common Stock Equivalent Pair	1.6(b)
Company	Preamble
Company Benefit Plans	2. 16(a)
Company Board	Recitals
Company Disclosure Schedule	Preamble Article II
Company ERISA Affiliate	2. 16(a)
Company Financials	2. 7(a)
Company Indemnified Party	5. 3(c)
Company Intellectual Property	2. 15(a)
Company Board	Recitals
Company Material Adverse Effect	2.1
Company Material Contract	2.14(a)
Company Permits	2.11(b)

Term	Section

Company Organization Documents	2.1
Company Real Property	2.19(a)
Company Subsidiary or Company Subsidiaries	2.1
Company Subsidiary Organization Documents	2.1
Competing Business	4.4(a)(i)
Confidentiality Agreement	4.2(b)
Consent	2.5(a)
Contingency Consideration	1.4(a)
Crumbs LLC Agreement	2.2(a)
Current Assets of the Company	1.3(a)
Current Liabilities of the Company	1.3(a)
Damages	5.3(b)(i)
Deferred Underwriting Amount	3.17(a)
DGCL	3.2(a)
DLLCA	Recitals
Disclosure Rejection Notice	5.1(b)
Distributions	8.1
DOJ	5.2(b)
DOL	2.16(b)
Drop Dead Date	1.2(a)
Earnout Period	1.5
EBITDA Objection Period	1.4(c)
EBITDA Statement	1.4(c)
Effective Time	1.2(b)
Employment Agreements	6.2(i)
Encumbrance	2.6(a)
Enforceability Exceptions	2.4(a)
Environmental Laws	2.21
Equitable Recoupment	5.3(d)(iv)
Equity Consideration	1.1(b)
ERISA	2.16(a)
Escrow Agent	1.4(e)
Escrow Agreement	1.4(e)
Estimated Adjusted Net Working Capital	1.3(a)
Exchange Act	2.5(a)
Exchange Agreement	5.7
Executory Period	4.1(a)
Expenses	7.3
Expiration Time	5.6(a)
Failing Party	6.4
Final EBITDA	1.4(c)
Final Net Working Capital	1.3(b)
First Stock Target	1.4(a)(i)
Flow of Funds Memo	1.1(b)

Term	Section

Founder Restricted Stock	4.5
FTC	5.2(b)
Fundamental Representations and Warranties	5.3(a)
GAAP	2.7(a)
Governmental Authority	2.5(a)
Hazardous Substance	2.21
Incentive Plan	5.5
Indebtedness	2.2(f)
Indemnified Representative	5.3(e)
Indemnifying Representative	5.3(e)
Indemnitee	5.3(e)
Independent Accountant	1.3(b)
Initial Expiration Date	5.6(a)
Initial Warrant Expiration Date	5.6(b)
Intellectual Property	2.15(b)
Investment Company Act	3.17(a)
IPO	3.17(a)
Knowledge	9.7
Law or Laws	2.6(a)
Letter Agreement	4.5
Licensed Intellectual Property	2.15(a)
Loan Agreement	5.15
Lock Up Agreement	1.6
Magnolia	5.15
Maximum Contingency Consideration	1.4(a)
Maximum Founder Restricted Stock	4.5
Maximum Recovery Amount	7.2
Maximum Tender Condition	5.6(a)
Member or Members	Preamble
Member Allocation	1.1(b)
Member Warrants	5.5
Member Representations	Preamble Article II
Member Representatives	Preamble
Merger	Recitals
Merger Consideration	1.1(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
Minimum Trust Amount	3.17(a)
New Crumbs Class B Exchangeable Units	1.1(b)
New Directors	5.13
Non-Compete Termination Date	4.4(a)
Off-the-Shelf Software Agreements	2.14(a)(xi)
Offer Documents	5.6(d)
Offer to Purchase	5.6(d)

Term	Section

Officers	5.13
Old Crumbs Unit	2.2(a)
Old Crumbs Class A Units	2.2(a)
Old Crumbs Class B Units	2.2(a)
Old Crumbs Class C Units	2.2(a)
Order	2.12(a)
Parent	Preamble
Parent Benefit Plans	3.12
Parent Board	Recitals
Parent Claims	1.6(b)
Parent Disclosure Schedule	Preamble Article III
Parent ERISA Affiliate	3.12
Parent Financials	3.7(b)
Parent Indemnified Party	5.3(b)(i)
Parent Material Adverse Effect	3.5
Parent Material Contracts	3.14(a)
Parent Organization Documents	3.1
Parent Permits	3.27(b)
Parent SEC Reports	3.7(a)
Parent Series A Voting Preferred Stock	1.1(b)
Parent Subsidiaries	3.1
Parent Subsidiary Organization Documents	3.1
Party or Parties	Preamble
Permitted Encumbrances	2.19(b)
Permitted Family Trasnferee	9.3
Permitted Holder	1.5
Person	9.7
Promissory Note	5.15
Prospectus	8.1
Public Stockholders	8.1
Registration Rights Agreement	6.3(m)
Related Party	7.3
Representatives	4.2(b)
Requisite Regulatory Approvals	6.1(d)
Restructured Leases	5.14
Sarbanes-Oxley Act	3.7(a)
Schedule TO	5.6(d)
SEC	2.7
Secretary of State	1.2(b)
Second Stock Target	1.4(a)(ii)
Securities Act	2.2(b)
Signing GAAP	1.4(a)
Signing Company Financials	2.7(a)
Signing Filing	5.8(a)

Term	Section

Signing Press Release	5.8(a)
Sponsor Warrants	3.2(c)
Stock Achievement Notice	1.4(d)
Stock Targets	1.4(iii)
Stockholder Warrants	3.2(c)
Subsidiary	9.7
Superior Proposal	4.3(e)
Surviving Company	1.1(a)
Surviving Company Certificate of Formation	1.1(e)
Surviving Company LLC Agreement	1.1(e)
Tax or Taxes	2.17(m)
Tax Agreement	6.2(k)
Tax Returns	2.17(a)
Tenant Leases	2.19(a)
Tender Consideration	5.17
Tender Offer	5.6(a)
Tender Offers	5.6(b)
Tender Support Agreement	6.3(h)
Terminating Company Breach	7.1(d)
Terminating Parent Breach	7.1(e)
Termination Date	7.1
Third Stock Target	1.4(a)(iii)
Trading Day	1.4(a)
Trading Price	1.4(a)
Trust Account	3.17(a)
Trust Agreement	3.17(a)
Trust Fund	3.17(a)
Trustee	3.17(a)
Underwriter	3.2(c)
Waiving Party	6.4
Warrant Cap	5.69b)
Warrant Expiration Time	5.6(b)
Warrant Tender Consideration	5.17
Warrant Tender Offer	5.6(b)
WC Objection Period	1.3(b)
Working Capital Shortfall	1.3(c)

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

57TH STREET GENERAL ACQUISITION CORP.

By:	/s/ Mark Klein
Name:     Mark Klein

Title:	Chief Executive Officer

57TH STREET MERGER SUB LLC

By:	/s/ Mark Klein
Name:     Mark Klein

Title:	Manager

CRUMBS HOLDGINGS LLC

By:	/s/ Jason Bauer
Name:     Jason Bauer

Title:	Chief Executive Officer

MEMBERS:

/s/  Jason Bauer
Jason Bauer

/s/  Mia Bauer
Mia Bauer

/s/  Victor Bauer
Victor Bauer

CRUMBS, INC.

By:	/s/ Jason Bauer
Name:     Jason Bauer

Title:	President

EHL HOLDINGS LLC

By:	/s/ Edwin Lewis
Name:     Edwin Lewis

Title:	Chairman

/s/  John D. Ireland
John D. Ireland

MEMBER REPRESENTATIVES:

/s/  Jason Bauer
Jason Bauer

/s/  Edwin Lewis
Edwin Lewis

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Amendment (this “Amendment”), dated as of February 18, 2011, is made and entered into by and among 57th Street General Acquisition Corp., a Delaware corporation (“Parent”), 57th Street Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), the Members and the Member Representatives. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, Parent, Merger Sub, the Company, the Members and the Member Representatives are parties to that certain Business Combination Agreement, dated as of January 9, 2011 (the “Business Combination Agreement”);

WHEREAS, Section 7.5 of the Business Combination Agreement provides that the Business Combination Agreement may only be amended pursuant to a written agreement signed by each of the Parties thereto; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A. Amendments to the Business Combination Agreement.  The Business Combination Agreement is hereby amended as follows:

1. Section 1.4(a) Contingency Consideration; Contingency Consideration to the Members.  The second sentence of the last paragraph of Section 1.4(a) of the Business Combination Agreement is hereby amended and restated as set forth below:

“For purposes of this Section 1.4, “Adjusted EBITDA” shall mean consolidated net earnings of Parent, including net earnings attributable to any non-controlling interest, determined in accordance with Signing GAAP (as hereafter defined) before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to the Tax Receivable Agreement, depreciation, amortization, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, the non-cash effect on rent expense as a result of straight-lining rent, extraordinary or non-recurring expenses (including the Expenses) and all other extraordinary non-cash items for the applicable period and as applied on a consistent basis.”

2. Section 1.4(e) Contingency Consideration; Escrow.  The first sentence of Section 1.4(e) of the Business Combination Agreement is hereby amended and restated as set forth below:

“At Closing, Parent, the Company, the Member Representatives and Continental Stock Transfer & Trust Company (the “Escrow Agent”) shall enter into an Escrow Agreement, in the form and substance reasonably satisfactory to the Parties (the “Escrow Agreement”) and the Company and Parent shall deposit with the Escrow Agent pursuant to the terms of the Escrow Agreement [A] certificates for Four Million Four Hundred Thousand (4,400,000) New Crumbs Class B Exchangeable Units and Four Hundred and Forty Thousand (440,000) shares of Parent Series A Voting Preferred Stock representing the aggregate Contingency Consideration payable to the Members pursuant to this Section 1.4, and [B] certificates for the Claim Shares (as defined below).’

3. Section 3.7(b) SEC Filings and Parent Financial Statements.  Section 3.7(b) of the Business Combination Agreement is hereby amended and restated as set forth below:

“The financial statements and notes contained or incorporated by reference in the Parent SEC Reports or to be incorporated by reference in the Additional Parent SEC Reports (“Parent Financials”) fairly present, or will fairly present at the time of filing, as the case may be, the

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financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and the Parent Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. No financial statements other than those of Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Section 3.7 of the Parent Disclosure Schedule contains a description of all non-audit services performed by Parent’s auditors for Parent and the Parent Subsidiaries since the date of Parent’s formation and the fees paid for such services. Parent has no off-balance sheet arrangements.”

4. Section 3.8 Absence of Undisclosed Liabilities.  Section 3.8 of the Business Combination Agreement is hereby amended and restated as set forth below:

“Except as and to the extent reflected or reserved against in the Parent Financials and/ or set forth in the Parent Disclosure Schedule and/ or Parent SEC Reports (excluding any risk factor disclosures and any disclosure included in any “forward looking statements” disclaimer, forward looking statements or other statements that are predictive, forward looking, non-specific or primarily cautionary in nature), neither the Parent nor any Parent Subsidiary has incurred any liabilities or obligations of any kind, other than liabilities that have been incurred in the ordinary course of business (taking into account Parent is a special purpose acquisition company and the Expenses of Parent).”

5. Section 3.11(a) Taxes and Returns.  Section 3.11(a) of the Business Combination Agreement is hereby amended and restated as set forth below:

“Except as set forth in Section 3.11(a) of the Parent Disclosure Schedule, Parent has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established.”

6. Section 4.1(c) Conduct of Business of the Company and of Parent and Parent Subsidiaries.  Section 4.1(c) of the Business Combination Agreement is hereby deleted in its entirety and replaced with “Intentionally Omitted.”

7. Section 4.3(f) No Solicitation.  Section 4.3(f) of the Business Combination is hereby amended and restated as set forth below:

“Notwithstanding anything to the contrary contained in this Agreement, for the purposes of this Section 4.3, the “Executory Period” applicable to the Company and the Company Subsidiaries obligations hereunder shall expire on the earlier of (i) April 15, 2011 or (ii) the Effective Time.”

8. Section 5.1(b) Notification of Certain Matters.  The last sentence of Section 5.1(b) of the Business Combination Agreement is hereby amended and restated as set forth below:

“In the event Parent and Merger Sub accept (or are deemed to have accepted) the new disclosure information made by the Company and the Members to the Company Disclosure Schedules prior to the Closing Date, such new disclosure information shall be deemed part of the Company Disclosure Schedules and the Company and the Members shall have no liability with respect to otherwise indemnifiable Damages relating thereto except as set forth in Section 5.22.”

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9. Section 5.3(b)(i) Survival of Representations and Warranties; Indemnification; Indemnification by the Members. The last sentence of Section 5.3(b)(i) of the Business Combination Agreement is hereby amended and restated as set forth below:

“The indemnification provided pursuant to this Section 5.3(b)(i) shall not include any matter for which indemnification is provided pursuant to Section 5.3(b)(ii) or Section 5.22.”

10. Section 5.3(f) Survival of Representations and Warranties; Indemnification; Limitation. The second sentence of Section 5.3(f)of the Business Combination Agreement is hereby amended and restated as set forth below:

“The rights of the Parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3 and/ or Section 5.22 and, except as specifically set forth in Section 9.10 and Section 7.3, such indemnification rights shall be the sole and exclusive remedies of the Parties with respect to any matter arising under or in connection with this Agreement.”

11. A new Section 5.22 is hereby added to the Business Combination Agreement as set forth as follows:

“5.22 Separate Indemnification.  From and after the Closing, Crumbs Inc. shall indemnify and hold harmless each Parent Indemnified Party from and against any Damages that each Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to the matter set forth in Item 3 on Section 2.12(a)(i) of the Company Disclosure Schedule, as amended, including without limitation any Damages sustained, suffered or incurred due to the breach by the Company of its representations and warranties related to such matter. Crumbs Inc. hereby acknowledges and agrees that its indemnification obligations under this Section 5.22 shall be separate from and in addition to its indemnification obligations under Section 5.3 and Crumbs Inc. hereby agrees that the conditions and limitations under Sections 1.6(b), 5.3(a), 5.3(d)(ii) and 5.3(d)(iv) shall not apply to Crumbs Inc.’s indemnification obligations under this Section 5.22.”

12. Section 5.6(a) Tender Offer; Warrant Tender Offer — Tender Offer.  The fifth sentence of Section 5.6(a) of the Business Combination Agreement is hereby amended and restated as set forth below:

“Parent may not waive the Maximum Tender Condition or the other conditions set forth in Annex A (except for conditions to be satisfied by the Company and/ or Members) or any conditions set forth in the Offer Documents without the consent of the Company and the Members and, unless agreed to by the Parties or required by the SEC, no material change may be made to the Tender Offer which imposes conditions to the Tender Offer in addition to those set forth in Annex A hereto or is inconsistent with this Section 5.6 except as required to comply with any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Tender Offer.”

The eighth sentence of Section 5.6(a) of the Business Combination Agreement is hereby amended and restated as set forth below:

“Notwithstanding the foregoing, Parent may, without the consent of the Company and the Members, (i) extend the Offer for one or more period(s) beyond the scheduled expiration date, which initially shall be no earlier than twenty (20) Business Days following the commencement of the Tender Offer (the “Initial Expiration Date”), if, at any scheduled expiration of the Tender Offer, the Maximum Tender Condition and/ or the conditions set forth in Annex A or in Offer Documents have not been satisfied or waived, or (ii) extend or amend the Tender Offer for any period (the Initial Expiration Date as extended, the “Expiration Time”) required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Tender Offer.”

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13. Section 5.6(b) Tender Offer; Warrant Tender Offer — Warrant Tender Offer.  The fifth sentence of Section 5.6(b) of the Business Combination Agreement is hereby amended and restated as set forth below:

“Parent may not waive the conditions set forth in Annex A (except for conditions to be satisfied by the Company and/ or Members) or any conditions set forth in the Offer Documents and no change may be made to the Warrant Tender Offer which increases the price being offered per warrant or imposes conditions to the Warrant Tender Offer in addition to those set forth in Annex A hereto or is inconsistent with this Section 5.6 without the consent of Company and the Members except as required to comply with any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Warrant Tender Offer.”

The seventh sentence of Section 5.6(b) of the Business Combination Agreement is hereby amended and restated as set forth below:

“Notwithstanding the foregoing, Parent may, without the consent of the Company and the Members, (i) extend the Warrant Tender Offer for one or more periods beyond the scheduled expiration date, which initially shall be twenty (20) Business Days following the commencement of the Warrant Tender Offer (the “Initial Warrant Expiration Date”) if, at any scheduled expiration of the Warrant Tender Offer, any of the conditions set forth in Annex A or in the Offer Documents, have not been satisfied or waived, or (ii) extend the Warrant Tender Offer for any period (the Initial Warrant Expiration Date as extended, the “Warrant Expiration Time”) required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Warrant Tender Offer.”

14. Section 5.15 Letter of Credit Collateral.  The first sentence of Section 5.15 of the Business Combination Agreement is hereby amended and restated as set forth below:

“The Company and EHL Holdings LLC shall use their respective commercially reasonable efforts to negotiate with Southeastern Bank in order to amend (i) the Promissory Note among Southeastern Bank, Magnolia Bluff, Inc. (“Magnolia”) and the Company (the “Promissory Note”) and (ii) the Loan Agreement dated as of October 25, 2010 between Southeastern Bank, the Company and Magnolia (the “Loan Agreement”) to (x) remove Magnolia as a borrower thereunder, (y) arrange for the substitution of cash collateral, a certificate of deposit or similar instrument of the Company not to exceed $575,000 as a replacement for the property pledged by Magnolia thereunder and (z) obtain the unconditional release of Edwin Lewis from all obligations and liabilities arising out of or related to the Guaranty made by Edwin Lewis in favor of Southeastern Bank.”

15. Section 7.4 Maximum Recovery.  The last sentence in Section 7.4 of the Business Combination Agreement is hereby amended and restated as set forth below:

“Except as set forth in Section 5.22, Parent and the Parent Indemnified Parties shall not have, other than the Maximum Recovery Amount, any rights or claims against any of the Related Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.”

16. Section 9.11 Third Parties.  Section 9.11 of the Business Combination is hereby amended and restated as set forth below:

“Except for the rights of the Indemnitees pursuant to Sections 5.3, 5.15 and 5.22, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.”

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17. Company Disclosure Schedules.  Certain of the Company Disclosure Schedules to the Business Combination Agreement are amended to reflect the Disclosure Schedule Supplement set forth in Exhibit A attached hereto.

18. Parent Disclosure Schedules.  The Parent Disclosure Schedules to the Business Combination Agreement are hereby amended and restated in their entirety as set forth in Exhibit B attached hereto.

B. Miscellaneous.  This Amendment, the Business Combination Agreement (including the documents or instruments referred to herein, including any exhibits attached thereto and the Disclosure Schedules referred to therein, which exhibits and Disclosure Schedules are incorporated therein by reference) and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understanding, oral or written, with respect to such subject matters. Except as specifically amended hereby, the Business Combination Agreement, as amended hereby, shall remain in full force and effect. The terms and provisions of Article IX of the Business Combination Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

57TH STREET GENERAL ACQUISITION CORP.

By:	/s/ Mark Klein
Name:     Mark Klein

Title:	Chief Executive Officer

57TH STREET MERGER SUB LLC

By:	/s/ Mark Klein
Name:     Mark Klein

Title:	Manager

CRUMBS HOLDINGS LLC

By:	/s/ Jason Bauer
Name:     Jason Bauer

Title:	Chief Executive Officer

MEMBERS:

/s/ Jason Bauer
Jason Bauer

/s/  Mia Bauer
Mia Bauer

/s/  Victor Bauer
Victor Bauer

CRUMBS, INC.

By:	/s/ Jason Bauer
Name:     Jason Bauer

Title:	President

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EHL HOLDINGS LLC

By:	/s/ Edwin Lewis
Name:     Edwin Lewis

Title:	Chairman

/s/  John D. Ireland
John D. Ireland

MEMBER REPRESENTATIVES:

/s/  Jason Bauer
Jason Bauer

/s/ Edwin Lewis
Edwin Lewis

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Execution Version
AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT
          This Amendment No. 2 (this “Amendment”), dated as of March 17, 2011, is made and entered into by and among 57th Street General Acquisition Corp., a Delaware corporation (“Parent”), 57th Street Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), the Members and the Member Representatives. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Business Combination Agreement (as defined below).
          WHEREAS, Parent, Merger Sub, the Company, the Members and the Member Representatives are parties to that certain Business Combination Agreement, dated as of January 9, 2011, as amended by that certain Amendment to Business Combination Agreement, dated February 18, 2011 (the “Business Combination Agreement”);
          WHEREAS, Section 7.5 of the Business Combination Agreement provides that the Business Combination Agreement may only be amended pursuant to a written agreement signed by each of the Parties thereto; and
          WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     A. Amendments to the Business Combination Agreement. The Business Combination Agreement is hereby amended as follows:
          1. Warrant Tender. The Parties hereby agree and acknowledge that the “Warrant Tender Offer” as defined in, and contemplated by, the Business Combination Agreement prior to the execution of this Amendment shall not be conducted. As such, except with respect to Sections 2.1, 2.7, 2.25, 3.9 and 7.3 of the Business Combination Agreement and as otherwise set forth in this Amendment, all rights, interests and obligations of each Party with respect to continuing to pursue the Warrant Tender Offer (including those in Section 5.6) and any terms and conditions related thereto shall terminate as of the date of this Amendment and no longer be effective and Parent shall amend the Offer Documents to withdraw the Warrant Tender Offer. In furtherance of the foregoing:
          a. The References to “Warrant Tender Offer” in Sections 5.4, 5.6(c), 5.6(e), 5.8(b) and 9.13 are hereby deleted.
          b. References to “Tender Offers” shall only include the “Tender Offer”.

          c. The references to “Sponsor Warrant” and “Stockholder Warrant” in Sections 5.6(c) and 5.6(d) shall be deleted.
          d. The references to “warrantholders” in Section 5.6(e) shall be deleted.
          2. Section 1.1(e) The Merger. Section 1.1(e) of the Business Combination Agreement is hereby amended and restated as set forth below:
“On the Closing Date, and upon the terms and subject to the conditions of this Agreement, Parent shall cause the Trustee (as hereafter defined) to distribute the proceeds of the Trust Account (as hereafter defined) in accordance with Section 3.17, which shall include payment of the Cash Consideration to the Members and the Capital Contribution (as defined below) to the Surviving Company as partial consideration of the Class A units of the Surviving Company issued to Parent in accordance with Section 1.1(d).”
          3. Section 3.17(a) Trust Fund. The second sentence of Section 3.17(a) of the Business Combination Agreement is hereby amended and restated as set forth below:
“Immediately following consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Cash Consideration to the Members in accordance with this Agreement; provided, however that the liabilities and obligations of Parent and each Parent Subsidiary due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Parent holding shares of Common Stock sold in Parent’s initial public offering (“IPO”) or otherwise who shall have tendered their shares of Common Stock pursuant to Parent’s certificate of incorporation (“Aggregate Tender Consideration”), (ii) to the Underwriter as to approximately $600,193 representing deferred underwriting commissions and discounts payable upon consummation of the Merger (the “Deferred Underwriting Amount”), (iii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under any Antitrust Laws (“Regulatory Fees”), (iv) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to Parent and/ or any Parent Subsidiary or, in accordance with Section 7.3, the Company or any Member in connection with efforts to effect the Merger (“Combined Transaction Expenses”), and (v) an amount equal to Three Million Seven Hundred Thousand Dollars ($3,700,000) to be distributed to Parent to be held in reserve solely for the purpose of satisfying its obligations under the Warrant Repurchase Agreements (the “Warrant Reserve Amount”); provided, further, that, after payment of all the aforementioned liabilities and obligations from the Minimum Trust Amount as described herein, the remaining monies in the Trust Fund shall, as a result of the Merger, become an asset of the Surviving Company at and after the Effective Time and be distributed to the Surviving Company as promptly as practicable following the Effective Time (the “Capital Contribution”).”
          4. Section 5.6(a) Tender Offer; Warrant Repurchase.
          a. The heading to Section 5.6 is hereby changed to “Tender Offer; Warrant Repurchase”.

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          b. The first sentence of Section 5.6(a) of the Business Combination Agreement is hereby amended and restated as set forth below:
“Prior to the Closing Date, Parent will provide its stockholders with the opportunity to redeem their shares of Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less Taxes, upon the consummation of the Merger by conducting a tender offer for up to an amount not to exceed the number of shares set forth in the Maximum Tender Condition (the “Tender Offer”).”
          c. The fourth sentence of Section 5.6(a) of the Business Combination Agreement is hereby amended and restated as set forth below:
“The obligation of Parent to accept for payment shares of Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer shall be subject to (i) the condition (the “Maximum Tender Condition”) that no more than 500,000 shares of the Common Stock shall have been validly tendered and not properly withdrawn pursuant to and prior to the expiration of the Tender Offer and (ii) the satisfaction of each of the other conditions set forth in Annex A hereto.”
          5. Section 5.6(b) Tender Offer; Warrant Repurchase. Section 5.6(b) of the Business Combination Agreement is hereby amended and restated as set forth below:
“(b) Warrant Repurchase. On or prior to the Closing, Parent shall enter into warrant repurchase agreements with each of the Parent Founder, the Underwriter and each of Ladenburg Thalmann & Co. Inc., I-Bankers Securities Incorporated, Maxim Group LLC and Rodman & Renshaw, LLC (the “Underwriter Group”) pursuant to which Parent shall repurchase (i) up to 2,480,000 of the Sponsor Warrants on the 11th Business Day following the Expiration Date of the Tender Offer, and (ii) 1,020,000 Sponsor Warrants held by the Underwriter and 200,000 Sponsor Warrants held by the Underwriter Group on or about May 15, 2011, in each case for cash in an amount equal to One Dollar ($1.00) per Sponsor Warrant, and the only condition to the consummation of the such repurchases shall be that the Merger has been consummated and on such other terms reasonably satisfactory to Parent, the Members and the Company (collectively the “Warrant Repurchase Agreements”).”
          6. Section 5.13 Directors and Officers of Parent After Closing. Section 5.13 of the Business Combination Agreement is hereby amended and restated as set forth below:
“5.13 Directors and Officers of Parent After Closing. To the extent that no amendment to Parent’s certificate of incorporation or any stockholder vote shall be required, Parent shall take all necessary action, including causing directors to resign, so that five persons (or such greater amount as the Members reasonably determine in order to satisfy any applicable independence requirements of the SEC and/ or the listing rules of any applicable stock exchange, including without limitation, the NASDAQ) to be designated by the Members (at least two of whom shall be independent under the applicable rules of the SEC and the applicable stock exchange) (the “New Directors”) are appointed or elected, as applicable, to the positions of directors of Parent in classes as designated by the Members to serve in such positions as of the Closing and such

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directors shall constitute the entire board, and so that persons to be designated by the Members are appointed or elected, as applicable, to the positions of officers of Parent (the “Officers”) and to serve in such positions as of the Effective Time.”
          7. Section 5.17 Trust Account. Section 5.17 of the Business Combination Agreement is hereby amended and restated as set forth below:
“Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and Section 3.17 hereof and (i) the Cash Consideration to the Members in accordance with this Agreement, (ii) all amounts payable to stockholders of Parent holding shares of Common Stock sold in Parent’s IPO or otherwise who shall have validly tendered and not properly withdrawn their shares of Common Stock in the Tender Offer upon acceptance by Parent of such shares in respect of the Aggregate Tender Consideration, (iii) the Warrant Reserve Amount to Parent, (iv) the Deferred Underwriting Amount to the Underwriter, (iv) the Expenses to the third parties to which they are owed (except for the Deferred Expenses (as defined below)), and (v) the remaining monies in the Trust Fund to the Surviving Company in respect of the Capital Contribution.”
          8. Section 6.1(a) Conditions to Each Party’s Obligations. Section 6.1(a) of the Business Combination Agreement is hereby amended and restated as set forth below:
“(a) Tender Offer. The Tender Offer shall have been conducted in accordance with Section 5.6 and Parent shall have accepted the shares of Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer and no more than 500,000 shares of the Common Stock shall have been validly tendered and not properly withdrawn prior to the expiration of the Tender Offer.”
          9. Section 6.1(b) Conditions to Each Party’s Obligations. Section 6.1(b) of the Business Combination Agreement is hereby amended and restated as set forth below:
“(b) Capital Contribution and Warrant Repurchase Reserve. Following distributions in accordance with and required by Sections 1.1(e), 3.17(a), 5.17 and 7.3 (not taking into account the Deferred Expenses) and after giving effect to the payment from the Trust Account by Parent of (i) the Cash Consideration, (ii) the Aggregate Tender Consideration, (iii) the Deferred Underwriter Amount, (iv) the Regulatory Fees and (v) the Combined Transaction Expenses (other than the Expenses for which payment has been deferred until after Closing as the result of agreements between Parent and the Persons who are owed such Expenses in an amount not to exceed $718,421 (the “Deferred Expenses”)), there shall be available for distribution from the Trust Account upon the Effective Time an amount no less than (A) Fifteen Million Dollars ($15,000,000) to be paid to the Surviving Company in respect of the Capital Contribution to fund the Surviving Company’s future working capital needs plus (B) the Warrant Reserve Amount.”
          10. Section 6.3(p) Conditions to Obligations of the Company and the Members. The following clause (p) is added to Section 6.3 of the Business Combination Agreement:

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“(p) Warrant Repurchase Agreements. The Members shall have received the Warrant Repurchase Agreements, duly executed by each of Parent, on the one hand, and the Parent Founder, the Underwriter and the other members of the Underwriter Group, respectively, on the other hand, and such Warrant Repurchase Agreements shall be in full force and effect force as of the Effective Time in accordance with their respective terms.”
          11. Section 7.1(k) Termination. Section 7.1(k) of the Business Combination Agreement is hereby deleted in its entirety.
          12. Section 7.3 Fees and Expenses. The last sentence of Section 7.3 of the Business Combination Agreement is hereby amended and restated as set forth below:
“In the event [A] this Agreement is terminated (i) by the Company pursuant to Section 7.1(b) (Drop Dead Date), (ii) by the Company or by Parent pursuant to Section 7.1(c) (Mutual Closing Conditions) either (x) as a result of the failure to satisfy the conditions set forth in Sections 6.1(a) (Tender Offer), 6.1(b) (Capital Contribution and Warrant Repurchase Reserve) or 6.1(c) (Antitrust Laws), or (y) as a result of the failure to satisfy the conditions set forth in Sections 6.1(g) (Escrow Agreement) or 6.1(h) (Certificate of Designation), unless such failure was due to the Company’s and/ or a Member’s failure to comply with their respective obligations pursuant to Sections 5.2, 5.6 and/ or 5.12 or to deliver any requisite counterparts contemplated by such conditions, (iii) by the Company pursuant to Section 7.1(d) (Governmental Order) to the extent Parent is in breach of its obligations pursuant to Section 5.2 as it relates to the relevant Order or Action, (iv) by the Company pursuant to Section 7.1(f) (Terminating Parent Breach), (v) by Parent pursuant to Section 7.1(g) (Parent Closing Conditions) as a result of the failure to satisfy the conditions set forth in Section 6.2(f) (LLC Agreement), Section 6.2(h) (Lock Up Agreements), Section 6.2(i) (Employment Agreements), Section 6.2(j) (Exchange and Support Agreement), Section 6.2(k) (Tax Agreement), or Section 6.2(l) (Registration Rights Agreement) unless such failure was due to the Company’s and/ or a Member’s failure to comply with their respective obligations pursuant to Section 5.12 or to deliver any requisite counterparts contemplated by such conditions, (vi) by the Company pursuant to Section 7.1(h) (Company Closing Conditions), or (vii) by Company or Parent pursuant to Section 7.1(i) (Acquisition Proposal), and [B] Parent subsequently consummates a Business Combination with any Person other than the Company, Parent shall reimburse the Company for its documented and reasonable legal expenses the Company incurred up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate (the “Maximum Recovery Amount”).”
          13. Company Disclosure Schedules. The Company Disclosure Schedules to the Business Combination Agreement are amended and restated in their entirety and are attached as Exhibit A hereto.
          14. Annex A. Annex A to the Business Combination Agreement is hereby amended and restated in its entirety as set forth in Exhibit B attached hereto.
     B. Miscellaneous. This Amendment, the Business Combination Agreement (including the documents or instruments referred to herein, including any exhibits attached thereto and the Disclosure Schedules referred to therein, which exhibits and Disclosure

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Schedules are incorporated therein by reference) and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understanding, oral or written, with respect to such subject matters. Except as specifically amended hereby, the Business Combination Agreement, as amended by that certain Amendment to Business Combination Agreement, dated February 18, 2011, shall remain in full force and effect. The terms and provisions of Article IX of the Business Combination Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

57TH STREET GENERAL ACQUISITION CORP.

By:	/s/ Mark Klein
Name: Mark Klein
Title: Chief Executive Officer

57TH STREET MERGER SUB LLC

By:	/s/ Mark Klein
Name: Mark Klein
Title: Manager

CRUMBS HOLDINGS LLC

By:	/s/ Jason Bauer
Name: Jason Bauer
Title: Chief Executive Officer

MEMBERS:

/s/ Jason Bauer
Jason Bauer

/s/ Mia Bauer
Mia Bauer

/s/ Victor Bauer
Victor Bauer

CRUMBS, INC.

By:	/s/ Jason Bauer
Name: Jason Bauer
Title: President

EHL HOLDINGS LLC

By:	/s/ Edwin Lewis
Name: Edwin Lewis
Title: Chairman

/s/ John D. Ireland
John D. Ireland

MEMBER REPRESENTATIVES:

/s/ Jason Bauer
Jason Bauer

/s/ Edwin Lewis
Edwin Lewis

Annex A

Conditions to the Tender Offer
     Reference is made to the Business Combination Agreement, dated as of January 9, 2011 as amended as of February 18, 2011 and as of March 17, 2011 (the “Agreement”), among 57th Street General Acquisition Corp., a Delaware corporation (“Parent”), 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), the members of the Company as set forth on the signature page hereto (each a “Member” and, collectively, the “Members”), and the representatives of the Company and the Members (the “Member Representatives”). Capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement. Notwithstanding any other provisions of the Tender Offer, and in addition to (and not in limitation of) the rights and obligations of Parent to extend, terminate and/or modify the Tender Offer (subject to the terms and conditions of the Agreement), Parent (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Parent to pay for or return tendered Common Stock promptly after termination or withdrawal of either of the Tender Offer)), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Common Stock and (ii) may terminate or amend the Tender Offer as to Common Stock not then paid for, in the event that at the then-scheduled Initial Expiration Date (as it may be extended pursuant to Section 5.6 of the Agreement) or immediately prior to such payment, (A) the Maximum Tender Condition shall not have been satisfied, or (B) any of the following shall have occurred:
     (a) the Merger, in Parent’s reasonable judgment, is not capable of being consummated contemporaneously with the Tender Offer, but in no event later than three business days after the expiration of the Tender Offer;
     (b) the Agreement shall have been terminated in accordance with its terms; or
     (c) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred.
     The foregoing conditions are for the sole benefit of Parent and, subject to the terms and conditions of the Agreement, may be waived by Parent, in whole or in part at any time and from time to time in the sole discretion of Parent. The failure or delay by Parent at any time to exercise any of the foregoing rights shall not operate as a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT 57TH STREET BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

57th Street General Acquisition Corp.
590 Madison Avenue, 35th Floor
New York, New York 10022
Attn: Mark D. Klein, President and CEO
Tel: (212) 409-2434

The Depositary for the Offer is:

Continental Stock Transfer & Trust Co.
Attn: Reorganization Dept.
17 Battery Place, 8th Floor
New York, NY 10004

By Facsimile (for Eligible Institutions only) (212) 616-7610	Confirm Receipt of Facsimile by Telephone: (212) 509-4000 ext. 536

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer at the telephone numbers and e-mail addresses set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:
Morrow & Co., LLC
470 West Avenue, 3rd Floor,
Stamford, CT 06902
Telephone: (800) 607-0088
Banks and brokerage firms: (203) 658-9400
Amended and Restated
Offer To Purchase Dated March 18, 2011